As filed with the Securities and Exchange Commission on December 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT MATERIALS, LLC

SUMMIT MATERIALS FINANCE CORP.

(Exact name of registrant issuers as specified in their respective charters)

SEE TABLE OF REGISTRANT GUARANTORS

Delaware	1400	26-4138486
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

(303) 893-0012

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Anne Lee Benedict, Esq.

Chief Legal Officer

Summit Materials, LLC

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

(303) 893-0012

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Edgar J. Lewandowski, Esq.

Edward P. Tolley III, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
6.125% Senior Notes due 2023	$300,000,000	100%	$300,000,000	$30,210
Guarantees of the 6.125% Senior Notes due 2023(2)	N/A(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for table of registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Primary Standard Industrial Classification Code Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant Guarantor’s Principal Executive Offices
Elam Construction, Inc.	Colorado	84-0484380	1400	556 Struthers Avenue, Grand Junction, CO 81501
Alleyton Resource Company, LLC	Delaware	72-1571321	1400	7555 FM 762 Road, Richmond, TX 77469
Alleyton Services Company, LLC	Delaware	46-4734112	1400	7555 FM 762 Road, Richmond, TX 77469
Austin Materials, LLC	Delaware	45-2840524	1400	9020 N. Capital of Texas Highway, Suite 250, Austin, TX 78759
Continental Cement Company, L.L.C.	Delaware	27-2594654	3241	14755 North Outer Forth Drive #514, Chesterfield, MO 63017
Kilgore Companies, LLC	Delaware	27-2910651	1400	7057 West 2100 South, West Valley, UT 84128
RK Hall, LLC	Delaware	27-3722217	1600	2810 NW Loop 286, Paris, TX 75460
Summit Materials Corporations I, Inc.	Delaware	27-5206889	1400	1550 Wynkoop Street, 3rd Floor, Denver, CO 80202
Summit Materials Holdings II, LLC	Delaware	27-2606667	3241	1550 Wynkoop Street, 3rd Floor, Denver, CO 80202
Summit Materials International, LLC	Delaware	38-3937065	1400	1550 Wynkoop Street, 3rd Floor, Denver, CO 80202
Concrete Supply of Topeka, Inc.	Kansas	48-0976954	3273	2500 SW East Circle Drive North, Topeka, KS 66606
Cornejo & Sons, L.L.C.	Kansas	27-2336713	1600	2060 E. Tulsa, Wichita, KS 67216
Hamm, Inc.	Kansas	48-1243726	1400	609 Perry Place, Perry, KS 66073
N.R. Hamm Contractor, LLC	Kansas	48-0581200	1600	609 Perry Place, Perry, KS 66073
N.R. Hamm Quarry, LLC	Kansas	48-0581201	1400	609 Perry Place, Perry, KS 66073
Penny’s Concrete and Ready Mix, LLC	Kansas	48-1144815	3273	23400 W. 82nd Street, Shawnee Mission, KS 66227
Bourbon Limestone Company	Kentucky	61-0592947	1400	395 North Middletown Rd, Paris, KY 40361
Hinkle Contracting Company, LLC	Kentucky	61-0725598	1400	395 North Middletown Rd, Paris, KY 40361
Con-Agg of MO, L.L.C.	Missouri	43-1765061	3273	2604 N Stadium Blvd, Columbia, MO 65202
Green America Recycling, LLC	Missouri	20-4753615	4955	10107 Highway 79, Hannibal, MO 63401
Buckhorn Materials, LLC	South Carolina	20-5771962	1400	3410 Hwy 601 South, Jefferson, SC 29718
Colorado County Sand & Gravel Co., L.L.C.	Texas	61-1410271	1400	7555 FM 762 Road, Richmond, TX 77469
Industrial Asphalt, LLC	Texas	74-2766027	1600	16409 Bratton Lane, Austin, TX 78728
SCS Materials, LLC	Texas	20-1932670	1600	2810 NW Loop 286, Paris, TX 75460
Troy Vines, Incorporated	Texas	75-1655979	3273	2817 Rankin Hwy, Midland, TX 79706
B&B Resources, Inc.	Utah	87-0490366	1600	7057 West 2100 South, West Valley, UT 84128
Kilgore Partners L.P.	Utah	47-2636234	1400	7057 W. 2100 South, Magna, UT 84044
LeGrand Johnson Construction Co.	Utah	87-6119845	1400	1000 S. Main Street, Logan, UT 84321
Lewis & Lewis Inc.	Wyoming	83-0254577	1400	370 Blairtown Road, Rock Springs, WY 82902

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 11, 2015

PRELIMINARY PROSPECTUS

SUMMIT MATERIALS, LLC

SUMMIT MATERIALS FINANCE CORP.

Offer to Exchange (the “exchange offer”)

$300,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all outstanding 6.125% Senior Notes due 2023 issued on November 19, 2015 (the “outstanding notes” and, together with the exchange notes, the “notes”).

On July 8, 2015, we issued $350,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 (the “existing notes”). The notes and the existing notes have identical terms and are treated as a single class for all purposes under the indenture governing the notes and the existing notes. The existing notes are freely tradable as a result of a registered exchange offer that was consummated on September 9, 2015. Any exchange notes or any notes that otherwise become freely tradable are expected to trade under the same CUSIP with the existing notes that were part of registered exchange offer consummated in September 2015.

The exchange notes will be joint and several obligations of Summit Materials, LLC and Summit Materials Finance Corp. and will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by all of our existing and future wholly-owned domestic restricted subsidiaries that guarantee indebtedness under our existing senior secured credit facilities, the existing notes and the outstanding notes.

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradable exchange notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2016, which is the 21st business day after the date of this prospectus, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of the outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should carefully consider the “Risk Factors” beginning on page 23 of this prospectus before participating in the exchange offer.

Each broker dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making activities or other trading activities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

MARKET DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

CERTAIN DEFINITIONS

As used in this prospectus, unless otherwise noted or the context otherwise requires:

•	“we,” “our,” “us” and the “Company” refer to Summit Materials, LLC and its subsidiaries as a combined entity, including Summit Materials Finance Corp. (“Finance Corp.”), an indirect wholly-owned subsidiary of Summit Materials and the co-issuer of the notes;

•	“Summit Materials” refers only to Summit Materials, LLC;

•	“Summit Holdings” refers only to Summit Materials Holdings L.P., our indirect parent entity;

•	“Summit Inc.” refers only to Summit Materials, Inc., the general partner of Summit Holdings;

•	the “Issuers” refers to Summit Materials and Finance Corp. as co-issuers of the outstanding notes, the existing notes and the 10 1⁄2% senior notes due 2020 (the “2020 notes”) but not to any of their subsidiaries;

•	“Continental Cement” refers to Continental Cement Company, L.L.C.;

•	“Cornejo” refers collectively to Cornejo & Sons, L.L.C., C&S Group, Inc., Concrete Materials Company of Kansas, LLC and Cornejo Materials, Inc.;

•	“Harper Contracting” refers collectively to substantially all the assets of Harper Contracting, Inc., Harper Sand and Gravel, Inc., Harper Excavating, Inc., Harper Ready Mix Company, Inc. and Harper Investments, Inc.;

•	“Altaview Concrete” refers collectively to Altaview Concrete, LLC, Peak Construction Materials, LLC, Peak Management, L.C. and Wasatch Concrete Pumping, LLC;

•	“RK Hall” refers collectively to R.K. Hall Construction, Ltd., RHMB Capital, L.L.C., Hall Materials, Ltd., B&H Contracting, L.P. and RKH Capital, L.L.C.;

•	“B&B” refers collectively to B&B Resources, Inc., Valley Ready Mix, Inc. and Salt Lake Sand & Gravel, Inc.;

•	“Industrial Asphalt” refers collectively to Industrial Asphalt, LLC, Asphalt Paving Company of Austin, LLC, KBDJ, L.P. and all the assets of Apache Materials Transport, Inc.;

•	“Ramming Paving” refers collectively to J.D. Ramming Paving Co., LLC, RTI Hot Mix, LLC, RTI Equipment Co., LLC and Ramming Transportation Co., LLC;

•	“Lafarge” refers to Lafarge North America Inc.;

•	“Westroc” refers to Westroc, LLC;

•	“Alleyton” refers collectively to Alleyton Resource Company, LLC, Alcomat, LLC and Alleyton Services Company, LLC, formerly known as Alleyton Resource Corporation, Colorado Gulf, LP and certain assets of Barten Shepard Investments, LP;

•	“Troy Vines” refers to Troy Vines, Incorporated;

•	“Buckhorn Materials” refers to Buckhorn Materials, LLC, which is the surviving entity from the acquisition of Buckhorn Materials, LLC and Construction Materials Group LLC;

•	“Canyon Redi-Mix” refers collectively to Canyon Redi-Mix, Inc. and CRM Mixers LP;

•	“Mainland” refers to Mainland Sand & Gravel ULC, which is the surviving entity from the acquisition of Rock Head Holdings Ltd., B.I.M Holdings Ltd., Carlson Ventures Ltd., Mainland Sand and Gravel Ltd. and Jamieson Quarries Ltd.;

•	“Southwest Ready Mix” refers to Southwest Ready Mix, LLC;

•	“Colorado County S&G” refers to Colorado County Sand & Gravel Co., L.L.C., which is the surviving entity from the acquisition of Colorado County Sand & Gravel Co., L.L.C, M & M Gravel Sales, Inc., Marek Materials Co. Operating, Ltd. and Marek Materials Co., L.L.C.;

•	“Concrete Supply” refers to Concrete Supply of Topeka, Inc., Penny’s Concrete and Ready Mix, L.L.C. and Builders Choice Concrete Company of Missouri, L.L.C.;

•	“Lewis & Lewis” refers to Lewis & Lewis, Inc.;

•	“Davenport Assets” and the “Lafarge Target Business” refer to a cement plant and quarry in Davenport, Iowa (the “Davenport Plant”) and seven cement distribution terminals along the Mississippi River (the “Davenport Terminals”);

•	“LeGrand” refers to LeGrand Johnson Construction Co.;

•	“Blackstone” refers to investment funds associated with or designated by The Blackstone Group L.P. and its affiliates;

•	“Silverhawk” refers to certain investment funds affiliated with Silverhawk Summit, L.P.;

•	“Sponsors” refers to Blackstone and Silverhawk;

•	the “board” and the “directors” refer to the board and the directors of Summit Inc. following its initial public offering (“IPO”) and to the board and the directors of the general partner of Summit Holdings prior to Summit Inc.’s IPO;

•	“executive officers,” “named executive officers” and “NEOs” refer to Summit Inc.’s executives following the IPO and to Summit Materials’ executives prior to the IPO (such executives who serve in substantially the same capacities for both entities and all of whom are compensated for services performed for both entities); and

•	“we,” “us” and “our” in context of the compensation programs and decisions refer to the compensation programs and decisions that apply to both Summit Inc. and Summit Materials.

Defined terms above that relate to our completed acquisitions are in chronological order. See “Business—Acquisition History” for a table of acquisitions we have completed since August 2009.

The private offering of the outstanding notes and the use of proceeds therefrom, the redemption of $288.2 million of 2020 notes that occurred in April 2015, the completion of Summit Inc.’s IPO in March 2015, the issuance of $300.0 million of the existing notes in July 2015, the $650.0 million senior secured incremental term loan facility that was entered into in connection with the Davenport Acquisition and borrowings under and repayment of our old credit facility, the redemption of $186.0 million of 2020 notes that occurred in August 2015, the consummation and funding of the Davenport Acquisition in July and August 2015, the completion of the follow-on offering of 22,425,000 shares of Summit Inc.’s Class A common stock in August 2015 (“August 2015 Follow-on Offering”) and the payment of related fees and expenses are collectively referred to in this prospectus as the “Transactions.”

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before participating in the exchange offer.

Our Company

We are one of the fastest growing construction materials companies in the United States, with a 197% increase in revenue between the year ended December 31, 2010 and the year ended December 27, 2014, as compared to an average increase of approximately 38% in revenue reported by our competitors over the same period. Our materials include aggregates, which we supply across the country, with a focus on Texas, Kansas, Kentucky, Utah and Missouri, and cement, which we supply primarily in Missouri, Iowa and along the Mississippi River. Within our markets, we offer customers a single-source provider for construction materials and related downstream products through our vertical integration. In addition to supplying aggregates to customers, we use our materials internally to produce ready-mixed concrete and asphalt paving mix, which may be sold externally or used in our paving and related services businesses. Our vertical integration creates opportunities to increase aggregates volumes, optimize margin at each stage of production and provide customers with efficiency gains, convenience and reliability, which we believe gives us a competitive advantage.

Since our first acquisition more than six years ago, we have rapidly become a major participant in the U.S. construction materials industry. We believe that, by volume, we are a top 10 aggregates supplier, a top 15 cement producer and a major producer of ready-mixed concrete and asphalt paving mix. Our revenue in 2014 and the nine months ended September 26, 2015 was $1.2 billion and $1.0 billion, respectively, with net losses for the same periods of $6.3 million and $45.4 million, respectively. Our proven and probable aggregates reserves were 2.1 billion tons as of September 26, 2015. In the twelve months ended September 26, 2015 we sold 31.7 million tons of aggregates, 1.4 million tons of cement, 3.3 million cubic yards of ready-mixed concrete and 4.4 million tons of asphalt paving mix across our more than 200 sites and plants.

Our rapid growth achieved over the last six years has been due in large part to our acquisitions, which we funded with equity and debt financing. During this period, we witnessed a cyclical decline and slow recovery in the private construction market and nominal growth in public infrastructure spending. However, the private construction market is beginning to rebound, which we believe signals the outset of a strong growth period in our industry and end markets. We believe we are well positioned to capitalize on this anticipated recovery to grow our business and reduce our leverage over time. As of September 26, 2015, our total indebtedness was approximately $1,260.8 million, or $1,407.0 million after giving effect to the private offering of the outstanding notes and the use of proceeds therefrom.

The private construction market includes residential and nonresidential new construction and the repair and remodel market. According to the Portland Cement Association (“PCA”), the number of total housing starts in the United States, a leading indicator for our residential business, is expected to grow 40% from 2015 to 2019. In addition, the PCA projects that spending in private nonresidential construction will grow 26% over the same period. The private construction market represented 56% of our revenue in both the year ended December 27, 2014 and the nine months ended September 26, 2015.

Public infrastructure, which includes spending by federal, state and local governments for roads, highways, bridges, airports and other public infrastructure projects, has been a relatively stable portion of government budgets providing consistent demand to our industry and is projected by the PCA to grow approximately 12% from 2014 to 2017. With the nation’s infrastructure aging, we expect U.S. infrastructure spending to grow over the long term, and we believe we are well positioned to capitalize on any such increase. Despite this projected growth, we do not believe it will be consistent across the United States, but will instead be concentrated in certain regions. The public infrastructure market represented 44% of our revenue in both the year ended December 27, 2014 and the nine months ended September 26, 2015.

In addition to the anticipated growth in our end markets, we expect higher volume and pricing in our core product categories. The PCA estimates that cement consumption will increase approximately 15% from 2014 to 2017, reflecting rising demand in the major end markets. At the same time, we believe that cement pricing will be driven higher by tightening production capacity in the United States, where the PCA projects consumption will exceed domestic cement capacity by 2017 driven by both increasing demand and by capacity constraints arising from the U.S. Environmental Protection Agency’s (“EPA”) National Emission Standards for Hazardous Air Pollutants (“NESHAP”) regulation for Portland Cement Plants (“PC-MACT”), with which compliance was required in September 2015, notwithstanding certain extensions granted to individual cement plants to September 2016.

Historically, we have sought to supplement organic growth potential with acquisitions, by strategically targeting attractive, new markets or expanding in existing markets. We consider population trends, employment rates, competitive landscape, private construction outlook, public funding and various other factors prior to entering a new market. In addition to analyzing macroeconomic data, we seek to establish a top position in our local markets, which we believe supports sustainable organic growth and attractive returns. This positioning provides local economies of scale and synergies, which benefit our pricing, costs and profitability. We believe that each of our operating companies has a top three market share position in its local market.

Our acquisition strategy, to date, has helped us to achieve scale and rapid growth, and we believe that significant opportunities remain for growth through acquisitions. We estimate that approximately 65% of the U.S. construction materials market is privately owned. From this group, our senior management team maintains contact with over 300 private companies. These long-standing relationships, cultivated over decades, have been the primary source for our past acquisitions and, we believe, will be a key driver of our future growth. We believe the value proposition we offer to potential sellers has made us a buyer of choice and has enabled us to largely avoid competitive auctions and instead negotiate directly with sellers at attractive valuations.

Our Regional Platforms

We operate in 19 U.S. states and in British Columbia, Canada and currently have assets in 18 U.S. states and in British Columbia, Canada through our three regional platforms that make up our operating segments: West; Central; and East. Each of our operating businesses has its own management team that, in turn, reports to a regional president who is responsible for overseeing the operating businesses, developing growth opportunities, implementing best practices and integrating acquired businesses. Acquisitions are an important element of our strategy, as we seek to enhance value through increased scale and cost savings within local markets.

West Region. Our West region includes operations in Texas, the Mountain states of Utah, Colorado, Idaho and Wyoming and in British Columbia, Canada. We supply aggregates, ready-mixed concrete, asphalt paving mix and paving and related services in the West region. As of September 26, 2015, the West region controlled approximately 0.7 billion tons of proven and probable aggregates reserves and $423.0 million of net property, plant and equipment and inventories (“hard assets”). During the year ended December 27, 2014, approximately 55% of our revenue and approximately 49% of our Adjusted EBITDA, excluding corporate charges, were generated in the West region. In 2014, we expanded the West region’s operations with key acquisitions providing significant growth in Texas as well as the establishment of a new platform in British Columbia, Canada.

Central Region. Our Central region extends across the Midwestern United States, most notably in Kansas, Missouri, Nebraska, Iowa and along the Mississippi River, where we supply aggregates, cement, ready-mixed concrete, asphalt paving mix and paving and related services. As of September 26, 2015, the Central region controlled approximately 1.0 billion tons of proven and probable aggregates reserves, approximately 0.5 billion of which serve its cement business, and $824.4 million of hard assets. During the year ended December 27, 2014, approximately 33% of our revenue and approximately 42% of our Adjusted EBITDA, excluding corporate charges, were generated in the Central region.

Our cement business consists of our Hannibal, Missouri and Davenport, Iowa cement plants and eight distribution terminals along the Mississippi River from Minnesota to Louisiana. The Hannibal, Missouri plant was commissioned in 2008 and is a highly efficient, technologically advanced, integrated manufacturing and distribution system strategically located 100 miles north of St. Louis along the Mississippi River. We utilize an on-site solid and liquid waste fuel processing facility, which can reduce the plant’s fuel costs by up to 50% and is one of only 12 facilities in the United States with such capabilities. In July 2015, we acquired the cement plant in Davenport, Iowa and seven distribution terminals along the Mississippi River. The Davenport cement plant primarily serves markets in Missouri, Iowa and along the Mississippi River. Our production capacity approximately doubled with the acquisition of the Davenport Assets. See “—The Davenport Acquisition.”

East Region. Our East region serves markets in Kentucky, South Carolina, North Carolina, Tennessee and Virginia, where we supply aggregates, asphalt paving mix and paving and related services. As of September 26, 2015, the East region controlled approximately 0.4 billion tons of proven and probable aggregates reserves and $157.4 million of hard assets. During the year ended December 27, 2014, approximately 12% of our revenue and approximately 9% of our Adjusted EBITDA, excluding corporate charges, were generated in the East region.

Summary Regional Data

(as of September 26, 2015)

	West	Central		East	Total
Aggregates Details:
Tonnage of Reserves (thousands of tons):
Hard Rock	329,617	923,347		429,613	1,682,576
Sand and Gravel	382,565	75,239		4,117	461,921

Total Tonnage of Reserves (thousands of tons)	712,182	998,586		433,730	2,144,497
Annual Production Capacity (thousands of tons)	23,883	4,486		5,040	33,409
Average Years Until Depletion(1)	30	223		86	64
Ownership Details:
Owned	34%	71%		38%	52%
Leased	66%	29%		62%	48%
Aggregate Producing Sites	60	61		24	145
Ready-Mix Plants	44	23		—	67
Asphalt Plants	22	5		14	41

Primary States and Provinces:	Texas	Kansas		Kentucky
	Utah	Missouri		South Carolina
	Colorado	Iowa		North Carolina
	Idaho	Nebraska		Tennessee
	Wyoming	Illinois		Virginia
	Oklahoma	Minnesota
	British Columbia	Wisconsin
		Louisiana

Primary Markets:	Houston, TX	Wichita, KS		Lexington, KY
	Austin, TX	Kansas City, KS		Louisville, KY
	San Antonio, TX	Topeka, KS		Bowling Green, KY
	Midland, TX	Manhattan, KS		Elizabethtown, KY
	Dallas, TX	Lawrence, KS		Charlotte, NC
	Amarillo, TX	Columbia, MO
	Longview, TX	St. Louis, MO	(2)
	Texarkana, TX	New Orleans, LA	(2)
	Denison, TX	Memphis, TN	(2)
	Salt Lake City, UT	Minneapolis/St. Paul, MN	(2)
	Grand Junction, CO	Davenport, IA	(2)
	British Columbia, Canada	Lacrosse, WI	(2)
		Hannibal, MO	(2)

Products Produced:	Aggregates	Aggregates		Aggregates
	Ready-Mixed concrete	Cement		Asphalt
	Asphalt	Ready-Mixed concrete
		Asphalt

Revenue by End Market for Year ended December 27, 2014:
Residential and Nonresidential	67%	55%		10%	56%
Public	33%	45%		90%	44%

(1)	Calculated based on total reserves divided by our average of 2013 and 2014 annual production.
(2)	Cement-only market.

Our Competitive Strengths

Leading market positions. We believe each of our operating companies has a top three market share position in its local market area achieved through their respective, extensive operating histories, averaging over 35 years. We believe we are a top 10 supplier of aggregates, a top 15 producer of cement and a major producer of ready-mixed concrete and asphalt paving mix in the United States by volume. We focus on acquiring companies that have leading local market positions in aggregates, which we seek to enhance by building scale with other local aggregates and downstream products and services. The construction materials industry is highly local in nature due to transportation costs from the high weight-to-value ratio of the products. Given this dynamic, we believe achieving local market scale provides a competitive advantage that drives growth and profitability for our business. We believe that our ability to prudently acquire, improve and rapidly integrate multiple businesses has enabled, and will continue to enable, us to become market leaders.

Operations positioned to benefit from attractive industry fundamentals. We believe the construction materials industry has attractive fundamentals, characterized by high barriers to entry and a stable competitive environment in the majority of markets. Barriers to entry are created by scarcity of raw material resources, limited efficient distribution range, asset intensity of equipment, land required for quarry operations and a time-consuming and complex regulatory and permitting process. According to the April 2014 U.S. Geological Survey, aggregates pricing in the United States had increased in 65 of the previous 70 years, with growth accelerating since 2002 as continuing resource scarcity in the industry has led companies to focus increasingly on improved pricing strategies.

One significant factor that allows for pricing growth in periods of volume declines is that aggregates and asphalt paving mix have significant exposure to public road construction, which has demonstrated growth over the past 30 years, even during times of broader economic weakness. The majority of public road construction spending is funded at the state level through the states’ respective departments of transportation. The five key states in which we operate (Texas, Kansas, Kentucky, Utah and Missouri) have funds with certain constitutional protections for revenue sources dedicated for transportation projects. These dedicated, earmarked funding sources limit the negative effect current state deficits may have on public spending. As a result, we believe our business’ profitability is significantly more stable than most other building product subsectors.

Vertically-integrated business model. We generate revenue across a spectrum of related products and services. We internally supply approximately 80% of the aggregates used in the ready-mixed concrete and asphalt paving mixes that we produce and the asphalt paving mix that our paving crews lay. Our vertically-integrated business model enables us to operate as a single source provider of materials and paving and related services, creating cost, convenience and reliability advantages for our customers, while at the same time creating significant cross-marketing opportunities among our interrelated businesses. We believe this creates opportunities to increase aggregates volumes, optimize margin at each stage of production, foster more stable demand for aggregates through a captive demand outlet, create a competitive advantage through the efficiency gains, convenience and reliability provided to customers and enhance our acquisition strategy by allowing a greater range of target companies.

Attractive diversity, scale and product portfolio. Our three regional platforms operate across 19 U.S. states and British Columbia, Canada in 33 metropolitan statistical areas. Between the year ended December 31, 2010 and the twelve months ended September 26, 2015, we grew our revenue by 237% and brought substantial additional scale and geographic diversity to our operations. A combination of increased scale and vertical integration enabled us to improve profitability with Adjusted EBITDA margins increasing 490 basis points from the year ended December 31, 2010 to the twelve months ended September 26, 2015. In the twelve months ended September 26, 2015, 95% of EBITDA was derived from materials and products, with 61% coming from materials, 34% from products and the remaining 5% of EBITDA being derived from services. We have approximately 2.1 billion tons of proven and probable aggregates reserves serving our aggregates and cement business. Assuming production rates in future years are equal to those in 2014, we estimate that the useful life of our proven and probable reserves serving our aggregates and cement businesses are approximately 70 years and 300 years, respectively.

Our dry process cement plant in Hannibal, Missouri was commissioned in 2008 and our Davenport, Iowa plant was commissioned in 1981. These large capacity cement plants have technologically advanced manufacturing capabilities. According to PCA forecasts, consumption of cement in the United States is expected to exceed production capacity by the year 2017, creating opportunities for existing cement plants. Our plants are strategically located on the Mississippi River and, consequently, in 2014, approximately 58% and 32% of cement sold from the Hannibal and Davenport plants, respectively, was shipped by barge, which is generally more cost-effective than truck transport.

Proven ability to incorporate new acquisitions and grow businesses. Since July 2009, we have acquired 37 companies, successfully integrating the businesses into three regions through the implementation of operational improvements, industry-proven information technology systems, a comprehensive safety program and best in class management programs. A typical acquisition generally involves retaining the local management team of the acquired business, maintaining operational decisions at the local level and providing strategic insights and leadership directed by Tom Hill, our President and Chief Executive Officer, a 30-year industry veteran. These acquisitions have helped us achieve significant revenue growth, from $0.4 billion in 2010 to $1.2 billion in 2014.

Experienced and proven leadership driving organic growth and acquisition strategy. Our management team, led by Mr. Hill, has a proven track record of creating value. In addition to Mr. Hill, our management team, including corporate and regional operations managers, corporate development, finance executives and other heavy side industry operators, has extensive experience in the industry. Our management team has a track record of executing and successfully integrating acquisitions in the sector. Mr. Hill and his team successfully executed a similar consolidation strategy at another company in the industry, where Mr. Hill led the integration of 173 acquisitions worth, in the aggregate, approximately $6.3 billion, taking the business from less than $0.3 billion to $7.4 billion in sales from 1992 to 2008.

Our Business Strategy

Capitalize on expected recovery in U.S. economy and construction markets. The residential and nonresidential markets are starting to show positive growth signs in varying degrees across our markets. The PCA forecasts total housing starts to accelerate to 1.58 million in the United States by 2019. The American Institute of Architects’ Consensus Construction Forecast projects nonresidential construction to grow 8.1% in 2015. We believe that we have sufficient exposure to the residential and nonresidential end markets to benefit from a potential recovery in all of our markets. In 2014, approximately 83% of our revenue was derived from Texas, Kansas, Kentucky, Utah and Missouri. Across these states, Department of Transportation (“DOT”) budgets grew a combined 9.8% from 2014 to 2015. Given the nation’s aging infrastructure and considering longstanding historical spending trends, we expect U.S. infrastructure investment to grow over time. We believe we are well positioned to capitalize on any such increase in investment.

Expand local positions in the most attractive markets through targeted capital investments and bolt-on acquisitions. We plan to expand our business through organic growth and bolt-on acquisitions in each of our local markets. Our acquisition strategy involves acquiring platforms that serve as the foundation for continued incremental and complementary growth via locally situated bolt-on acquisitions to these platforms. We believe that increased local market scale will drive profitable growth. Our existing platform of operations is expected to enable us to grow significantly as we expand in our existing markets. In pursuing our growth strategy, we believe that our balance sheet and liquidity position will enable us to acquire most of the bolt-on acquisitions and platforms that we seek to purchase, but we may also pursue larger acquisition transactions that may require us to raise additional equity capital and indebtedness. Consistent with this strategy, we regularly evaluate potential acquisition opportunities, including ones that would be significant to us. We cannot predict the timing of any contemplated transactions.

Drive profitable growth through strategic acquisitions. Our goal is to become a top-five U.S. construction materials company through the successful execution of our acquisition strategy and implementation of best practices to drive organic growth. Based on aggregates sales, in volumes, we believe that we are currently a top-ten player, which we achieved within five years of our first acquisition. We believe that the relative fragmentation of our industry creates an environment in which we can continue to acquire companies at attractive valuations and increase scale and diversity over time through strategic acquisitions in markets adjacent to our existing markets within the states where we currently operate, as well as into additional states as market and competitive conditions support further growth.

Enhance margins and free cash flow generation through implementation of operational improvements. Our management team includes individuals with decades of experience in our industry and proven success in integrating acquired businesses and organically growing operations. This experience represents a significant source of value to us that has driven Adjusted EBITDA margins up 490 basis points from the year ended December 31, 2010 to the twelve months ended September 26, 2015. These margin improvements are accomplished through proven profit optimization plans, leveraging information technology and financial systems to control costs, managing working capital, achieving scale-driven purchasing synergies and fixed overhead control and reduction. Our regional presidents, supported by our central operations, risk management and finance and information technology teams, drive the implementation of detailed and thorough profit optimization plans for each acquisition post close, which typically includes, among other things, implementation of a systematic pricing strategy and an equipment utilization analysis that assesses repair and maintenance spending, the health of each piece of equipment and a utilization review to ensure we are maximizing productivity and selling any pieces of equipment that are not needed in the business.

Leverage vertically-integrated and strategically located operations for growth. We believe that our vertical integration of construction materials, products and services is a significant competitive advantage that we will leverage to grow share in our existing markets and enter into new markets. A significant portion of materials used to produce our products and provide services to our customers is internally supplied, which enables us to operate as a single source provider of materials, products and paving and related services, creating cost, convenience and reliability advantages for our customers and enabling us to capture additional value throughout the supply chain, while at the same time creating significant cross-marketing opportunities among our interrelated businesses.

Our Industry

The U.S. construction materials industry is composed of four primary sectors: aggregates; cement; ready-mixed concrete; and asphalt paving mix. Each of these materials is widely used in most forms of construction activity. Participants in these sectors typically range from small, privately-held companies focused on a single material, product or market to multinational companies that offer a wide array of construction materials, products and related services. Competition is limited in part by the distance materials can be transported efficiently, resulting in predominantly local or regional operations.

Transportation infrastructure projects, driven by both federal and state funding programs, represent a significant share of the U.S. construction materials market. In addition to federal funding, highway construction and maintenance funding is also available through state, county and local agencies. Our five largest states by revenue (Texas, Kansas, Kentucky, Utah and Missouri, which represented approximately 34%, 19%, 11%, 10% and 9%, respectively, of our total revenue in 2014) each have funds whose revenue sources have certain constitutional protections and are dedicated for transportation projects.

Aggregates. Aggregates are key material components used in the production of cement, ready-mixed concrete and asphalt paving mixes for the residential, nonresidential and public infrastructure markets and are also widely used for various applications and products, such as road and building foundations, railroad ballast, erosion control, filtration, roofing granules and in solutions for snow and ice control. Generally extracted from the earth using surface or underground mining methods, aggregates are produced from natural deposits of various materials such as limestone, sand and gravel, granite and trap rock.

Aggregates represent an attractive market with high profit margins, high barriers to entry and increasing resource scarcity, which, as compared to construction services, leads to relatively stable profitability through economic cycles. Production is moderately capital intensive and access to well-placed reserves is important given high transport costs and environmental permitting restrictions. Markets are typically local due to high transport costs and are generally fragmented, with numerous participants operating in localized markets. The top players controlled approximately 30% of the national market in 2013. According to the August 2015 U.S. Geological Survey, the U.S. market for these products was estimated at approximately 2.4 billion tons in 2014, at a total market value of $20.2 billion. Relative to other construction materials, such as cement, aggregates consumption is more heavily weighted towards public infrastructure and maintenance and repair. However, the mix of end uses can vary widely by geographic location, based on the nature of construction activity in each market. Typically, three to six competitors comprise the majority market share of each local market because of the constraints around the availability of natural resources and transportation. Vertically-integrated players can have a competitive advantage by leveraging their aggregates for downstream operations, such as ready-mixed concrete, asphalt paving mix and paving and related services.

Cement. Portland cement, an industry term for the common cement in general use around the world, is the basic ingredient of concrete and is made from a combination of limestone, shale, clay, silica and iron ore. Together with water, cement creates the paste that binds the aggregates together when making concrete. Cement is an input for ready-mixed concrete and concrete products and commands significantly higher prices relative to aggregates, reflecting the more intensive capital investment required. Cement production in the United States is distributed among 107 production facilities located across 36 states and is a capital-intensive business with variable costs dominated by raw materials and energy required to fuel the kiln. Building new plants is challenging given the extensive permitting requirements and capital investment requirements. We estimate new plant construction costs in the United States to be approximately $250-300 per ton, not including costs for property or securing raw materials and the required distribution network. Assuming construction costs of $275 per ton, a 1.25 million ton facility, comparable to our Hannibal, Missouri cement plant’s potential annual capacity, would cost approximately $343.8 million to construct. Establishing a distribution network, such as the seven terminals included in the Davenport Assets, adds significant cost to a cement plant investment.

Ready-mixed concrete. Ready-mixed concrete is one of the most versatile and widely used materials in construction today. It is created through the combination of coarse and fine aggregates, which make up approximately 60 to 75% of the mix by volume, with water, various chemical admixtures and cement making up the remainder. Given the high weight-to-value ratio, delivery of ready-mixed concrete is typically limited to a one-hour haul from a production plant and is further limited by a 90 minute window in which newly-mixed concrete must be poured to maintain quality and performance. As a result of the transportation constraints, the ready-mixed concrete market is highly localized, with an estimated 5,500 ready-mixed concrete plants in the United States, according to the National Ready Mixed Concrete Association (the “NRMCA”). We participate selectively in ready-mixed concrete markets where we provide our own aggregates for production, which we believe provides us a competitive advantage.

Asphalt paving mix. Asphalt paving mix is the most common roadway material used today, covering 93% of the more than 2.6 million miles of paved roadways in the United States, according to the National Asphalt Pavement Association (“NAPA”). Major inputs include aggregates and liquid asphalt (the refined residue from the distillation process of crude oils by refineries). Given the significant aggregates component in asphalt paving mix (up to 95% by weight), local aggregates producers often participate in the asphalt paving mix business to secure captive demand for aggregates. Asphalt and paving is highly fragmented in the United States, with end markets skewed towards new road construction and maintenance and repair of roads. Barriers to entry include permit requirements, access to aggregates (where possible, asphalt plants are typically located at quarries) and access to liquid asphalt.

Corporate Structure

The following chart summarizes our organizational structure, equity ownership and our principal indebtedness as of the date of this prospectus. This chart is provided for illustrative purposes only and does not show all of our legal entities or all obligations of such entities.

(1)	Affiliates of Blackstone indirectly hold shares of Class B common stock of Summit Inc. that, as of the date of this prospectus, provide them with approximately 50.7% of the combined voting power of Summit Inc.’s outstanding Class A and Class B common stock.
(2)	Guarantor under the senior secured credit facilities, but not the existing notes or the outstanding notes.
(3)	Summit LLC and Finance Corp. are the issuers of the existing notes and the outstanding notes and Summit LLC is the borrower under our senior secured credit facilities. Finance Corp. was formed in December 2011 solely to act as co-issuer of the existing notes, the outstanding notes and other indebtedness, has no assets and does not conduct any operations.
(4)	See “Description of Other Indebtedness—Senior Secured Credit Facilities.”
(5)	The notes are not and will not be guaranteed by any of our existing or future non-wholly-owned subsidiaries or by any future foreign subsidiaries.

The Davenport Acquisition

On July 17, 2015, Continental Cement acquired the Davenport Assets for $450.0 million, subject to certain adjustments, plus Continental Cement’s Bettendorf, Iowa cement distribution terminal (the “Bettendorf Terminal”) (the “Davenport Acquisition”). Of the purchase price, $370.0 million was paid at closing and $80.0 million (the “Deferred Purchase Obligation”) was paid on August 13, 2015. A portion of the net proceeds from the August 2015 Follow-on Offering was used to finance the Deferred Purchase Obligation.

The combination of the Davenport Assets and Continental Cement creates a strategically attractive and complementary multi-plant cement business. Synergy opportunities include distribution efficiencies, alternative fuels optimization and sharing of operational best practices. The acquisition expands our geographic footprint, provides new opportunities for downstream growth and makes us the third largest cement producer by capacity on the Mississippi River.

On a combined basis Continental Cement has 2.4 million short tons (“mt”) of cement capacity across the Davenport Plant and the cement plant in Hannibal, Missouri (the “Hannibal Plant”) as well as eight cement distribution terminals along the Mississippi River from Minneapolis, Minnesota to New Orleans, Louisiana.

Premier assets. The Davenport Plant has been in operation since 1981 and, similar to our Hannibal Plant is served by barge, rail and truck distribution modes. It is a well-designed and well-run plant and has been a low-cost producer for the last decade. The Davenport Plant has 1.1 mt of clinker capacity and 1.2 mt of cement capacity and approximately 1.5 mt of cement was distributed through the Davenport Terminals in the year ended December 31, 2014. The Davenport Terminals have storage capacity of over 0.2 mt and annual throughput capacity of over 2.2 mt. Operations employ one vertical roller mill and one precalciner kiln along with a single classic ball mill for finish grinding. The Davenport Plant produces one clinker type and two cement types (Types I and II), both of which are low alkali and approved for use in all states in the Mississippi basin. At current production levels, we estimate that the Davenport Plant has approximately 50 years of quarry reserves.

The Davenport Terminals are well located to serve attractive markets. The cement distribution terminal in the New Orleans market can handle offshore cement imports, which favorably positions us to satisfy the gap between domestic consumption and capacity as supply tightens with recovering demand over the next two to three years.

Strategic fit with Hannibal Plant. The Davenport Plant together with the network of Davenport Terminals is a strategic fit with the Hannibal Plant. The plants are the two most northern-located cement plants on the Mississippi River. Continental Cement is the third largest cement producer on the Mississippi River, after Buzzi Unicem USA, Inc. (“Buzzi”) and Lafarge-Holcim. The Davenport Acquisition presented a compelling opportunity to develop a multi-plant cement business of scale, serving as a substantial platform for downstream growth over multiple new regional markets.

Operational fit with Continental Cement. The Davenport Plant is approximately 170 miles north of the Hannibal Plant. Operationally, we have identified many opportunities for synergies, including distribution efficiencies, alternative fuels optimization (both plants use alternative fuels to replace coal) and other best practice transfers between the plants.

Improves our margin and earnings mix exposure. The acquisition of the Davenport Assets, a 100% cement business, significantly increases the proportion of our EBITDA that is derived from materials, improves our overall EBITDA margin by nearly 200 basis points (“bps”) and increases our materials-related earnings exposure by approximately 900 bps. Furthermore, the Davenport Assets increase our geographic diversity, expand exposure to higher-growth, privately-led construction materials demand and bring new platforms for downstream market growth.

Attractive markets present opportunity for volume growth. Cement production along the Mississippi River has remained relatively constant over the last 10 years. Cement capacity of 15 mt is split among six players (eight plants) along the Mississippi River. The Davenport Assets are well positioned in all up-river markets and have the lowest or second lowest delivered cost position in each. In most of the markets which the Davenport Assets supply, the primary competitors are Lafarge-Holcim and Buzzi. Lafarge-Holcim’s Ste. Genevieve site is the largest plant on the Mississippi River and competes with the Davenport Assets in more markets than any other competitor. The Davenport Terminals and Continental Cement’s St. Louis, Missouri terminal provide Continental Cement with coverage of many attractive markets along the Mississippi River via low-cost barge and rail distribution modes. Owning two strategically located plants and eight terminals covering the Mississippi River positions the business for expanded growth.

Attractive time to invest in the cement sector and the Mississippi River market. The U.S. cement industry is moving back towards its historical domestic cement supply-demand imbalance. Demand is expected to exceed U.S. domestic capacity by 2017. The developing domestic supply-demand imbalance is also attributable to tighter EPA NESHAP regulations for PC-MACT, compliance with which was required in September 2015, notwithstanding certain extensions granted to individual cement plants to September 2016, as well as the closure in the past decade of a portion of the older and inefficient U.S. cement plants. This supply-demand imbalance has positive implications for industry pricing and the trend for real price increases are expected to continue. The Mississippi River market continues to experience a demand and pricing recovery since trough conditions in 2011-12. The Midwest economy is generally improving, driven by a rebound in industrial production and manufacturing. The unemployment rate in the Davenport Assets’ target market is well below that of the overall U.S. unemployment rate, and building permit growth is expected to grow at a faster rate than the U.S. over the next two years.

Corporate Information

Summit Materials was formed under the laws of the State of Delaware in September 2008. Finance Corp. was incorporated under the laws of the State of Delaware in December 2011. Our principal executive office is located at 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. Our telephone number is (303) 893-0012.

Our Sponsors

Blackstone. The Blackstone Group L.P. is one of the world’s leading investment firms. Blackstone’s asset management businesses, with approximately $333.9 billion in assets under management as of September 30, 2015, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade debt and secondary funds, all on a global basis. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services.

Silverhawk. Silverhawk Capital Partners, LLC is a private equity firm with offices in Greenwich, Connecticut and Charlotte, North Carolina. The founding partners have invested as a team and operated businesses since 1989. Founded in 2005, Silverhawk’s investments are focused in the energy, manufacturing and business service sectors. As of September 30, 2015, Silverhawk had approximately $325.0 million of assets under management.

The Exchange Offer

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus for a more detailed description of the notes.

General	On November 19, 2015, the Issuers issued an aggregate of $300.0 million principal amount of 6.125% Senior Notes due 2023 in a private offering. In connection with the private offering of the outstanding notes, the Issuers and the guarantors entered into a registration rights agreement with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 270 days after the date of issuance and sale of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for the exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	the additional interest provisions of the registration rights agreement are no longer applicable.

The Exchange Offer	The Issuers are offering to exchange up to $300.0 million aggregate principal amount of 6.125% Senior Notes due 2023, which have been registered under the Securities Act, for a like amount of outstanding notes.

You may only exchange outstanding notes in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, the Issuers believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2016, which is the 21st business day after the date of this prospectus, unless extended by the Issuers. The Issuers do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. The Issuers will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest at the rate per annum set forth on the cover page of this prospectus from the most recent date to which interest has been paid on the outstanding notes. The interest will be payable semi-annually on January 15 and July 15. No interest will be paid on outstanding notes following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which the Issuers may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

•	If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuers and the guarantors will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to and bear all the rights and limitations applicable to the outstanding notes as set forth in the indenture; however, as a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuers will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that the outstanding notes are tendered and accepted in the exchange offer, the trading market for the remaining outstanding notes that are not so tendered and exchanged could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuers do not currently anticipate that they will register the outstanding notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Fungibility	The exchange notes will be treated as fungible with the existing notes for United States federal income tax purposes. Any exchange notes or any notes that otherwise become freely tradable are expected to trade under the same CUSIP with the existing notes that were part of a registered exchange offer consummated in September 2015.

Use of Proceeds	The Issuers will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust, National Association is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

Summary Historical Consolidated Financial and Other Data

The following tables set forth, for the periods and as of the dates indicated, our summary historical consolidated financial and other data. The summary historical consolidated financial information as of September 26, 2015 and for the nine months ended September 26, 2015 and September 27, 2014 was derived from the unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information as of December 27, 2014 and December 28, 2013 and for each of the three years ended December 27, 2014 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary historical consolidated balance sheet data at December 29, 2012 from our audited consolidated balance sheet as of December 29, 2012, which is not included in this prospectus. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and, in our opinion, have included all adjustments, which include normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any historical or interim period are not necessarily indicative of the results that may be expected for the full year or any future period.

You should read the following information together with the more detailed information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

(in thousands)	Nine Months Ended September 26, 2015	Nine Months Ended September 27, 2014	Year Ended December 27, 2014	Year Ended December 28, 2013	Year Ended December 29, 2012
Statement of Operations Data:
Total revenue	$1,030,835	$870,145	$1,204,231	$916,201	$926,254
Total cost of revenue (excluding items shown separately below)	719,838	645,934	877,160	677,052	713,346
General and administrative expenses	149,484	105,872	150,732	142,000	127,215
Goodwill impairment	—	—	—	68,202	—
Depreciation, depletion, amortization and accretion	86,818	63,950	87,826	72,934	68,290
Transaction costs	8,044	7,737	8,554	3,990	1,988

Operating income (loss)	66,651	46,652	69,959	(47,977)	15,415
Other income, net	(678)	(2,299)	(3,447)	(1,737)	(1,182)
Loss on debt financings	64,313	—	—	3,115	9,469
Interest expense	61,649	62,555	86,742	56,443	58,079

Loss from continuing operations before tax	(58,633)	(13,604)	(13,336)	(105,798)	(50,951)
Income tax benefit	(12,468)	(2,498)	(6,983)	(2,647)	(3,920)

Loss from continuing operations	$(46,165)	$(11,106)	$(6,353)	$(103,151)	$(47,031)

Cash Flow Data:
Net cash (used for) provided by:
Operating activities	$(18,927)	$(10,836)	$79,089	$66,412	$62,279
Investing activities	(565,645)	(405,853)	(461,280)	(111,515)	(85,340)
Financing activities	576,839	408,501	380,489	32,589	7,702

(in thousands)	Nine Months Ended September 26, 2015	Nine Months Ended September 27, 2014	Year Ended December 27, 2014	Year Ended December 28, 2013	Year Ended December 29, 2012
Balance Sheet Data (as of period end):
Cash and cash equivalents(1)	$5,482		$13,215	$14,917	$27,431
Total assets(1)	2,316,736		1,729,777	1,247,794	1,281,213
Long-term debt, including current portion	1,216,193		1,064,917	688,987	639,843
Capital leases	46,893		31,210	8,026	3,092
Total member’s interest	719,846		286,983	283,551	382,428
Other Financial Data (as of period end):
Total hard assets	$1,414,263		$1,062,154	$928,210	$906,584
Ratio of earnings to fixed charges(2)	0.0	0.8	0.8	N/A	0.1

(1)	Excludes $13.6 million of cash at Summit Inc. that is expected to be reinvested in Summit Materials in the fourth quarter of 2015. Summit Inc. intends to use the cash, which represents Summit Inc.’s pro rata portion of tax distributions made to holders of LP Units of Summit Holdings, to purchase newly-issued LP Units from Summit Holdings, which will in turn contribute the cash to Summit Materials or its subsidiaries.
(2)	The ratio of earnings to fixed charges is determined by dividing earnings, as adjusted, by fixed charges. Fixed charges consist of interest on all indebtedness plus that portion of operating lease rentals representative of the interest factor (deemed to be 33% of operating lease rentals). Earnings were insufficient to cover fixed charges for the year ended December 28, 2013 by $107.5 million.

The Exchange Notes

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be governed by the same indenture under which the outstanding notes were issued. The following summary is not intended to be a complete description of the terms of the exchange notes. For a more detailed description of the exchange notes, see “Description of the Notes” in this prospectus.

Issuers	Summit Materials, LLC and Summit Materials Finance Corp.

Notes Offered	Up to $300.0 million aggregate principal amount of 6.125% Senior Notes due 2023.

Maturity Date	July 15, 2023, unless earlier redeemed or repurchased.

Interest	The exchange notes will accrue interest at a rate of 6.125% per annum, payable on January 15 and July 15 of each year. Interest on each exchange note will accrue from July 8, 2015.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by all of our existing and future wholly-owned domestic restricted subsidiaries that guarantee indebtedness under our senior secured credit facilities and the existing notes. These guarantees are subject to release under specified circumstances. See “Description of the Notes—Guarantees.” The guarantee of each guarantor will be an unsecured senior obligation of that guarantor and will rank:

•	equal in right of payment with all existing and future senior indebtedness of that guarantor;

•	senior in right of payment with all existing and future subordinated indebtedness of that guarantor;

•	effectively subordinated to all existing and future secured obligations of that guarantor, including any such guarantor’s guarantee of indebtedness under our senior secured credit facilities, to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries, including any foreign subsidiaries.

See “Description of the Notes—Guarantees.”

Ranking	The exchange notes are our senior unsecured obligations and will:

•	rank equally in right of payment with all of our existing and future senior obligations (including the existing notes);

•	rank senior in right of payment to all of our existing and future subordinated obligations;

•	be effectively subordinated to all of our existing and future secured obligations, including borrowings under our senior secured credit facilities, to the extent of the value of the assets securing such obligations; and

•	be structurally subordinated to all of our existing and future indebtedness and other liabilities of our non-guarantor subsidiaries, including any foreign subsidiaries.

As of September 26, 2015, on a pro forma basis after giving effect to the Transactions, we had:

•	$710.0 million of indebtedness under our senior secured credit facilities;

•	$650.0 million aggregate principal amount of existing notes; and

•	$47.0 million in capital leases and other obligations.

Optional Redemption	We may redeem some or all of the exchange notes at any time prior to July 15, 2018 at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date and the “applicable premium” described under the caption “Description of the Notes—Optional Redemption.” We may redeem some or all of the exchange notes at any time on or after July 15, 2018 at the redemption prices and as described under the caption “Description of the Notes—Optional Redemption.”

Change of Control and Asset Sale Offers	Upon the occurrence of a change of control or upon the sale of certain of our assets in which we do not apply the proceeds as required, the holders of the exchange notes will have the right to require us to make an offer to repurchase each holder’s notes at a price equal to 101% (in the case of a change control) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control,” and “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The exchange notes will be governed by the same indenture under which the existing notes and the outstanding notes were issued. The indenture governing the exchange notes contains covenants that, among other things, limit the ability of the Issuers and their restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends, redeem our membership interests or Summit Inc.’s stock or make other distributions;

•	make certain investments;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

•	create liens;

•	sell or transfer certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations, exceptions and qualifications. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

No Prior Market	The exchange notes will generally be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any such market that may develop.

Governing Law	The exchange notes will be governed by the laws of the State of New York.

Risk Factors

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the caption “Risk Factors” beginning on page 23 of this prospectus before participating in the exchange offer.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer. The risks and uncertainties described below are not the only risks facing us and your investment in the exchange notes. Additional risks and uncertainties that we are unaware of, or those we currently deem less significant, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, results of operations or liquidity. The value of the exchange notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the remaining principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes not exchanged in the exchange offer due to a reduction in liquidity.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and an active trading market may not develop for the exchange notes.

There is no established public market for the exchange notes. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated quotation system. The initial purchasers have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market for the exchange notes;

•	the conditions of the financial markets; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may face similar disruptions that may adversely affect the prices at which you may sell your exchange notes. Therefore, you may not be able to sell your exchange notes at a particular time and the price that you receive when you sell may not be favorable.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness and the Exchange Notes

Our substantial leverage could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry and pay our debts, including our obligations under the exchange notes and could divert our cash flow from operations to debt payments.

We are highly leveraged. As of September 26, 2015, on a pro forma basis after giving effect to the Transactions (i) our total debt would have been approximately $1,407.0 million, (ii) the outstanding notes and related guarantees would have ranked equally with $350.0 million of existing notes, (iii) the outstanding notes and related guarantees would have ranked effectively subordinated to approximately $710.0 million of senior secured indebtedness under our senior secured credit facilities to the extent of the value of the collateral securing such facilities and (iv) we would have had an additional $150.6 million of unutilized capacity under our senior secured revolving credit facility (after giving effect to approximately $24.4 million of letters of credit outstanding).

Our high degree of leverage could have important consequences for you, including:

•	making it more difficult for us to make payments on the exchange notes;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	subject us to the risk of increased interest rates as a portion of our borrowings under our senior secured credit facilities are exposed to variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

Borrowings under our senior secured credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. We have and may in the future enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

In addition, the indenture that governs the existing notes and the exchange notes and the amended and restated credit agreement governing our senior secured credit facilities contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

The pro forma financial information in this prospectus may not be reflective of our operating results and financial condition following the Transactions.

The pro forma financial information included in this prospectus is derived from our historical consolidated financial statements and from the historical financial statements related to the Davenport Assets. The preparation of this pro forma information is based on certain assumptions and estimates. This pro forma information may not necessarily reflect what our financial condition, results of operations and cash flows would have been had the transactions specified occurred during the periods presented or will be in the future.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could reduce our ability to satisfy our obligations under the exchange notes and further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future, and we may do so, among other reasons, to fund acquisitions as part of our growth strategy. Although the indenture governing the existing notes and the notes and the amended and restated credit agreement governing our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and we could incur substantial additional indebtedness in compliance with these restrictions. If we incur any additional indebtedness that ranks equally with the exchange notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. Such additional indebtedness may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. Our senior secured credit facilities include an uncommitted incremental facility that allows us the option to increase the amount available under the term loan facility and/or the senior secured revolving credit facility by (i) $225.0 million plus (ii) an additional amount so long as we are in pro forma compliance with a consolidated first lien net leverage ratio. Availability of such incremental facilities will be subject to, among other conditions, the absence of an event of default and the receipt of commitments by existing or additional financial institutions. All of those borrowings would be secured indebtedness and, therefore, effectively senior to the exchange notes and the guarantees of the exchange notes by the guarantors to the extent of the value of the assets securing such debt. See “Description of Other Indebtedness” and “Description of the Notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations and to fund planned capital expenditures and other corporate expenses depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which we may be subject. Many of these factors are beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” If our cash flows and capital resources are insufficient to fund our debt service obligations or our other needs, we may be forced to reduce or delay investments and capital expenditures, seek additional capital, restructure or refinance our indebtedness, including the exchange notes or sell assets. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations or fund planned capital expenditures. Significant delays in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The senior secured credit facilities and the indenture governing the existing notes and the notes restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. See “Description of Other Indebtedness” and “Description of the Notes.”

The exchange notes will not be secured by any of our assets and are effectively subordinated to our secured debt. The senior secured credit facilities are secured and, therefore, the related lenders will have a prior claim on substantially all of our assets and those of our guarantors.

The exchange notes will not be secured by any of our or our guarantors’ assets. The senior secured credit facilities, however, are secured by (i) a perfected security interest in certain stock, other equity interests and promissory notes owned by us and the guarantors and (ii) a perfected security interest in all other tangible and intangible assets (including, without limitation, equipment, aggregate reserves, contract rights, securities, patents, trademarks, other intellectual property, cash and real estate) owned by us or any of the guarantors, subject to certain limited exceptions. The lenders under the senior secured credit facilities are entitled to accelerate all obligations thereunder if we become insolvent or are liquidated, or if we otherwise default on any of our obligations and agreements under the senior secured credit facilities. In addition, the indenture governing the existing notes and the notes permit us and our subsidiaries to incur secured debt under specified circumstances. If we incur any additional secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by such secured creditors as well. If payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders under the senior secured credit facilities and any future secured debt will have a prior claim on our assets (and those of the guarantors under the senior secured credit facilities and any future secured debt) in the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up. In that event, because the exchange notes will not be secured by any of our or the guarantors’ assets, it is possible that our and the guarantors’ remaining assets might be insufficient to satisfy your claims in full. Any such exercise of the lenders’ remedies under the senior secured credit facilities and any future secured debt could impede or preclude our ability to continue to operate as a going concern. Holders of the exchange notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the exchange notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the exchange notes in any proceeds distributed upon our bankruptcy, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the exchange notes then outstanding would remain unpaid.

On a pro forma basis after giving effect to the Transactions, as of September 26, 2015, we would have had $1,407.0 million of total debt, of which $710.0 million would have been secured. Under our senior secured credit facilities, we would have also had available to us an uncommitted incremental loan facility in an amount not to exceed (i) $225.0 million plus (ii) an additional amount so long as we are in pro forma compliance with a consolidated first lien net leverage ratio. All of those borrowings could be secured, and as a result, would be effectively senior to the exchange notes and the guarantees of the exchange notes. We may incur additional secured indebtedness as permitted under our senior secured credit agreement and other existing instruments governing our indebtedness.

The indenture governing the existing notes and the exchange notes and the amended and restated credit agreement governing our senior secured credit facilities restrict our ability and the ability of most of our subsidiaries to engage in some business and financial transactions.

Indenture governing the existing notes and the exchange notes. The indenture governing the existing notes and the exchange notes contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends, redeem our membership interests or Summit Inc.’s stock or make other distributions;

•	make investments;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate;

•	enter into certain transactions with our affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Senior secured credit facilities. The amended and restated credit agreement governing our senior secured credit facilities contains a number of covenants that limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or guarantees;

•	create liens on assets;

•	change our fiscal year;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	incur additional liens;

•	pay dividends and make other restricted payments;

•	make investments, loans or advances;

•	repay subordinated indebtedness;

•	make certain acquisitions;

•	engage in certain transactions with affiliates; and

•	change our lines of business.

In addition, the senior secured credit facilities require us to maintain a maximum first lien net leverage ratio.

The amended and restated credit agreement governing our senior secured credit facilities also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Our failure to comply with obligations under the indenture governing the existing notes and the exchange notes and the amended and restated credit agreement governing our senior secured credit facilities may result in an event of default under the indenture or the amended and restated credit agreement. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

The exchange notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.

Payments on the exchange notes are only required to be made by us and the guarantors. The exchange notes will only be guaranteed by our domestic subsidiaries that guarantee our obligations under the senior secured credit facilities. Accordingly, holders of the exchange notes will be structurally subordinated to the claims of creditors of non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the exchange notes. The non-guarantor subsidiaries will be permitted to incur additional debt in the future under the indenture governing the existing notes and the notes.

A default on our obligations to pay our other indebtedness could result in the acceleration of such other indebtedness, and we could be forced into bankruptcy or liquidation and may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under the credit agreement governing our senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the lenders could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including covenants in the credit agreement governing our senior secured credit facilities, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. Upon any such bankruptcy filing, we would be stayed from making any ongoing payments on the exchange notes, and the holders of the exchange notes would not be entitled to receive post-petition interest or applicable fees, costs or charges, or any “adequate protection” under Title 11 of the United States Code (the “Bankruptcy Code”). Furthermore, if a bankruptcy case were to be commenced under the Bankruptcy Code, we could be subject to claims, with respect to any payments made within 90 days prior to commencement of such a case, that we were insolvent at the time any such payments were made and that all or a portion of such payments, which could include repayments of amounts due under the exchange notes, might be deemed to constitute a preference, under the Bankruptcy Code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate. Also, in the event that we were to become a debtor in, a bankruptcy case seeking reorganization or other relief under the Bankruptcy Code, a delay and/or substantial reduction in payments under the exchange notes may otherwise occur. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders and holders. If this occurs, we would be in default under the credit agreement governing our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Notes.”

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, unless such notes have been previously called for redemption. The source of funds for any such purchase of the exchange notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of the amended and restated credit agreement governing our senior secured credit facilities from repurchasing all of the exchange notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the exchange notes unless we are able to refinance or obtain waivers under the credit agreement governing our senior secured credit facilities. Our failure to repurchase the exchange notes upon a change of control would cause a default under the indenture governing the exchange notes and a cross-default under the indenture governing the existing notes and the notes and a cross default under the amended and restated credit agreement governing our senior secured credit facilities. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.” The amended and restated credit agreement governing our senior secured credit facilities also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

Courts interpreting change of control provisions under New York law (which is the governing law of the indenture governing the existing notes and the exchange notes) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation. In addition, a court case in Delaware has questioned whether a change of control provision contained in an indenture could be unenforceable on public policy grounds. No assurances can be given that another court would enforce the change of control provisions in the indenture governing the exchange notes as written for the benefit of the holders, or as to how these change of control provisions would be affected were we to become a debtor in a bankruptcy case.

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, subordinate claims in respect of the exchange notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the exchange notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the exchange notes and the incurrence of any guarantees of the exchange notes, including the guarantee by the guarantors entered into upon issuance of the exchange notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the exchange notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes or guarantees could be voided as a fraudulent transfer or conveyance if (i) the Issuers or any of the guarantors, as applicable, issued the exchange notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (ii) the Issuers or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the guarantees and, in the case of (ii) only, one of the following is also true at the time thereof:

•	the Issuers or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the guarantees;

•	the issuance of the exchange notes or the incurrence of the guarantees left the Issuers or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	the Issuers or any of the guarantors intended to, or believed that the Issuers or such guarantor would, incur debts beyond the Issuers’ or such guarantor’s ability to pay such debts as they mature; or

•	the Issuers or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against it or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the exchange notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or such guarantee or further subordinate the exchange notes or such guarantee to our or the related guarantors’ presently existing and future indebtedness, or require the holders of the exchange notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes or such guarantee, as applicable. Sufficient funds to repay the exchange notes may not be available from other sources, including any remaining guarantor, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantor. Further, the voidance of the exchange notes could result in an event of default with respect to the Issuers’ and their subsidiaries’ other debt that could result in acceleration of such debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for the Issuers’ benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the exchange notes.

Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In a Florida bankruptcy case, this kind of provision was found to be ineffective to prohibit the guarantees.

In addition, any payment by us pursuant to the exchange notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outsider party more than such creditors would have received in a distribution under the Bankruptcy Code.

Finally, as a court of equity, the bankruptcy court may otherwise subordinate the claims in respect of the exchange notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of the exchange notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the exchange notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Many of the covenants in the indenture that will govern the exchange notes will not apply during any period in which the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture that will govern the exchange notes will not apply to us during any period in which the exchange notes are rated investment grade by both Moody’s Investors Service, Inc., or “Moody’s,” and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or “Standard & Poor’s,” provided at such time no default or event of default has occurred and is continuing. These covenants restrict among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, that the exchange notes will maintain these ratings. However, suspension of these covenants would allow us to incur debt, pay dividends and make other distributions and engage in certain other transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture that will govern the exchange notes. See “Description of the Notes—Certain Covenants.”

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the exchange notes, if any, could cause the liquidity or market value of the exchange notes to decline.

The exchange notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal of a rating by a rating agency (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the exchange notes. Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the exchange notes is subsequently lowered or withdrawn for any reason, you may lose some or all of the value of your investment.

Risks Related to Our Industry and Our Business

Industry Risks

Our business depends on activity within the construction industry and the strength of the local economies in which we operate.

We sell most of our construction materials and products and provide all of our paving and related services to the construction industry, so our results are significantly affected by the strength of the construction industry. Demand for our products, particularly in the residential and nonresidential construction markets, could decline if companies and consumers cannot obtain credit for construction projects or if the slow pace of economic activity results in delays or cancellations of capital projects. In addition, federal and state budget issues may hurt the funding available for infrastructure spending, particularly highway construction, which constitutes a significant portion of our business.

Our earnings depend on the strength of the local economies in which we operate because of the high cost to transport our products relative to their price. In recent years, many states have reduced their construction spending due to budget shortfalls resulting from lower tax revenue as well as uncertainty relating to long-term federal highway funding. As a result, there has been a reduction in many states’ investment in infrastructure spending. If economic and construction activity diminishes in one or more areas, particularly in our top revenue-generating markets of Texas, Kansas, Kentucky, Utah and Missouri, our results of operations and liquidity could be materially adversely affected, and there is no assurance that reduced levels of construction activity will not continue to affect our business in the future.

Our business is cyclical and requires significant working capital to fund operations.

Our business is cyclical and requires that we maintain significant working capital to fund our operations. Our ability to generate sufficient cash flow depends on future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash to operate our business and service our outstanding debt and other obligations, we may be required, among other things, to further reduce or delay planned capital or operating expenditures, sell assets or take other measures, including the restructuring of all or a portion of our debt, which may only be available, if at all, on unsatisfactory terms.

Weather can materially affect our business, and we are subject to seasonality.

Nearly all of the products we sell and the services we provide are used or performed outdoors. Therefore, seasonal changes and other weather-related conditions can adversely affect our business and operations through a decline in both the use and production of our products and demand for our services. Adverse weather conditions such as extended rainy and cold weather in the spring and fall can reduce demand for our products and reduce sales or render our contracting operations less efficient. Major weather events such as hurricanes, tornadoes, tropical storms and heavy snows with quick rainy melts could adversely affect sales in the near term.

Construction materials production and shipment levels follow activity in the construction industry, which typically occurs in the spring, summer and fall. Warmer and drier weather during the second and third quarters of our fiscal year typically result in higher activity and revenue levels during those quarters. The first quarter of our fiscal year has typically lower levels of activity due to the weather conditions. Our second quarter varies greatly with spring rains and wide temperature variations. A cool wet spring increases drying time on projects, which can delay sales in the second quarter, while a warm dry spring may enable earlier project startup.

Our industry is capital intensive and we have significant fixed and semi-fixed costs. Therefore, our earnings are sensitive to changes in volume.

The property and machinery needed to produce our products can be very expensive. Therefore, we need to spend a substantial amount of capital to purchase and maintain the equipment necessary to operate our business.

Although we believe that our current cash balance, along with our projected internal cash flows and our available financing resources, will provide sufficient cash to support our currently anticipated operating and capital needs, if we are unable to generate sufficient cash to purchase and maintain the property and machinery necessary to operate our business, we may be required to reduce or delay planned capital expenditures or incur additional debt. In addition, given the level of fixed and semi-fixed costs within our business, particularly at our cement production facilities, decreases in volumes could negatively affect our financial position, results of operations and liquidity.

Within our local markets, we operate in a highly competitive industry.

The U.S. construction aggregates industry is highly fragmented with a large number of independent local producers in a number of our markets. Additionally, in most markets, we compete against large private and public infrastructure companies, some of which are also vertically-integrated. Therefore, there is intense competition in a number of the markets in which we operate. This significant competition could lead to lower prices, lower sales volumes and higher costs in some markets, negatively affecting our financial position, results of operations and liquidity. Further, the lack of availability of skilled labor, such as truck drivers, may require us to increase compensation or reduce deliveries, which could negatively affect our financial position, results of operations and liquidity.

Growth Risks

The success of our business depends, in part, on our ability to execute on our acquisition strategy, to successfully integrate acquisitions and to retain key employees of our acquired businesses.

A significant portion of our historical growth has occurred through acquisitions, and we will likely enter into acquisitions in the future. We are presently evaluating, and we expect to continue to evaluate on an ongoing basis, possible acquisition transactions. We are presently engaged, and at any time in the future we may be engaged, in discussions or negotiations with respect to possible acquisitions, including larger transactions that would be significant to us. We regularly make, and we expect to continue to make, non-binding acquisition proposals, and we may enter into letters of intent, in each case allowing us to conduct due diligence on a confidential basis. We cannot predict the timing of any contemplated transactions. To successfully acquire a significant target, we may need to raise additional equity capital and indebtedness, which would increase our leverage level above our leverage level at the time of, and prior to the contemplated use of proceeds of, this offering. There can be no assurance that we will enter into definitive agreements with respect to any contemplated transactions or that they will be completed. Our growth has placed, and will continue to place, significant demands on our management and operational and financial resources. Acquisitions involve risks that the businesses acquired will not perform as expected and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

Acquisitions may require integration of the acquired companies’ sales and marketing, distribution, engineering, purchasing, finance and administrative organizations. We may not be able to integrate successfully any business we may acquire or have acquired into our existing business and any acquired businesses may not be profitable or as profitable as we had expected. Our inability to complete the integration of new businesses in a timely and orderly manner could increase costs and lower profits. Factors affecting the successful integration of acquired businesses include, but are not limited to, the following:

•	We may become liable for certain liabilities of any acquired business, whether or not known to us. These risks could include, among others, tax liabilities, product liabilities, environmental liabilities and liabilities for employment practices, and they could be significant.

•	Substantial attention from our senior management and the management of the acquired business may be required, which could decrease the time that they have to service and attract customers.

•	We may not effectively utilize new equipment that we acquire through acquisitions or otherwise at utilization and rental rates consistent with that of our existing equipment.

•	The complete integration of acquired companies depends, to a certain extent, on the full implementation of our financial systems and policies.

•	We may actively pursue a number of opportunities simultaneously and we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

We cannot assure you that we will achieve synergies and cost savings in connection with acquisitions. In addition, many of the businesses that we have acquired and will acquire have unaudited financial statements that have been prepared by the management of such companies and have not been independently reviewed or audited. We cannot assure you that the financial statements of companies we have acquired or will acquire would not be materially different if such statements were independently reviewed or audited. Finally, we cannot assure you that we will continue to acquire businesses at valuations consistent with our prior acquisitions or that we will complete future acquisitions at all. We cannot assure you that there will be attractive acquisition opportunities at reasonable prices, that financing will be available or that we can successfully integrate such acquired businesses into our existing operations. In addition, our results of operations from these acquisitions could, in the future, result in impairment charges for any of our intangible assets, including goodwill, or other long-lived assets, particularly if economic conditions worsen unexpectedly. These changes could materially negatively affect our results of operations, financial condition or liquidity.

Our long-term success is dependent upon securing and permitting aggregate reserves in strategically located areas. The inability to secure and permit such reserves could negatively affect our earnings in the future.

Aggregates are bulky and heavy and therefore difficult to transport efficiently. Because of the nature of the products, the freight costs can quickly surpass production costs. Therefore, except for geographic regions that do not possess commercially viable deposits of aggregates and are served by rail, barge or ship, the markets for our products tend to be localized around our quarry sites and are served by truck. New quarry sites often take a number of years to develop. Our strategic planning and new site development must stay ahead of actual growth. Additionally, in a number of urban and suburban areas in which we operate, it is increasingly difficult to permit new sites or expand existing sites due to community resistance. Therefore, our future success is dependent, in part, on our ability to accurately forecast future areas of high growth in order to locate optimal facility sites and on our ability to either acquire existing quarries or secure operating and environmental permits to open new quarries. If we are unable to accurately forecast areas of future growth, acquire existing quarries or secure the necessary permits to open new quarries, our financial condition, results of operations and liquidity could be materially adversely affected.

Economic Risks

Our business relies on private investment in infrastructure, and a slower than expected economic recovery may adversely affect our results.

A significant portion of our sales are for projects with non-public owners. Construction spending is affected by developers’ ability to finance projects. Residential and nonresidential construction could decline if companies and consumers are unable to finance construction projects or if an economic recovery is stalled, which could result in delays or cancellations of capital projects. If housing starts and nonresidential projects do not rise steadily with the economic recovery as they historically have when recessions end, sale of our construction materials, downstream products and paving and related services may decline and our financial position, results of operations and liquidity could be materially adversely affected.

A decline in public infrastructure construction and reductions in governmental funding could adversely affect our results.

A significant portion of our revenue is generated from publicly-funded construction projects. As a result, if publicly-funded construction decreases due to reduced federal or state funding or otherwise, our financial position, results of operations and liquidity could be materially adversely affected.

In January 2011, the U.S. House of Representatives passed a new rules package that repealed a transportation law dating back to 1998, which protected annual funding levels from amendments that could reduce such funding. This rule change subjects funding for highways to yearly appropriation reviews. The change in the funding mechanism increases the uncertainty of many state departments of transportation regarding funds for highway projects. This uncertainty could result in states being reluctant to undertake large multi-year highway projects which could, in turn, negatively affect our sales. Funding for the existing federal transportation funding program extends through 2020. Any additional funding or successor programs have yet to be approved, and we are uncertain as to the size and term of the transportation funding program that will follow.

As a result of the foregoing and other factors, we cannot be assured of the existence, amount and timing of appropriations for spending on federal, state or local projects. Federal support for the cost of highway maintenance and construction is dependent on congressional action. In addition, each state funds its infrastructure spending from specially allocated amounts collected from various taxes, typically gasoline taxes and vehicle fees, along with voter-approved bond programs. Shortages in state tax revenues can reduce the amounts spent on state infrastructure projects, even below amounts awarded under legislative bills. In recent years, nearly all states have experienced state-level funding pressures caused by lower tax revenues and an inability to finance approved projects. Delays or cancellations of state infrastructure spending could negatively affect our financial position, results of operations and liquidity because a significant portion of our business is dependent on public infrastructure spending.

Environmental, health and safety laws and regulations and any changes to, or liabilities arising under, such laws and regulations could have a material adverse effect on our financial condition, results of operations and liquidity.

We are subject to a variety of federal, state, provincial and local laws and regulations relating to, among other things: (i) the release or discharge of materials into the environment; (ii) the management, use, generation, treatment, processing, handling, storage, transport or disposal of hazardous materials, including the management of hazardous waste used as a fuel substitute at our cement kiln in Hannibal, Missouri; (iii) the management, use, generation, treatment, processing, handling, storage, transport or disposal of solid waste used as a fuel substitute at our cement kiln in Davenport, Iowa; and (iv) the protection of public and employee health and safety and the environment. These laws and regulations impose strict liability in some cases without regard to negligence or fault and expose us to liability for the environmental condition of our currently or formerly owned, leased or operated facilities or third-party waste disposal sites, and may expose us to liability for the conduct of others or for our actions, even if such actions complied with all applicable laws at the time these actions were taken. In particular, we may incur remediation costs and other related expenses because our facilities were constructed and operated before the adoption of current environmental laws and the institution of compliance practices or because certain of our processes are regulated. These laws and regulations may also expose us to liability for claims of personal injury or property or natural resource damage related to alleged exposure to, or releases of, regulated or hazardous materials. The existence of contamination at properties we own, lease or operate could also result in increased operational costs or restrictions on our ability to use those properties as intended, including for purposes of mining.

Despite our compliance efforts, there is an inherent risk of liability in the operation of our business, especially from an environmental standpoint, or from time to time, we may be in noncompliance with environmental, health and safety laws and regulations. These potential liabilities or noncompliances could have an adverse effect on our operations and profitability. In many instances, we must have government approvals, certificates, permits or licenses in order to conduct our business, which often require us to make significant capital, operating and maintenance expenditures to comply with environmental, health and safety laws and regulations. Our failure to obtain and maintain required approvals, certificates, permits or licenses or to comply with applicable governmental requirements could result in sanctions, including substantial fines or possible revocation of our authority to conduct some or all of our operations. Governmental requirements that affect our operations also include those relating to air and water quality, waste management, asset reclamation, the operation and closure of municipal waste and construction and demolition debris landfills, remediation of contaminated sites and worker health and safety. These requirements are complex and subject to frequent change. Stricter laws and regulations, more stringent interpretations of existing laws or regulations or the future discovery of environmental conditions may impose new liabilities on us, reduce operating hours, require additional investment by us in pollution control equipment or impede our ability to open new or expand existing plants or facilities. We have incurred, and may in the future incur, significant capital and operating expenditures to comply with such laws and regulations. The cost of complying with such laws could have a material adverse effect on our financial condition, results of operations and liquidity. In addition, we have recorded liabilities in connection with our reclamation and landfill closure obligations, but there can be no assurances that the costs of our obligations will not exceed our accruals.

Financial Risks

Difficult and volatile conditions in the credit markets could affect our financial position, results of operations and liquidity.

Demand for our products is primarily dependent on the overall health of the economy, and federal, state and local public infrastructure funding levels. A stagnant or declining economy tends to produce less tax revenue for public infrastructure agencies, thereby decreasing a source of funds available for spending on public infrastructure improvements, which constitute a significant part of our business.

With the slow pace of economic recovery, there is also a likelihood that we will not be able to collect on certain of our accounts receivable from our customers. Although we are protected in part by payment bonds posted by some of our customers, we have experienced payment delays and defaults from some of our customers during the recent economic downturn and subsequent slow recovery. Such delays and defaults could have a material adverse effect on our financial position, results of operations or liquidity.

If we are unable to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us, we may achieve lower than anticipated profits or incur contract losses.

Even though the majority of our governmental contracts contain raw material escalators to protect us from certain price increases, a portion or all of the contracts are often on a fixed cost basis. Pricing on a contract with a fixed unit price is based on approved quantities irrespective of our actual costs and contracts with a fixed total price require that the total amount of work be performed for a single price irrespective of our actual costs. We realize a profit on our contracts only if our revenue exceeds actual costs, which requires that we successfully estimate our costs and then successfully control actual costs and avoid cost overruns. If our cost estimates for a contract are inadequate, or if we do not execute the contract within our cost estimates, then cost overruns may cause us to incur a loss or cause the contract not to be as profitable as we expected. The costs incurred and gross profit realized, if any, on our contracts can vary, sometimes substantially, from our original projections due to a variety of factors, including, but not limited to:

•	failure to include materials or work in a bid, or the failure to estimate properly the quantities or costs needed to complete a lump sum contract;

•	delays caused by weather conditions or otherwise failing to meet scheduled acceptance dates;

•	contract or project modifications creating unanticipated costs not covered by change orders;

•	changes in availability, proximity and costs of materials, including liquid asphalt, cement, aggregates and other construction materials (such as stone, gravel, sand and oil for asphalt paving), as well as fuel and lubricants for our equipment;

•	to the extent not covered by contractual cost escalators, variability and inability to predict the costs of purchasing diesel, liquid asphalt and cement;

•	availability and skill level of workers;

•	failure by our suppliers, subcontractors, designers, engineers or customers to perform their obligations;

•	fraud, theft or other improper activities by our suppliers, subcontractors, designers, engineers, customers or our own personnel;

•	mechanical problems with our machinery or equipment;

•	citations issued by any governmental authority, including the Occupational Safety and Health Administration (“OSHA”) and Mine Safety and Health Administration (“MSHA”);

•	difficulties in obtaining required governmental permits or approvals;

•	changes in applicable laws and regulations;

•	uninsured claims or demands from third parties for alleged damages arising from the design, construction or use and operation of a project of which our work is part; and

•	public infrastructure customers may seek to impose contractual risk-shifting provisions more aggressively, that result in us facing increased risks.

These factors, as well as others, may cause us to incur losses, which could negatively affect our financial position, results of operations and liquidity.

We could incur material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications.

We provide our customers with products designed to meet building code or other regulatory requirements and contractual specifications for measurements such as durability, compressive strength, weight-bearing capacity and other characteristics. If we fail or are unable to provide products meeting these requirements and specifications, material claims may arise against us and our reputation could be damaged. Additionally, if a significant uninsured, non-indemnified or product-related claim is resolved against us in the future, that resolution could have a material adverse effect on our financial condition, results of operations and liquidity.

The cancellation of a significant number of contracts or our disqualification from bidding for new contracts could have a material adverse effect on our financial position, results of operations and liquidity.

We could be prohibited from bidding on certain governmental contracts if we fail to maintain qualifications required by those entities. In addition, contracts with governmental entities can usually be canceled at any time by them with payment only for the work already completed. A cancellation of an unfinished contract or our disqualification from the bidding process could result in lost revenue and cause our equipment to be idled for a significant period of time until other comparable work becomes available, which could have a material adverse effect on our financial condition, results of operations and liquidity.

Our operations are subject to special hazards that may cause personal injury or property damage, subjecting us to liabilities and possible losses which may not be covered by insurance.

Operating hazards inherent in our business, some of which may be outside our control, can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. We maintain insurance coverage in amounts and against the risks we believe are consistent with industry practice, but this insurance may not be adequate or available to cover all losses or liabilities we may incur in our operations. Our insurance policies are subject to varying levels of deductibles. Losses up to our deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, liabilities subject to insurance are difficult to estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety programs. If we were to experience insurance claims or costs above our estimates, we might also be required to use working capital to satisfy these claims rather than using working capital to maintain or expand our operations.

Unexpected factors affecting self-insurance claims and reserve estimates could adversely affect our business.

We use a combination of third-party insurance and self-insurance to provide for potential liabilities for workers’ compensation, general liability, vehicle accident, property and medical benefit claims. Although we believe we have minimized our exposure on individual claims, for the benefit of costs savings we have accepted the risk of multiple independent material claims arising. We estimate the projected losses and liabilities associated with the risks retained by us, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions which, by their nature, are subject to a high degree of variability. Among the causes of this variability are unpredictable external factors affecting future inflation rates, discount rates, litigation trends, legal interpretations, benefit level changes and claim settlement patterns. Any such matters could have a material adverse effect on our financial condition, results of operations and liquidity.

Other Risks

Our success is dependent on our Chief Executive Officer and other key personnel.

Our success depends on the continuing services of our Chief Executive Officer, Tom Hill, and other key personnel. We believe that Mr. Hill possesses valuable knowledge and skills that are crucial to our success and would be very difficult to replicate. Our senior management team was assembled under the leadership of Mr. Hill. The team was assembled with a view towards substantial growth, and the size and aggregate compensation of the team has increased substantially. The associated significant increase in overhead expense could decrease our margins if we fail to grow substantially. Not all of our senior management team resides near or works at our headquarters. The geographic distance of the members of our senior management team may impede the team’s ability to work together effectively. Our success will depend, in part, on the efforts and abilities of our senior management and their ability to work together. We cannot assure you that they will be able to do so.

Over time, our success will depend on attracting and retaining qualified personnel. Competition for senior management is intense, and we may not be able to retain our management team or attract additional qualified personnel. The loss of a member of senior management would require our remaining senior officers to divert immediate attention, which could be substantial or require costly external resources in the short term. The inability to adequately fill vacancies in our senior executive positions on a timely basis could negatively affect our ability to implement our business strategy, which could adversely affect our results of operations and prospects.

We use large amounts of electricity, diesel fuel, liquid asphalt and other petroleum-based resources that are subject to potential reliability issues, supply constraints and significant price fluctuation, which could affect our financial position, operating results and liquidity.

In our production and distribution processes, we consume significant amounts of electricity, diesel fuel, liquid asphalt and other petroleum-based resources. The availability and pricing of these resources are subject to market forces that are beyond our control. Furthermore, we are vulnerable to any reliability issues experienced by our suppliers, which also are beyond our control. Our suppliers contract separately for the purchase of such resources and our sources of supply could be interrupted should our suppliers not be able to obtain these materials due to higher demand or other factors that interrupt their availability. Variability in the supply and prices of these resources could materially affect our financial position, results of operations and liquidity from period to period.

Affiliates of the Sponsors indirectly own the substantial majority of the equity interests in us and may have conflicts of interest with us or the holders of the exchange notes in the future.

The Sponsors indirectly own a substantial majority of our equity interests. As a result, affiliates of the Sponsors will have control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of equity holders regardless of whether holders of the exchange notes believe that any such transactions are in their own best interests. For example, affiliates of the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or to sell assets, or could cause us to make distributions. So long as the Sponsors continue to indirectly own a significant amount of our outstanding equity interests, affiliates of the Sponsors will continue to be able to strongly influence or effectively control our decisions.

The indenture governing the existing notes and the exchange notes and the credit agreement governing our senior secured credit facilities permit us to pay advisory and other fees, distributions and make other restricted payments to the Sponsors under certain circumstances and the Sponsors or their respective affiliates may have an interest in our doing so.

Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. The Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. The holders of the exchange notes should consider that the interests of the Sponsors may differ from their interests in material respects. See “Security Ownership of Certain Beneficial Owners” and “Certain Relationships and Related Person Transactions.”

Climate change and climate change legislation or regulations may adversely affect our business.

A number of governmental bodies have finalized or proposed or are contemplating legislative and regulatory changes in response to the potential effects of climate change, and international negotiations are continuing with respect to a successor treaty to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which negotiations could lead to additional legislative and regulatory changes in the United States and Canada if either country becomes signatory to such successor treaty. Such legislation or regulation has and potentially could include provisions for a “cap and trade” system of allowances and credits, among other provisions. The EPA promulgated a mandatory reporting rule covering greenhouse gas (“GHG”) emissions from sources considered to be large emitters. The EPA has also promulgated a GHG emissions permitting rule, referred to as the “Tailoring Rule” which sets forth criteria for determining which facilities are required to obtain permits for GHG emissions pursuant to the U.S. Clean Air Act’s Prevention of Significant Deterioration (“PSD”) and Title V operating permit programs. The U.S. Supreme Court ruled in June 2014 that the EPA exceeded its statutory authority in issuing the Tailoring Rule but upheld the Best Available Control Technology (“BACT”) requirements for GHGs emitted by sources already subject to PSD requirements for other pollutants. Our cement plants and one of our landfills hold Title V Permits. If future modifications to our facilities require PSD review for other pollutants, GHG BACT requirements may also be triggered, which could require significant additional costs.

Other potential effects of climate change include physical effects such as disruption in production and product distribution as a result of major storm events and shifts in regional weather patterns and intensities. There is also a potential for climate change legislation and regulation to adversely affect the cost of purchased energy and electricity.

The effects of climate change on our operations are highly uncertain and difficult to estimate. However, because a chemical reaction inherent to the manufacture of Portland cement releases carbon dioxide, a GHG, cement kiln operations may be disproportionately affected by future regulation of GHGs. Climate change and legislation and regulation concerning GHGs could have a material adverse effect on our financial condition, results of operations and liquidity.

Unexpected operational difficulties at our facilities could disrupt operations, raise costs, and reduce revenue and earnings in the affected locations.

The reliability and efficiency of certain of our facilities is dependent upon vital pieces of equipment, such as our cement manufacturing kilns in Hannibal, Missouri and Davenport, Iowa. Although we have scheduled outages to perform maintenance on certain of our facilities, vital equipment may periodically experience unanticipated disruptions due to accidents, mechanical failures or other unanticipated events such as fires, explosions, violent weather conditions or other unexpected operational difficulties. A substantial interruption of one of our facilities could require us to make significant capital expenditures to restore operations and could disrupt our operations, raise costs, and reduce revenue and earnings in the affected locations.

We are dependent on information technology. Our systems and infrastructure face certain risks, including cyber security risks and data leakage risks.

We are dependent on information technology systems and infrastructure. Any significant breakdown, invasion, destruction or interruption of these systems by employees, others with authorized access to our systems, or unauthorized persons could negatively affect operations. There is also a risk that we could experience a business interruption, theft of information or reputational damage as a result of a cyber attack, such as an infiltration of a data center, or data leakage of confidential information either internally or at our third-party providers. While we have invested in the protection of our data and information technology to reduce these risks and periodically test the security of our information systems network, there can be no assurance that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our financial condition, results of operations and liquidity.

Labor disputes could disrupt operations of our businesses.

As of September 26, 2015, labor unions represented approximately 6% of our total employees, substantially all at Continental Cement and Mainland. Our collective bargaining agreements for employees generally expire between 2016 and 2020. Although we believe we have good relations with our employees and unions, disputes with our trade unions, or the inability to renew our labor agreements, could lead to strikes or other actions that could disrupt our operations and, consequently, adversely affect our financial condition, results of operations and liquidity in the affected locations.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 26, 2015 on an actual basis and on an as adjusted basis to give effect to the private offering of the outstanding notes that occurred in November 2015 and the use of proceeds therefrom as if they had occurred on that date. You should read this table together with the information contained in “Prospectus Summary—Summary Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Other Indebtedness” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change in our capitalization.

	As of September 26, 2015
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(1)	$5.5	$128.9

Debt:
Senior secured credit facilities(2)	710.0	710.0
Capital leases and other	47.0	47.0
10 1⁄2% senior notes due 2020(3)	153.8	—
6.125% senior notes due 2023:
Existing notes(4)	350.0	350.0
Outstanding notes(5)	—	300.0

Total debt	1,260.8	1,407.0

Total member’s interest	719.8	715.1

Total capitalization	$1,980.6	$2,122.1

(1)	Excludes $13.6 million of cash at Summit Inc. that is expected to be reinvested in Summit Materials in the fourth quarter of 2015. Summit Inc. intends to use the cash, which represents Summit Inc.’s pro rata portion of tax distributions made to holders of LP Units of Summit Holdings, to purchase newly-issued LP Units from Summit Holdings, which will in turn contribute the cash to Summit Materials or its subsidiaries. As adjusted cash and cash equivalents giving effect to the Transactions may increase or decrease depending on, among other things, actual fees and expenses incurred during the Transactions.
(2)	The senior secured credit facilities provide for a term loan facility in an aggregate amount of $650.0 million, with a maturity date of July 17, 2022, and revolving credit commitments in an aggregate amount of $235.0 million, with a maturity date of March 11, 2020. See “Description of Other Indebtedness—Senior Secured Credit Facilities.” Amount shown represents the principal amount of loans without giving effect to original issue discount.
(3)	Represents the aggregate principal amount of the 2020 notes without giving effect to any premium to par or original issuance discounts or commissions to the initial purchasers.
(4)	Represents the aggregate principal amount of the existing notes, without giving effect to commissions to the initial purchasers.
(5)	Represents the aggregate principal amount of the outstanding notes, without giving effect to any original issuance discounts or commissions to the initial purchasers.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been derived by applying pro forma adjustments to our and the Lafarge Target Business’ historical financial statements included elsewhere in this prospectus.

The pro forma adjustments are based on currently available information, accounting judgments and assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated balance sheet and statements of operations are presented for illustrative purposes only and do not purport to represent our balance sheet or results of operations that would actually have occurred had the transactions referred to below been consummated on September 26, 2015 for the unaudited pro forma condensed consolidated balance sheet and on December 29, 2013 for the unaudited pro forma condensed consolidated statements of operations, or to project our financial position or results of operations for any future date or period. The adjustments are described in the notes to the unaudited pro forma condensed consolidated financial information.

The Lafarge Target Business’ predecessor results included in the pro forma statements are presented based on their fiscal year, which is based on calendar period ends. Summit Materials’ fiscal year is based on a 52-53 week period, as applicable, commencing on the first day following the end of the prior fiscal year and ending on a Saturday. The resulting difference is not considered material to the pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet as of September 26, 2015 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 26, 2015 and the year ended December 27, 2014 are presented on a pro forma adjusted basis to give effect to the following items:

•	the issuance of $300.0 million of outstanding notes (the “November 2023 Notes Issuance”) and subsequent redemption of $153.8 million in aggregate principal amount of 2020 notes;

•	the completion of Summit Inc.’s IPO on March 17, 2015;

•	the redemption of $288.2 million in aggregate principal amount of 2020 notes that occurred in April 2015 (the “April 2020 Notes Redemption”);

•	the offering and sale of $350.0 million in aggregate principal amount of existing notes in July 2015 (the “July 2023 Notes Issuance”);

•	the closing of and borrowings under our term loan facility in August 2015 and our existing revolving credit facility;

•	the closing of the Davenport Acquisition;

•	the repayment of certain indebtedness, including the redemption of $183.0 million in aggregate principal amount of 2020 notes that occurred on August 3, 2015 (the “August 2020 Notes Redemption”);

•	the completion of Summit Inc.’s August 2015 Follow-on Offering and the application of approximately $555.8 million in net proceeds, based on the offering price of $25.75, to purchase 18,675,000 outstanding LP Units from certain holders and 3,750,000 newly-issued LP Units from Summit Holdings; and

•	payment of actual and estimated premiums, fees and expenses in connection with the foregoing.

Summit Materials entered into a supply agreement with Lafarge concurrent with the closing of the Davenport Acquisition (the “Davenport Supply Agreement”). The Davenport Supply Agreement provides us with the option to purchase up to a certain quantity of cement from Lafarge at an agreed-upon price. There is no minimum purchase requirement in the supply agreement, which may be extended to, but end no later than, March 31, 2016. Due to the number of estimates required to determine the effect of the supply agreement on our results of operations, the estimated $13.4 million and $30.2 million of revenue and $10.9 million and $25.4 million of cost of revenue in 2015 prior to the acquisition on July 17, 2015 and the year ended December 27, 2014, respectively, are not included in the pro forma condensed consolidated financial information below. These estimated revenues and cost of revenues represent estimates we developed based on our understanding of historical volumes and our forecast of future activities, including among other things, volumes, selling prices and freight costs. While we believe that our assumptions are reasonable, important factors could affect our results and could cause these amounts to differ materially, including without limitation variances in capacity and demand from period to period.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements for Summit Materials and the Lafarge Target Business included elsewhere in this prospectus.

Summit Materials, LLC and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 26, 2015

(Amounts in thousands)

	Summit Materials, LLC	Pro Forma Adjustments For The Offering of The Outstanding Notes and Redemption of 2020 Notes		Pro Forma Total
Assets
Current assets:
Cash and cash equivalents	$5,482	$123,416	(a)	$128,898
Accounts receivable, net	205,939	—		205,939
Costs and estimated earnings in excess of billings	34,175	—		34,175
Inventories	138,036	—		138,036
Other current assets	21,762	—		21,762

Total current assets	405,394	123,416		528,810
Property, plant and equipment, less accumulated depreciation, depletion and amortization	1,276,227	—		1,276,227
Goodwill	567,836	—		567,836
Intangible assets, less accumulated amortization	15,481	—		15,481
Other assets	51,798	5,000	(b)	56,798

Total assets	$2,316,736	$128,416		$2,445,152

Liabilities and Member’s Interest
Current liabilities:
Current portion of debt	$68,125	$—		$68,125
Current portion of acquisition-related liabilities	17,691	—		17,691
Accounts payable	113,226	—		113,226
Accrued expenses	90,880	(5,700	)(c)	85,180
Billings in excess of costs and estimated earnings	11,005	—		11,005

Total current liabilities	300,927	(5,700)		295,227
Long-term debt	1,148,068	138,760	(d)	1,286,828
Acquisition-related liabilities	33,320	—		33,320
Other noncurrent liabilities	114,575	—		114,575

Total liabilities	1,596,890	133,060		1,729,950

Member’s Equity	1,039,763	—		1,039,763
Accumulated deficit	(293,101)	(4,644	)(e)	(297,745)
Accumulated other comprehensive loss	(28,087)	—		(28,087)

Member’s interest	718,575	(4,644)		713,931
Noncontrolling interest	1,271	—		1,271

Total member’s interest	719,846	(4,644)		715,202

Total liabilities and member’s interest	$2,316,736	$128,416		$2,445,152

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

(a)	The $123.4 million increase to cash and cash equivalents represents $300.0 million of proceeds from the private offering of the outstanding notes net of $1.9 million original issuance discount, an estimated $5.0 million of fees and expenses related to the private offering of the outstanding notes, redemption of $153.8 million the 2020 notes and $15.9 million of accrued interest and prepayment fees thereon.

(b)	We estimate fees and expenses associated with the private offering of the outstanding notes to be $5.0 million. The pro forma adjustment for these fees is included as an increase to deferred financing fees in other assets and a reduction of cash and cash equivalents.

(c)	We estimate accrued interest on the $153.8 million of redeemed 2020 notes to be $5.7 million. The pro forma adjustment for accrued interest is included as a decrease to accrued expenses and reduction of cash and cash equivalents.

(d)	We estimate a net increase to long-term debt of $138.8 million, which reflects the $298.1 million of net proceeds from the private offering of the outstanding notes, net of original issuance discount and before fees and expenses, less the redemption of $153.8 million aggregate principal amount of 2020 notes and write-off of the related $5.6 million net premium.

(e)	We estimate that we will incur a $10.2 million prepayment fee associated with the redemption of the $153.8 million aggregate principal amount of 2020 notes and will write-off the $5.6 million net premium on the 2020 notes. The net $4.6 million pro forma adjustment for the prepayment fee and premium write-off is included as a decrease to accumulated deficit and reduction of cash and cash equivalents.

Summit Materials, LLC and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 26, 2015

(Amounts in thousands)

	Summit Materials, LLC	Pre-acquisition results of Davenport Acquisition(a)	Pro Forma Davenport Adjustments		Pro Forma Adjustments for Debt and Equity Transactions Consummated in the Nine Months Ended September 26, 2015		Pro Forma Adjustments For The Offering of The Outstanding Notes and Redemption of 2020 Notes		Pro Forma Total
Revenue	$1,030,835	$42,761	$7,577	(b)	$—		$—		$1,081,173
Cost of revenue	719,838	29,356	5,511	(c)			—		754,705
General and administrative expenses	149,484	6,615	281		(28,626	)(f)	—		127,754
Depreciation, depletion, amortization and accretion	86,818	3,632	7,467	(d)	—		—		97,917
Transaction costs	8,044	—	(6,463	)(e)	—		—		1,581

Operating income	66,651	3,158	781		28,626		—		99,216
Other income, net	(678)	—	—		—		—		(678)
Loss on debt financings	64,313	—	—		(64,313	)(g)	—		—
Interest expense	61,649	—	—		(4,703	)(h)	2,900	(k)	59,846

(Loss) Income from continuing operations before taxes	(58,633)	3,158	781		97,642		(2,900)		40,048
Income tax (benefit) expense	(12,468)	1,073	—		37,104	(i)	(1,090	)(l)	24,619

Net (Loss) Income from continuing operations	(46,165)	2,085	781		60,538		(1,810)		15,429
Income from discontinued operations	(815)								(815)

Net (loss) income	(45,350)	2,085	781		60,538		(1,810)		16,244
Net (loss) income attributable to noncontrolling interests	(1,917)	—	—		—		—		(1,917)

Net income attributable to Summit Materials, LLC	$(43,433)	$2,085	$781		$60,538	(j)	$(1,810)		$(18,161)

See accompanying notes to unaudited pro forma condensed consolidated statement of operations for the nine months ended September 26, 2015.

(a)	The pre-acquisition results of Davenport Acquisition reflect the results of the Lafarge Target Business for the six months ended June 30, 2015 included elsewhere in this prospectus.

(b)	Represents the $7.6 million of revenue from the Davenport Assets from July 1, 2015 to the acquisition date of July 17, 2015.

(c)	Represents the $5.5 million cost of revenue for the Davenport Assets for the period between July 1, 2015 to the acquisition date of July 17, 2015.

(d)	Represents the estimated incremental depreciation expense of approximately $1.1 million per month related to the step-up in value of the Davenport Assets recognized through purchase accounting during the period between December 28, 2014 and July 17, 2015 (approximately seven months of incremental depreciation expense). As the purchase price allocation has not been finalized due to the recent timing of the acquisition, actual values may differ significantly from estimates made.

(e)	Represents the elimination of transaction costs recognized during the nine months ended September 26, 2015 in conjunction with the Davenport Acquisition, which were principally composed of third party accounting, legal, valuation and financial advisory fees.

(f)	The IPO adjustments for the general and administrative expenses relate to the following:

($ in millions)
Termination of the transaction and management fee agreement with Blackstone Management Partners L.L.C.(1)	$14.8
Removal of the non-recurring stock compensation modification charge(2)	14.5
Incremental stock compensation expense(2)	(0.7)

$28.6

(1)	Under the terms of a transaction and management fee agreement between Summit Holdings and Blackstone Management Partners L.L.C. (“BMP”), BMP provided monitoring, advisory and consulting services. Amounts incurred under the agreement between December 28, 2014 and March 17, 2015 totaled $1.0 million. In connection with the IPO, the transaction and management fee agreement with BMP was terminated on March 17, 2015 for a final non-recurring payment of approximately $13.8 million, resulting in approximately $14.8 million of costs recognized in the three months ended March 28, 2015.

(2)	In conjunction with the IPO, the LP interests of Summit Holdings were reclassified into a single new class of units, which we refer to as “LP Units.” In addition, in substitution for part of the economic benefit of certain classes of units that was not reflected in the conversion of such interests to LP Units, Summit Inc. issued warrants to purchase 160,333 shares of Class A common stock and options to purchase 4,358,842 shares of Class A common stock. Summit Inc. also granted 240,000 options to purchase shares of Class A common stock. In each case, the exercise price of warrants and options was $18.00 per share. In conjunction with these transactions, we recognized a $14.5 million charge in the nine months ended September 26, 2015 and incur incremental share-based compensation costs for the remaining unvested amount, which began after Summit Inc.’s IPO and is included in the historical results. The change in annual stock compensation is the difference between the historical results and pro forma stock compensation expense.

(g)	This adjustment is to eliminate the loss on debt financings associated with the March 2015 Amendment to the credit agreement, the April 2020 Notes Redemption, the August 2015 term loan refinancing, the July 2023 Notes Issuance and the August 2020 Notes Redemption.

(h)	Represents the adjustment to interest expense from the April 2020 Notes Redemption, the July 2023 Notes Issuance, the August 2020 Notes Redemption and the August 2015 term loan refinancing as follows:

($ in millions)
Estimated interest expense after consummation of the above mentioned debt transactions(1)	$16.4
Elimination of historical interest expense(2)	(21.7)
Estimated incremental interest expense related to the amortization of new deferred financing fees and discount(3)	0.6

$(4.7)

(1)	This adjustment is to reflect the estimated interest expense from the term loan facility of $650.0 million (interest rate of 4.25%), the 2023 notes of $350.0 million (interest rate of 6.125%) and the estimated $153.8 million of 2020 notes to remain outstanding (interest rate of 10.5%).

(2)	Historical interest expense includes expense related to the historical $414.6 million term loans at approximately 5.1% interest ($5.3 million) and $625.0 million of 2020 notes at 10.5% interest ($16.4 million).

(3)	The incremental amortization expense related to deferred financing fees and original issuance discount (premium) was calculated as follows:

($ in millions)
Estimated amortization of deferred financing fees after consummation of the above mentioned debt transactions	$0.7
Elimination of historical amortization of deferred financing fees	(0.8)
Estimated amortization of original issuance discount (premium)	0.1
Elimination of historical amortization of original issuance discount (premium)	0.6

$0.6

(i)	The income tax benefit adjustment relates to the change in debt balance in our C corporation subsidiaries as a result of the 2020 notes redemptions and the sale of the existing notes and the outstanding notes.

(j)	Reflects an adjustment to record the 50.7%, or 50,332,297 of 99,342,035 total LP Units, of noncontrolling interests that partners of Summit Holdings (other than Summit Inc.) own in Summit Holdings after Summit Inc.’s IPO and August 2015 Follow-on Offering. This is calculated as the pro forma net income from continuing operations multiplied by 50.7%.

(k)	Represents $1.7 million of incremental interest expense on $300.0 million of 6.125% outstanding notes as compared to $153.8 million of 10.5% 2020 notes redeemed and $1.2 million of incremental amortization of deferred financing fees and the original issuance discount.

(l)	Represents the income tax benefit related to the incremental interest expense and write-off of the net premium on the $153.8 million of redeemed 2020 notes.

Summit Materials, LLC and Subsidiaries

Unaudited Pro Forma Condensed Consolidated

Statement of Operations

Year Ended December 27, 2014

(Amounts in thousands)

	Summit Materials, LLC	Pre-acquisition results of Davenport Acquisition	Pro Forma Davenport Adjustments	Pro Forma Adjustments for Debt and Equity Transactions Consummated in the Nine Months Ended September 26, 2015		Pro Forma Adjustments For The Offering of The Outstanding Notes		Pro Forma Total
Revenue	$1,204,231	$113,680	$—	$—		$—		$1,317,911
Cost of revenue	887,160	67,155	—	—		—		954,315
General and administrative expenses	150,732	16,049	—	(1,245	)(c)	—		165,536
Depreciation, depletion, amortization and accretion	87,826	7,200	11,760 (a)	—		—		106,786
Transaction costs	8,554	—	6,413 (b)	—		—		14,967

Operating income	69,959	23,276	(18,173)	1,245		—		76,307
Other (income) loss, net	(3,447)	179	—	—		—		(3,268)
Loss on debt financings	—	—	—	64,313	(d)	4,644	(g)	68,957
Interest expense	86,742	—	—	(9,385	)(e)	3,866	(h)	81,223

(Loss) Income from continuing operations before taxes	(13,336)	23,097	(18,173)	(53,683)		(8,510)		(70,605)
Income tax (benefit) expense	(6,983)	7,798	—	(20,400	)(f)	(3,234	)(i)	(22,819)

Net (Loss) Income from continuing operations	(6,353)	15,299	(18,173)	(33,283)		(5,276)		(47,786)
Income from discontinued operations	(71)	—	—	—		—		(71)

Net (Loss) Income	(6,282)	15,299	(18,173)	(33,283)		(5,276)		(47,715)
Net income attributable to noncontrolling interests	2,495	—	—	—		—		2,495

Net (loss) income attributable to Summit Materials, LLC	$(8,777)	$15,299	$(18,173)	$(33,283)		$(5,276)		$(50,210)

See accompanying notes to unaudited pro forma condensed consolidated statement of operations for the year ended December 27, 2014.

(a)	Represents the estimated incremental depreciation expense of approximately $1.0 million per month related to the step-up in value of the Davenport Assets recognized through purchase accounting during the year ended December 31, 2014. As the purchase price allocation has not been finalized due to the recent timing of the acquisition, actual values may differ significantly from estimates made.

(b)	Represents the transaction costs recognized in conjunction with the Davenport Acquisition, which were principally composed of third party accounting, legal, valuation and financial advisory fees.

(c)	The IPO adjustments for the general and administrative expenses relate to the following:

($ in millions)
Termination of the transaction and management fee agreement with BMP(1)	$(4.9)
Incremental stock compensation expense(2)	3.7

$(1.2)

(1)	In connection with the formation of Summit Holdings, Summit Holdings entered into a transaction and management fee agreement with BMP to provide monitoring, advisory and consulting services. This is the expenses associated with this agreement that ended with the IPO.

(2)	In conjunction with the IPO, the LP interests of Summit Holdings were reclassified into a single new class of units, which we refer to as “LP Units.” In addition, in substitution for part of the economic benefit of certain classes of units that was not reflected in the conversion of such interests to LP Units, Summit Inc. issued warrants to purchase 160,333 shares of Class A common stock and options to purchase 4,358,842 shares of Class A common stock. Summit Inc. also granted 240,000 options to purchase shares of Class A common stock. In each case, the exercise price of warrants and options was $18.00 per share. As a result of these transactions, we expect to incur incremental share-based compensation costs for the remaining unvested amounts.

(d)	This adjustment is to recognize the loss on debt financings associated with the March 2015 amendment to the credit agreement, the April 2020 Notes Redemption, the August 2015 term loan refinancing, the July 2023 Notes Issuance and the August 2020 Notes Redemption.

(e)	A summary of the effects of the adjustment to interest expense for the year ended December 27, 2014 is as follows:

($ in millions)
Estimated annual interest expense after the Davenport Acquisition(1)	$65.5
Elimination of historical interest expense(2)	(76.8)
Estimated incremental interest expense related to the amortization of new deferred financing fees and discount(3)	1.9

$(9.4)

(1)	This adjustment is to reflect the estimated interest expense from the term loan facility of $650.0 million (interest rate of 4.25%), the 2023 notes of $350.0 million (interest rate of 6.125%), and the estimated $153.8 million of 2020 notes to remain outstanding (interest rate of 10.5%).

(2)	Historical interest expense includes expense related to the historical term loans that had an average balance during 2014 of approximately $417.5 million at approximately 5.0% interest ($20.8 million), $250.0 million of 2020 notes at 10.5% interest outstanding for twelve months in 2014 ($26.3 million), $260.0 million of 2020 notes at 10.5% interest outstanding for approximately 11 1/2 months in 2014 ($26.2 million) and $115.0 million of 2020 notes at 10.5% interest outstanding for approximately three and a half months in 2014 ($3.5 million).

(3)	The incremental amortization expense of deferred financing fees and original issuance discount (premium) was calculated as follows:

($ in millions)
Estimated annual amortization of deferred financing fees after consummation of the Transactions	$2.7
Elimination of historical amortization of deferred financing fees and net original issuance premium	(0.2)
Estimated annual amortization of original issuance premium after consummation of the Transactions	(0.8)

$1.7

(f)	The income tax benefit adjustment relates to the change in the debt balance in our C corporation subsidiaries as a result of the 2020 notes redemptions and the sale of the existing notes and the outstanding notes.

(g)	Represents the $10.2 million prepayment fee associated with the redemption of the $153.8 million aggregate principal amount of 2020 notes, offset by the $5.6 million write-off of the net premium associated with the redemption.

(h)	Represents approximately $2.2 million of incremental interest expense on $300.0 million of 6.125% outstanding notes as compared to $153.8 million of 10.5% 2020 notes redeemed and approximately $1.6 million of incremental amortization of deferred financing fees and the original issuance discount.

(i)	Represents the income tax benefit related to the incremental interest expense and write-off of the net premium on the $153.8 million of redeemed 2020 notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth, for the periods and as of the dates indicated, our selected consolidated financial data. The selected statements of operations data for the three years ended December 27, 2014, December 28, 2013 and December 29, 2012 and the selected balance sheet data as of December 27, 2014 and December 28, 2013 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected balance sheet data as of December 29, 2012 and as of and for the years ended December 31, 2011 and December 31, 2010 are derived from audited consolidated financial statements not included in this prospectus.

The selected historical consolidated financial data as of and for the nine months ended September 26, 2015 and for the nine months ended September 27, 2014 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and, in our opinion, have included all adjustments, which include normal recurring adjustments, necessary to present fairly in all material respects our results of operations and financial position. The results for any historical or interim period are not necessarily indicative of the results that may be expected for the full year or any future period.

In 2011, we adopted a fiscal year based on a 52-53 week year.

You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

(in thousands)	Nine Months Ended September 26, 2015	Nine Months Ended September 27, 2014	Year Ended December 27, 2014	Year Ended December 28, 2013	Year Ended December 29, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Statement of Operations Data:
Total revenue	$1,030,835	$870,145	$1,204,231	$916,201	$926,254	$789,076	$405,297
Total cost of revenue (excluding items shown separately below)	719,838	645,934	877,160	677,052	713,346	597,654	284,336
General and administrative expenses	149,484	105,872	150,732	142,000	127,215	95,826	48,577
Goodwill impairment	—	—	—	68,202	—	—	—
Depreciation, depletion, amortization and accretion	86,818	63,950	87,826	72,934	68,290	61,377	33,870
Transaction costs	8,044	7,737	8,554	3,990	1,988	9,120	22,268
Operating income (loss)	66,651	46,652	69,959	(47,977)	15,415	25,099	16,266
Other (income) expense, net	(678)	(2,299)	(3,447)	(1,737)	(1,182)	(21,244)	1,583
Loss on debt financings	64,313	—	—	3,115	9,469	—	9,975
Interest expense	61,649	62,555	86,742	56,443	58,079	47,784	25,430
Loss from continuing operations before taxes	(58,633)	(13,604)	(13,336)	(105,798)	(50,951)	(1,441)	(20,722)
Income tax (benefit) expense	(12,468)	(2,498)	(6,983)	(2,647)	(3,920)	3,408	2,363

Loss from continuing operations	$(46,165)	$(11,106)	$(6,353)	$(103,151)	$(47,031)	$(4,849)	$(23,085)

(in thousands)	Nine Months Ended September 26, 2015	Nine Months Ended September 27, 2014	Year Ended December 27, 2014	Year Ended December 28, 2013	Year Ended December 29, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Cash Flow Data:
Net cash (used for) provided by:
Operating activities	$(18,927)	$(10,836)	$79,089	$66,412	$62,279	$23,253	$(20,529)
Investing activities	(565,645)	(405,853)	(461,280)	(111,515)	(85,340)	(192,331)	(499,381)
Financing activities	576,839	408,501	380,489	32,589	7,702	146,775	578,389
Balance Sheet Data (as of period end):
Cash and cash equivalents(1)	$5,482		$13,215	$14,917	$27,431	$42,790	$65,093
Total assets (1)	2,316,736		1,729,777	1,247,794	1,281,213	1,284,265	1,101,581
Long-term debt, including current portion	1,216,193		1,064,917	688,987	639,843	608,981	559,980
Capital leases	46,893		31,210	8,026	3,092	3,158	3,217
Total member’s interest	719,846		286,983	283,551	382,428	436,372	345,993
Other Financial Data (as of period end):
Total hard assets	$1,414,263		$1,062,154	$928,210	$906,584	$906,166	$775,457
Ratio of earnings to fixed charges(2)	0.0		0.8	N/A	0.1	1.0	0.2

(1)	Excludes $13.6 million of cash at Summit Inc. that is expected to be reinvested in Summit Materials in the fourth quarter of 2015. Summit Inc. intends to use the cash, which represents Summit Inc.’s pro rata portion of tax distributions made to holders of limited partnership units (“LP Units”) of Summit Holdings, to purchase newly-issued LP Units from Summit Holdings, which will in turn contribute the cash to Summit Materials or its subsidiaries.

(2)	The ratio of earnings to fixed charges is determined by dividing earnings, as adjusted, by fixed charges. Fixed charges consist of interest on all indebtedness plus that portion of operating lease rentals representative of the interest factor (deemed to be 33% of operating lease rentals). Earnings were insufficient to cover fixed charges for the year ended December 28, 2013 by $107.5 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition with the “Selected Historical Consolidated Financial Data” section of this prospectus and our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

We are one of the fastest growing construction materials companies in the United States, with a 197% increase in revenue between the year ended December 31, 2010 and the year ended December 27, 2014, as compared to an average increase of approximately 38% in revenue reported by our competitors over the same period. Our materials include aggregates, which we supply across the country, with a focus on Texas, Kansas, Kentucky, Utah and Missouri, and cement, which we supply primarily in Missouri, Iowa and along the Mississippi River. Within our markets, we offer customers a single-source provider for construction materials and related downstream products through our vertical integration. In addition to supplying aggregates to customers, we use our materials internally to produce ready-mixed concrete and asphalt paving mix, which may be sold externally or used in our paving and related services businesses. Our vertical integration creates opportunities to increase aggregates volumes, optimize margin at each stage of production and provide customers with efficiency gains, convenience and reliability, which we believe gives us a competitive advantage.

We have completed 37 acquisitions, which are organized into 11 operating companies that make up our three distinct operating segments—West, Central and East regions—spanning 19 U.S. states and British Columbia, Canada and 33 metropolitan statistical areas. We believe each of our operating companies has a top three market share position in its local market area achieved through their respective, extensive operating histories, averaging over 35 years. Our highly experienced management team, led by our President and Chief Executive Officer, Tom Hill, a 30-year industry veteran, has successfully enhanced the operations of acquired companies by focusing on scale advantages, cost efficiencies and pricing discipline to improve profitability and cash flow.

As of September 26, 2015, we had 2.1 billion tons of proven and probable aggregates reserves serving our aggregates and cement businesses and operated over 200 sites and plants, to which we believe we have adequate road, barge and/or railroad access. From time to time, in connection with certain acquisitions, we engage a third party engineering firm to perform an aggregates reserves audit, but we do not perform annual reserve audits. By segment, our estimate of proven and probable reserves for which we have permits for extraction and that we consider to be recoverable aggregates of suitable quality for economic extraction, including the underground mine that was substantially completed in 2014 to support our Hannibal, Missouri cement plant, are shown in the table below along with average annual production.

		Tonnage of reserves for each general type of aggregate			Average years until depletion at current production(2)	Percent of reserves owned and percent leased
Segment	Aggregate producing sites	Hard rock(1)	Sand and gravel(1)	Annual production(1)		Owned	Leased(3)
West	60	329,617	382,565	23,883	30	34%	66%
Central	61	923,347	75,239	4,486	223	71%	29%
East	24	429,613	4,117	5,040	86	38%	62%

Total	145	1,682,576	461,921	33,409	64	52%	48%

(1)	Hard rock, sand and gravel and annual production tons are shown in thousands.

(2)	Calculated based on total reserves divided by our average of 2013 and 2014 annual production.
(3)	Lease terms range from monthly to on-going with an average lease expiry of 2020.

We operate in 19 U.S. states and in British Columbia, Canada and currently have assets in 18 U.S. states and British Columbia, Canada. The map below illustrates our geographic footprint:

Business Trends and Conditions

The U.S. construction materials industry is composed of four primary sectors: aggregates; cement; ready-mixed concrete; and asphalt paving mix. Each of these materials is widely used in most forms of construction activity. Competition is limited in part by the distance materials can be transported efficiently, resulting in predominantly local or regional operations. Participants in these sectors typically range from small, privately-held companies focused on a single material, product or market to multinational companies that offer a wide array of construction materials, products and related services. We estimate that approximately 65% of the aggregates in the United States are held by private companies.

Our revenue is derived from multiple end-use markets including private residential and nonresidential construction, as well as public infrastructure construction.

Residential and nonresidential construction consists of new construction and repair and remodel markets. The construction sectors in the local economies in which we operate have begun to show signs of recovery. However, we could still be affected by any economic stagnation or decline, which could vary by local region and market. Our sales and earnings are sensitive to national, regional and local economic conditions and particularly to cyclical changes in construction spending, especially in the private sector. From a macroeconomic view, we see positive indicators for the construction sector, including upward trends in housing starts, construction employment and highway obligations. All of these factors should result in increased construction activity in the private sector. However, we do not expect this recovery to be consistent across the United States. Certain of our markets are showing greater, more rapid signs of recovery. Increased construction activity in the private sector could lead to increased public infrastructure spending in the relatively near future. Public infrastructure includes spending by federal, state and local governments for roads, highways, bridges, airports and other infrastructure projects. Public infrastructure projects have historically been a relatively stable portion of state and federal budgets. Our acquisitions to date have been primarily focused in states with certain constitutional protections for transportation funding sources, which we believe limits our exposure to state and local budgetary uncertainties.

Transportation infrastructure projects, driven by both federal and state funding programs, represent a significant share of the U.S. construction materials market. Federal funds are allocated to the states, which are required to match a portion of the federal funds they receive. Federal highway spending uses funds predominantly from the Federal Highway Trust Fund, which derives its revenue from taxes on diesel fuel, gasoline and other user fees. The dependability of federal funding allows the state departments of transportation to plan for their long term highway construction and maintenance needs. Funding for the existing federal transportation funding program extends through 2020. Any additional funding or successor programs have yet to be approved. With the nation’s infrastructure aging, we expect U.S. infrastructure spending to grow over the long term, and we believe we are well positioned to capitalize on any such increase.

In addition to federal funding, highway construction and maintenance funding is also available through state, county and local agencies. Our five largest states by revenue (Texas, Kansas, Kentucky, Utah and Missouri, which represented approximately 34%, 19%, 11%, 10% and 9%, respectively, of our total revenue in 2014) each have funds whose revenue sources have certain constitutional protections and are dedicated for transportation projects.

•	Texas Department of Transportation’s budget from 2014 to 2016 is $25.3 billion.

•	Kansas has a 10-year $8.2 billion highway bill that was passed in May 2010.

•	Kentucky’s biennial highway construction plan has funding of $3.6 billion from July 2014 to June 2016.

•	Utah’s transportation investment fund has $3.5 billion committed through 2018.

•	Missouri has an estimated $0.7 billion in annual construction funding committed to essential road and bridge programs through 2017.

Within many of our markets, state and local governments have taken actions to maintain or grow highway funding during a time of uncertainty with respect to federal funding. For example:

•	On November 4, 2014, voters in Texas passed a proposition that is estimated to provide up to $1.7 billion of incremental funding annually to the Texas Department of Transportation. The funds must be used for construction, maintenance, rehabilitation and acquiring right-of-way for public roads. The Texas legislature recently passed the largest two-year budget in the history of the Texas Department of Transportation (with growth in both new construction and maintenance). On November 3, 2015, voters in Texas passed an additional proposition that dedicates up to $2.5 billion of the state’s sales and use tax revenue to the state’s highway fund beginning in 2018, and 35% of any excess revenue over $5 billion generated from the motor vehicles sales tax beginning in 2020.

•	Increases in heavy truck registration fees, dedicated sales tax revenue and bond issuances have enabled Kansas to maintain stability in public infrastructure spending.

•	We believe that public infrastructure spending in Kentucky, which comprises the majority of our revenue in the state, will remain consistent in the upcoming years.

•	We expect primarily maintenance-related public demand in Utah and Missouri, both of which have recently completed large spending programs.

The table below sets forth additional details regarding our five key states, including growth rates as compared to the U.S. as a whole:

		Revenue by End Market(1)(2)		Projected Industry Growth by End Market 2013 to 2018(3)
State	Percentage of Our Total Revenue(1)	Residential and Nonresidential Construction	Public Infrastructure Construction	Residential Construction	Nonresidential Construction	Public Infrastructure Construction
Texas	34%	52%	48%	8.9%	6.8%	6.1%
Kansas	19%	41%	59%	11.6%	5.8%	3.4%
Kentucky	11%	10%	90%	12.2%	5.7%	7.2%
Utah	10%	96%	4%	7.5%	6.0%	5.8%
Missouri	9%	72%	28%	10.9%	5.8%	2.8%
Weighted average(4)				10.0%	6.2%	5.3%
United States(3)				9.1%	5.2%	4.5%

(1)	Percentages based on our revenue for the twelve months ended December 27, 2014.
(2)	Percentages based on our revenue by state for the twelve months ended December 27, 2014 and management’s estimates as to end markets.
(3)	Source: FMI Management Consulting.
(4)	Calculated using weighted average based on each state’s percentage contribution to our total revenue.

Use and consumption of our products fluctuate due to seasonality. Nearly all of the products used by us, and by our customers, in the private construction and public infrastructure industries are used outdoors. Our highway operations and production and distribution facilities are also located outdoors. Therefore, seasonal changes and other weather-related conditions, in particular extended rainy and cold weather in the spring and fall and major weather events, such as hurricanes, tornadoes, tropical storms and heavy snows, can adversely affect our business and operations through a decline in both the use of our products and demand for our services. In addition, construction materials production and shipment levels follow activity in the construction industry, which typically occurs in the spring, summer and fall. Warmer and drier weather during the second and third quarters of our fiscal year typically result in higher activity and revenue levels during those quarters.

We are subject to commodity price risk with respect to price changes in liquid asphalt and energy, including fossil fuels and electricity for aggregates, cement, ready-mixed concrete and asphalt paving mix production, natural gas for hot mix asphalt production and diesel fuel for distribution vehicles and production related mobile equipment. Liquid asphalt escalator provisions in most of our private and commercial contracts limit our exposure to price fluctuations in this commodity. We often obtain similar escalators on public infrastructure contracts. In addition, we enter into various firm purchase commitments, with terms generally less than one year, for certain raw materials. Through effective use of our purchase commitments and a year on year decline in prices, our costs associated with liquid asphalt and energy have decreased $10.5 million in the nine months ended September 26, 2015 as compared to the nine months ended September 27, 2014, taking into consideration organic and acquisition-related volume increases.

Our acquisition strategy requires capital contributions or debt financings. As of September 26, 2015 and December 27, 2014, our long-term borrowings, including the current portion and less original issue premium and discount, totaled $1,216.2 million and $1,064.9 million, respectively, and we incurred $61.6 million and $86.7 million of interest expense in the nine months ended September 26, 2015 and the year ended December 27, 2014, respectively. Although the amounts borrowed and related interest expense are relatively material to us, we have been in compliance with our debt covenants and have made all required principal and interest payments. In addition, our cash flows provided by operating activities were $79.1 million in the year ended December 27, 2014, which is net of interest payments. Our senior secured revolving credit facility provides us with up to $210.6 million of borrowings, which is net of $24.4 million of outstanding letters of credit. Our senior secured revolving credit facility has been adequate to fund our seasonal working capital needs and certain acquisitions.

When we have made additional issuances of senior notes to fund acquisitions, we have complied with the incurrence tests in the indenture that governed the 2020 notes and the indenture governing our existing notes and outstanding notes.

Financial Highlights—Nine Months Ended September 26, 2015

The principal factors in evaluating our financial condition and operating results for the nine months ended September 26, 2015 as compared to September 27, 2014 are:

•	Revenue increased $160.7 million in the nine months ended September 26, 2015, as a result of pricing and volume increases across our product lines, which includes volume contributions from our acquisitions.

•	Our operating income increased $20.0 million in the nine months ended September 26, 2015. The improvement in operating income was driven by improved pricing, reduced fuel costs and an increased proportion of sales generated by materials and products, as compared to services.

•	In March 2015, Summit Inc. completed an IPO of its Class A common stock, the proceeds of which were used: (i) to redeem $288.2 million in aggregate principal amount of our outstanding 2020 notes at a redemption price of 100% and an applicable premium thereon; (ii) to purchase a portion of the noncontrolling interests of Continental Cement; (iii) to pay a one-time fee of $13.8 million in connection with the termination of a transaction and management fee agreement; and (iv) for general corporate purposes.

•	In August 2015, Summit Inc. completed a follow-on offering of its Class A common stock. The proceeds were used to purchase 3,750,000 newly-issued LP Units from Summit Holdings and 18,675,000 outstanding LP Units from certain pre-IPO owners, including affiliates of the Sponsors and certain of Summit Inc.’s directors and officers. The entire $80.0 million deferred purchase price for the Davenport Assets was funded with the proceeds.

Financial Highlights—Year Ended December 27, 2014

The principal factors in evaluating our financial condition and operating results for the year ended December 27, 2014, as compared to the year ended December 28, 2013, are:

•	Revenue increased $288.0 million in 2014 primarily driven by volume increases across our product lines and net increases in prices. The following table presents volume and average selling price changes by product:

	Percentage Change in
	Volume	Pricing
Aggregates	45.3%	(1.1)%
Cement	9.0%	7.2%
Ready-mixed concrete	135.7%	3.4%
Asphalt	8.8%	(0.4)%

•	Our operating earnings increased $117.9 million to income of $70.0 million in 2014 from a $48.0 million loss in 2013 due to the conversion of increased revenue to operating income in 2014 and $68.2 million of goodwill impairment charges in 2013. The goodwill impairment charges were a result of uncertainties in the timing of a sustained recovery in the Utah and Kentucky construction markets.

•	Cash provided by operations improved to $79.1 million in 2014, compared to $66.4 million in 2013 as a result of the improvement in operating income and partially offset by increased interest payments. In 2014, we increased our long-term debt by $375.0 million with the issuance of additional 2020 notes. The proceeds from the borrowings were primarily used to fund acquisitions.

Acquisitions

In addition to our organic growth, we continued to grow our business through acquisitions, completing the following transactions from 2013 to the present:

•	On August 21, 2015, we acquired LeGrand, a vertically integrated construction materials company based in Utah and servicing the northern and central Utah, western Wyoming and southern Idaho markets.

•	On July 17, 2015, we completed the acquisition of the Davenport Assets. Our combined business has over two million short tons of cement capacity across our two plants in Hannibal, Missouri and Davenport, Iowa and eight cement distribution terminals along the Mississippi River from Minneapolis, Minnesota to New Orleans, Louisiana.

•	On June 1, 2015, we acquired all of the issued and outstanding shares of Lewis & Lewis, a vertically integrated, aggregates-based business in Wyoming.

•	On October 3, 2014, we purchased Concrete Supply, which included two sand and gravel sites and 10 ready-mixed concrete plants in Topeka and northeast Kansas, and a ready-mixed concrete plant in western Missouri.

•	On September 30, 2014, we acquired all of the outstanding ownership interests in Colorado County S&G, M & M Gravel Sales, Inc., Marek Materials Co. Operating, Ltd. and Marek Materials Co., L.L.C., which collectively supply aggregates to the west Houston, Texas markets.

•	On September 19, 2014, we acquired all of the membership interests of Southwest Ready Mix, which included two ready-mixed concrete plants and serves the downtown and southwest Houston, Texas markets.

•	On September 4, 2014, we acquired all of the issued and outstanding shares and certain shareholder notes of Rock Head Holdings Ltd. and B.I.M. Holdings Ltd., which collectively indirectly owned all the shares of Mainland Sand and Gravel Ltd., a supplier of construction aggregates to the Vancouver metropolitan area based in Surrey, British Columbia.

•	On July 29, 2014, we acquired all of the assets of Canyon Redi-Mix, Inc. The acquired assets include two ready-mixed concrete plants, which serve the Permian Basin region of West Texas.

•	On June 9, 2014, we acquired all of the membership interests of Buckhorn Materials, LLC, an aggregates quarry in South Carolina, and Construction Materials Group LLC, a sand pit in South Carolina.

•	On March 31, 2014, we acquired all of the stock of Troy Vines, an integrated aggregates and ready-mixed concrete business headquartered in Midland, Texas, which serves the Permian Basin region of West Texas.

•	On January 17, 2014, we acquired certain aggregates and ready-mixed concrete assets of Alleyton in Houston, Texas, which expands our presence in the Texas market.

•	On April 1, 2013, we acquired certain aggregates, ready-mixed concrete and asphalt assets of Lafarge in and around Wichita, Kansas, which expanded our footprint in the Wichita market across our lines of business.

•	On April 1, 2013, we acquired the membership interests of Westroc in Utah. The Westroc acquisition expanded our market coverage for aggregates and ready-mixed concrete in Utah.

Components of Operating Results

Total Revenue

We derive our revenue predominantly by selling construction materials and products and providing paving and related services. Construction materials consist of aggregates and cement. Products consist of related downstream products, including ready-mixed concrete, asphalt paying mix and concrete products. Paving and related services that we provide are primarily asphalt paving services.

Revenue derived from construction materials sales are recognized when risks associated with ownership have passed to unaffiliated customers. Typically this occurs when products are shipped. Product revenue generally includes sales of aggregates, cement and related downstream products and other materials to customers, net of discounts or allowances and taxes, if any.

Revenue derived from paving and related services are recognized on the percentage-of-completion basis, measured by the cost incurred to date compared to estimated total cost of each project. This method is used because management considers cost incurred to be the best available measure of progress on these contracts. Due to the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change over the life of the contract.

Operating Costs and Expenses

The key components of our operating costs and expenses consist of the following:

Cost of Revenue (excluding items shown separately)

Cost of revenue consists of all production and delivery costs and primarily includes labor, repair and maintenance, utilities, raw materials, fuel, transportation, subcontractor costs, royalties and other direct costs incurred in the production and delivery of our products and services. Our cost of revenue is directly affected by fluctuations in commodity energy prices, primarily diesel fuel, liquid asphalt and other petroleum-based resources. As a result, our operating profit margins can be significantly affected by changes in the underlying cost of certain raw materials if they are not recovered through corresponding changes in revenue. We attempt to limit our exposure to changes in commodity energy prices by entering into forward purchase commitments when appropriate. In addition, we have sales price adjustment provisions that provide for adjustments based on fluctuations outside a limited range in certain energy-related production costs. These provisions are in place for most of our public infrastructure contracts, and we aggressively seek to include similar price adjustment provisions in our private contracts.

Goodwill Impairment

Goodwill impairment charges consist of the amount by which the carrying value of a reporting unit exceeds its fair value. See “—Critical Accounting Policies—Goodwill and Goodwill Impairment.”

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and personnel costs for our sales and marketing, administration, finance and accounting, legal, information systems, human resources and certain managerial employees. Additional expenses include audit, consulting and professional fees, travel, insurance, rental costs, property taxes and other corporate and overhead expenses.

Transaction Costs

Transaction costs consist primarily of third party accounting, legal, valuation and financial advisory fees incurred in connection with acquisitions.

Depreciation, Depletion, Amortization and Accretion

Our business is capital intensive. We carry property, plant and equipment on our balance sheet at cost, net of applicable depreciation, depletion and amortization. Depreciation on property, plant and equipment is computed on a straight-line basis or based on the economic usage over the estimated useful life of the asset. The general range of depreciable lives by category, excluding mineral reserves, which are depleted based on the units of production method on a site-by-site basis, is as follows:

Buildings and improvements	7 - 40 years
Plant, machinery and equipment	20 - 40 years
Office equipment	3 - 6 years
Truck and auto fleet	5 - 10 years
Mobile equipment and barges	15 - 20 years
Landfill airspace and improvements	5 - 60 years
Other	2 - 10 years

Amortization expense is the periodic expense related to leasehold improvements and intangible assets, which were primarily acquired with certain acquisitions. The intangible assets are generally amortized on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the underlying asset or the remaining lease term.

Accretion expense is the periodic expense recorded for the accrued mining reclamation liabilities and landfill closure and post-closure liabilities using the effective interest method.

Results of Operations

The following discussion of our results of operations is focused on the key financial measures we use to evaluate the performance of our business from both a consolidated and operating segment perspective. Operating income and margins are discussed in terms of changes in volume, pricing and mix of revenue source (i.e., type of product sales or service revenue). We focus on operating margin, which we define as operating income as a percentage of revenue, as a key metric when assessing the performance of the business, as we believe that analyzing changes in costs in relation to changes in revenue provides more meaningful insight into the results of operations than examining costs in isolation.

Operating income (loss) reflects our profit (loss) from continuing operations after taking into consideration cost of revenue, general and administrative expenses, depreciation, depletion, amortization and accretion and transaction costs. Cost of revenue generally increases ratably with revenue, as labor, transportation costs and subcontractor costs are recorded in cost of revenue. General and administrative costs as a percentage of revenue vary throughout the year due to the seasonality of our business. As a result of our revenue growth occurring primarily through acquisitions, general and administrative costs and depreciation, depletion, amortization and accretion have historically grown ratably with revenue. However, as volumes increase, we expect these costs, as a percentage of revenue, to decrease. Our transaction costs fluctuate with the number and size of acquisitions completed each year.

The table below includes revenue and operating income (loss) by segment for the periods indicated. Operating (loss) income by segment is computed as earnings before interest, taxes and other income / expense.

	Nine months ended				Year ended
	September 26, 2015		September 27, 2014		December 27, 2014		December 28, 2013		December 29, 2012
(in thousands)	Total Revenue	Operating income (loss)	Total Revenue	Operating income (loss)	Total Revenue	Operating (loss) income	Total Revenue	Operating (loss) income	Total Revenue	Operating (loss) income
West	$597,484	$72,829	$478,432	$47,658	$665,716	$61,882	$426,195	$(47,476)	$484,922	$(6,625)
Central	338,613	52,348	283,541	30,433	391,553	44,167	329,621	39,246	302,113	37,560
East	94,738	4,792	108,172	(1,925)	146,962	2,201	160,385	(14,207)	139,219	(245)
Corporate(1)	—	(63,318)	—	(29,514)	—	(38,291)	—	(25,540)	—	(15,275)

Total	$1,030,835	$66,651	$870,145	$46,652	$1,204,231	$69,959	$916,201	$(47,977)	$926,254	$15,415

(1)	Corporate results primarily consist of compensation and office expenses for employees included in our headquarters and in the nine months ended September 26, 2015, $28.3 million of costs associated with Summit Inc.’s March 2015 IPO.

Non-GAAP Performance Measures

We evaluate our operating performance using metrics that we refer to as “Adjusted EBITDA” and “gross margin” which are not defined by U.S. GAAP and should not be considered as an alternative to earnings measures defined by U.S. GAAP. We define Adjusted EBITDA as EBITDA, as adjusted to exclude accretion, loss on debt financings, IPO costs and loss from discontinued operations. We define gross profit as operating income (loss) before general and administrative costs, depreciation, depletion, amortization and accretion and transaction costs and gross margin as gross profit as a percentage of revenue. We present these metrics for the convenience of investment professionals who use such metrics in their analyses. The investment community often uses Adjusted EBITDA as an indicator of a company’s ability to incur and service debt, to assess the operating performance of a company’s business and to provide a more consistent comparison of performance from period to period. We use Adjusted EBITDA and gross margin, among other metrics, to assess the operating performance of our individual segments and the consolidated company. Adjusted EBITDA and gross margin are used for certain items to provide a more consistent comparison of performance from period to period. In addition, we use a metric we refer to as “Further Adjusted EBITDA,” which we define as Adjusted EBITDA plus certain non-cash or non-operating items and the EBITDA contribution of certain recent acquisitions, to measure our compliance with debt covenants and to evaluate flexibility under certain restrictive covenants. See “—Liquidity and Capital Resources—Indebtedness” on pages 85 through 87 for more information. We do not use this metric as a measure to allocate resources.

In addition, non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. We strongly encourage investors to review our consolidated interim and audited financial statements in their entirety and not rely on any single financial measure.

The tables below reconcile our net loss to Adjusted EBITDA and present Adjusted EBITDA by segment for the periods indicated:

	Nine months ended		Year ended
(in thousands)	September 26, 2015	September 27, 2014	December 27, 2014	December 28, 2013	December 29, 2012
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(45,350)	$(10,750)	$(6,282)	$(103,679)	$(50,577)
Interest expense	61,649	62,555	86,742	56,443	58,079
Depreciation, depletion and amortization	85,689	63,302	86,955	72,217	67,665
Accretion	1,129	648	871	717	625
Income tax benefit	(12,468)	(2,498)	(6,983)	(2,647)	(3,920)
IPO costs	28,296	—	—	—	—
Loss on debt financings	64,313	—	—	3,115	9,469
Goodwill impairment	—	—	—	68,202	—
(Income) loss from discontinued operations	(815)	(356)	(71)	528	3,546

Adjusted EBITDA	$182,443	$112,901	$161,232	$94,896	$84,887

Adjusted EBITDA by Segment
West	$110,940	$71,646	$96,133	$30,248	$17,774
Central	89,984	59,220	83,912	73,561	67,875
East	15,096	10,462	17,955	16,343	14,432
Corporate	(33,577)	(28,427)	(36,768)	(25,256)	(15,194)

Adjusted EBITDA	$182,443	$112,901	$161,232	$94,896	$84,887

	Nine months ended		Year ended
(in thousands)	September 26, 2015	September 27, 2014	December 27, 2014	December 28, 2013	December 29, 2012
Reconciliation of Operating Income (Loss) to Gross Profit
Operating income (loss)	$66,651	$46,652	$69,959	$(47,977)	$15,415
General and administrative expenses	149,484	105,872	150,732	142,000	127,215
Goodwill impairment	—	—	—	68,202	—
Depreciation, depletion, amortization and accretion	86,818	63,950	87,826	72,934	68,290
Transaction costs	8,044	7,737	8,554	3,990	1,988

Gross profit	$310,997	$224,211	$317,071	$239,149	$212,908

Gross margin	30.2%	25.8%	26.3%	26.1%	23.0%

Consolidated Results of Operations

The table below sets forth our consolidated results of operations for the periods indicated:

	Nine months ended		Year ended
	September 26, 2015	September 27, 2014	December 27, 2014	December 28, 2013	December 29, 2012
(in thousands)
Total revenue	$1,030,835	$870,145	$1,204,231	$916,201	$926,254
Cost of revenue (excluding items shown separately below)	719,838	645,934	887,160	677,052	713,346
General and administrative expenses	149,484	105,872	150,732	142,000	127,215
Goodwill impairment	—	—	—	68,202	—
Depreciation, depletion, amortization and accretion	86,818	63,950	87,826	72,934	68,290
Transaction costs	8,044	7,737	8,554	3,990	1,988

Operating income (loss)	66,651	46,652	69,959	(47,977)	15,415
Other income, net	(678)	(2,299)	(3,447)	(1,737)	(1,182)
Loss on debt financings	64,313	—	—	3,115	9,469
Interest expense	61,649	62,555	86,742	56,443	58,079

Loss from continuing operations before taxes	(58,633)	(13,604)	(13,336)	(105,798)	(50,951)
Income tax benefit	(12,468)	(2,498)	(6,983)	(2,647)	(3,920)

Loss from continuing operations	(46,165)	(11,106)	(6,353)	(103,151)	(47,031)
(Income) loss from discontinued operations	(815)	(356)	(71)	528	3,546

Net loss	(45,350)	(10,750)	(6,282)	(103,679)	(50,577)

Nine Months Ended September 26, 2015 Compared to Nine Months Ended September 27, 2014

	Nine months ended
	September 26, 2015	September 27, 2014	Variance
($ in thousands)
Revenue	$1,030,835	$870,145	18.5%
Operating income	66,651	46,652	42.9%
Operating margin	6.5%	5.4%
Adjusted EBITDA	$182,443	$112,901	61.6%

Revenue increased $160.7 million in the nine months ended September 26, 2015, of which $89.5 million and $99.3 million of increased sales of materials and products, respectively, was partially offset by a $28.1 million decrease in service revenue. We had volume growth in our aggregates, cement and ready-mixed concrete lines of business, driven by the 2014 acquisitions and organic growth. We grew revenue organically, excluding cement, by $4.4 million in the nine months ended September 26, 2015. The Davenport Assets acquired in July 2015 were immediately integrated with our existing cement operations such that it is impracticable to bifurcate the $44.7 million increase in cement revenue in the nine months ended September 26, 2015.

As a vertically-integrated company, we include intercompany sales from materials to products and from products to services when assessing the operating results of our business. We refer to revenue inclusive of intercompany sales as gross revenue. These intercompany transactions are eliminated in the consolidated financial statements. Gross revenue by line of business was as follows:

	Nine months ended
	September 26, 2015	September 27, 2014	Variance
($ in thousands)
Revenue by product:*
Aggregates	$218,336	$160,002	$58,334
Cement	110,477	69,435	41,042
Ready-mixed concrete	254,878	189,198	65,680
Asphalt	219,492	203,944	15,548
Paving and related services	366,321	391,925	(25,604)
Other	(138,669)	(144,359)	5,690

Total revenue	$1,030,835	$870,145	$160,690

*	Revenue by product includes intercompany and intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other. Revenue from the liquid asphalt terminals is included in asphalt revenue.

Gross revenue for paving and related services decreased $25.6 million in the nine months ended September 26, 2015, primarily as a result of decreased activity in Texas, Utah and Kansas. Detail of our volumes and average selling prices by product in the nine months ended September 26, 2015 and the nine months ended September 27, 2014 were as follows:

	Nine months ended September 26, 2015		Nine months ended September 27, 2014		Percentage Change in
	Volume(1)	Pricing(2)	Volume(1)	Pricing(2)	Volume	Pricing
Aggregates	23,949	$9.12	17,684	$9.05	35.4%	0.8%
Cement	1,100	100.44	773	89.86	42.3%	11.8%
Ready-mixed concrete	2,493	102.22	1,968	96.13	26.7%	6.3%
Asphalt	3,288	57.52	3,173	54.95	3.6%	4.7%

(1)	Volumes are shown in thousands and in tons for aggregates, cement and asphalt and in cubic yards for ready-mixed concrete.
(2)	Pricing is shown on a per ton basis for aggregates, cement and asphalt and on a per cubic yard basis for ready-mixed concrete.

Aggregates volumes were positively affected by the 2014 acquisitions. Aggregates pricing was affected by the U.S./Canadian exchange rate and product mix in the East region. Absent the effect of foreign currency fluctuations, aggregates pricing would have increased 4.0% in the nine months ended September 26, 2015.

Our cement volumes increased as a result of the July 2015 acquisition of the Davenport Assets and prices increased as a result of an improved market and a higher proportion of sales to low-volume customers. Ready-mixed concrete volumes were positively affected by the 2014 acquisitions in Texas and, to a lesser extent, in Kansas, and prices increased as a result of the improved cement pricing. Asphalt volumes and prices increased from the comparable periods. In 2014, asphalt volumes included a higher percentage of base materials. The increased pricing was largely due to a shift in product mix. Prior to eliminations, the net effect of these volume and pricing changes on gross revenue in the nine months ended September 26, 2015 was approximately $146.5 million and $34.1 million, respectively.

Operating income increased $20.0 million in the nine months ended September 26, 2015 and Adjusted EBITDA improved $69.5 million. For the nine months ended September 26, 2015 operating margin increased from 5.4% to 6.5%, which was attributable to the following:

Operating margin—2014	5.4%
IPO costs(1)	(2.7)%
Gross margin(2)	4.4%
Other	0.6%

Operating margin—2015	6.5%

(1)	In conjunction with Summit Inc.’s March 2015 IPO, we recognized a $14.5 million charge on the modification of our share-based awards and a $13.8 million charge on the termination of a management fee agreement with our Sponsors. The management fee agreement was terminated on March 17, 2015.
(2)	As noted above, gross margin improved primarily due to a shift in product mix. Our acquisitions in 2015 and 2014 were primarily materials and products businesses. As a result, and as shown in the table above, gross revenue from aggregates, cement and ready-mixed concrete was 21.2%, 10.7% and 24.7%, respectively, of total revenue in the nine months ended September 26, 2015 compared to 18.4%, 8.0% and 21.7%, respectively, in the nine months ended September 27, 2014. Gross revenue from paving and related services, which generally has lower operating margins than the materials and products, was 35.5% of total revenue in the nine months ended September 26, 2015 compared to 40.0% in the nine months ended September 27, 2014.

Other Financial Information

Loss on Debt Financings

In the nine months ended September 26, 2015, we recognized $64.3 million of losses associated with the March 2015 amendment to the credit agreement, the April 2015 $288.2 redemption of 2020 notes and the August 2015 term loan refinancing, $350.0 million issuance of 2023 notes and $183.0 million redemption of 2020 notes.

Income Tax Benefit

The income tax benefit increased $10.0 million in the nine months ended September 26, 2015, reflective of the tax benefit associated with the loss on debt financings that was recognized in our C corporations.

Segment results of operations

West Region

	Nine months ended
	September 26, 2015	September 27, 2014	Variance
($ in thousands)
Revenue	$597,484	$478,432	24.9%
Operating income	72,829	47,658	52.8%
Operating margin	12.2%	10.0%
Adjusted EBITDA	$110,940	71,646	54.8%

Revenue in the West region increased approximately 24.9% in the nine months ended September 26, 2015 due primarily to acquisitions and organic volume growth. Incremental revenue from acquisitions totaled $88.5 million in the nine months ended September 26, 2015 and organic revenue increased $30.6 million. Gross revenue by product/service was as follows:

	Nine months ended
	September 26, 2015	September 27, 2014	Variance
(in thousands)
Revenue by product:*
Aggregates	$115,951	$68,822	$47,129
Ready-mixed concrete	194,822	148,444	46,378
Asphalt	145,191	125,988	19,203
Paving and related services	229,999	220,910	9,089
Other	(88,479)	(85,732)	(2,747)

Total revenue	$597,484	$478,432	$119,052

*	Revenue by product includes intercompany and intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other. Revenue from the liquid asphalt terminals is included in asphalt revenue.

Gross revenue for paving and related services increased by $9.1 million in the nine months ended September 26, 2015. The West region’s percent changes in sales volumes and pricing in the nine months ended September 26, 2015 from the nine months ended September 27, 2014 were as follows:

	Percentage Change in
	Volume	Pricing
Aggregates	64.7%	2.3%
Ready-mixed concrete	22.6%	7.1%
Asphalt	6.2%	8.3%

Aggregates and ready-mixed concrete volume increases primarily occurred in Texas. Ready-mixed concrete prices increased as a result of higher cement prices in our markets. Asphalt volumes and pricing increased. In 2014, asphalt volumes included a higher percentage of base materials. The increased asphalt pricing was largely due to a shift in product mix. Prior to eliminations of intercompany transactions, the net effect of volume and pricing changes on gross revenue in the nine months ended September 26, 2015 was approximately $89.9 million and $22.8 million, respectively.

The West region’s operating income increased $25.2 million in the nine months ended September 26, 2015, and Adjusted EBITDA improved $39.3 million. The improvement was primarily driven by the inclusion of the 2014 acquisitions in the Houston and Midland/Odessa, Texas and British Columbia, Canada markets and organic volume growth. In the nine months ended September 26, 2015 operating margin increased from 10.0% to 12.2%, which was attributable to the following:

Operating margin—2014	10.0%
Gross margin(1)	3.3%
Other	(1.1)%

Operating margin—2015	12.2%

(1)

The operating margin improvement in the West region was primarily due to a shift in product mix. Our acquisitions in 2015 and 2014 were primarily materials and products businesses. As a result and as shown in the table above, gross revenue from aggregates was 19.4% of total revenue in the nine months ended

September 26, 2015, compared to 14.4% in the nine months ended September 27, 2014. Gross revenue from paving and related services, which generally has lower operating margins than the materials and products, was 38.5% of total revenue in the nine months ended September 26, 2015, compared to 46.2% in the nine months ended September 27, 2014.

Central Region

	Nine months ended
	September 26, 2015	September 27, 2014	Variance
($ in thousands)
Revenue	$338,613	$283,541	19.4%
Operating income	52,348	30,433	72.0%
Operating margin	15.5%	10.7%
Adjusted EBITDA	89,984	59,220	51.9%

Revenue in the Central region increased $55.1 million in the nine months ended September 26, 2015. Incremental revenue from acquisitions, excluding the Davenport Assets, totaled $20.5 million and organic revenue, excluding cement, decreased $10.1 million in the nine months ended September 26, 2015, was due to a decrease in paving and related services in Kansas. The Davenport Assets acquired in July 2015 were immediately integrated with our existing cement operations such that it is impracticable to bifurcate the $44.7 million increase in cement revenue in the nine months ended September 26, 2015. Gross revenue by product/service was as follows:

	Nine months ended
	September 26, 2015	September 27, 2014	Variance
(in thousands)
Revenue by product:*
Aggregates	$67,063	$60,537	$6,526
Cement	110,477	69,435	41,042
Ready-mixed concrete	60,056	40,754	19,302
Asphalt	28,600	26,989	1,611
Paving and related services	76,699	93,670	(16,971)
Other	(4,282)	(7,844)	3,562

Total revenue	$338,613	$283,541	$55,072

*	Revenue by product includes intercompany and intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other. Revenue from the liquid asphalt terminals is included in asphalt revenue.

The $17.0 million decrease in paving and related services was driven by decreased demand for our services in Kansas in the nine months ended September 26, 2015. The Central region’s percent changes in sales volumes and pricing in the nine months ended September 26, 2015 from the nine months ended September 27, 2014 were as follows:

	Percentage Change in
	Volume	Pricing
Aggregates	8.2%	2.5%
Cement	42.3%	11.8%
Ready-mixed concrete	41.8%	3.9%
Asphalt	1.6%	(3.3)%

In 2015, volumes increased among all of the Central region’s product lines. The increase in aggregates, cement and ready-mixed concrete gross revenue were driven by both volume and pricing growth. The volume increase in aggregates occurred primarily in Missouri. Our cement volumes increased as a result of the July 2015 acquisition of the Davenport Assets and prices increased as a result of an improved market and a higher proportion of sales to low-volume customers. The ready-mixed concrete prices benefited from the increased cement pricing. Asphalt volumes remained relatively consistent, while pricing declined due to lower commodity prices passed on to customers. Prior to eliminations of intercompany transactions, the net effect of volume and pricing changes on gross revenue in the nine months ended September 26, 2015 was approximately $57.0 million and $11.5 million, respectively.

The Central region’s operating income increased $21.9 million in the nine months ended September 26, 2015, and Adjusted EBITDA improved $30.8 million. For the nine months ended September 26, 2015 operating margin increased from 10.7% to 15.5%, which was attributable to the following:

Operating margin—2014	10.7%
Curtailment(1)	(0.4)%
Gross margin(2)	5.7%
Other	(0.5)%

Operating margin—2015	15.5%

(1)	A $1.3 million curtailment benefit was recognized in 2014 related to a retiree postretirement benefit plan maintained for certain union employees at our Hannibal, Missouri cement plant, which was amended to eliminate all future retiree health and life coverage for the remaining union employees, effective January 1, 2014.
(2)	The gross margin improvement in the Central region was primarily due to a shift in product mix. Our acquisitions in 2015 and 2014 were primarily materials and products businesses. As a result and as shown in the table above, gross revenue from cement and ready-mixed concrete was 32.6% and 17.7%, respectively, of total revenue in the nine months ended September 26, 2015, compared to 24.5% and 14.4%, respectively, in the nine months ended September 27, 2014. Gross revenue from paving and related services, which generally has lower operating margins than the materials and products, was 22.7% of total revenue in the nine months ended September 26, 2015, compared to 33.0% in the nine months ended September 27, 2014.

East Region

	Nine months ended
	September 26, 2015	September 27, 2014	Variance
($ in thousands)
Revenue	$94,738	$108,172	(12.4)%
Operating income (loss)	4,792	(1,925)	348.9%
Operating margin	5.1%	(1.8)%
Adjusted EBITDA	15,096	10,462	44.3%

The East region’s revenue decreased 12.4% in the nine months ended September 26, 2015, primarily from decreased construction grading projects. Gross revenue by product/service was as follows:

	Nine months ended
	September 26, 2015	September 27, 2014	Variance
(in thousands)
Revenue by product:*
Aggregates	$35,322	$30,643	$4,679
Asphalt	45,701	50,967	(5,266)
Paving and related services	59,623	77,345	(17,722)
Other	(45,908)	(50,783)	4,875

Total revenue	$94,738	$108,172	$(13,434)

*	Revenue by product includes intercompany and intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other. Revenue from the liquid asphalt terminals is included in asphalt revenue.

The $17.7 million decrease in paving and related services was driven by decreased demand for our services in Kentucky in the nine months ended September 26, 2015. The East region’s percent changes in sales volumes and pricing in the nine months ended September 26, 2015 from the nine months ended September 27, 2014 were as follows:

	Percentage Change in
	Volume	Pricing
Aggregates	12.6%	2.3%
Asphalt	(3.4)%	(2.4)%

Aggregate volumes in the nine months ended September 26, 2015 increased 12.6% as a result of the Buckhorn Materials acquisition on April 1, 2014. Aggregates pricing increased as a result of an improved market and shift in product mix. Prior to eliminations of intercompany transactions, the net effect of volume and pricing changes on gross revenue in the nine months ended September 26, 2015 was approximately ($0.5) million and ($0.1) million, respectively.

The East region’s operating income increased $6.7 million in the nine months ended September 26, 2015, and Adjusted EBITDA improved $4.6 million. In the nine months ended September 26, 2015 operating margin increased from (1.8)% to 5.1%, which was primarily attributable to the increased aggregate volumes.

Fiscal Year 2014 Compared to 2013

($ in thousands)	2014	2013	Variance
Revenue	$1,204,231	$916,201	$288,030	31.4%
Operating income	69,959	(47,977)	117,936	245.8%
Operating margin	5.8%	(5.2)%
Adjusted EBITDA	$161,232	$94,896	$66,336	69.9%

Revenue increased $288.0 million in 2014 due to a $244.4 million and $43.6 million increase in product and service revenue, respectively. We had volume growth in each of our lines of business, driven primarily by the 2014 and 2013 acquisitions and organic growth. Organic revenue, or incremental revenue that was not derived from acquisitions, increased by $81.7 million, or 8.9%, while the remaining 22.5% of our revenue increase, or $206.3 million, was from acquisitions. Revenue in 2014 and 2013 included $133.6 million and $91.8 million, respectively, of delivery and subcontract revenue, which is recorded gross in revenue and cost of revenue.

As a vertically-integrated company, we include intercompany sales from materials to products and from products to services when assessing the operating results of our business. These intercompany transactions are eliminated in the consolidated financial statements. Prior to eliminations, the net effect of the volume and pricing changes on revenue was approximately $238.8 million and $66.1 million, respectively. Revenue for paving and related services increased $50.5 million primarily as a result of increased activity in Texas, Utah and Kansas. Prior to eliminations, the revenue changes by product/service were as follows:

	2014	2013	Variance
(in thousands)
Revenue by product:*
Aggregates	$229,047	$159,019	$70,028
Cement	89,911	76,211	13,700
Ready-mixed concrete	274,970	112,878	162,092
Asphalt	278,867	219,811	59,056
Paving and related services	528,817	478,280	50,537
Other	(197,381)	(129,998)	(67,383)

Total revenue	$1,204,231	$916,201	$288,030

*	Revenue by product includes intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other.

Detail of consolidated percent changes in sales volumes and pricing in 2014 from 2013 were as follows:

	Percentage Change in
	Volume	Pricing
Aggregates	45.3%	(1.1)%
Cement	9.0%	7.2%
Ready-mixed concrete	135.7%	3.4%
Asphalt	8.8%	(0.4)%

In the year ended December 27, 2014, volumes increased in all of our product lines. Aggregates and ready-mixed concrete volumes were positively affected by our 2014 and 2013 acquisitions. The 1.1% net decrease in aggregates pricing was due to lower average prices from our acquisitions, partially offset by increased pricing in our organic aggregates sales. In addition, the 3.4% increase in ready-mixed concrete pricing was constrained by different pricing structures across our markets. The majority of the increase in ready-mixed volumes occurred in Texas, which has lower average selling prices than our ready-mixed concrete operations outside of Texas.

Cement volumes grew 9.0% and pricing increased 7.2% due to overall price improvements and a shift in customer mix. Cement sales in 2014 included a greater percentage of low volume, or retail, sales, which generally are sold at a higher price than sales to high-volume customers. Customer mix varies each year based on demand in the applicable markets. Asphalt volumes increased 8.8% and pricing decreased slightly by 0.4%, due to product mix and despite an increase in underlying prices. Asphalt sales in 2014 included a greater percentage of asphalt base mix, which is thicker than intermediate or surface mix, and has a lower selling price per ton.

In 2014, operating income increased $117.9 million and Adjusted EBITDA increased $66.3 million as a result of the increase in revenue discussed above and the improvement in operating margin from (5.2)% to 5.8%. The increase in operating margin was primarily attributable to the following:

Operating margin—2013	(5.2)%
2013 Goodwill impairment(1)	5.7%
G&A(2)	3.0%
Depreciation, depletion, amortization and accretion(3)	0.7%
Transaction costs(4)	(0.3)%
Other(5)	1.9%

Operating margin—2014	5.8%

(1)	In 2013, we recognized $68.2 million of goodwill impairment charges. Approximately $53.3 million and $14.9 million of the goodwill impairments charges were recognized in our West (Utah) and East (Kentucky) regions, respectively. The goodwill impairment was a result of a decline in the estimated fair value of certain reporting units caused by uncertainties in the timing of a sustained recovery in the Utah and Kentucky construction markets.

Revenue generated from the Utah-based operations declined 7.2% from $204.1 million in 2012 to $189.4 million in 2013, compared to $221.0 million, or a 8.3% increase, adjusted for acquisitions, that was assumed in the 2012 goodwill impairment analysis. The Utah operations incurred an operating loss of $4.5 million, excluding the goodwill impairment charge, and $13.3 million in 2013 and 2012, respectively, demonstrating an improvement in operating loss, but not yet earning operating income. The fair value estimates used in this assessment were dependent upon assumptions and estimates about the future profitability and other financial metrics of our reporting units, as well as relevant financial data, recent transactions and market valuations of comparable public companies. The increase in cash flows from 2012 to 2013 projected in the 2012 goodwill analysis assumed that an increase in housing permits and infrastructure spending in Utah would result in increased revenue for our operations. However, our revenue, and the private construction and public infrastructure spending, did not increase as projected. In the 2013 goodwill analysis, we assumed that an economic recovery in this market would be delayed beyond 2014, which resulted in a decrease in the overall valuation of the Utah operations. Subsequent to the 2013 goodwill analysis, management determined that certain cost savings measures would be required for 2014, including a reduction in G&A. Any benefits from such cost reductions were not assumed in the 2013 goodwill analysis, as they had not been fully quantified when it was completed. During the year ended December 27, 2014, the Utah-based operations’ earnings exceeded the 2014 full year earnings that were forecast in the 2013 goodwill analysis. This earnings improvement was driven by $11.8 million of G&A reductions, which was primarily a result of a 20% headcount reduction of Utah’s G&A operations and a $4.4 million loss on the disposition of certain assets in Colorado that was recognized in 2013. We believe that the risk of additional impairment of the $36.6 million of the Utah operation’s remaining goodwill is low given that the 2013 analysis assumed a delayed market recovery and did not take into consideration cost cutting measures that could be, and were, implemented in 2014.

The operating loss in the East region, which is the Kentucky reporting unit, improved from a loss of $0.2 million in 2012 to approximately break-even in 2013, excluding the goodwill impairment charge. An operating loss was incurred despite a 15.2% increase in revenue. We had expected revenue growth from public infrastructure projects to exceed that which has been realized and is expected in the near term. We also had expected operating income improvements at a greater rate than was projected at the time the 2013 goodwill analysis was performed.

After recognizing these impairment charges, the goodwill attributable to the Utah and Kentucky reporting units was $36.6 million and zero, respectively. We do not believe material uncertainty that could result in an additional impairment charge exists in these reporting units.

(2)	G&A, as a percentage of revenue, declined from 15.5% in 2013 to 12.5% in 2014. During 2013, we invested in our infrastructure (finance, information technology, legal and human resources) and expect G&A, as a percentage of revenue, to stabilize in 2015 and beyond. In addition, we incurred a $4.4 million loss on the disposition of certain assets in Colorado in 2013.
(3)	Depreciation, depletion, amortization and accretion, as a percentage of revenue, declined from 8.0% in 2013 to 7.3% in 2014. Increased investments in depreciable assets through either capital expenditures or business acquisitions generally increase depreciation expense, while assets being fully depreciated or disposed generally decrease depreciation expense. In 2014, our revenue grew approximately 22.5% from acquisitions, which exceeded the percentage increase in depreciation expense recognized from the acquisitions. As a result, depreciation, depletion, amortization and accretion, as a percentage of revenue, decreased from 2013 despite an overall increase in depreciable assets.
(4)	Transaction costs increased $4.6 million in 2014 as a result of the eight acquisitions in 2014 compared to two acquisitions in 2013.
(5)	The remaining margin improvement was primarily a result of a shift in product and customer mix. Our acquisitions in 2014 were materials and products businesses. As a result and as shown in the table above, revenue from aggregates and ready-mixed concrete was 19.0% and 22.8%, respectively, of total revenue in 2014 compared to 17.4% and 12.3%, respectively in 2013. Revenue from paving and related services, which generally has lower operating margins than the materials and products, was 43.9% of total revenue in 2014 compared to 52.2% in 2013.

Other Financial Information

Loss on Debt Financings

In February 2013, we completed a repricing of our credit facilities, which provide for term loans in an aggregate amount of $422.0 million and revolving credit commitments in an aggregate amount of $150.0 million (the “senior secured credit facilities”), which reduced our stated term-loan interest rate by 1.0% and provided additional borrowing capacity of $25.0 million. As a result of the repricing, we recognized a loss of $3.1 million for related bank fees. We did not refinance our debt in 2014.

Segment Results of Operations

West Region

($ in thousands)	2014	2013	Variance
Revenue	$665,716	$426,195	$239,521	56.2%
Operating income (loss)	61,882	(47,476)	109,358	230.3%
Operating margin	9.3%	(11.1)%
Adjusted EBITDA	$96,133	$30,248	$65,885	217.8%

Revenue in the West region increased $239.5 million, or 56.2%, in 2014 due primarily to acquisitions and organic revenue growth. Organic revenue growth accounted for approximately 11.7%, or $49.7 million, of the increase in revenue, and acquisitions accounted for 44.5%, or $189.8 million, of the increase in revenue. Of the total $239.5 million revenue increase, $209.6 million was attributable to product revenue and $29.9 million was attributable to increased service revenue, which is primarily paving and related services, but also includes certain other revenues earned. Prior to eliminations, the net effect of the volume and pricing changes on revenue was approximately $239.0 million and $(0.4) million, respectively. Revenue for paving and related services increased by $35.9 million primarily as a result of increased activity in Texas and Utah. Prior to eliminations, the revenue changes by product/service were as follows:

	2014	2013	Variance
(in thousands)
Revenue by product:*
Aggregates	$106,443	$46,645	$59,798
Ready-mixed concrete	213,588	61,780	151,808
Asphalt	168,227	141,271	26,956
Paving and related services	295,556	259,630	35,926
Other	(118,098)	(83,131)	(34,967)
Total revenue	$665,716	$426,195	$239,521

*	Revenue by product includes intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other.

In 2014, the West region’s aggregates, ready-mixed concrete and asphalt volumes increased and pricing of aggregates improved. Ready-mixed concrete pricing declined as a result of the 2014 acquisitions in Texas, as ready-mixed concrete prices in the Texas markets are lower than in our markets outside of Texas. Asphalt pricing declined 0.5% due to product mix and despite an increase in underlying prices. Asphalt sales in 2014 included a greater percentage of asphalt base mix, which is thicker than intermediate or surface mix, and has a lower selling price. The West region’s percent changes in sales volumes and pricing in 2014 from 2013 were as follows:

	Percentage Change in
	Volume	Pricing
Aggregates	125.8%	1.1%
Ready-mixed concrete	247.2%	(0.3)%
Asphalt	8.0%	(0.5)%

The West region’s operating income increased $109.4 million and operating margin improved from (11.1)% in 2013 to 9.3% in 2014. The improvement was primarily driven by the 2014 acquisitions in the Houston and Midland/Odessa Texas markets and organic volume growth. The increase in operating margin was primarily attributable to the following:

Operating margin—2013	(11.1)%
Goodwill impairment(1)	8.0%
G&A(2)	5.7%
Depreciation, depletion, amortization and accretion(3)	0.7%
Other(4)	6.0%

Operating margin—2014	9.3%

(1)	A $53.3 million goodwill impairment charge in 2013 from a decline in the estimated fair value of our reporting unit based in Utah caused by uncertainties in the timing of a sustained recovery in the Utah construction market.
(2)	G&A, as a percentage of revenue, declined from 15.6% to 9.9% in 2014. During 2014, we reduced G&A in the Utah-based operations by $11.8 million, which was primarily a result of a 20% headcount reduction of Utah’s G&A operations and $4.4 million loss in 2013 on the disposition of certain assets in Colorado. These G&A reductions were partially offset by increases resulting from the 2014 acquisitions in the West region.
(3)	Depreciation, depletion, amortization and accretion, as a percentage of revenue, declined from 5.7% to 5.0% in 2014. In 2014, our revenue grew approximately 44.5% from acquisitions, which exceeded the percentage increase in depreciation expense recognized from the 2014 acquisitions. As a result, depreciation, depletion, amortization and accretion increased at less of a rate than revenue.

(4)	The remaining margin improvement was primarily a result of a shift in product and customer mix. Our acquisitions in 2014 were materials and products businesses. As a result and as shown in the table above, revenue from aggregates and ready-mixed concrete was 16.0% and 32.1%, respectively, of total revenue in 2014 compared to 10.9% and 14.5%, respectively in 2013. Revenue from paving and related services, which generally has lower operating margins than the materials and products, was 44.4% of total revenue in 2014 compared to 60.9% in 2013.

Central Region

($ in thousands)	2014	2013	Variance
Revenue	$391,553	$329,621	$61,932	18.8%
Operating income	44,167	39,246	4,921	12.5%
Operating margin	11.3%	11.9%
Adjusted EBITDA	$83,912	$73,561	$10,351	14.1%

Revenue in the Central region increased $61.9 million, or 18.8%, in 2014 due primarily to organic revenue growth and acquisitions. Organic growth accounted for approximately 15.1%, or $49.6 million, of the increase in 2014, and incremental revenue from acquisitions accounted for approximately 3.7%, or $12.3 million in 2014. Of the total $61.9 million revenue increase, $38.8 million was attributable to increased product revenue and $23.1 million was attributable to increased service revenue, which is primarily paving and related services, but also includes certain other revenues earned. Prior to eliminations, the net effect of the volume and pricing changes on revenue was approximately $31.1 million and $11.3 million, respectively. The $27.3 million increase in paving and related services was driven by increased demand for our services in Kansas. Prior to eliminations, the revenue changes by product/service were as follows:

	2014	2013	Variance
(in thousands)
Revenue by product:*
Aggregates	$80,038	$72,130	$7,908
Cement	89,911	76,211	13,700
Ready-mixed concrete	61,383	51,098	10,285
Asphalt	38,522	28,004	10,518
Paving and related services	129,822	102,542	27,280
Other	(8,123)	(364)	(7,759)

Total revenue	$391,553	$329,621	$61,932

*	Revenue by product includes intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other.

In 2014, volumes increased among all of the Central region’s product lines. The increase in aggregates and asphalt volumes were due to strong, primarily organic, demand in our Kansas markets. Cement volumes increased 9.0% and prices increased 7.2% due to overall price improvements and a shift in customer mix. Cement sales in 2014 included a greater percentage of low volume, or retail, sales, which generally are sold at a higher price than sales to high-volume customers. Customer mix varies each year based on demand in the applicable markets. Overall, product pricing increased, while asphalt pricing declined due to a change in product mix. The Central region’s percent changes in sales volumes and pricing in 2014 from 2013 were as follows:

	Percentage Change in
	Volume	Pricing
Aggregates	8.2%	2.0%
Cement	9.0%	7.2%
Ready-mixed concrete	10.3%	8.8%
Asphalt	38.3%	(3.9)%

The Central region’s operating income increased $4.9 million and operating margin decreased by 60 basis points in 2014. Operating income was positively affected by the volume growth in each line of business, synergies realized from the April 1, 2013 acquisition of the Lafarge-Wichita assets, a $1.3 million curtailment benefit recognized in 2014 related to a retiree postretirement benefit plan maintained for certain union employees and a $0.8 million charge recognized in 2013 to remove a sunken barge from the Mississippi River. These profit improvements were somewhat offset by increased repair and maintenance expense at the Hannibal, Missouri cement plant and a $1.4 million impairment charge on inventory. The decrease in operating margin was primarily attributable to the following:

Operating margin—2013	11.9%
Curtailment benefit(1)	0.3%
2013 charge to remove barge from waterway(2)	0.2%
Inventory impairment(3)	(0.3)%
Cement production costs/plant repairs(4)	(0.8)%

Operating margin—2014	11.3%

(1)	A $1.3 million curtailment benefit was recognized in 2014 related to a retiree postretirement benefit plan maintained for certain union employees at our Hannibal, Missouri cement plant, which was amended to eliminate all future retiree health and life coverage for the remaining union employees, effective January 1, 2014.
(2)	A $1.8 million charge was recognized in 2013 to remove a sunken barge from the Mississippi River. No charges for the barge removal were recognized in 2014.
(3)	During 2014, $1.4 million of impairment charges were recognized on inventory in the Central region.
(4)	During 2014, we recognized $3.3 million of additional repair and maintenance and production costs at our Hannibal, Missouri cement plant as compared to 2013.

East Region

($ in thousands)	2014	2013	Variance
Revenue	$146,962	$160,385	$(13,423)	(8.4)%
Operating income (loss)	2,201	(14,207)	16,408	115.5%
Operating margin	1.5%	(8.9)%
Adjusted EBITDA	$17,955	$16,343	$1,612	9.9%

The East region’s revenue decreased $13.4 million, or 8.4%, in 2014 due primarily to a decrease in revenue related to paving and related services as we continue to exit low margin projects. Of the total $13.4 million revenue decrease $3.9 million was from decreased product revenue and $9.5 million from decreased service revenue, which is primarily paving and related services, but also includes certain other revenues earned. Prior to eliminations, the net effect of the volume and pricing changes on revenue was approximately $(31.3) million and $55.2 million, respectively. The $12.7 million decrease in paving and related services was driven by decreased demand for our services in Kentucky. Prior to eliminations, the revenue changes by product/service were as follows:

	2014	2013	Variance
(in thousands)
Revenue by product:*
Aggregates	$42,566	$40,244	$2,322
Asphalt	72,118	50,536	21,582
Paving and related services	103,440	116,108	(12,668)
Other	(71,162)	(46,503)	(24,659)

Total revenue	$146,962	$160,385	$(13,423)

*	Revenue by product includes intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other.

Volumes and pricing were mixed in the East region due to a shift in product mix that drove a 4.7% volume and 1.0% pricing increase in aggregates and a 3.1% increase in asphalt pricing, but asphalt volumes were down 6.0%. The East region’s percent changes in sales volumes and pricing in 2014 from 2013 were as follows:

	Percentage Change in
	Volume	Average Selling Price
Aggregates	4.7%	1.0%
Asphalt	(6.0)%	3.1%

In 2014, the East region’s operating income increased $16.4 million and Adjusted EBITDA increased $1.6 million as a result of an increase in operating margin from (8.9)% in 2013 to 1.5% in 2014. The increase in operating margin was primarily attributable to the following:

Operating margin—2013	(8.9)%
Goodwill impairment(1)	10.2%
Other	0.2%

Operating margin—2014	1.5%

(1)	In 2013, we recognized a $14.9 million goodwill impairment charge from a decline in the estimated fair value of the reporting unit caused by uncertainties in the timing of a sustained recovery in the Kentucky construction market.

Fiscal Year 2013 Compared to 2012

($ in thousands)	2013	2012	Variance
Total revenue	$916,201	$926,254	$(10,053)	(1.1)%
Operating (loss) income	(47,977)	15,415	(63,392)	(411.2)%
Operating margin	(5.2)%	1.7%
Adjusted EBITDA	$94,896	$84,887	$10,009	11.8%

Revenue decreased $10.1 million in 2013 due to a $14.9 million decline in service revenue, partially offset by a $4.8 million increase in product revenue. The $14.9 million decrease in service revenue, which is primarily paving and related services, but also includes certain other revenues earned, was a result of an increased focus on higher-margin, lower-volume paving projects and completion of low-margin projects, such as grading and structural work. In 2012, we completed certain construction projects that provided significant revenue, but at below-average margins, including a project in Austin, Texas that contributed $47.5 million of revenue in 2012. The decreased service revenue primarily occurred in our Utah and Texas operations. Revenue in 2013 and 2012 included $91.8 million and $98.4 million, respectively, of delivery and subcontract revenue, which is recorded gross in revenue and cost of revenue.

Aggregates and ready-mixed concrete volumes were positively affected from the April 1, 2013 acquisitions of the Lafarge-Wichita assets and Westroc near Salt Lake City, Utah. Our cement volumes decreased 4.1% due primarily to lower volumes in the fourth quarter of 2013, as compared to the fourth quarter of 2012. Adverse weather in 2013, compared to much dryer weather in 2012, and an increased focus on higher-margin, lower-volume paving projects largely offset the effect of the acquisitions and drove the decline in asphalt volumes.

Prior to eliminations, the net effect of the volume and pricing changes on revenue was approximately ($33.1) million and $32.9 million, respectively. Revenue for paving and related services decreased by $26.9 million primarily as a result of the completion of certain construction projects, primarily in Texas, which provided significant revenue, but at below-average margins. Revenue changes by product/service were as follows:

	2013	2012	Variance
(in thousands)
Revenue by product:*
Aggregates	$159,019	$146,991	$12,028
Cement	76,211	77,676	(1,465)
Ready-mixed concrete	112,878	100,941	11,937
Asphalt	219,811	242,458	(22,647)
Paving and related services	478,280	505,189	(26,909)
Other	(129,998)	(147,001)	17,003

Total revenue	$916,201	$926,254	$(10,053)

*	Revenue by product includes intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other.

Detail of consolidated percent changes in sales volumes and pricing from 2012 to 2013 were as follows:

	Percentage Change in
	Volume	Average Selling Price
Aggregates	4.5%	7.4%
Cement	(4.1%)	3.4%
Ready-mixed concrete	9.2%	3.6%
Asphalt	(13.8%)	4.8%

In 2013, operating (loss) income decreased $63.4 million and Adjusted EBITDA increased $10.0 million as a result of a 690 basis point decrease in operating margin. The decrease in operating profit and margin was primarily attributable to goodwill impairment charges recognized in 2013. The decrease in operating margin was primarily attributable to the following:

Operating margin—2012	1.7%
Goodwill impairment(1)	(7.4)%
2013 charge to remove barge from waterway(2)	(0.1)%
Transaction costs(3)	(0.2)%
2012 loss on indemnification agreement(4)	0.9%
Other	(0.1)%

Operating margin—2013	(5.2)%

(1)	In 2013, we recognized $68.2 million of goodwill impairment charges. Approximately $53.3 million and $14.9 million of the goodwill impairments charges were recognized in our West (Utah) and East (Kentucky) regions, respectively. The goodwill impairment was a result of a decline in the estimated fair value of certain reporting units caused by uncertainties in the timing of a sustained recovery in the Utah and Kentucky construction markets.

Revenue generated from the Utah-based operations declined 7.2% from $204.1 million in 2012 to $189.4 million in 2013, compared to $221.0 million, or a 8.3% increase, adjusted for acquisitions, that was assumed in the 2012 goodwill impairment analysis. The Utah operations incurred an operating loss of $4.5 million, excluding the goodwill impairment charge, and $13.3 million in 2013 and 2012, respectively, demonstrating an improvement in operating loss, but not yet earning operating income. The fair value estimates used in this assessment were dependent upon assumptions and estimates about the future profitability and other financial metrics of our reporting units, as well as relevant financial data, recent transactions and market valuations of comparable public companies. The increase in cash flows from 2012 to 2013 projected in the 2012 goodwill analysis assumed that an increase in housing permits and infrastructure spending in Utah would result in increased revenue for our operations. However, our revenue, and the private construction and public infrastructure spending, did not increase as projected. In the 2013 goodwill analysis, we assumed that an economic recovery in this market would be delayed beyond 2014, which resulted in a decrease in the overall valuation of the Utah operations. Subsequent to the 2013 goodwill analysis, management determined that certain cost savings measures would be required for 2014, including a reduction in G&A. Any benefits from such cost reductions were not assumed in the 2013 goodwill analysis, as they had not been fully quantified when it was completed. At year ended December 27, 2014, the Utah-based operations’ earnings have exceeded the 2014 full year earnings that were forecast in the 2013 goodwill analysis. This earnings improvement was driven by $11.8 million of G&A reductions, which was primarily a result of a 20% headcount reduction of Utah’s G&A operations, and a $4.4 million loss on the disposition of certain assets in Colorado that was recognized in the nine months ended September 28, 2013. We believe that the risk of additional impairment of the $36.6 million of the Utah operation’s remaining goodwill is low given that the 2013 analysis assumed a delayed market recovery and did not take into consideration cost cutting measures that could be, and were, implemented in 2014.

The operating loss in the East region, which is the Kentucky reporting unit, improved from a loss of $0.2 million in 2012 to approximately break-even in 2013, excluding the goodwill impairment charge. An operating loss was incurred despite a 15.2% increase in revenue. We had expected revenue growth from public infrastructure projects to exceed that which has been realized and is expected in the near term. We also had expected operating income improvements at a greater rate than was projected at the time the 2013 goodwill analysis was performed.

After recognizing these impairment charges, the goodwill attributable to the Utah and Kentucky reporting units was $36.6 million and zero, respectively. We do not believe material uncertainty that could result in an additional impairment charge exists in these reporting units.

(2)	In 2013, a $0.8 million charge was recognized to remove a sunken barge from the Mississippi River.
(3)	Transaction costs increased $2.0 million in 2013 as a result of the April 1, 2013 Lafarge-Wichita and Westroc acquisitions and costs incurred in advance of the January 17, 2014 Alleyton acquisition.
(4)	In 2012, we recognized a $8.0 million loss on an indemnification agreement.

Other Financial Information

Loss on Debt Financings

In February 2013, we completed a repricing of our senior secured credit facilities, which provide for term loans in an aggregate amount of $422.0 million and revolving credit commitments in an aggregate amount of $150.0 million, which reduced our stated term-loan interest rate by 1.0% and provided additional borrowing capacity of $25.0 million. As a result of the repricing, we recognized a loss of $3.1 million for related bank fees. In January 2012, we refinanced our debt existing at that time, resulting in a net loss of $9.5 million. Both the repricing and the refinancing were accounted for as partial extinguishments.

Discontinued Operations

As part of our strategy to focus on our core business as a construction materials company, we have exited certain activities, including certain concrete paving operations, our railroad construction and maintenance operations (the “railroad business”), which involved building and repairing railroad sidings, and our environmental remediation operations (the “environmental remediation business”), which primarily involved the repair of retaining walls along highways in Kentucky and the removal and remediation of underground fuel storage tanks. The concrete paving operations were wound down in the second quarter of 2013, and all assets have been sold. The railroad and environmental remediation businesses were sold in 2012 in separate transactions for aggregate proceeds of $3.1 million.

The results of these operations have been removed from the results of continuing operations for all periods presented. Prior to recognition as discontinued operations, all of these businesses were included in the East region’s operations. Revenue from these discontinued operations was $3.9 million in 2013 and $50.2 million in 2012. The loss from discontinued operations was $0.5 million in 2013 and $3.5 million in 2012.

Segment Results of Operations

West Region

($ in thousands)	2013	2012	Variance
Total revenue	$426,195	$484,922	$(58,727)	(12.1)%
Operating loss	(47,476)	(6,625)	(40,851)	616.6%
Operating margin	(11.1)%	(1.4)%
Adjusted EBITDA	$30,248	$17,774	$12,474	70.2%

Revenue in the West region decreased $58.7 million in 2013 due to a $6.2 million decline in product revenue and a $52.5 million decline in service revenue, which is primarily paving and related services, but also includes certain other revenues earned. The $52.5 million decrease in paving and related services was a result of an increased focus on higher-margin, lower-volume paving projects and completion of low-margin projects, such as grading and structural work. In 2012, we completed certain construction projects that provided significant revenue, but at below-average margins, including a project in Austin, Texas that contributed $47.5 million of revenue in 2012.

Prior to eliminations, the net effect of volume and pricing changes on revenue was approximately $(44.6) million and $26.3 million, respectively. Revenue for paving and related services decreased by $69.6 million primarily as a result of completing certain construction projects which provided significant revenue, but at below-average margins, including a project in Austin, Texas that contributed $47.5 million of revenue in 2012. Revenue changes by product/service were as follows:

	2013	2012	Variance
(in thousands)
Revenue by product:*
Aggregates	$46,645	$41,409	$5,236
Ready-mixed concrete	61,780	52,982	8,798
Asphalt	141,271	173,571	(32,300)
Paving and related services	259,630	329,268	(69,638)
Other	(83,131)	(112,308)	(29,177)

Total revenue	$426,195	$484,922	$(58,727)

*	Revenue by product includes intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other.

The effect on revenue from the decrease in asphalt volumes was partially offset by improved pricing across our products lines and increased aggregate and ready-mixed concrete volumes from the April 1, 2013 Westroc acquisition. The West region’s percent changes in sales volumes and pricing from 2012 to 2013 were as follows:

	Percentage Change in
	Volume	Average Selling Price
Aggregates	2.8%	9.5%
Ready-mixed concrete	12.7%	5.8%
Asphalt	(24.5%)	7.8%

In 2013, the West region’s operating loss increased $40.9 million and Adjusted EBITDA increased $12.5 million as a result of a decrease in operating margin from (1.4)% in 2012 to (11.1)% in 2013. The decrease in operating profit and margin was primarily attributable to a goodwill impairment charge recognized in 2013. The decrease in operating margin was primarily attributable to the following:

Operating margin—2012	(1.4)%
Goodwill impairment(1)	(12.5)%
Disposition of certain Colorado assets(2)	(1.0)%
2012 loss on indemnification agreement(3)	1.9%
Other(4)	1.9%

Operating margin—2013	(11.1)%

(1)	A $53.3 million goodwill impairment charge from a decline in the estimated fair value of our reporting unit based in Utah caused by uncertainties in the timing of a sustained recovery in the Utah construction market. Excluding the goodwill impairment charge, operating earnings improved $12.4 million, and operating margin improved 280 basis points in 2013 from 2012.
(2)	A $4.4 million loss in 2013 on the disposition of certain assets in Colorado.
(3)	These charges were partially offset by an $8.0 million loss on an indemnification agreement in 2012.
(4)

The remaining margin improvement was primarily a result of a shift in product and customer mix. In 2013, we increased our focus on higher margin, lower-volume paving projects and completed certain low-margin projects, such as grading and structural work. In 2012, we completed certain construction projects that provided significant revenue, but at below-average margins, including a project in Austin, Texas that contributed $47.5 million of revenue in 2012. As shown in the table above, revenue from paving and related services was 67.9% of the West region’s revenue in 2012 compared to 60.9% in 2013. Aggregates and ready-mixed concrete were 10.9% and 14.5%, respectively, of 2013 revenue compared to 8.5% and 10.9%, respectively, in 2012.

Central Region

($ in thousands)	2013	2012	Variance
Total revenue	$329,621	$302,113	$27,508	9.1%
Operating income	39,246	37,560	1,686	4.5%
Operating margin	11.9%	12.4%
Adjusted EBITDA	$73,561	$67,875	$5,686	8.4%

Revenue in the Central region increased $27.5 million in 2013 due to an $8.1 million increase in product revenue and a $19.4 million increase in service revenue, which is primarily paving and related services, but also includes certain other revenues earned.

The acquisition of the Lafarge assets in and around Wichita, Kansas contributed to the increases in aggregates, ready-mixed concrete and asphalt volumes. Asphalt prices decreased 1.9% from 2012 due to a concentration of higher grade asphalt mixes in 2012, which commanded a higher price due to higher material input cost. Cement volumes decreased 4.1% with a 3.4% price increase. Price and volume variances across the Central region’s products increased revenue by $6.4 million and $10.2 million in 2013, respectively. The remaining revenue increase in 2013 was primarily due to paving and related projects.

Prior to eliminations, the net effect of the volume and pricing changes on revenue was approximately $6.9 million and $4.3 million, respectively. The $21.7 million increase in paving and related services was driven by increased demand for our services in Kansas. Revenue changes by product/service were as follows:

	2013	2012	Variance
(in thousands)
Revenue by product:*
Aggregates	$72,130	$67,895	$4,235
Cement	76,211	77,676	(1,465)
Ready-mixed concrete	51,098	47,959	3,139
Asphalt	28,004	22,697	5,307
Paving and related services	102,542	80,882	21,660
Other	(364)	5,004	(5,368)

Total revenue	$329,621	$302,113	$27,508

*	Revenue by product includes intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other.

The Central region’s percent changes in sales volumes and pricing from 2012 to 2013 were as follows:

	Percentage Change in
	Volume	Average Selling Price
Aggregates	7.9%	5.5%
Cement	(4.1%)	3.4%
Ready-mixed concrete	5.6%	1.0%
Asphalt	25.9%	(1.9%)

In 2013, the Central region’s operating income increased $1.6 million and Adjusted EBITDA increased $5.7 million as a result of increased revenue, partially offset by a 50 basis point decrease in operating margin. The decrease in operating margin was primarily attributable to the following:

Operating margin—2012	12.4%
2013 charge to remove barge from waterway(1)	(0.2)%
Other	(0.3)%

Operating margin—2013	11.9%

(1)	A $0.8 million charge was recognized in 2013 to remove a sunken barge from the Mississippi River.

East Region

($ in thousands)	2013	2012	Variance
Total revenue	$160,385	$139,219	$21,166	15.2%
Operating loss	(14,207)	(245)	(13,962)	5,698.8%
Operating margin	(8.9)%	(0.2)%
Adjusted EBITDA	$16,343	$14,432	$1,911	13.2%

Revenue in the East region increased $21.1 million in 2013 due to a $2.9 million increase in product revenue and an $18.2 million increase in service revenue, which is primarily paving and related services, but also includes certain other revenues earned.

Prior to eliminations, the net effect of the volume and pricing changes on revenue was approximately $4.6 million and $2.3 million, respectively. The $21.1 million increase in paving and related services was driven by increased demand for our services in Kentucky. Revenue changes by product/service were as follows:

	2013	2012	Variance
(in thousands)
Revenue by product: *
Aggregates	$40,244	$37,687	$2,557
Asphalt	50,536	46,190	4,346
Paving and related services	116,108	95,039	21,069
Other	(46,503)	(39,697)	(6,806)

Total revenue	$160,385	$139,219	$21,166

*	Revenue by product includes intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other.

The East region’s percent changes in sales volumes and pricing from 2012 to 2013 were as follows:

	Percentage Change in
	Volume	Average Selling Price
Aggregates	1.2%	8.0%
Asphalt	9.3%	(1.4%)

In 2013, the East region’s operating loss increased $14.0 million and Adjusted EBITDA increased $1.9 million as a result of a decrease in operating margin from (0.2)% in 2012 to (8.9)% in 2013. The decrease in operating margin was primarily attributable to the following:

Operating margin—2012	(0.2)%
Goodwill impairment(1)	(9.3)%
Other(2)	0.6%

Operating margin—2013	(8.9)%

(1)	In 2013, we recognized a $14.9 million goodwill impairment charge from a decline in the estimated fair value of the reporting unit caused by uncertainties in the timing of a sustained recovery in the Kentucky construction market.
(2)	In 2013, we implemented various cost savings initiatives, including headcount reductions of approximately 60 salaried employees. We intend to continue to reduce operating costs with the objective of generating operating income in the East region. The goodwill impairment charge of $14.9 million is not expected to reoccur and, absent that charge, the operating loss in 2013 would have been operating income.

Liquidity and Capital Resources

Our primary sources of liquidity include cash on-hand, cash provided by operations, amounts available for borrowing under our credit facilities and capital-raising activities in the debt and equity capital markets. See “Description of Other Indebtedness.” As of September 26, 2015, we had $5.5 million in cash and cash equivalents and $104.5 million of working capital as compared to cash and working capital of $13.2 million and $80.4 million, respectively, at December 27, 2014. Working capital is calculated as current assets less current liabilities. There were no restricted cash balances as of September 26, 2015 or December 27, 2014. Our remaining borrowing capacity on our senior secured revolving credit facility was $210.6 million as of September 26, 2015, which is net of $24.4 million of outstanding letters of credit, and is fully available to us within the terms and covenant requirements of our credit agreement.

Given the seasonality of our business, we typically experience significant fluctuations in working capital needs and balances throughout the year. Our working capital requirements generally increase during the first half of the year as we build up inventory and focus on repair and maintenance and other set-up costs for the upcoming season. Working capital levels then decrease as the construction season winds down and we enter the winter months, which is when we see significant inflows of cash from the collection of receivables. For example, net cash used for operating activities in the nine months ended September 27, 2014 was $10.8 million, compared to full year 2014 net cash provided by operating activities of $79.1 million. Net cash used for operating activities in the nine months ended September 26, 2015 was $18.9 million.

We believe we have access to sufficient financial resources from our liquidity sources to fund our business and operations for at least the next twelve months, including contractual obligations, capital expenditures and debt service obligations. Our growth strategy contemplates future acquisitions for which we believe we have sufficient access to capital. To finance future acquisitions, particularly larger acquisitions, we may raise additional equity capital and indebtedness. Any such additional indebtedness would increase our leverage. See “Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes.”

Indebtedness

Please refer to “Description of Other Indebtedness” and the notes to the consolidated interim financial statements found elsewhere in this prospectus for detailed information about our long-term debt, scheduled maturities of long-term debt and affirmative and negative covenants. Among other things, under our senior secured credit facilities, we are required to maintain a consolidated first lien net leverage ratio that is no greater than 4.75 to 1.00. Our first lien net leverage ratio, for purposes of the senior secured credit facilities, is calculated following each quarter and is based on information for the most recently ended four fiscal quarters for which internal financial information is available by dividing our consolidated first lien net debt as of the end of such period by our consolidated EBITDA for such period. Consolidated EBITDA for purposes of our senior secured credit facilities is calculated in accordance with our presentation of Further Adjusted EBITDA below.

For the twelve months ended September 26, 2015 and December 27, 2014, our consolidated first lien net leverage ratio was 2.52 to 1.00 based on consolidated first lien net debt of $751.7 million and $434.0 million as of September 26, 2015 and December 27, 2014, respectively, divided by Further Adjusted EBITDA of $298.2 million and $212.1 million for the twelve months ended September 26, 2015 and December 27, 2014, respectively. As of September 26, 2015 and December 27, 2014, we were in compliance with all debt covenants.

The following table sets forth a reconciliation of Summit Materials’ net loss to Adjusted EBITDA and Further Adjusted EBITDA for the periods indicated. Adjusted EBITDA and Further Adjusted EBITDA are not U.S. GAAP measures and should not be considered in isolation, or as a substitute for our results as reported under U.S. GAAP.

	Twelve Months Ended(a)	Nine Months Ended		Year Ended
	September 26, 2015	September 26, 2015	September 27, 2014	December 27, 2014	December 28, 2013
(in thousands)
Net loss	$(40,882)	$(45,350)	$(10,750)	$(6,282)	$(103,679)
Interest expense	85,836	61,649	62,555	86,742	56,443
Depreciation, depletion and amortization	109,342	85,689	63,302	86,955	72,217
Accretion	1,352	1,129	648	871	717
Income tax benefit	(16,953)	(12,468)	(2,498)	(6,983)	(2,647)
IPO costs	28,296	28,296	—	—	—
Loss on debt financings	64,313	64,313	—	—	3,115
Goodwill impairment	—	—	—	—	68,202
Discontinued operations(b)	(530)	(815)	(356)	(71)	528

Adjusted EBITDA	$230,774	$182,443	$112,901	$161,232	$94,896

Acquisition transaction expenses(c)	8,861	8,044	7,737	8,554	3,990
Management fees and expenses(d)	2,724	1,046	3,255	4,933	2,620
Strategic fees and initiatives(e)	141	—	278	419	3,887
Non-cash compensation(f)	4,627	4,138	1,746	2,235	2,315
Loss on disposal and impairment of assets(g)	8,769	—	(34)	8,735	12,419
Severance and relocation costs	414	—	749	1,163	2,755
Other(h)	3,208	1,528	82	1,762	7,165
EBITDA for certain completed acquisitions(i)	38,718	23,999	7,786	23,105	(1,596)

Further Adjusted EBITDA	$298,236	$220,598	$134,500	$212,138	$128,451

(a)	The statement of operations data for the twelve months ended September 26, 2015, which are unaudited, have been calculated by subtracting the data for the nine months ended September 27, 2014 from the data for the year ended December 27, 2014, and adding the data for the nine months ended September 26, 2015. This presentation is not in accordance with U.S. GAAP. However, we use trailing four quarter financial data to test compliance with covenants under our senior secured credit facilities.
(b)	Represents certain concrete paving operations and railroad construction and repair operations that we have exited.

(c)	Represents the transaction expenses associated with past acquisitions and potential acquisitions, consisting primarily of accounting, legal, valuation and financial advisory fees for the acquisitions that were completed in the periods presented.
(d)	Represents certain fees paid and expenses reimbursed to affiliates of our Sponsors. See “Certain Relationships and Related Person Transactions—Transaction and Management Fee Agreement.”
(e)	Represents incurred “costs of” strategic initiatives we put in place, including costs incurred to finance effectiveness improvements and information technology start-up costs. We cannot assure you that we will achieve the synergies that we anticipate achieving in connection with these strategic initiatives.
(f)	Represents non-cash equity-based compensation granted to employees.
(g)	Represents the loss recognized on assets identified for disposal, net of gains realized on asset sales.
(h)	Includes non-recurring or one time income and expense items that were incurred outside normal operating activities such as integration costs, unrealized currency gains and losses and interest, tax and depreciation on unconsolidated joint ventures.
(i)	The adjustment for the twelve months ended September 26, 2015 represents the EBITDA for the period from September 27, 2014 to the respective dates of acquisition for the Concrete Supply, Lewis & Lewis, Davenport Assets and LeGrand acquisitions. The adjustment for the year ended December 27, 2014 represents the EBITDA for the period from December 29, 2013 to the respective dates of acquisition for the Alleyton, Troy Vines, Buckhorn Materials, Canyon Redi-Mix, Mainland, Southwest Ready Mix, Colorado County S&G and Concrete Supply acquisitions. The adjustment for the year ended December 28, 2013 represents the EBITDA for the period from December 30, 2012 to the respective dates of acquisition for the Lafarge-Wichita and Westroc acquisitions.

At September 26, 2015 and December 27, 2014, we had $1,260.8 million and $1,071.9 million, respectively, of total debt, without giving effect to original issuance discount or premium, outstanding. Summit Materials has credit facilities that provide for term loans in an aggregate amount of $650.0 million and revolving credit commitments in an aggregate amount of $235.0 million. Summit Materials’ domestic wholly-owned subsidiary companies were named as guarantors of the 2020 notes and are named as guarantors of the existing notes, the outstanding notes and the senior secured credit facilities. Certain other partially-owned subsidiaries, and the wholly-owned Canadian subsidiary, Mainland, do not guarantee the existing notes and the outstanding notes. Summit Materials has pledged substantially all of its assets as collateral for the senior secured credit facilities. The $625.0 million of aggregate principal amount of 2020 notes due January 31, 2020 issued under an indenture dated as of January 30, 2012 were fully redeemed as of December 2015. In April 2015 and August 2015, $288.2 million and $183.0 million aggregate principal amount of 2020 notes, respectively, were redeemed as discussed below, and the remaining $153.8 million aggregate principal amount of 2020 notes was redeemed in December 2015. On July 8, 2015, the Issuers issued $350.0 million in aggregate principal amount of existing notes. The existing notes were issued at par. Interest on the existing notes is payable semi-annually on January 15 and July 15 of each year commencing on January 15, 2016.

On July 17, 2015, Summit Materials refinanced its term loan under the senior secured credit facilities (the “Refinancing”). The Refinancing, among other things: (i) reduced the applicable margins used to calculate interest rates for term loans under our senior secured credit facilities to 3.25% for LIBOR rate loans and 2.25% for base rate loans, subject to a LIBOR floor of 1.00% (and one 25 basis point step down upon Summit Materials achieving a certain first lien net leverage ratio); (ii) increased term loans borrowed under our term loan facility from $422.0 million to $650.0 million; and (iii) created additional flexibility under the financial maintenance covenants, which are tested quarterly, by increasing the applicable maximum Consolidated First Lien Net Leverage Ratio (as defined in the amended and restated credit agreement that governs the senior secured credit facilities).

We used the net proceeds from the existing notes and the Refinancing to fund the initial $370.0 million cash purchase price for the Davenport Acquisition, to refinance the existing senior secured term loan facility, to redeem $183.0 million aggregate principal amount of the outstanding 2020 notes and to pay related fees and expenses.

Cash Flows

The following table summarizes our net cash used for and provided by operating, investing and financing activities and our capital expenditures for the periods indicated:

	Nine months ended		Year ended
(in thousands)	September 26, 2015	September 27, 2014	December 27, 2014	December 28, 2013	December 29, 2012
Net cash (used for) provided by:
Operating activities	$(18,927)	$(10,836)	$79,089	$66,412	$62,279
Investing activities	(565,645)	(405,853)	(461,280)	(111,515)	(85,340)
Financing activities	576,839	408,501	380,489	32,589	7,702

Cash paid for capital expenditures	$(69,672)	$(64,244)	$(76,162)	$(65,999)	$(45,488)

Operating Activities

During the nine months ended September 26, 2015, cash used in operating activities was $18.9 million primarily as a result of:

•	Net loss of $45.4 million, adjusted for $99.4 million of non-cash expenses, including $90.2 million of depreciation, depletion, amortization and accretion and $18.6 million of share-based compensation expense.

•	Additional investment in inventory of $3.8 million consistent with the seasonality of our business for which our inventory levels typically decrease in the fourth quarter in preparation for the winter slowdown.

•	The timing of payments associated with accounts payable and accrued expenses contributed $17.1 million of cash in conjunction with the build-up of inventory levels and incurrence of repairs and maintenance costs to ready the business for increased sales volumes in the summer and fall. Almost all of our products are consumed and services provided outdoors. In addition, we made $76.0 million of interest payments in the nine months ended September 26, 2015.

•	$79.7 million of increased accounts receivable (billed and unbilled) as a result of the seasonality of our business. The majority of our sales occur in the spring, summer and fall and we typically incur an increase in accounts receivable (net billed and unbilled) during the second and third quarters of each year. This amount is typically converted to cash in the fourth and first quarters.

During the nine months ended September 27, 2014, cash used in operating activities was $10.8 million primarily as a result of:

•	Net loss of $10.8 million, adjusted for $69.0 million of non-cash expenses, including $68.5 million of depreciation, depletion, amortization and accretion.

•	An increase in accounts receivable and costs and estimated earnings in excess of billings of $69.5 million consistent with the seasonality of our business.

•	Additional investment in inventory of $3.8 million consistent with the seasonality of our business.

•	The timing of payments associated with accounts payable and accrued expenses contributed $12.0 million of cash in conjunction with the build-up of inventory levels and incurrence of repairs and maintenance costs.

During the year ended December 27, 2014, cash provided by operating activities was $79.1 million primarily as a result of:

•	A net loss of $6.3 million, adjusted for $97.3 million of non-cash expenses, including $95.2 million of depreciation, depletion, amortization and accretion.

•	An increase in accounts receivable of $10.4 million due to favorable weather in the fourth quarter. With the seasonality of our business, the majority of our sales typically occur in the spring, summer and fall resulting in an increase in accounts receivable in the second and third quarters, which is generally collected in the fourth and first quarters. However, revenue in the fourth quarter of 2014 exceeded revenue in the second quarter of 2014, which drove an increase in accounts receivable as of December 27, 2014.

•	Approximately $5.3 million of costs incurred related to accounting, legal and other services associated with Summit Inc.’s IPO.

•	Accrued liabilities contributing $13.2 million, primarily related to a $15.2 million increase in accrued interest as a result of the 2014 issuances of $375.0 million of 2020 notes. We made $64.1 million of interest payments in the year ended December 27, 2014.

During the year ended December 28, 2013, cash provided by operating activities was $66.4 million primarily as a result of:

•	A net loss of $103.7 million, adjusted for non-cash expenses, including $75.9 million of depreciation, depletion, amortization and accretion, a $68.2 million goodwill impairment charge and $12.4 million from net losses on asset disposals.

•	Collection of accounts receivable providing $9.9 million of additional cash in 2013 due to an increased focus on processing billings and collecting on outstanding receivables.

During the year ended December 29, 2012, cash provided by operating activities was $62.3 million primarily as a result of:

•	A net loss of $50.6 million, adjusted for non-cash expenses, including $72.2 million of depreciation, depletion, amortization and accretion, which increased in 2012 in connection with our 2011 and 2012 acquisitions, and a $9.5 million loss on our January 2012 debt refinancing.

•	Collection of accounts receivable and costs and estimated earnings in excess of billings providing $12.1 million of additional cash due to an increased focus on processing billings and collecting on outstanding receivables.

•	Reduced payments of accounts payable and accrued expenses providing additional cash from operations, on a net basis, of $11.1 million due primarily to a $16.0 million increase in accrued interest. Our December 2012 payment was accrued at year-end 2012 and paid in the first quarter of 2013.

Investing Activities

During the nine months ended September 26, 2015, cash used for investing activities was $565.6 million, of which $505.5 million related to the 2015 acquisitions of the Davenport Assets, Lewis & Lewis and LeGrand and $69.7 million was invested in capital expenditures, which was partially offset by $8.9 million of proceeds from asset sales.

During the nine months ended September 27, 2014, cash used for investing activities was $405.9 million, $351.9 million of which related to the 2014 acquisitions of Alleyton, Troy Vines, Buckhorn Materials, Southwest Ready Mix, Colorado County S&G and Mainland. In addition, we invested $64.2 million in capital expenditures, offset by $9.6 million of proceeds from asset sales.

During the year ended December 27, 2014, cash used for investing activities was $461.3 million, $397.9 million of which related to the 2014 Alleyton, Troy Vines, Buckhorn Materials, Canyon Redi-Mix, Mainland, Southwest Ready Mix, Colorado County S&G and Concrete Supply acquisitions. In addition, we invested $76.2 million in capital expenditures, offset by $13.4 million of proceeds from asset sales.

During the year ended December 28, 2013, cash used for investing activities was $111.5 million, $61.6 million of which was used for the April 1, 2013 acquisitions of certain Lafarge assets in and around Wichita, Kansas and all of the membership interests of Westroc near Salt Lake City, Utah. In addition, we invested $66.0 million in capital expenditures, offset by $16.1 million of proceeds from asset sales. Approximately $25.6 million of the capital expenditures were invested in our cement business in Hannibal, Missouri, for continued development of the underground mine ($15.3 million), a cement terminal expansion to store additional cement in St. Louis, Missouri ($2.8 million), as well as improvements made to our Hannibal, Missouri cement plant during the scheduled shutdowns. We also invested $6.4 million in a new hot mix asphalt plant in Austin, Texas.

During the year ended December 29, 2012, cash used for investing activities was $85.3 million. We paid $48.8 million for three acquisitions, which expanded our presence in certain of our existing markets and $45.5 million for capital expenditures. Approximately half of our 2012 capital expenditures were to replace or maintain equipment and the remaining portion reflects capital investments in the business, the most significant of which is the development of the underground mine at our Hannibal, Missouri cement plant. We spent $5.0 million on the underground mine development in 2012.

Financing Activities

During the nine months ended September 26, 2015, cash provided by financing activities was $576.8 million, which was primarily composed of $490.9 million of capital contributions by its member and $164.3 million of net debt borrowings. We also made $15.0 million of payments on acquisition related liabilities, paid $40.0 million of distributions to our member, who in turn, made payments to its partners and paid $10.9 million in debt issuance costs.

During the nine months ended September 27, 2014, cash provided by financing activities was $408.5 million, which was primarily composed of $398.9 million of net borrowings on debt. The Issuers issued $375.0 million of 2020 notes in 2014 at a premium, receiving $409.3 million of aggregate proceeds. The funds from the borrowings were primarily used to purchase Alleyton and Mainland, make payments on the revolving credit facility and for general corporate purposes. In addition, we received contributions from our sole member of $24.4 million and made $5.8 million of payments on acquisition related liabilities in the nine months ended September 27, 2014.

During the year ended December 27, 2014, cash provided by financing activities was $380.5 million, which was primarily composed of $363.9 million of net borrowings on debt. The Issuers issued $375.0 million of 2020 notes in 2014 at a premium, receiving $409.3 million of aggregate proceeds. The funds from the borrowings were primarily used to purchase Alleyton and Mainland, make payments on the revolving credit facility and for general corporate purposes. In addition, we received contributions from our member of $27.6 million and made $10.9 million of payments on acquisition-related liabilities.

During the year ended December 28, 2013, cash provided by financing activities was $32.6 million, which was primarily composed of $42.4 million of net borrowings on our revolving credit facility and proceeds from the February 2013 repricing transaction, through which our outstanding borrowings increased $25.0 million. Approximately $61.6 million of the funds from the borrowings were used on April 1, 2013 to purchase certain assets of Lafarge in and around Wichita, Kansas and all of the membership interests in Westroc. The remaining funds were used for seasonal working capital requirements. In addition, we made $9.8 million of payments on acquisition-related liabilities.

During the year ended December 29, 2012, cash provided by financing activities was $7.7 million, which is primarily composed of $16.5 million of net proceeds from the January 2012 financing transactions, offset by $7.5 million of payments on acquisition-related liabilities.

Cash Paid for Capital Expenditures

We expended approximately $69.7 million in capital expenditures in the nine months ended September 26, 2015 compared to $64.2 million in the nine months ended September 27, 2014. The 2015 capital expenditures were primarily composed of various pieces of equipment and rolling stock. We estimate that we will invest between $80.0 million and $90.0 million in capital expenditures in 2015, which we have funded or expect to fund through cash on hand, cash from operations, outside financing arrangements and available borrowings under our revolving credit facility. In 2015, we continued investing in Texas, including approximately $6.4 million on installation of a new sand and gravel processing plant near Houston and $7.0 million on installation of a new asphalt plant in San Antonio.

In 2014, we expended approximately $76.2 million compared to $66.0 million in 2013. The 2014 capital expenditures include continued development of an underground mine to extract limestone on our Hannibal, Missouri property where our first cement plant is located ($6.3 million), which was substantially completed in 2014, $2.6 million of land purchases in Kansas and Kentucky and various other pieces of equipment and rolling stock.

We expended approximately $66.0 million in 2013 compared to $45.5 million in 2012. Approximately $15.3 million of the increase in capital expenditures from 2012 related to developing the underground mine in Hannibal, Missouri. We spent $15.3 million on the underground mine development in 2013.

Contractual Obligations

The table below presents, as of September 26, 2015, our obligations and commitments to make future payments under contracts and contingent commitments.

(in thousands)	Total	2015 (three months)	2016	2017-2018	2019-2020	Thereafter
Short term borrowings and long-term debt, including current portion	$1,153,800	$3,250	$6,500	$11,375	$168,425	$964,250
Revolver	60,000	60,000	—	—	—	—
Capital lease obligations	52,873	10,742	10,561	23,592	3,357	4,621
Operating lease obligations	23,526	1,957	6,578	8,774	4,335	1,882
Interest payments(1)	386,326	12,797	65,767	107,914	108,236	91,612
Acquisition-related liabilities	80,384	3,413	20,684	27,459	14,924	13,904
Royalty payments	69,979	820	4,354	9,881	8,320	46,604
Defined benefit plans(2)	11,289	736	1,851	2,583	2,621	3,498
Asset retirement obligation payments	52,188	1,317	4,026	3,112	1,811	41,922
Purchase commitments(3)	21,732	5,865	15,867	—	—	—
Other	2,384	74	689	1,223	398	—
Total contractual obligations	$1,914,841	$100,971	$136,877	$195,913	$312,427	$1,168,293

(1)	Future interest payments were calculated using the applicable fixed and floating rates charged by our lenders in effect as of September 26, 2015 and may differ from actual results.
(2)	Amounts represent estimated future payments to fund our defined benefit plans.
(3)	Amounts represent purchase commitments entered into in the normal course of business, primarily for fuel purchases. Commitments are generally less than one year.

Commitments and Contingencies

We are party to certain legal actions arising from the ordinary course of business activities. Accruals are recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all current pending or threatened claims and litigation will not have a material effect on our consolidated results of operations, financial position or liquidity.

We are obligated under an indemnification agreement entered into with the sellers of Harper Contracting for the sellers’ 40% ownership interests in a joint venture agreement. We have the rights to any benefits under the joint venture as well as the assumption of any obligations, but do not own equity interests in the joint venture. The joint venture incurred significant losses on a highway project in Utah, which resulted in requests for funding from the joint venture partners and, ultimately, from us. Through September 26, 2015, we have funded $8.8 million, of which $4.0 million was funded in 2012 and $4.8 million was funded in 2011. On April 2, 2015, the Utah Department of Transportation filed suit in the Fourth District Court of Utah County, Utah against the joint venture and the parties to the joint venture seeking damages of at least $29.4 million. As of September 26, 2015 and December 27, 2014, an accrual of $4.3 million was recorded in other noncurrent liabilities as management’s best estimate of loss related to this matter.

In 2013, a dispute with the sellers of Harper Contracting related to the calculation of working capital from the August 2010 acquisition was settled. The working capital dispute was submitted to binding arbitration, the outcome of which resulted in the payment of $1.9 million to the sellers. In addition, various other acquisition-related disputes with the sellers were settled for approximately $0.8 million. The total payments of $2.7 million were made in 2013. There was no material effect on 2013 earnings as a result of these settlements.

In February 2011, we incurred a property loss related to a sunken barge with cement product aboard. In 2013, we recognized $0.8 million of charges for costs to remove the barge from the waterway. As of September 26, 2015 and December 27, 2014, we had $0.4 million included in accrued expenses as management’s best estimate of the remaining costs to remove the barge.

We are obligated under various firm purchase commitments for certain raw materials and services that are in the ordinary course of business. The terms of these firm purchase agreements are generally less than one year. Management does not expect any significant changes in the market value of these goods and services during the commitment period that would have a material adverse effect on the financial position, results of operations or liquidity of the Company.

Off-Balance Sheet Arrangements

As of September 26, 2015, we had no material off-balance sheet arrangements.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period.

On an ongoing basis, management evaluates its estimates, including those related to the valuation of accounts receivable, inventories, goodwill, intangibles and other long-lived assets, pension and other postretirement obligations and asset retirement obligations. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Acquisitions—Purchase Price Allocation

We regularly review strategic long-term plans, including potential investments in value-added acquisitions of related or similar businesses, which would increase our market share and/or are related to our existing markets. When an acquisition is completed, our consolidated statement of operations includes the operating results of the acquired business starting from the date of acquisition, which is the date that control is obtained. The purchase price is determined based on the fair value of assets given to and liabilities assumed from the seller as of the date of acquisition. We allocate the purchase price to the fair values of the tangible and intangible assets acquired and liabilities assumed as valued at the date of acquisition. Goodwill is recorded for the excess of the purchase price over the net of the fair value of the identifiable assets acquired and liabilities assumed as of the acquisition date. The estimation of fair values of acquired assets and assumed liabilities is judgmental and requires various assumptions and the amounts and useful lives assigned to depreciable and amortizable assets compared to amounts assigned to goodwill, which is not amortized, can significantly affect the results of operations in the period of and periods subsequent to a business combination.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction, and therefore represents an exit price. A fair value measurement assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. We assign the highest level of fair value available to assets acquired and liabilities assumed based on the following options:

Level 1—Quoted prices in active markets for identical assets and liabilities.

Level 2—Observable inputs, other than quoted prices, for similar assets or liabilities in active markets.

Level 3—Unobservable inputs, which includes the use of valuation models.

Level 2 inputs are typically used to estimate the fair value of acquired machinery, equipment and land and assumed liabilities for asset retirement obligations, environmental remediation and compliance obligations and contingencies.

Level 3 inputs are used to estimate the fair value of acquired mineral reserves, mineral interests and separately-identifiable intangible assets.

There is a measurement period after the acquisition date during which we may adjust the amounts recognized for a business combination. Any such adjustments are based on us obtaining additional information that existed at the acquisition date regarding the assets acquired or the liabilities assumed. Measurement period adjustments are generally recorded as increases or decreases to the goodwill recognized in the transaction. Material adjustments are applied retroactively to the date of acquisition and reported retrospectively. The measurement period ends once we have obtained all necessary information that existed as of the acquisition date, but does not extend beyond one year from the date of acquisition. Any adjustments to assets acquired or liabilities assumed beyond the measurement period are recorded in earnings.

We invested $397.9 million and $61.6 million in business combinations and allocated this amount to assets acquired and liabilities assumed during the years ended December 27, 2014 and December 28, 2013, respectively.

Goodwill and Goodwill Impairment

Goodwill is tested annually for impairment and in interim periods if events occur indicating that the carrying amounts may be impaired. The evaluation involves the use of significant estimates and assumptions and considerable management judgment. Our judgments regarding the existence of impairment indicators and future cash flows are based on operational performance of our businesses, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows, volumes, market penetration and discount rates, are consistent with our internal planning. The estimated future cash flows are derived from internal operating budgets and forecasts for long-term demand and pricing in our industry and markets. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on all or a portion of our goodwill. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the affect such events might have on our reported values. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse effect on our financial position and results of operations.

The annual goodwill test is performed by first assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If, as a result of the qualitative assessment, it is determined that an impairment is more likely than not, we are then required to perform the two-step quantitative impairment test, otherwise further analysis is not required. We also may elect not to perform the qualitative assessment and, instead, proceed directly to the two-step quantitative impairment test. The ultimate outcome of the goodwill impairment review for a reporting unit should be the same whether we choose to perform the qualitative assessment or proceed directly to the two-step quantitative impairment test.

Under the two-step quantitative impairment test, step one of the evaluation of impairment involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. We use a discounted cash flow (“DCF”) model to estimate the current fair value of our reporting units when testing for impairment, as management believes forecasted cash flows are the best indicator of fair value. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including macroeconomic trends in the private construction and public infrastructure industries, the timing of work embedded in our backlog, our performance and profitability under our contracts, our success in securing future sales and the appropriate interest rate used to discount the projected cash flows. Most of these assumptions vary significantly among the reporting units. This discounted cash flow analysis is corroborated by “top-down” analyses, including a market assessment of our enterprise value. We believe the estimates and assumptions used in the valuations are reasonable.

In conjunction with our annual review of goodwill on the first day of the fourth quarter, we performed the qualitative assessment for all of our reporting units except the Utah-based operations. As a result of this analysis, we determined that it is more likely than not that the fair value of each reporting unit was greater than its carrying value. The Utah-based operations have negative equity after the goodwill impairment charge recognized in 2013. As a result, we performed Step 2 of the impairment test for the Utah-based operations and concluded that the fair value of the reporting unit exceeded the book value.

One of our reporting units is based in Midland/Odessa, Texas where the economy is largely exposed to the oil and gas sector. In the fourth quarter of 2014, global oil prices declined. An extended period of low oil prices could have a material adverse effect on this reporting unit. However, we are unable to predict long term macroeconomic trends. We will continue to monitor demand for our products in this market to assess whether an event occurs that indicates the carrying amount of the reporting unit may be impaired requiring a goodwill impairment analysis. We did not recognize any goodwill impairment charges in 2014.

As a result of the impairment test in 2013, we concluded that the book values of two of our reporting units, the Utah-based operations in the West region and our one reporting unit in the East region exceeded their estimated fair values. For our remaining reporting units, the estimated fair values were substantially in excess of carrying values ranging from 56% to 182%.

For the Utah-based and East region reporting units, we performed the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. The second step of the test requires the allocation of the reporting unit’s fair value to its assets and liabilities, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill is less than the carrying value, the difference is recorded as an impairment loss. Based on the results of the step two analyses, we recorded impairment charges to goodwill of $53.3 million and $14.9 million for the Utah-based and East region reporting units, respectively. After recognizing these impairment charges, the goodwill attributable to the Utah and Kentucky reporting units was $36.6 million and zero, respectively.

As of September 26, 2015, we determined that no events or circumstances from September 28, 2014 through September 26, 2015 indicated that a further assessment was necessary.

Impairment of Long-Lived Assets, Excluding Goodwill

We evaluate the carrying value of long-lived assets, including intangible assets subject to amortization, when events and circumstances indicate that the carrying value may not be recoverable. Long-lived assets are material to our total assets; as of December 27, 2014, net property, plant and equipment, represented 55.0% of total assets. The evaluation involves the use of significant estimates and assumptions and considerable management judgment. Such indicators may include deterioration in general economic conditions, negative developments in equity and credit markets, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flows, or a trend of negative or declining cash flows over multiple periods, among others. A one year increase or decrease in the average useful lives of our property, plant and equipment would have affected 2014 depreciation expense by ($5.6) million or $6.4 million, respectively. An impairment charge could be material to our financial condition and results of operations. The carrying value of long-lived assets is considered impaired when the estimated undiscounted cash flows from such assets are less than their carrying value. In that event, we recognize a loss equal to the amount by which the carrying value exceeds the fair value of the long-lived assets.

Fair value is determined by primarily using a cash flow methodology that requires considerable management judgment and long-term assumptions. Our estimate of net future cash flows is based on historical experience and assumptions of future trends, which may be different from actual results.

We consider the identification of an asset for disposal to be an event requiring evaluation of the asset’s fair value. Fair value is often determined to be the estimated sales price, less selling costs. If the carrying value exceeds the fair value, then an impairment charge is recognized equal to the expected loss on disposal. Throughout 2014, we recognized $6.1 million of net losses on asset dispositions, which include both the net loss on disposed assets and losses on assets identified for disposition in the succeeding twelve months. The losses commonly occur because the cash flows expected from selling the asset are less than the cash flows that could be generated from holding the asset for use.

The 2013 goodwill impairment recognized at two reporting units was considered to be an indication that the carrying value of long-lived assets may not be recoverable at those reporting units requiring further evaluation, despite positive cash flows in the year ended December 28, 2013 at both the Utah and Kentucky reporting units. The net book value of the long-lived assets at the Utah and Kentucky reporting units, as of the first day of the fourth quarter, was $117.3 million and $127.8 million, respectively. The evaluation indicated that the carrying value of the reporting units’ long-lived assets was less than the undiscounted future cash flows, resulting in no impairment of the evaluated long-lived assets. The type of long-lived assets at the reporting units, primarily plant and equipment, when purchased new, had generally increased in value from the date the long-lived assets at these reporting units were purchased. As a result, management does not believe that there is a risk that a material impairment charge will be recognized at these reporting units in the near future.

There were no changes to the useful lives of assets having a material effect on our financial position or results of operations in 2014 or 2013.

Revenue Recognition

We earn revenue from the sale of products, which primarily include aggregates, cement, ready-mixed concrete and asphalt, but also include concrete products and plastics components, and from the provision of services, which are primarily paving and related services, but also include landfill operations, the receipt and disposal of waste that is converted to fuel for use in our Hannibal, Missouri cement plant, and underground storage space rental.

Revenue for product sales is recognized when evidence of an arrangement exists, the fee is fixed or determinable, title passes, which generally is when the product is shipped, and collection is reasonably assured. Product revenue generally include sales of aggregates, cement and other materials to customers, net of discounts or allowances, if any, and generally include freight and delivery charges billed to customers. Freight and delivery charges associated with cement sales are recorded on a net basis together with freight costs within cost of sales.

Revenue from the receipt of waste fuels is recognized when the waste is accepted and a corresponding liability is recognized for the costs to process the waste into fuel for the manufacturing of cement or to ship the waste offsite for disposal in accordance with applicable regulations.

We account for revenue and earnings on our long-term paving and related services contracts as service revenue using the percentage-of-completion method of accounting. Under the percentage-of-completion method, we recognize paving and related services revenue as services are rendered. We estimate profit as the difference between total estimated revenue and total estimated cost of a contract and recognize that profit over the life of the contract based on input measures (e.g., costs incurred). We generally measure progress toward completion on long-term paving and related services contracts based on the proportion of costs incurred to date relative to total estimated costs at completion. We include revisions of estimated profits on contracts in earnings under the cumulative catch-up method, under which the effect of revisions in estimates is recognized immediately. If a revised estimate of contract profitability reveals an anticipated loss on the contract, we recognize the loss in the period it is identified.

The percentage-of-completion method of accounting involves the use of various estimating techniques to project costs at completion, and in some cases includes estimates of recoveries asserted against the customer for changes in specifications or other disputes. Contract estimates involve various assumptions and projections relative to the outcome of future events over multiple periods, including future labor productivity and availability, the nature and complexity of the work to be performed, the cost and availability of materials, the effect of delayed performance, and the availability and timing of funding from the customer. These estimates are based on our best judgment. A significant change in one or more of these estimates could affect the profitability of one or more of our contracts. We review our contract estimates regularly to assess revisions in contract values and estimated costs at completion. No material contract adjustments were recognized between 2012 and the nine months ended September 26, 2015.

We recognize revenue arising from claims either as income or as an offset against a potential loss only when the amount of the claim can be estimated reliably and its realization is probable. In evaluating these criteria, we consider the contractual/legal basis for the claim, the cause of any additional costs incurred, the reasonableness of those costs and the objective evidence available to support the claim.

Mining Reclamation Obligations

We incur reclamation obligations as part of our mining activities. Our quarry activities require the removal and relocation of significant levels of overburden to access stone of usable quantity and quality. The same overburden material is used to reclaim depleted mine areas, which must be sloped to a certain gradient and seeded to prevent erosion in the future. Reclamation methods and requirements can differ depending on the quarry and state rules and regulations in existence for certain locations. This differentiation affects the potential obligation required at each individual subsidiary. As of December 27, 2014, our undiscounted reclamation obligations totaled $29.3 million, of which 16.4% is expected to be settled within the next five years and the remaining 83.6% thereafter.

Reclamation costs resulting from the normal use of long-lived assets, either owned or leased, are recognized over the period the asset is in use. The obligation, which cannot be reduced by estimated offsetting cash flows, is recorded at fair value as a liability at the obligating event date and is accreted through charges to operating expenses. The fair value is based on our estimate for a third party to perform the legally required reclamation tasks including a reasonable profit margin. This fair value is also capitalized as part of the carrying amount of the underlying asset and depreciated over the estimated useful life of the asset.

The mining reclamation reserve is based on management’s estimate of future cost requirements to reclaim property at both currently operating and closed quarry sites. Costs are estimated in current dollars and inflated until the expected time of payment using a future estimated inflation rate and then discounted back to present value using a credit-adjusted, risk-free rate on obligations of similar maturity adjusted to reflect our credit rating.

We review reclamation obligations at least every three years for a revision to the cost or a change in the estimated settlement date. Additionally, reclamation obligations are reviewed in the period that a triggering event occurs that would result in either a revision to the cost or a change in the estimated settlement date. Examples of events that would trigger a change in the cost include a new reclamation law or amendment to an existing mineral lease. Examples of events that would cause a change in the estimated settlement date include the acquisition of additional reserves or early or delayed closure of a site. Any affect to earnings from cost revisions is included in cost of revenue.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks arising from transactions that are entered into in the normal course of business. Our operations are highly dependent upon the interest rate-sensitive construction industry as well as the general economic environment. Consequently, these marketplaces could experience lower levels of economic activity in an environment of rising interest rates or escalating costs. Management has considered the current economic environment and its potential effect to our business. Demand for aggregates-based products, particularly in the residential and nonresidential construction markets, could decline if companies and consumers are unable to obtain financing for construction projects or if an economic recession causes delays or cancellations to capital projects. Additionally, in preceding years, declining tax revenue, state budget deficits and unpredictable or inconsistent federal funding have negatively affected states’ abilities to finance infrastructure construction projects.

Commodity and Energy Price Risk

We are subject to commodity price risk with respect to price changes in liquid asphalt and energy, including fossil fuels and electricity for aggregates, cement, ready-mixed concrete and asphalt paving mix production, natural gas for hot mix asphalt production and diesel fuel for distribution vehicles and production related mobile equipment. Liquid asphalt escalators in most of our public infrastructure contracts limit our exposure to price fluctuations in this commodity, and we seek to obtain escalators on private and commercial contracts. Similarly, in periods of decreasing oil prices, a portion of the cost savings will be recouped by our end customers. Decreasing oil prices also could affect demand in certain of our markets, particularly in Houston and Midland/Odessa, Texas, which represent approximately 15% of our consolidated revenue in 2014.

For the year ended December 27, 2014, our costs associated with liquid asphalt and energy amounted to approximately $193.8 million. Accordingly, a 10% increase or decrease in the total cost of liquid asphalt and energy would have decreased or increased, respectively, our operating results for the year by approximately $19.4 million. However, this does not take into consideration liquid asphalt escalators in certain contracts or forward purchase commitments put into place before December 27, 2014.

Inflation Risk

Inflation rates in recent years have not been a significant factor in our revenue or earnings due to relatively low inflation and our ability to recover increasing costs by obtaining higher prices for our products through sale price escalators in place for most public infrastructure sector contracts. Inflation risk varies with the level of activity in the construction industry, the number, size and strength of competitors and the availability of products to supply a local market.

Foreign Currency Risk

In 2014, we expanded our operations into Canada with the acquisition of Mainland. With this expansion, we are subject to foreign currency risk related to changes in the U.S. dollar/Canadian dollar exchange rates. A 10% adverse change in foreign currency rates from December 2014 levels would not have had a material effect on our financial position, results of operations or cash flows.

Interest Rate Risk

At December 27, 2014, we had $150.0 million of revolving credit commitments and $422.0 million of term loans under the senior secured credit facilities, which bear interest at a variable rate. A hypothetical 100 basis point increase in interest rates on the 2014 quarterly average outstanding revolver balance of $22.2 million would increase interest expense by $0.2 million on an annual basis. The interest rate on the term loans has a floor of 1.25%. The rate in effect at December 27, 2014 was 0.26% and, thus, the rate applicable to us was the floor rate of 1.25%. Therefore, a 100 basis point increase in the interest rate at December 27, 2014 would only have increased the rate from 1.25% to 1.26%, the effect of which would have been immaterial on annual interest expense. As of September 26, 2015, our revolving credit commitments increased to $235.0 million and our term loans increased to $650.0 million with a floor of 1.00%. In the third quarter of 2015, we entered into an interest rate derivative on $200.0 million of our term loan borrowings to add stability to our interest expense and manage our exposure to interest rate movements.

At our cement plants, we sponsor three non-contributory defined benefit pension plans for certain hourly and salaried employees and healthcare and life insurance benefits for certain eligible retired employees. As of January 2014, two of the pension plans had been frozen to new participants and the healthcare and life insurance benefit plan has been amended to eliminate all future retiree health and life coverage. Our results of operations are affected by our net periodic benefit cost from these plans, which was $0.5 million in 2014, exclusive of a $1.3 million curtailment benefit. Assumptions that affect this expense include the discount rate and, for the pension plans only, the expected long-term rate of return on assets. Therefore, we have interest rate risk associated with these factors.

The healthcare and life insurance benefit plan is exposed to changes in the cost of healthcare services. A one percentage-point increase or decrease in assumed health care cost trend rates would have affected the accumulated postretirement benefit obligation by approximately $1.3 million or $(1.1) million, respectively, at December 27, 2014.

BUSINESS

Overview

We are one of the fastest growing construction materials companies in the United States, with a 197% increase in revenue between the year ended December 31, 2010 and the year ended December 27, 2014, as compared to an average increase of approximately 38% in revenue reported by our competitors over the same period. Our materials include aggregates, which we supply across the country, with a focus on Texas, Kansas, Kentucky, Utah and Missouri, and cement, which we supply primarily in Missouri, Iowa and along the Mississippi River. Within our markets, we offer customers a single-source provider for construction materials and related downstream products through our vertical integration. In addition to supplying aggregates to customers, we use our materials internally to produce ready-mixed concrete and asphalt paving mix, which may be sold externally or used in our paving and related services businesses. Our vertical integration creates opportunities to increase aggregates volumes, optimize margin at each stage of production and provide customers with efficiency gains, convenience and reliability, which we believe gives us a competitive advantage.

Since our first acquisition more than six years ago, we have rapidly become a major participant in the U.S. construction materials industry. We believe that, by volume, we are a top 10 aggregates supplier, a top 15 cement producer and a major producer of ready-mixed concrete and asphalt paving mix. Our revenue in 2014 and the nine months ended September 26, 2015 was $1.2 billion and $1.0 billion, respectively, with net losses for the same periods of $6.3 million and $45.4 million, respectively. Our proven and probable aggregates reserves were 2.1 billion tons as of September 26, 2015. In the twelve months ended September 26, 2015, we sold 31.7 million tons of aggregates, 1.4 million tons of cement, 3.3 million cubic yards of ready-mixed concrete and 4.4 million tons of asphalt paving mix across our more than 200 sites and plants.

Our rapid growth achieved over the last six years has been due in large part to our acquisitions, which we funded with equity and debt financing. During this period, we witnessed a cyclical decline and slow recovery in the private construction market and nominal growth in public infrastructure spending. However, the private construction market is beginning to rebound, which we believe signals the outset of a strong growth period in our industry and end markets. We believe we are well positioned to capitalize on this anticipated recovery to grow our business and reduce our leverage over time. As of September 26, 2015, our total indebtedness was approximately $1,260.8 million, or $1,407.0 million after giving effect to the private offering of the outstanding notes and the use of proceeds therefrom.

The private construction market includes residential and nonresidential new construction and the repair and remodel market. According to the PCA, the number of total housing starts in the United States, a leading indicator for our residential business, is expected to grow 40% from 2015 to 2019. In addition, the PCA projects that spending in private nonresidential construction will grow 26% over the same period. The private construction market represented 56% of our revenue in both the year ended December 27, 2014 and the nine months ended September 26, 2015.

Public infrastructure, which includes spending by federal, state and local governments for roads, highways, bridges, airports and other public infrastructure projects, has been a relatively stable portion of government budgets providing consistent demand to our industry and is projected by the PCA to grow approximately 12% from 2014 to 2017. With the nation’s infrastructure aging, we expect U.S. infrastructure spending to grow over the long term, and we believe we are well positioned to capitalize on any such increase. Despite this projected growth, we do not believe it will be consistent across the United States, but will instead be concentrated in certain regions. The public infrastructure market represented 44% of our revenue in both the year ended December 27, 2014 and the nine months ended September 26, 2015.

In addition to the anticipated growth in our end markets, we expect higher volume and pricing in our core product categories. The PCA estimates that cement consumption will increase approximately 15% from 2014 to 2017, reflecting rising demand in the major end markets. At the same time, we believe that cement pricing will be driven higher by tightening production capacity in the United States, where the PCA projects consumption will exceed domestic cement capacity by 2017 driven by both increasing demand and by capacity constraints arising from the EPA NESHAP regulation for PC-MACT, with which compliance was required in September 2015, notwithstanding certain extensions granted to individual cement plants to September 2016.

Historically, we have sought to supplement organic growth potential with acquisitions, by strategically targeting attractive, new markets or expanding in existing markets. We consider population trends, employment rates, competitive landscape, private construction outlook, public funding and various other factors prior to entering a new market. In addition to analyzing macroeconomic data, we seek to establish a top position in our local markets, which we believe supports sustainable organic growth and attractive returns. This positioning provides local economies of scale and synergies, which benefit our pricing, costs and profitability. We believe that each of our operating companies has a top three market share position in its local market.

Our acquisition strategy, to date, has helped us to achieve scale and rapid growth, and we believe that significant opportunities remain for growth through acquisitions. We estimate that approximately 65% of the U.S. construction materials market is privately owned. From this group, our senior management team maintains contact with over 300 private companies. These long-standing relationships, cultivated over decades, have been the primary source for our past acquisitions and, we believe, will be a key driver of our future growth. We believe the value proposition we offer to potential sellers has made us a buyer of choice and has enabled us to largely avoid competitive auctions and instead negotiate directly with sellers at attractive valuations.

Our Regional Platforms

We operate in 19 U.S. states and in British Columbia, Canada and currently have assets in 18 U.S. states and in British Columbia, Canada through our three regional platforms that make up our operating segments: West; Central; and East. Each of our operating businesses has its own management team that, in turn, reports to a regional president who is responsible for overseeing the operating businesses, developing growth opportunities, implementing best practices and integrating acquired businesses. Acquisitions are an important element of our strategy, as we seek to enhance value through increased scale and cost savings within local markets.

•	West Region: Our West region includes operations in Texas, the Mountain states of Utah, Colorado, Idaho and Wyoming and in British Columbia, Canada. We supply aggregates, ready-mixed concrete, asphalt paving mix and paving and related services in the West region. As of September 26, 2015, the West region controlled approximately 0.7 billion tons of proven and probable aggregates reserves and $423.0 million of hard assets. During the year ended December 27, 2014, approximately 55% of our revenue and approximately 49% of our Adjusted EBITDA, excluding corporate charges, were generated in the West region. In 2014, we expanded the West region’s operations with key acquisitions providing significant growth in Texas as well as the establishment of a new platform in British Columbia, Canada.

•	Central Region: Our Central region extends across the Midwestern United States, most notably in Kansas, Missouri, Nebraska, Iowa and along the Mississippi River, where we supply aggregates, cement, ready-mixed concrete, asphalt paving mix and paving and related services. As of September 26, 2015, the Central region controlled approximately 1.0 billion tons of proven and probable aggregates reserves, approximately 0.5 billion of which serve its cement business, and $824.4 million of hard assets. During the year ended December 27, 2014, approximately 33% of our revenue and approximately 42% of our Adjusted EBITDA, excluding corporate charges, were generated in the Central region.

Our cement business consists of our Hannibal, Missouri and Davenport, Iowa cement plants and eight distribution terminals along the Mississippi River, from Minnesota to Louisiana. The Hannibal, Missouri plant was commissioned in 2008 and is a highly efficient, technologically advanced, integrated manufacturing and distribution system strategically located 100 miles north of St. Louis along the Mississippi River. We utilize an on-site solid and liquid waste fuel processing facility, which can reduce the plant’s fuel costs by up to 50% and is one of only 12 facilities in the United States with such capabilities. In July 2015, we acquired the cement plant in Davenport, Iowa and seven distribution terminals along the Mississippi River. The Davenport cement plant primarily serves markets in Missouri, Iowa and along the Mississippi River. Our production capacity approximately doubled with the acquisition of the Davenport Assets. See “Prospectus Summary—The Davenport Acquisition.”

•	East Region: Our East region serves markets in Kentucky, South Carolina, North Carolina, Tennessee and Virginia, where we supply aggregates, asphalt paving mix and paving and related services. As of September 26, 2015, the East region controlled approximately 0.4 billion tons of proven and probable aggregates reserves and $157.4 million of hard assets. During the year ended December 27, 2014, approximately 12% of our revenue and approximately 9% of our Adjusted EBITDA, excluding corporate charges, were generated in the East region.

Acquisition History

The following table lists the acquisitions we have completed to date:

Company	Date of Acquisition	Region
Hamm, Inc.	August 25, 2009	Central
Hinkle Contracting Company, LLC	February 1, 2010	East
Cornejo	April 16, 2010	Central
Elmo Greer & Sons, LLC	April 20, 2010	East
Continental Cement	May 27, 2010	Central
Harshman Construction L.L.C. and Harshman Farms, Inc.	June 15, 2010	Central
South Central Kentucky Limestone, LLC	July 23, 2010	East
Harper Contracting	August 2, 2010	West
Kilgore Pavement Maintenance, LLC and Kilgore Properties, LLC	August 2, 2010	West
Con-Agg of MO, L.L.C.	September 15, 2010	Central
Altaview Concrete	September 15, 2010	West
EnerCrest Products, Inc.	September 28, 2010	West
RK Hall	November 30, 2010	West
Triple C Concrete, Inc.	January 14, 2011	West
Elam Construction, Inc.	March 31, 2011	West
Bourbon Limestone Company	May 27, 2011	East
Fischer Quarries, L.L.C.	May 27, 2011	Central
B&B	June 8, 2011	West
Grand Junction Concrete Pipe, Inc.	June 10, 2011	West
Industrial Asphalt	August 2, 2011	West
Ramming Paving	October 28, 2011	West
Norris Quarries, LLC	February 29, 2012	Central
Kay & Kay Contracting, LLC	October 5, 2012	East
Sandco Inc.	November 30, 2012	West
Lafarge-Wichita	April 1, 2013	Central
Westroc	April 1, 2013	West
Alleyton	January 17, 2014	West
Troy Vines	March 31, 2014	West
Buckhorn Materials	June 9, 2014	East
Canyon Redi-Mix	July 29, 2014	West
Mainland	September 4, 2014	West
Southwest Ready Mix	September 19, 2014	West
Colorado County S&G	September 30, 2014	West
Concrete Supply	October 3, 2014	Central
Lewis & Lewis	June 1, 2015	West
Davenport Assets	July 17, 2015	Central
LeGrand	August 21, 2015	West

Our End Markets

Residential Construction. Residential construction includes single family homes and multi-family units such as apartments and condominiums. Demand for residential construction is influenced by employment prospects, new household formation and mortgage interest rates. In recent years, foreclosures have resulted in an oversupply of available houses, which had dampened the demand for new residential construction in many markets in the United States. However, employment prospects have improved, foreclosure rates have stabilized and demand has begun to grow, although the rate of growth is inconsistent across the United States.

Nonresidential Construction. Nonresidential construction encompasses all privately financed construction other than residential structures. Demand for nonresidential construction is driven by population and economic growth. Population growth spurs demand for stores, shopping centers and restaurants. Economic growth creates demand for projects such as hotels, office buildings, warehouses and factories. The supply of nonresidential construction projects is affected by interest rates and the availability of credit to finance these projects.

Public Infrastructure Construction. Public infrastructure construction includes spending by federal, state and local governments for highways, bridges, airports, schools, public buildings and other public infrastructure projects. Public infrastructure spending has historically been more stable than private sector construction. We believe that public infrastructure spending is less sensitive to interest rate changes and economic cycles and often is supported by multi-year federal and state legislation and programs. A significant portion of our revenue is derived from public infrastructure projects. As a result, the supply of federal and state funding for public infrastructure highway construction significantly affects our public infrastructure end-use business.

In the past, public infrastructure sector funding was underpinned by a series of six-year federal highway authorization bills. Federal funds are allocated to the states, which are required to match a portion of the federal funds they receive. Federal highway spending uses funds predominantly from the Federal Highway Trust Fund, which derives its revenue from taxes on diesel fuel, gasoline and other user fees. The dependability of federal funding allows the state departments of transportation to plan for their long term highway construction and maintenance needs. Funding for the existing federal transportation funding program extends through 2020. Any additional funding or successor programs have yet to be approved. With the nation’s infrastructure aging, we expect U.S. infrastructure spending to grow over the long term, and we believe we are well positioned to capitalize on any such increase.

Our Competitive Strengths

Leading market positions. We believe each of our operating companies has a top three market share position in its local market area achieved through their respective, extensive operating histories, averaging over 35 years. We believe we are a top 10 supplier of aggregates, a top 15 producer of cement and a major producer of ready-mixed concrete and asphalt paving mix in the United States by volume. We focus on acquiring companies that have leading local market positions in aggregates, which we seek to enhance by building scale with other local aggregates and downstream products and services. The construction materials industry is highly local in nature due to transportation costs from the high weight-to-value ratio of the products. Given this dynamic, we believe achieving local market scale provides a competitive advantage that drives growth and profitability for our business. We believe that our ability to prudently acquire, improve and rapidly integrate multiple businesses has enabled, and will continue to enable, us to become market leaders.

Operations positioned to benefit from attractive industry fundamentals. We believe the construction materials industry has attractive fundamentals, characterized by high barriers to entry and a stable competitive environment in the majority of markets. Barriers to entry are created by scarcity of raw material resources, limited efficient distribution range, asset intensity of equipment, land required for quarry operations and a time-consuming and complex regulatory and permitting process. According to the April 2014 U.S. Geological Survey, aggregates pricing in the United States had increased in 65 of the previous 70 years, with growth accelerating since 2002 as continuing resource scarcity in the industry has led companies to focus increasingly on improved pricing strategies.

One significant factor that allows for pricing growth in periods of volume declines is that aggregates and asphalt paving mix have significant exposure to public road construction, which has demonstrated growth over the past 30 years, even during times of broader economic weakness. The majority of public road construction spending is funded at the state level through the states’ respective departments of transportation. The five key states in which we operate (Texas, Kansas, Kentucky, Utah and Missouri) have funds with certain constitutional protections for revenue sources dedicated for transportation projects. These dedicated, earmarked funding sources limit the negative effect current state deficits may have on public spending. As a result, we believe our business’ profitability is significantly more stable than most other building product subsectors.

Vertically-integrated business model. We generate revenue across a spectrum of related products and services. We internally supply approximately 80% of the aggregates used in the ready-mixed concrete and asphalt paving mixes that we produce and the asphalt paving mix that our paving crews lay. Our vertically-integrated business model enables us to operate as a single source provider of materials and paving and related services, creating cost, convenience and reliability advantages for our customers, while at the same time creating significant cross-marketing opportunities among our interrelated businesses. We believe this creates opportunities to increase aggregates volumes, optimize margin at each stage of production, foster more stable demand for aggregates through a captive demand outlet, create a competitive advantage through the efficiency gains, convenience and reliability provided to customers and enhance our acquisition strategy by allowing a greater range of target companies.

Attractive diversity, scale and product portfolio. Our three regional platforms operate across 19 U.S. states and British Columbia, Canada in 33 metropolitan statistical areas. Between the year ended December 31, 2010 and the twelve months ended September 26, 2015, we grew our revenue by 237% and brought substantial additional scale and geographic diversity to our operations. A combination of increased scale and vertical integration enabled us to improve profitability with Adjusted EBITDA margins increasing 490 basis points from the year ended December 31, 2010 to the twelve months ended September 26, 2015. In the twelve months ended September 26, 2015, 95% of EBITDA was derived from materials and products, with 61% coming from materials, 34% from products and the remaining 5% of EBITDA being derived from services. We have approximately 2.1 billion tons of proven and probable aggregates reserves serving our aggregates and cement business. Assuming production rates in future years are equal to those in 2014, we estimate that the useful life of our proven and probable reserves serving our aggregates and cement businesses are approximately 70 years and 300 years, respectively.

Our dry process cement plant in Hannibal, Missouri was commissioned in 2008 and our Davenport, Iowa plant was commissioned in 1981. These large capacity cement plants have technologically advanced manufacturing capabilities. According to PCA forecasts, consumption of cement in the United States is expected to exceed production capacity by the year 2017, creating opportunities for existing cement plants. Our plants are strategically located on the Mississippi River and, consequently, in 2014, approximately 58% and 32% of cement sold from the Hannibal and Davenport plants, respectively, was shipped by barge, which is generally more cost-effective than truck transport.

Proven ability to incorporate new acquisitions and grow businesses. Since July 2009, we have acquired 37 companies, successfully integrating the businesses into three regions through the implementation of operational improvements, industry-proven information technology systems, a comprehensive safety program and best in class management programs. A typical acquisition generally involves retaining the local management team of the acquired business, maintaining operational decisions at the local level and providing strategic insights and leadership directed by Tom Hill, our President and Chief Executive Officer, a 30-year industry veteran. These acquisitions have helped us achieve significant revenue growth, from $0.4 billion in 2010 to $1.2 billion in 2014.

Experienced and proven leadership driving organic growth and acquisition strategy. Our management team, led by Mr. Hill has a proven track record of creating value. In addition to Mr. Hill, our management team, including corporate and regional operations managers, corporate development, finance executives and other heavy side industry operators, has extensive experience in the industry. Our management team has a track record of executing and successfully integrating acquisitions in the sector. Mr. Hill and his team successfully executed a similar consolidation strategy at another company in the industry, where Mr. Hill led the integration of 173 acquisitions worth, in the aggregate, approximately $6.3 billion, taking the business from less than $0.3 billion to $7.4 billion in sales from 1992 to 2008.

Our Business Strategy

Capitalize on expected recovery in U.S. economy and construction markets. The residential and nonresidential markets are starting to show positive growth signs in varying degrees across our markets. The PCA forecasts total housing starts to accelerate to 1.58 million in the United States by 2019. The American Institute of Architects’ Consensus Construction Forecast projects nonresidential construction to grow 8.1% in 2015. We believe that we have sufficient exposure to the residential and nonresidential end markets to benefit from a potential recovery in all of our markets. In 2014, approximately 83% of our revenue was derived from Texas, Kansas, Kentucky, Utah and Missouri. Across these states, DOT budgets grew a combined 9.8% from 2014 to 2015. Given the nation’s aging infrastructure and considering longstanding historical spending trends, we expect U.S. infrastructure investment to grow over time. We believe we are well positioned to capitalize on any such increase in investment.

Expand local positions in the most attractive markets through targeted capital investments and bolt-on acquisitions. We plan to expand our business through organic growth and bolt-on acquisitions in each of our local markets. Our acquisition strategy involves acquiring platforms that serve as the foundation for continued incremental and complementary growth via locally situated bolt-on acquisitions to these platforms. We believe that increased local market scale will drive profitable growth. Our existing platform of operations is expected to enable us to grow significantly as we expand in our existing markets. In pursuing our growth strategy, we believe that our balance sheet and liquidity position will enable us to acquire most of the bolt-on acquisitions and platforms that we seek to purchase, but we may also pursue larger acquisition transactions that may require us to raise additional equity capital and indebtedness. Consistent with this strategy, we regularly evaluate potential acquisition opportunities, including ones that would be significant to us. We cannot predict the timing of any contemplated transactions.

Drive profitable growth through strategic acquisitions. Our goal is to become a top-five U.S. construction materials company through the successful execution of our acquisition strategy and implementation of best practices to drive organic growth. Based on aggregates sales, in volumes, we believe that we are currently a top-ten player, which we achieved within five years of our first acquisition. We believe that the relative fragmentation of our industry creates an environment in which we can continue to acquire companies at attractive valuations and increase scale and diversity over time through strategic acquisitions in markets adjacent to our existing markets within the states where we currently operate, as well as into additional states as market and competitive conditions support further growth.

Enhance margins and free cash flow generation through implementation of operational improvements. Our management team includes individuals with decades of experience in our industry and proven success in integrating acquired businesses and organically growing operations. This experience represents a significant source of value to us that has driven Adjusted EBITDA margins up 490 basis points from the year ended December 31, 2010 to the twelve months ended September 26, 2015. These margin improvements are accomplished through proven profit optimization plans, leveraging information technology and financial systems to control costs, managing working capital, achieving scale-driven purchasing synergies and fixed overhead control and reduction. Our regional presidents, supported by our central operations, risk management and finance and information technology teams, drive the implementation of detailed and thorough profit optimization plans for each acquisition post close, which typically includes, among other things, implementation of a systematic pricing strategy and an equipment utilization analysis that assesses repair and maintenance spending, the health of each piece of equipment and a utilization review to ensure we are maximizing productivity and selling any pieces of equipment that are not needed in the business.

Leverage vertically-integrated and strategically located operations for growth. We believe that our vertical integration of construction materials, products and services is a significant competitive advantage that we will leverage to grow share in our existing markets and enter into new markets. A significant portion of materials used to produce our products and provide services to our customers is internally supplied, which enables us to operate as a single source provider of materials, products and paving and related services, creating cost, convenience and reliability advantages for our customers and enabling us to capture additional value throughout the supply chain, while at the same time creating significant cross-marketing opportunities among our interrelated businesses.

Our Industry

The U.S. construction materials industry is composed of four primary sectors: aggregates; cement; ready-mixed concrete; and asphalt paving mix. Each of these materials is widely used in most forms of construction activity. Participants in these sectors typically range from small, privately-held companies focused on a single material, product or market to multinational companies that offer a wide array of construction materials, products and related services. Competition is limited in part by the distance materials can be transported efficiently, resulting in predominantly local or regional operations. Due to the lack of product differentiation, competition for all of our products is predominantly based on price and, to a lesser extent, quality of products and service. As a result, the prices we charge our customers are not likely to be materially different from the prices charged by other producers in the same markets. Accordingly, our profitability is generally dependent on the level of demand for our products and our ability to control operating costs.

Transportation infrastructure projects, driven by both federal and state funding programs, represent a significant share of the U.S. construction materials market. Federal funds are allocated to the states, which are required to match a portion of the federal funds they receive. Federal highway spending uses funds predominantly from the Federal Highway Trust Fund, which derives its revenue from taxes on diesel fuel, gasoline and other user fees. The dependability of federal funding allows the state departments of transportation to plan for their long term highway construction and maintenance needs. Funding for the existing federal transportation funding program extends through 2020. Any additional funding or successor programs have yet to be approved. With the nation’s infrastructure aging, we expect U.S. infrastructure spending to grow over the long term, and we believe we are well positioned to capitalize on any such increase.

In addition to federal funding, highway construction and maintenance funding is also available through state, county and local agencies. Our five largest states by revenue (Texas, Kansas, Kentucky, Utah and Missouri, which represented approximately 34%, 19%, 11%, 10% and 9%, respectively, of our total revenue in 2014) each have funds whose revenue sources have certain constitutional protections and are dedicated for transportation projects.

•	Texas Department of Transportation’s budget from 2014 to 2016 is $25.3 billion.

•	Kansas has a 10-year $8.2 billion highway bill that was passed in May 2010.

•	Kentucky’s biennial highway construction plan has funding of $3.6 billion from July 2014 to June 2016.

•	Utah’s transportation investment fund has $3.5 billion committed through 2018.

•	Missouri has an estimated $0.7 billion in annual construction funding committed to essential road and bridge programs through 2017.

Within many of our markets, state and local governments have taken actions to maintain or grow highway funding during a time of uncertainty with respect to federal funding. For example:

•	On November 4, 2014, voters in Texas passed a proposition that is estimated to provide up to $1.7 billion of incremental funding annually to the Texas Department of Transportation. The funds must be used for construction, maintenance, rehabilitation and acquiring right-of-way for public roads. The Texas legislature recently passed the largest two-year budget in the history of the Texas Department of Transportation (with growth in both new construction and maintenance). On November 3, 2015, voters in Texas passed an additional proposition that dedicates up to $2.5 billion of the state’s sales and use tax revenue to the state’s highway fund beginning in 2018, and 35% of any excess revenue over $5 billion generated from the motor vehicles sales tax beginning in 2020.

•	Increases in heavy truck registration fees, dedicated sales tax revenue and bond issuances have enabled Kansas to maintain stability in public infrastructure spending.

•	We believe that public infrastructure spending in Kentucky, which comprises the majority of our revenue in the state, will remain consistent in the upcoming years.

•	We expect primarily maintenance-related public demand in Utah and Missouri, both of which have recently completed large spending programs.

Demand for our products is observed to have low elasticity in relation to prices. We believe this is partially explained by the absence of competitive replacement products and relatively low contribution of our products to total construction costs. We do not believe that increases in our products’ prices are likely to affect the decision to undertake a construction project since these costs usually represent a small portion of total construction costs.

Aggregates

Aggregates are key material components used in the production of cement, ready-mixed concrete and asphalt paving mixes for the residential, nonresidential and public infrastructure markets and are also widely used for various applications and products, such as road and building foundations, railroad ballast, erosion control, filtration, roofing granules and in solutions for snow and ice control. Generally extracted from the earth using surface or underground mining methods, aggregates are produced from natural deposits of various materials such as limestone, sand and gravel, granite and trap rock. Once extracted, processed and graded, aggregates are supplied directly to their end use or incorporated for further processing into construction materials and products, such as cement, ready-mixed concrete and asphalt paving mix.

According to the August 2015 U.S. Geological Survey, approximately 1.4 billion tons of crushed stone with a value of approximately $12.9 billion was produced in the United States in 2014, in line with the 1.3 billion tons produced in 2013. Sand and gravel production was approximately 988.8 million tons in 2014 valued at approximately $7.3 billion, up from 933 million tons produced in 2013. The U.S. aggregate industry is highly fragmented relative to other building product markets, with numerous participants operating in localized markets and the top ten players controlling approximately 30% of the national market in 2013. In January 2015, the U.S. Geological Survey reported that a total of 1,550 companies operating 4,000 quarries and 91 underground mines produced or sold crushed stone in 2014 in the United States.

Transportation costs are a major variable in determining aggregate pricing and marketing radius. The cost of transporting aggregate products from the plant to the market often equates to or exceeds the sale price of the product at the plant. As a result of the high transportation costs and the large quantities of bulk material that have to be shipped, finished products are typically marketed locally. High transportation costs are responsible for the wide dispersion of production sites. Where possible, construction material producers maintain operations adjacent to highly populated areas to reduce transportation costs and enhance margins. However, more recently, rising land values combined with local environmental concerns have been forcing production sites to move further away from the end-use locations.

We believe that the long-term growth of the market for aggregates is predominantly driven by growth in population, employment and households, which in turn affects demand for nonresidential construction, including stores, shopping centers and restaurants and increases transportation infrastructure spending. In recent years, the recession and subsequent slow recovery in the United States has led to a decrease in overall private and public infrastructure construction activity. While short-term demand for aggregates fluctuates with economic cycles, the declines have historically been followed by strong recovery, with each peak establishing a new historical high. In addition, according to the U.S. Geological Survey, during periods of economic decline in which aggregates volumes sold has decreased, prices have historically continued to grow, as illustrated in the following table:

A significant portion of annual demand for aggregates is derived from large public infrastructure and highway construction projects. According to the Montana Contractors’ Association, approximately 38,000 tons of aggregate are required to construct a one mile stretch of a typical four-lane interstate highway. Highways located in markets with significant seasonal temperature variances are particularly vulnerable to freeze-thaw conditions that exert excessive stress on pavement and lead to more rapid surface degradation. Surface maintenance repairs, as well as general highway construction, occur in the warmer months, resulting in a majority of aggregates production and sales in the period from April through November in most states.

Cement

Portland cement, an industry term for the common cement in general use around the world, is made from a combination of limestone, shale, clay, silica and iron ore. It is a fundamental building material consumed in several stages throughout the construction cycle of residential, nonresidential and public infrastructure projects. It is a binding agent that, when mixed with sand or aggregates and water, produces either ready-mixed concrete or mortar and is an important component of other essential construction materials. Cement is sold either in bulk or in bags as branded products, depending on its final user. Few construction projects can take place without utilizing cement somewhere in the design, making it a key ingredient used in the construction industry. The majority of all cement shipments are sent to ready-mixed concrete operators. The remaining shipments are directed to manufacturers of concrete related products such as block and precast. Nearly two-thirds of U.S. consumption occurs between May and November, coinciding with end-market construction activity.

The principal raw materials in cement are a blend of approximately 80% limestone and approximately 5% shale, with the remaining raw materials being clay and iron ore. Generally, the limestone and shale are mined from quarries located on site with the production plant. These core ingredients are blended and crushed into a fine grind and then preheated and ultimately introduced into a kiln heated to about 3,000°F. Under this extreme heat, a chemical transformation occurs uniting the elements to form a new substance with new physical and chemical characteristics. This new substance is called clinker and it is formed into pieces about the size of marbles. The clinker is then cooled and later ground into a fine powder that then is classified as Portland cement.

Cement production in the United States is distributed among 107 production facilities located across 36 states and is a capital-intensive business with variable costs dominated by raw materials and energy required to fuel the kiln. Building new plants is challenging given the extensive permitting requirements and capital investment requirements. We estimate new plant construction costs in the United States to be approximately $250-300 per ton, not including costs for property or securing raw materials and the required distribution network. Assuming construction costs of $275 per ton, a 1.25 million ton facility, comparable to our Hannibal, Missouri cement plant’s potential annual capacity, would cost approximately $343.8 million to construct. Establishing a distribution network, such as the seven terminals included in the Davenport Assets, adds significant cost to a cement plant investment.

As reported by the PCA in the 2015 United States Cement Industry Annual Yearbook, consumption is down significantly from the industry peak of approximately 140.9 million tons in 2005 to approximately 97.8 million tons in 2014 because of a decline in U.S. construction activity. U.S. cement consumption has at times outpaced domestic production capacity with the shortfall being supplied with imports, primarily from China, Canada, Greece, Mexico and South Korea. The PCA reports that cement imports have declined since their peak of approximately 39.6 million tons in 2006 to approximately 9.3 million tons in 2014, in a manner indicative of the industry’s general response to the demand downturn. In addition to the reduction in imports, U.S. excess capacity increased from 5% in 2006 to approximately 25% in 2014 according to the PCA.

On December 20, 2012, the EPA signed the PC-MACT, with which compliance was required in September 2015, notwithstanding certain extensions granted to individual cement plants to September 2016. The Davenport Plant is subject to PC-MACT and is currently in compliance. Any future costs to comply with the PC-MACT standards are not expected to be material. The Hannibal Plant utilizes alternative fuel (hazardous and non-hazardous) as well as coal, natural gas and petroleum coke and, as a result, is subject to the Hazardous Waste Combustor NESHAP (“HWC-MACT”) standards, rather than PC-MACT standards. Any future costs to comply with the existing HWC-MACT standards are not expected to be material.

Ready-Mixed Concrete

Ready-mixed concrete is one of the most versatile and widely used materials in construction today. Its flexible recipe characteristics allow for an end product that can assume almost any color, shape, texture and strength to meet the many requirements of end users that range from bridges, foundations, skyscrapers, pavements, dams, houses, parking garages, water treatment facilities, airports, tunnels, power plants, hospitals and schools. The versatility of ready-mixed concrete gives engineers significant flexibility when designing these projects.

Cement, coarse aggregate, fine aggregate, water and admixtures are the primary ingredients in ready-mixed concrete. The cement and water are combined and a chemical reaction process called hydration occurs whereby a paste is produced. This paste or binder represents between 15 to 20% of the volume of the mix that coats each particle of aggregate and serves as the agent that binds the aggregates together, according to the NRMCA. The aggregates represent approximately 60 to 75% of the mix by volume, with a small portion of volume (5 to 8%) consisting of entrapped air that is generated by using air entraining admixtures. Once fully hydrated, the workable concrete will then harden and take on the shape of the form in which it was placed.

The quality of a concrete mix is generally determined by the weight ratio of water to cement. Higher quality concrete is produced by lowering the water-cement ratio as much as possible without sacrificing the workability of the fresh concrete. Specialty admixtures such as high range water reducers can aid in achieving this condition without sacrificing quality.

Other materials commonly used in the production of ready-mixed concrete include fly-ash, a waste by-product from coal burning power plants, silica fume, a waste by-product generated from the manufacture of silicon and ferro-silicon metals, and ground granulated blast furnace slag, a by-product of the iron and steel manufacturing process. All of these products have cemetitious properties that enhance the strength, durability and permeability of the concrete. These materials are available directly from the producer or via specialist distributors who intermediate between the ready-mixed concrete producers and the users.

Given the high weight-to-value ratio, delivery of ready-mixed concrete is typically limited to a one-hour haul from a production plant and is further limited by a 90 minute window in which newly-mixed concrete must be poured to maintain quality and performance. As a result of the transportation constraints, the ready-mixed concrete market is highly localized, with an estimated 5,500 ready-mixed concrete plants in the United States according to the NRMCA. According to the NRMCA, 324.7 million cubic yards of ready-mixed concrete were produced in 2014, which is an 8% increase from the 300.4 million cubic yards produced in 2013 but a 29% decrease from the industry peak of 458.3 million cubic yards in 2005.

Asphalt Paving Mix

Asphalt paving mix is the most common roadway material used today. It is a versatile and essential building material that has been used to surface 93% of the more than 2.6 million miles of paved roadways in the United States, according to NAPA.

Typically, asphalt paving mix is placed in three distinct layers to create a flexible pavement structure. These layers consist of a base course, an intermediate or binder course, and a surface or wearing course. These layers vary in thicknesses of three to six inches for base mix, two to four inches for intermediate mix and one to two inches for surface mix.

According to NAPA, the components of asphalt paving mix by weight are approximately 95% aggregates and 5% asphalt cement, a petroleum based product that serves as the binder. The ingredients are then metered, mixed and heated to a temperature in excess of 300°F before being placed in a truck and delivered to the jobsite for final placement.

Asphalt pavement is generally 100% recyclable and reusable and is the most reused and recycled pavement material in the United States. Reclaimed asphalt pavement can be incorporated into new pavement at replacement rates in excess of 30% depending upon the mix and the application of the product. We actively engage in the recycling of previously used asphalt pavement and concrete. This material is crushed and repurposed in the construction cycle. Approximately 71.9 million tons of used asphalt is recycled annually by the industry according to a November 2014 NAPA survey.

The use of warm mix asphalt (“WMA”) or “green” asphalt is gaining popularity. The immediate benefit to producing WMA is the reduction in energy consumption required by burning fuels to heat traditional hot mix asphalt (“HMA”) to temperatures in excess of 300°F at the production plant. These high production temperatures are needed to allow the asphalt binder to become viscous enough to completely coat the aggregate in the HMA, have good workability during laying and compaction, and durability during traffic exposure. According to the Federal Highway Administration, WMA can reduce the temperature by 50 to 70°F, resulting in lower emissions, fumes and odors generated at the plant and the paving site.

According to NAPA, there are approximately 4,000 asphalt paving mix plants in the United States and an estimated 352.0 million tons of asphalt paving mix was produced in 2014 which was broadly in line with the estimated 350.7 million tons produced in 2013.

Our Operations

We operate our construction materials and products and paving and related services businesses through local operations and marketing teams, which work closely with our end customers to deliver the products and services that meet each customer’s specific needs for a project. We believe that this strong local presence gives us a competitive advantage by keeping our costs low and allowing us to obtain a unique understanding for the evolving needs of our customers.

We have operations in 19 U.S. states and in British Columbia, Canada. Our business in each region is vertically-integrated. We supply aggregates internally for the production of cement, ready-mixed concrete and asphalt paving mix and a significant portion of our asphalt paving mix is used internally by our paving and related services businesses. In the year ended December 27, 2014, approximately 70% of our aggregates production was sold directly to outside customers with the remaining amount being further processed by us and sold as a downstream product. In addition, we operate a municipal waste landfill and a construction and demolition debris landfill in our Central region and we have liquid asphalt terminal operations in our East region.

Approximately 80% of our asphalt paving mix was installed by our paving and related services businesses in the year ended December 27, 2014. We charge a market price and competitive margin at each stage of the production process in order to optimize profitability across our operations. Our production value chain is illustrated as follows:

Production Value Chain

Construction Materials

We are a leading provider of construction materials in the markets we serve. Our construction materials operations are composed of aggregates including crushed stone and construction sand and gravel, cement, ready-mixed concrete and asphalt paving mix production.

Our Aggregates Operations

Aggregates Products

We mine limestone, gravel, and other natural resources from 85 crushed stone quarries and 60 sand and gravel deposits throughout the United States and in British Columbia, Canada. Aggregates are produced mainly from blasting hard rock from quarries and then crushing and screening it to various sizes to meet our customers’ needs. The production of aggregates also involves the extraction of sand and gravel, which requires less crushing, but still requires screening for different sizes. Aggregate production utilizes capital intensive heavy equipment which includes the use of loaders, large haul trucks, crushers, screens and other heavy equipment at quarries.

Once extracted, the minerals are processed and/or crushed on site into crushed stone, concrete and masonry sand, specialized sand, pulverized lime or agricultural lime. The minerals are processed to meet customer specifications or to meet industry standard sizes. Crushed stone is used primarily in ready-mixed concrete, asphalt paving mix, and the construction of road base for highways.

Our extensive network of quarries, plants and facilities, located throughout our three regions, enables us to have a nearby operation to meet the needs of customers in each of our markets.

Aggregates Reserves

Our September 26, 2015 estimate of 2.1 billion tons of proven and probable reserves of recoverable stone, and sand and gravel of suitable quality for economic extraction is based on drilling and studies by geologists and engineers, recognizing reasonable economic and operating restraints as to maximum depth of extraction and permit or other restrictions.

Reported proven and probable reserves include only quantities that are owned or under lease, and for which all required zoning and permitting have been obtained. Of the 2.1 billion tons of proven and probable aggregates reserves, 1.1 billion, or 52%, are located on owned land and 1.0 billion are located on leased land.

Aggregates Sales and Marketing

The cost of transportation from each quarry and the proximity of competitors are key factors that determine the effective market area for each quarry. Each quarry location is unique with regards to demand for each product, proximity to competition and distribution network. Each of our aggregates operations is responsible for the sale and marketing of its aggregates products. Approximately 74% of our aggregates production is sold directly to outside customers and the remaining amount is further processed by us and sold as a downstream product. Even though aggregates are a commodity product, we work to optimize pricing depending on the site location, availability of particular product, customer type, project type and haul cost. We sell aggregates to internal downstream operations at market prices.

Aggregates Competition

The U.S. aggregate industry is highly fragmented with numerous participants operating in localized markets. The January 2015 U.S. Geological Survey reported that a total of 1,550 companies operating 4,000 quarries and 91 underground mines produced or sold crushed stone in 2014 in the United States. This fragmentation is a result of the cost of transporting aggregates, which typically limits producers to a market area within approximately 40 miles of their production facilities.

The primary national players are large vertically-integrated companies, including Vulcan Materials Company, Martin Marietta Materials, Inc., CRH plc, Heidelberg, Lafarge and Cemex, S.A.B. de C.V., that have a combined estimated market share of approximately 30%.

Competitors by region include:

•	West—CRH plc, Heidelberg Cement plc, Martin Marietta, CEMEX, S.A.B. de C.V., Lafarge and various local suppliers.

•	Central—Martin Marietta Materials, Inc., CRH plc, Holcim and various local suppliers.

•	East—CRH plc, Heidelberg Cement plc, Vulcan Materials Company and various local suppliers.

We believe we have a strong competitive advantage in aggregates through our well located reserves in key markets, high quality reserves and our logistic networks. We further share and attempt to implement best practices relating to safety, strategy, sales and marketing, production, and environmental and land management. As a result of our vertical integration and local market knowledge, we have a strong understanding of the needs of our aggregates customers. In addition, our companies have a reputation for responsible environmental stewardship and land restoration, which assists us in obtaining new permits and new reserves.

Our Cement Operations

Cement Products

We operate a highly-efficient, technologically-advanced integrated cement manufacturing and distribution network through our cement plants in Hannibal, Missouri, 100 miles north of St. Louis, and Davenport, Iowa and our eight terminals along the Mississippi River from Minnesota to Louisiana. We also operate an on-site waste fuel processing facility at the Hannibal Plant, which can reduce fuel costs for the plant by up to 50%. Our Hannibal Plant is one of only 12 with hazardous waste fuel facilities permitted and operating out of 107 total cement plants in the United States. The combined potential capacity at our Hannibal and Davenport cement plants is 2.4 million short tons per annum. See “—Our Industry—Cement” and “Prospectus Summary—The Davenport Acquisition.”

Cement Markets

Cement is a product that is costly to transport. Consequently, the radius within which a typical cement plant is competitive extends for only up to 150 miles from any shipping/distribution point. Cement is distributed to local customers by truck, rail and barge from our Hannibal and Davenport plants. We transport cement by inland waterway barges on the Mississippi River to our eight storage and distribution terminals.

In addition, our plants are strategically located on the Mississippi River and, consequently, in 2014, approximately 58% and 32% of cement sold from the Hannibal and Davenport plants, respectively, was shipped by barge, which is generally more cost-effective than truck transport. Our location on the Mississippi River extends our market beyond the typical 150 miles, as barge transport is more cost effective than trucking or moving by rail. Our markets extend from Minnesota to Louisiana and central/northwestern Illinois.

Cement Sales and Marketing

Our cement customers are ready-mixed concrete and concrete products producers and contractors within our markets. Sales are made on the basis of competitive prices in each market and, as is customary in the industry, we do not typically enter into long-term sales contracts.

Cement Competition

Construction of cement production facilities is highly capital intensive and requires long lead times to complete engineering design, obtain regulatory permits, acquire equipment and construct a plant. Most U.S. cement producers are owned by large foreign companies operating in multiple international markets. Our largest competitors include Holcim and Lafarge, whose parent companies merged, effective in July 2015, to create the world’s largest cement maker, in addition to Buzzi. Competitive factors include price, reliability of deliveries, location, quality of cement and support services. With two cement plants, on-site raw material aggregate supply, a network of cement terminals, and longstanding customer relationships, we believe we are well positioned to serve our customers.

Our Ready-mixed Concrete Operations

Ready-mixed Concrete Products

We believe our West and Central regions are leaders in the supply of ready-mixed concrete in their respective markets. The West region has ready-mixed concrete operations in the Houston and Midland/Odessa, Texas, Salt Lake Valley, Utah, Twin Falls, Idaho and Grand Junction, Colorado markets. Our Central region supplies ready-mixed concrete to the Wichita and Topeka, Kansas and Columbia, Missouri markets and surrounding areas. We produce ready-mixed concrete by blending aggregates, cement, chemical admixtures in various ratios and water at our concrete production plants.

Our aggregates business serves as the primary source of the raw materials for our concrete production, functioning essentially as a supplier to our ready-mixed concrete operations. Different types of concrete include lightweight concrete, high performance concrete, self-compacting/consolidating concrete and architectural concrete and are used in a variety of activities ranging from building construction to highway paving.

We operated 44 ready-mixed concrete plants and 386 concrete delivery trucks in the West region and 23 ready-mixed concrete plants and 211 concrete delivery trucks in the Central region as of September 26, 2015.

Ready-mixed Concrete Competition

Ready-mixed concrete production requires relatively small amounts of capital to build a concrete batching plant and acquire delivery trucks. As a result, in each local market, we face competition from numerous small producers, as well as other large vertically-integrated companies with facilities in multiple markets. There are approximately 5,500 ready-mixed concrete plants in the United States, and in 2014 the U.S. ready-mixed concrete industry produced approximately 324.7 million cubic yards of ready-mixed concrete according to the NRMCA.

Our ready-mixed concrete operations compete with CEMEX, S.A.B. de C.V. in Texas and CRH plc in Utah and Colorado and various other privately owned competitors in other parts of the West and Central regions.

Competition among ready-mixed concrete suppliers is generally based on product characteristics, delivery times, customer service and price. Product characteristics such as tensile strength, resistance to pressure, durability, set times, ease of placing, aesthetics, workability under various weather and construction conditions as well as environmental effect are the main criteria that our customers consider for selecting their product. Our quality assurance program produces results in excess of design strengths while optimizing material costs. Additionally, we believe our strategic network of locations and superior customer service gives us a competitive advantage relative to other producers.

Our Asphalt Paving Mix Operations

Asphalt Paving Mix Products

Our asphalt paving mix products are produced by first heating carefully measured amounts of aggregates at high temperatures to remove the moisture from the materials. As the aggregates are heated, liquid asphalt is then introduced to coat the aggregates. Depending on the specifications of a particular mix, recycled asphalt may be added to the mix, which lowers the production costs. The aggregates used for production of these products are generally supplied from our quarries or sand and gravel plants. The ingredients are metered, mixed and brought up to a temperature in excess of 300°F before being placed in a truck and delivered to the jobsite for final placement.

As of September 26, 2015, we operated 22 asphalt paving mix plants in the West region, five plants in the Central region and 14 plants in the East region. Approximately 94% of our plants can utilize recycled asphalt pavement.

Asphalt Paving Mix Sales and Marketing

For the year ended December 27, 2014, approximately 80% of the asphalt paving mix we produced was installed by our own paving crews. The rest was sold on a per ton basis to road contractors for the construction of roads, driveways and parking lots, as well as directly to state departments of transportation and local agencies.

Asphalt Paving Mix Competition

According to NAPA, there are approximately 4,000 asphalt paving mix plants in the United States and an estimated 352.0 million tons of asphalt paving mix was produced in 2014. Our asphalt paving mix operations compete with CRH plc and other local suppliers in each of our three regions. Based on availability of internal aggregate supply, quality, operating efficiencies, and location advantages, we believe we are well positioned vis-à-vis our competitors.

Asphalt paving mix is generally applied at high temperatures. Prolonged exposure to air causes the mix to lose temperature and harden. Therefore, delivery is typically within close proximity to the asphalt paving mix plant. Local market demand, proximity to competition, transportation costs and supply of aggregates and liquid asphalt vary widely from market to market. Most of our asphalt operations use a combination of company-owned and hired haulers to deliver materials to job sites.

Asphalt Paving and Related Services

As part of our vertical integration strategy, we provide asphalt paving and related services to both the private and public infrastructure sectors as either a prime or sub-contractor. These services complement our construction materials and products businesses by providing a reliable downstream outlet, in addition to our external distribution channels.

Our asphalt paving and related services businesses bid on both private construction and public infrastructure projects in their respective local markets. We only provide paving and related services operations as a complement to our construction materials operation, which we believe is a major competitive strength. Factors affecting competitiveness in this business segment include price, estimating abilities, knowledge of local markets and conditions, project management, financial strength, reputation for quality and the availability of machinery and equipment.

Contracts with our customers are primarily fixed unit price or fixed price. Under fixed unit price contracts, we provide materials or services at fixed unit prices (for example, dollars per ton of asphalt placed). While the fixed unit price contract shifts the risk of estimating the quantity of units required for a particular project to the customer, any increase in our unit cost over the bid amount, whether due to inflation, inefficiency, errors in our estimates or other factors, is borne by us unless otherwise provided in the contract. Most of our contracts contain escalators for increases in liquid asphalt prices.

Customers

Our business is not dependent on any single customer or a few customers. Therefore, the loss of any single or particular small number of customers would not have a material adverse effect on any individual respective market in which we operate or on us as a whole. No individual customer accounted for more than 10% of our 2014 revenue.

Seasonality

Use and consumption of our products fluctuate due to seasonality. Nearly all of the products used by us, and by our customers, in the private construction and public infrastructure industries are used outdoors. Our highway operations and production and distribution facilities are also located outdoors. Therefore, seasonal changes and other weather-related conditions, in particular extended rainy and cold weather in the spring and fall and major weather events, such as hurricanes, tornadoes, tropical storms and heavy snows, can adversely affect our business and operations through a decline in both the use of our products and demand for our services. In addition, construction materials production and shipment levels follow activity in the construction industry, which typically occurs in the spring, summer and fall. Warmer and drier weather during the second and third quarters of our fiscal year typically result in higher activity and revenue levels during those quarters. The first quarter of our fiscal year has typically lower levels of activity due to weather conditions.

Backlog

Our products are generally delivered upon receipt of orders or requests from customers, or shortly thereafter. Accordingly, the backlog associated with product sales is converted into revenue within a relatively short period of time. Inventory for products is generally maintained in sufficient quantities to meet rapid delivery requirements of customers. Therefore, a period over period increase or decrease of backlog does not necessarily indicate an improvement or a deterioration of our business. Our backlog includes only those products and projects for which we have obtained a purchase order or a signed contract with the customer and does not include products purchased and sold or services awarded and provided within the period.

Subject to applicable contract terms, substantially all contracts in our backlog may be cancelled or modified by our customers. Historically, we have not been materially adversely affected by contract cancellations or modifications.

As a vertically-integrated business, approximately 26% of our aggregates sales volume was further processed and sold as a downstream product, such as ready-mixed concrete or asphalt paving mix, or used in our paving and related services business, and approximately 79% of the asphalt paving mix we sold was installed by our own paving crews during the nine months ended September 26, 2015. The following table sets forth our backlog as of the indicated dates:

(in thousands)	September 26, 2015	September 27, 2014	December 27, 2014	December 28, 2013
Aggregate (in tons)	4,182	4,548	4,853	5,153
Ready-mixed concrete (in cubic yards)	448	199	260	138
Asphalt (in tons)	2,261	2,831	2,112	2,387
Construction services(1)	$363,174	$395,465	$301,333	$359,263

(1)	The dollar value of the construction services backlog includes the value of the aggregate and asphalt tons and ready-mixed concrete cubic yards in backlog that are expected to be sourced internally.

Intellectual Property

We do not own or have a license or other rights under any patents that are material to our business.

Employees

As of September 26, 2015 we had approximately 4,400 employees, of whom approximately 77% were hourly workers and the remainder were salaried employees. Because of the seasonal nature of our industry, many of our hourly and certain of our full time employees are subject to seasonal layoffs. The scope of layoffs varies greatly from season to season as they are predominantly a function of the type of projects in process and the weather during the late fall through early spring.

Approximately 7.9% of our hourly employees and approximately 0.1% of our full time salaried employees are union members. We believe we enjoy a satisfactory working relationship with our employees and their unions.

Properties

Our headquarters are located in a 16,653 square foot office space, which we lease in Denver, Colorado, under a lease expiring on November 30, 2020.

As of September 26, 2015, we also operated 145 quarries and sand deposits, 41 asphalt paving mix plants and 67 fixed and portable ready-mixed concrete plants, two cement plants and eight cement distribution terminals and had 51 office locations.

The following chart sets forth specifics of our production and distribution facilities as of September 26, 2015:

Region	Property	Owned/Leased	Aggregates	Asphalt Plant	Ready Mixed Concrete	Cement	Landfill	Other*
West	DeQueen, Arkansas	Leased	—	X	—	—	—	—
West	Kirby, Arkansas	Leased	Sandstone	—	—	—	—	—
West	Texarkana, Arkansas	Leased	—	X	—	—	—	—
West	Abbotsford, British Columbia	Owned	—	—	—	—	—	X
West	Abbotsford, British Columbia	Leased	Granite	—	—	—	—	—
West	Abbotsford, British Columbia	Leased	Granite	—	—	—	—	—
West	Langley, British Columbia	Leased	—	—	—	—	—	X
West	Richmond, British Columbia	Owned/Leased	—	—	—	—	—	X
West	Richmond, British Columbia	Leased	—	—	—	—	—	X
West	Surrey, British Columbia	Leased	—	—	—	—	—	X
West	Surrey, British Columbia	Leased	—	—	—	—	—	X
West	Clark, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Craig, Colorado	Owned	Sand and Gravel	X	—	—	—	—
West	Craig, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Craig, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Delta, Colorado	Owned/Leased	Sand and Gravel	—	—	—	—	—
West	Delta, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Durango, Colorado	Leased	Sand and Gravel	X	—	—	—	—
West	Durango, Colorado	Leased	Sand and Gravel	—	X	—	—	—
West	Eagle, Colorado	Leased	—	X	—	—	—	—
West	Fruita, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Grand Junction, Colorado	Owned	Sand and Gravel	—	—	—	—	—
West	Grand Junction, Colorado	Owned	—	X	—	—	—	—
West	Grand Junction, Colorado	Owned/Leased	Sand and Gravel	—	X	—	—	—
West	Grand Junction, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Grand Junction, Colorado	Owned	—	—	X	—	—	—
West	Grand Junction, Colorado	Owned	Sand and Gravel	—	—	—	—	—
West	Parachute, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Parachute, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Silverton, Colorado	Leased	—	—	X	—	—	—
West	Whitewater, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Whitewater, Colorado	Owned/Leased	Sand and Gravel	—	—	—	—	—
West	Whitewater, Colorado	Leased	Sand and Gravel	—	—	—	—	—
West	Woody Creek, Colorado	Owned	Sand and Gravel	X	—	—	—	—
West	Bliss, Idaho	Owned	Sand and Gravel	—	—	—	—	—
West	Burley, Idaho	Owned	Sand and Gravel	—	—	—	—	—
West	Jerome, Idaho	Owned	—	—	X	—	—	X
West	Rupert, Idaho	Leased	Sand and Gravel	—	—	—	—	—
West	Rupert, Idaho	Owned	—	—	X	—	—	—
West	Rupert, Idaho	Owned	Sand and Gravel	—	—	—	—	—
West	Rupert, Idaho	Owned	Sand and Gravel	—	—	—	—	—
West	Twin Falls, Idaho	Owned	—	—	X	—	—	X
Central	Davenport, Iowa	Owned	Limestone	—	—	X	—	X
Central	West Des Moines, Iowa	Owned	—	—	—	X	—	—
Central	Andover, Kansas	Owned	—	—	X	—	—	—
Central	Chapman, Kansas	Leased	Limestone	—	—	—	—	—
Central	Cummings, Kansas	Leased	Limestone	—	—	—	—	—
Central	Easton, Kansas	Leased	Limestone	—	—	—	—	—
Central	El Dorado, Kansas	Leased	—	—	X	—	—	—
Central	El Dorado, Kansas	Owned	—	—	—	—	—	—
Central	Emporia, Kansas	Owned	—	—	X	—	—	—
Central	Eudora, Kansas	Owned	Limestone	X	—	—	—	—
Central	Eudora, Kansas	Leased	Limestone	—	—	—	—	—
Central	Eureka, Kansas	Owned	—	—	X	—	—	—
Central	Garnett, Kansas	Leased	—	—	X	—	—	—
Central	Grantville, Kansas	Leased	Limestone	—	—	—	—	—
Central	Herington, Kansas	Leased	Limestone	—	—	—	—	—

Region	Property	Owned/Leased	Aggregates	Asphalt Plant	Ready Mixed Concrete	Cement	Landfill	Other*
Central	Highland, Kansas	Leased	Limestone	—	—	—	—	—
Central	Holton, Kansas	Leased	Limestone	—	—	—	—	—
Central	Holton, Kansas	Owned	—	—	X	—	—	—
Central	Howard, Kansas	Owned	—	—	X	—	—	—
Central	Lawrence, Kansas	Owned	—	—	—	—	X	—
Central	Lawrence, Kansas	Owned	Limestone	—	—	—	—	—
Central	Lawrence, Kansas	Owned	Limestone	—	—	—	—	—
Central	Lawrence, Kansas	Leased	Limestone	—	—	—	—	—
Central	Leavenworth, Kansas	Leased	Limestone	—	—	—	—	—
Central	Linwood, Kansas	Owned	Limestone	—	—	—	—	—
Central	Moline, Kansas	Leased	Limestone	—	—	—	—	—
Central	New Strawn, Kansas	Owned	—	—	X	—	—	—
Central	Olsburg, Kansas	Leased	Limestone	—	—	—	—	—
Central	Onaga, Kansas	Leased	Limestone	—	—	—	—	—
Central	Osage City, Kansas	Leased	Limestone	—	—	—	—	—
Central	Osage City, Kansas	Owned	—	—	X	—	—	—
Central	Ottawa, Kansas	Owned	—	—	X	—	—	—
Central	Oxford, Kansas	Leased	Sand and Gravel	—	—	—	—	—
Central	Ozawkie, Kansas	Owned	—	—	X	—	—	—
Central	Perry, Kansas	Owned	—	—	—	—	—	X
Central	Perry, Kansas	Leased	Limestone	—	—	—	—	—
Central	Salina, Kansas	Leased	—	—	X	—	—	—
Central	Severy, Kansas	Leased	Limestone	—	—	—	—	—
Central	St. Joseph, Kansas	Owned	—	—	X	—	—	—
Central	St. Joseph, Kansas	Leased	—	—	—	—	—	X
Central	St. Mary’s, Kansas	Leased	Limestone	—	—	—	—	—
Central	Tonganoxie, Kansas	Leased	Limestone	—	—	—	—	—
Central	Topeka, Kansas	Leased	—	X	—	—	—	—
Central	Topeka, Kansas	Leased	—	—	X	—	—	—
Central	Topeka, Kansas	Leased	—	—	X	—	—	—
Central	Topeka, Kansas	Owned	—	—	—	—	—	X
Central	Topeka, Kansas	Leased	Sand and Gravel	—	—	—	—	—
Central	Topeka, Kansas	Owned	Sand and Gravel	—	—	—	—	—
Central	Troy, Kansas	Leased	Limestone	—	—	—	—	—
Central	Washington, Kansas	Leased	Limestone	—	—	—	—	—
Central	White City, Kansas	Leased	Limestone	—	—	—	—	—
Central	Wichita, Kansas	Owned	—	—	—	—	X	—
Central	Wichita, Kansas	Owned	—	—	—	—	X	—
Central	Wichita, Kansas	Owned	—	—	X	—	—	—
Central	Wichita, Kansas	Owned	—	—	X	—	—	—
Central	Wichita, Kansas	Owned	—	—	—	—	—	X
Central	Wichita, Kansas	Owned	—	—	—	—	—	—
Central	Wichita, Kansas	Owned	—	—	X	—	—	—
Central	Wichita, Kansas	Owned	—	—	—	—	—	X
Central	Wichita, Kansas	Owned	—	—	—	—	—	X
Central	Wichita, Kansas	Owned	—	—	—	—	—	X
Central	Wichita, Kansas	Owned	—	X	—	—	—	—
Central	Wichita, Kansas	Owned	—	X	—	—	—	—
Central	Wichita, Kansas	Owned	—	X	—	—	—	—
Central	Wichita, Kansas	Owned	Sand and Gravel	—	—	—	—	—
Central	Wichita, Kansas	Leased	Sand and Gravel	—	—	—	—	—
Central	Wichita, Kansas	Owned	Sand and Gravel	—	—	—	—	—
Central	Wichita, Kansas	Owned	—	—	—	—	—	X
Central	Wichita, Kansas	Owned	—	—	—	—	—	—
Central	Wichita, Kansas	Owned	—	—	—	—	—	—
Central	Wichita, Kansas	Owned	—	—	—	—	—	—
Central	Wichita, Kansas	Owned	Sand and Gravel	—	—	—	—	—
Central	Winchester, Kansas	Leased	Limestone	—	—	—	—	—
Central	Woodbine, Kansas	Leased	Limestone	—	—	—	—	—
Central	Woodbine, Kansas	Owned	Limestone	—	—	—	—	—

Region	Property	Owned/Leased	Aggregates	Asphalt Plant	Ready Mixed Concrete	Cement	Landfill	Other*
East	Avon, Kentucky	Leased	—	—	—	—	—	X
East	Beattyville, Kentucky	Leased	Limestone	X	—	—	—	—
East	Bethelridge, Kentucky	Owned	Limestone	X	—	—	—	—
East	Burnside, Kentucky	Owned /Leased	Limestone	X	—	—	—	—
East	Carrollton, Kentucky	Leased	—	X	—	—	—	—
East	Carrollton, Kentucky	Leased	—	—	—	—	—	X
East	Carrollton, Kentucky	Owned	—	—	—	—	—	X
East	Cave City, Kentucky	Owned	Limestone	—	—	—	—	—
East	Cave City, Kentucky	Owned	Limestone	—	—	—	—	—
East	Crestwood, Kentucky	Leased	—	X	—	—	—	—
East	Flat Lick, Kentucky	Owned	—	X	—	—	—	—
East	Glasgow, Kentucky	Leased	—	—	—	—	—	X
East	Glasgow, Kentucky	Leased	Limestone	—	—	—	—	—
East	Glasgow, Kentucky	Leased	Limestone	—	—	—	—	—
East	Horsecave, Kentucky	Owned /Leased	Limestone	—	—	—	—	—
East	Jackson, Kentucky	Owned	—	X	—	—	—	—
East	Knob Lick, Kentucky	Owned	Limestone	—	—	—	—	X
East	Magnolia, Kentucky	Owned	Sand and Gravel	—	—	—	—	—
East	Middlesboro, Kentucky	Owned	—	X	—	—	—	—
East	Monticello, Kentucky	Owned	Limestone	—	—	—	—	—
East	Morehead, Kentucky	Leased	—	X	—	—	—	X
East	Paris, Kentucky	Owned	—	—	—	—	—	X
East	Paris, Kentucky	Leased/Owned	Limestone	X	—	—	—	X
East	Pineville, Kentucky	Leased	Limestone	—	—	—	—	—
East	Ravenna, Kentucky	Leased	Limestone	X	—	—	—	—
East	Richmond, Kentucky	Owned	—	—	—	—	—	X
East	Scottsville, Kentucky	Leased	Limestone	—	—	—	—	—
East	Somerset, Kentucky	Leased	Limestone	—	—	—	—	—
East	Somerset, Kentucky	Owned/Leased	Limestone	X	—	—	—	X
East	Stanton, Kentucky	Owned/Leased	Limestone	X	—	—	—	—
East	Tompkinsville, Kentucky	Leased	Limestone	—	—	—	—	—
East	West Liberty, Kentucky	Owned	Limestone	X	—	—	—	—
Central	Convent, Louisiana	Owned	—	—	—	X	—	—
Central	New Orleans, Louisiana	Leased	—	—	—	X	—	—
Central	Minneapolis, Minnesota	Owned	—	—	—	X	—	—
Central	St. Paul, Minnesota	Leased	—	—	—	X	—	—
Central	Amazonia, Missouri	Owned	Limestone	—	—	—	—	—
Central	Barnard, Missouri	Leased	Limestone	—	—	—	—	—
Central	Bethany, Missouri	Leased	Limestone	—	—	—	—	—
Central	Blythedale, Missouri	Owned/Leased	Limestone	—	—	—	—	—
Central	Cameron, Missouri	Owned	—	—	—	—	—	X
Central	Chesterfield, Missouri	Leased	—	—	—	X	—	—
Central	Columbia, Missouri	Leased	Limestone	—	—	—	—	—
Central	Columbia, Missouri	Owned	Limestone	—	X	—	—	—
Central	Columbia, Missouri	Owned	—	—	—	—	—	X
Central	Columbia, Missouri	Owned	—	—	—	—	—	—
Central	Columbia, Missouri	Owned	—	—	X	—	—	—
Central	Columbia, Missouri	Owned	—	—	X	—	—	—
Central	Columbia, Missouri	Owned	—	—	X	—	—	—
Central	Columbia, Missouri	Leased	Limestone	—	—	—	—	—
Central	Cowgil, Missouri	Leased	Limestone	—	—	—	—	—
Central	Dawn, Missouri	Leased	Limestone	—	—	—	—	—
Central	Edinburg, Missouri	Leased	Limestone	—	—	—	—	—
Central	Gallatin, Missouri	Leased	Limestone	—	—	—	—	—
Central	Hannibal, Missouri	Owned	Limestone	—	—	X	—	X
Central	Huntsville, Missouri	Owned/Leased	Limestone	—	—	—	—	—
Central	Maitland, Missouri	Owned/Leased	Limestone	—	—	—	—	—
Central	Mercer, Missouri	Leased	Limestone	—	—	—	—	—
Central	Moberly, Missouri	Owned	—	—	X	—	—	—
Central	Oregon, Missouri	Leased	Limestone	—	—	—	—	—

Region	Property	Owned/Leased	Aggregates	Asphalt Plant	Ready Mixed Concrete	Cement	Landfill	Other*
Central	Owensville, Missouri	Owned	Clay	—	—	X	—	—
Central	Pattonsburg, Missouri	Leased	Limestone	—	—	—	—	—
Central	Pattonsburg, Missouri	Leased	Limestone	—	—	—	—	—
Central	Princeton, Missouri	Leased	Limestone	—	—	—	—	—
Central	Ravenwood, Missouri	Leased	Limestone	—	—	—	—	—
Central	Savannah, Missouri	Owned/Leased	Limestone	—	—	—	—	—
Central	Savannah, Missouri	Leased	—	—	—	—	—	X
Central	Sedalia, Missouri	Leased	Limestone	—	—	—	—	—
Central	St. Louis, Missouri	Owned	—	—	—	X	—	—
Central	Stet, Missouri	Leased	Limestone	—	—	—	—	—
Central	Trenton, Missouri	Leased	Limestone	—	—	—	—	—
Central	Pawnee City, Nebraska	Leased	Limestone	—	—	—	—	—
West	Sawyer, Oklahoma	Owned/Leased	Sandstone	—	—	—	—	—
East	Jefferson, South Carolina	Leased	Granite	—	—	—	—	—
East	Mt. Croghan, South Carolina	Leased	Sand and Gravel	—	—	—	—	—
East	Jellico, Tennessee	Leased	Limestone	—	—	—	—	—
Central	Memphis, Tennessee	Owned	—	—	—	X	—	—
West	Altair, Texas	Leased	Sand and Gravel	—	—	—	—	—
West	Amarillo, Texas	Leased	—	X	—	—	—	—
West	Austin, Texas	Leased	—	—	—	—	—	X
West	Austin, Texas	Leased	—	—	—	—	—	—
West	Big Springs, Texas	Owned	—	—	X	—	—	—
West	Blessing, Texas	Leased	Sand and Gravel	—	—	—	—	—
West	Brookshire, Texas	Owned	—	—	X	—	—	—
West	Buda, Texas	Leased	Limestone	—	—	—	—	X
West	Buda, Texas	Leased	—	X	—	—	—	—
West	Buda, Texas	Owned	—	X	—	—	—	—
West	Columbus, Texas	Leased	Sand and Gravel	—	—	—	—	—
West	Columbus, Texas	Leased	Sand and Gravel	—	—	—	—	—
West	Crane, Texas	Owned	—	—	X	—	—	—
West	Cypress, Texas	Owned	—	—	X	—	—	—
West	Denison, Texas	Owned	—	X	—	—	—	—
West	Denison, Texas	Owned	—	—	—	—	—	X
West	Eagle Lake, Texas	Leased	Sand and Gravel	—	—	—	—	—
West	Eagle Lake, Texas	Leased	Sand and Gravel	—	—	—	—	—
West	Eagle Lake, Texas	Owned	Sand and Gravel	—	—	—	—	—
West	Edna, Texas	Owned	—	—	—	—	—	X
West	El Campo, Texas	Owned	—	—	—	—	—	X
West	Florence, Texas	Owned	Limestone	—	—	—	—	—
West	Florence, Texas	Owned	—	X	—	—	—	—
West	Garwood, Texas	Leased	Sand and Gravel	—	—	—	—	—
West	Garwood, Texas	Leased	Sand and Gravel	—	—	—	—	—
West	Gonzales, Texas	Leased	—	—	—	—	—	X
West	Greenville, Texas	Owned	—	X	—	—	—	—
West	Greenville, Texas	Owned	—	X	—	—	—	—
West	Greenwood, Texas	Leased	Limestone	—	—	—	—	X
West	Guthrie, Texas	Leased	—	X	—	—	—	—
West	Hartley, Texas	Leased	—	X	—	—	—	—
West	Houston, Texas	Owned	—	—	X	—	—	—
West	Katy, Texas	Owned	—	—	X	—	—	—
West	Manvel, Texas	Owned	—	—	X	—	—	—
West	Midland, Texas	Owned	—	—	X	—	—	—
West	Midland, Texas	Owned	—	—	X	—	—	—
West	Monahans, Texas	Owned	—	—	X	—	—	—
West	Monahans, Texas	Owned	—	—	X	—	—	—
West	Mount Pleasant, Texas	Leased	—	X	—	—	—	—
West	Mustang Ridge, Texas	Owned	—	X	—	—	—	—
West	Odessa, Texas	Owned	—	—	X	—	—	—
West	Odessa, Texas	Owned	—	—	X	—	—	—
West	Paris, Texas	Leased	—	—	—	—	—	X

Region	Property	Owned/Leased	Aggregates	Asphalt Plant	Ready Mixed Concrete	Cement	Landfill	Other*
West	Paris, Texas	Owned	—	—	—	—	—	X
West	Paris, Texas	Owned	—	X	—	—	—	—
West	Pecos, Texas	Leased	—	—	X	—	—	—
West	Pyote, Texas	Owned	Sand and Gravel	—	—	—	—	X
West	Richmond, Texas	Leased	—	—	—	—	—	X
West	Richmond, Texas	Owned	—	—	X	—	—	—
West	Rosenberg, Texas	Owned	—	—	X	—	—	—
West	Sulphur Springs, Texas	Owned	—	—	—	—	—	X
West	Texarkana, Texas	Leased	—	—	—	—	—	X
West	Victoria, Texas	Owned	—	—	—	—	—	X
West	Waller, Texas	Owned	—	—	X	—	—	—
West	American Fork, Utah	Owned	—	—	X	—	—	—
West	Aurora, Utah	Owned	—	—	X	—	—	—
West	Bluffdale, Utah	Owned	Sand and Gravel	—	X	—	—	—
West	Brigham City, Utah	Owned	Sand and Gravel	—	—	—	—	—
West	Cove, Utah	Leased	Sand and Gravel	—	—	—	—	—
West	Garden City, Utah	Owned	—	—	X	—	—	—
West	Highland, Utah	Leased	Sand and Gravel	—	X	—	—	—
West	Hyram, Utah	Owned	Sand and Gravel	X	—	—	—	—
West	Logan, Utah	Leased	—	—	X	—	—	—
West	Manti, Utah	Owned	—	—	X	—	—	—
West	Midvale, Utah	Owned	—	—	X	—	—	—
West	Moab, Utah	Leased	Sand and Gravel	—	—	—	—	—
West	Moab, Utah	Owned	Sand and Gravel	X	X	—	—	—
West	Mona, Utah	Leased	Sand and Gravel	—	X	—	—	—
West	Mona, Utah	Owned	Sand and Gravel	—	—	—	—	—
West	Mount Pleasant, Utah	Owned	—	—	X	—	—	—
West	Nibley, Utah	Owned	Sand and Gravel	—	—	—	—	—
West	Parley’s Canyon, Utah	Leased	Limestone	—	—	—	—	—
West	Salt Lake City, Utah	Owned	—	—	X	—	—	—
West	Sandy, Utah	Owned	—	—	—	—	—	X
West	Smithfield, Utah	Owned	Sand and Gravel	—	—	—	—	—
West	Springville, Utah	Owned	—	—	X	—	—	—
West	Stockton, Utah	Owned	Sand and Gravel	—	—	—	—	—
West	Tooele, Utah	Leased	Sand and Gravel	—	—	—	—	—
West	Tooele, Utah	Owned	Sand and Gravel	—	—	—	—	—
West	Tremonton, Utah	Owned	—	—	X	—	—	—
West	Wellsville, Utah	Owned	Sand and Gravel	—	—	—	—	—
West	West Haven, Utah	Owned	—	—	X	—	—	—
West	West Jordan, Utah	Owned	—	—	X	—	—	X
West	West Valley City, Utah	Leased	—	—	—	—	—	X
West	West Valley City, Utah	Owned	Sand and Gravel	X	X	—	—	—
East	Ewing, Virginia	Leased	Limestone	—	—	—	—	—
Central	LaCrosse, Wisconsin	Leased	—	—	—	X	—	—
West	Big Piney, Wyoming	Leased	—	—	X	—	—	—
West	Evanston, Wyoming	Owned	—	—	X	—	—	—
West	Kemmerer, Wyoming	Leased	—	—	—	—	—	X
West	Rock Springs, Wyoming	Owned	—	—	—	—	—	X
West	Rock Springs, Wyoming	Leased	—	—	—	—	—	X
West	Rock Springs, Wyoming	Leased	Sand and Gravel	—	—	—	—	—

*	Other primarily consists of office space.

Legal Proceedings

We are party to certain legal actions arising from the ordinary course of business activities. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all current pending or threatened claims and litigation will not have a material effect on our consolidated results of operations, financial position or liquidity.

Environmental and Government Regulation

We are subject to federal, state, provincial and local laws and regulations relating to the environment and to health and safety, including noise, discharges to air and water, waste management including the management of hazardous waste used as a fuel substitute at our Hannibal, Missouri cement kiln and solid waste used as a fuel substitute at our Davenport, Iowa cement kiln, remediation of contaminated sites, mine reclamation, operation and closure of landfills and dust control and to zoning, land use and permitting. Our failure to comply with such laws and regulations can result in sanctions such as fines or the cessation of part or all of our operations. From time to time, we may also be required to conduct investigation or remediation activities. There also can be no assurance that our compliance costs or liabilities associated with such laws and regulations or activities will not be significant.

In addition, our operations require numerous governmental approvals and permits. Environmental operating permits are subject to modification, renewal and revocation and can require us to make capital, maintenance and operational expenditures to comply with the applicable requirements. Stricter laws and regulations, or more stringent interpretations of existing laws or regulations, may impose new liabilities on us, reduce operation hours, require additional investment by us in pollution control equipment or impede our opening new or expanding existing plants or facilities. We regularly monitor and review our operations, procedures and policies for compliance with existing environmental laws and regulations, changes in interpretations of existing laws and enforcement policies, new laws that are adopted, and new requirements that we anticipate will be adopted that could affect our operations.

Multiple permits are required for our operations, including those required to operate our cement plants. Applicable permits may include conditional use permits to allow us to operate in certain areas absent zoning approval and operational permits governing, among other matters, air and water emissions, dust, particulate matter and storm water management and control. In addition, we are often required to obtain bonding for future reclamation costs, most commonly specific to restorative grading and seeding of disturbed surface areas.

Like others in our industry, we expend substantial amounts to comply with applicable environmental laws and regulations and permit limitations, which include amounts for pollution control equipment required to monitor and regulate emissions into the environment. The Davenport Plant is subject to PC-MACT and is currently in compliance. Since many environmental requirements are likely to be affected by future legislation or rule making by government agencies, and are therefore not quantifiable, it is not possible to accurately predict the aggregate future costs of compliance and their effect on our future results of operations, financial condition or liquidity.

At most of our quarries, we incur reclamation obligations as part of our mining activities. Reclamation methods and requirements can vary depending on the individual site and state regulations. Generally, we are required to grade the mined properties to a certain slope and seed the property to prevent erosion. We record a mining reclamation liability in our consolidated financial statements to reflect the estimated fair value of the cost to reclaim each property including active and closed sites.

Our operations in Kansas include one municipal waste landfill and two construction and demolition debris landfills, one of which has been closed. Among other environmental, health and safety requirements, we are subject to obligations to appropriately close those landfills at the end of their useful lives and provide for appropriate post-closure care. Asset retirement obligations relating to these landfills are recorded in our consolidated financial statements.

Health and Safety

Our facilities and operations are subject to a variety of worker health and safety requirements, particularly those administered by the federal OSHA and MSHA, which may become stricter in the future. Throughout our organization, we strive for a zero-incident safety culture and full compliance with safety regulations. Failure to comply with these requirements can result in sanctions such as fines and penalties and claims for personal injury and property damage. These requirements may also result in increased operating and capital costs in the future. We cannot guarantee that violations of such requirements will not occur, and any violations could result in additional costs.

Worker safety and health matters are overseen by our corporate risk management and safety department as well as operating company level safety managers. We provide leadership and support, comprehensive training, and other tools designed to accomplish health and safety goals, reduce risk, eliminate hazards, and ultimately make our work places safer.

Insurance

Our insurance program is structured using multiple “A” rated insurance carriers, and a variety of deductible amounts. In particular, our workers compensation, general liability and auto liability policies are subject to a $500,000 per occurrence deductible. Losses within these deductibles are accrued for using projections based on past loss history.

We also maintain $50.0 million in combined umbrella insurance. Other policies have smaller deductibles and include property, contractors equipment, contractors pollution and professional, directors and officers, employment practices liability and fiduciary and crime. We also have a separate marine insurance policy for our cement business, which is located adjacent to the Mississippi River and ships cement on the river via barge.

MANAGEMENT

Composition

The following table sets forth the names, ages and positions of Summit Inc.’s directors and executive officers as of the date of this prospectus.

Name	Age	Position
Thomas W. Hill	59	President and Chief Executive Officer; Director
Howard L. Lance	60	Director; Chairman of the Board of Directors
Ted A. Gardner	57	Director
Julia C. Kahr	37	Director
John R. Murphy(1)	65	Director
Neil P. Simpkins	49	Director
Anne Lee Benedict	42	Executive Vice President, Chief Legal Officer and Secretary
Michael J. Brady	48	Executive Vice President and Chief Business Development Officer
M. Shane Evans	45	Executive Vice President and West Region President
Kevin A. Gill	54	Executive Vice President and Chief Human Resources Officer
Brian J. Harris	59	Executive Vice President and Chief Financial Officer
Damian J. Murphy(1)	46	Executive Vice President and Central Region President
Douglas C. Rauh	55	Executive Vice President, Chief Operating Officer and East Region President

(1)	John R. Murphy is not related to Damian J. Murphy. There are no family relationships among any of our directors or executive officers.

Thomas W. Hill is the founder of Summit Materials and has been President and Chief Executive Officer since its inception. He has been a member of our board of directors since August 2009. From 2006 to 2008, he was the Chief Executive Officer of Oldcastle, Inc. (“Oldcastle”), the North American arm of CRH plc, one of the world’s leading construction materials companies. Mr. Hill served on the CRH plc Board of Directors from 2002 to 2008 and, from 1992 to 2006, ran the Materials division of Oldcastle. Mr. Hill served as Chairman of the American Road and Transportation Builders Association (“ARTBA”) from 2002 to 2004, during congressional consideration of the multi-year transportation bill “SAFETEA-LU.” Mr. Hill has been Treasurer of both the National Asphalt Pavement Association and the National Stone Association, and he remains active with ARTBA’s Executive Committee. Mr. Hill received a Bachelor of Arts in Economics and History from Duke University and a Masters of Business Administration from Trinity College in Dublin, Ireland.

Howard L. Lance began to serve on the board starting in October 2012 and was formally elected as a director and Chairman in February 2013. He serves as an Executive Advisor to The Blackstone Group L.P. and as part of his duties as such he serves on the boards of certain Blackstone portfolio companies. He is also a director of Emdeon, Inc., a Blackstone portfolio company, and Ferrovial S.A. He was Chairman of the Board of Directors, President and Chief Executive Officer of Harris Corporation from 2003 to 2011. Before joining Harris Corporation, Mr. Lance was president of NCR Corporation and Chief Operating Officer of its Retail and Financial Group. Previously, he spent 17 years with Emerson Electric Co., where he held senior management positions including Executive Vice President of its Electronics and Telecommunications segment, Chief Executive Officer and director of its Astec electronics subsidiary in Hong Kong, Group Vice President of its Climate Technologies segment and President of its Copeland Refrigeration division. Mr. Lance has a Bachelor of Science degree in Industrial Engineering from Bradley University and a Master of Science degree in Management from the Krannert School of Management at Purdue University.

Ted A. Gardner was elected as a director in August 2009. He is a Managing Partner of Silverhawk. Prior to co-founding Silverhawk in 2005, Mr. Gardner was a Managing Partner of Wachovia Capital Partners (formerly, First Union Capital Partners) from 1989 until 2002. He was a director and Chairman of the Compensation Committee of Kinder Morgan, Inc. from 1999 to 2007, a director and the Chairman of the Audit Committee of

Encore Acquisition Company from 2001 to 2010, a director of Kinder Morgan Energy Partners from 2011 to 2014 and a director of Athlon Energy, Inc. from 2013 to 2014. He is currently a director of Kinder Morgan, Inc. and Spartan Energy Partners. Mr. Gardner received a Bachelor of Arts degree in Economics from Duke University and a Juris Doctor and Masters of Business Administration from the University of Virginia.

Julia C. Kahr was elected as a director in August 2009. She is a Senior Managing Director in Blackstone’s Corporate Private Equity group. Since joining Blackstone in 2004, she has been involved in the execution of Blackstone’s investments in SunGard, Encore Medical, DJ Orthopedics, Summit Materials and Gates Corporation. Before joining Blackstone, she was a Project Leader at the Boston Consulting Group, where she worked with companies in a variety of industries, including health care, financial services, media and entertainment and consumer goods. She is also the sole author of Working Knowledge, a book published by Simon & Schuster in 1998. She currently serves on the Board of Directors of DJ Orthopedics and Gates Corporation and is also a member of the Board of Directors of Episcopal Social Services. Ms. Kahr received a Bachelor of Arts in Classical Civilization from Yale University where she graduated summa cum laude. She received a Masters of Business Administration from Harvard Business School.

John R. Murphy was elected as a director and Chairman of the Audit Committee in February 2012. Mr. Murphy served as Summit Materials’ Interim Chief Financial Officer from January 2013 to May 2013 and from July 2013 to October 2013. He was Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation from 2009 to 2010 and served in various senior management roles from 1998 to 2008, including Chief Financial Officer and Chief Operating Officer and as President and Chief Executive Officer of Accuride Corporation. Accuride Corporation filed for Chapter 11 bankruptcy protection in October 2009 and emerged in 2010. Since 2003, Mr. Murphy has served on the Board of Directors, the Governance Committee and as Chairman of the Audit Committee of O’Reilly Automotive, Inc. He has also served as a director and Audit Committee Chairman of DJO Global Inc. since January 2012. Mr. Murphy was elected as a director and Audit Committee member of Graham Packaging in February 2011. Graham Packaging was subsequently sold in September 2011. Mr. Murphy has a Bachelor of Science degree in Accounting from Pennsylvania State University and a Master of Business Administration degree from the University of Colorado and is a Certified Public Accountant.

Neil P. Simpkins was elected as a director in August 2009. He is a Senior Managing Director of Blackstone’s Corporate Private Equity Group. Since joining Blackstone in 1998, Mr. Simpkins has led the acquisitions of TRW Automotive, Vanguard Health Systems, Team Health, LLC, Apria Healthcare Group, Summit Materials, Emdeon, Inc. and Gates Corporation. Before joining Blackstone, Mr. Simpkins was a Principal at Bain Capital. While at Bain Capital, Mr. Simpkins was involved in the execution of investments in the consumer products, industrial, healthcare and information industries. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in the Asia Pacific region and in London. He currently serves as Lead Director of TRW Automotive and as a Director of Apria Healthcare Group, Gates Corporation and Emdeon, Inc. Mr. Simpkins graduated with honors from Oxford University and received a Masters of Business Administration from Harvard Business School.

Anne Lee Benedict joined Summit Materials in October 2013. Prior to joining Summit Materials, Ms. Benedict was a corporate partner in the Washington, D.C. office of Gibson, Dunn & Crutcher, where she had practiced since 2000. Ms. Benedict’s practice involved a wide range of corporate law matters, including mergers and acquisitions, joint ventures and other strategic transactions, securities offerings, securities regulation and disclosure issues and corporate governance matters. Ms. Benedict earned a Bachelor of Arts degree in English and Psychology from the University of Michigan and graduated from the University of Pennsylvania Law School.

Michael J. Brady joined Summit Materials in April 2009 as Executive Vice President. Before joining Summit Materials, Mr. Brady was a Senior Vice President at Oldcastle with overall responsibility for acquisitions and business development, having joined the company in 2000. Prior to that, Mr. Brady worked in several operational and general management positions in the paper and packaging industry in Ireland, the United Kingdom and Asia Pacific with the Jefferson Smurfit Group, plc (now Smurfit Kappa Group plc). Mr. Brady has a Bachelor of Engineering (Electrical) and a Master of Engineering Science (Microelectronics) from University College, Cork in Ireland. He earned his Masters of Business Administration degree from INSEAD in Fontainebleau, France.

M. Shane Evans joined Summit Materials as West Region President in August 2010 with over 20 years of experience in the construction materials industry. Prior to joining Summit Materials, Mr. Evans worked at Oldcastle for 12 years, most recently as a Division President. He started his career working in his family’s construction and materials business where he held various operational and executive positions. Mr. Evans has a Bachelor of Science degree from Montana State University.

Kevin A. Gill joined Summit Materials in May 2013 after having been Human Resources Vice President for Guilford Performance Textiles, a Cerberus portfolio company, since November 2008. In this role, he provided Human Resources Leadership that fueled the monetization to Lear Corporation. Prior to Guilford, Mr. Gill held a variety of Human Resources leadership roles with companies such as Honeywell, Citibank and Monsanto Chemical. Mr. Gill holds a Bachelor of Science in Business Administration from Villanova University and a Master of Arts in Industrial Relations from Wayne State in Detroit, Michigan.

Brian J. Harris joined Summit Materials as Chief Financial Officer in October 2013. Prior to joining Summit Materials, from 2009 to 2013, Mr. Harris served as Executive Vice President and Chief Financial Officer of Bausch & Lomb Holdings Incorporated, a leading global eye health company. From 1990 to 2009, Mr. Harris held positions of increasing responsibility with industrial, automotive, building products and engineering manufacturing conglomerate Tomkins plc, including President of the $2 billion worldwide power transmission business for Gates Corporation, and Senior Vice President for Strategic Business Development and Business Administration, Chief Financial Officer and Secretary of Gates Corporation. Mr. Harris earned his Bachelor of Accountancy from Glasgow University and is qualified as a Scottish Chartered Accountant.

Damian J. Murphy joined Summit Materials as Central Region President in August 2009 with over 20 years of experience in the construction materials and mining industries, working with both public and privately held companies. Prior to joining Summit Materials, Mr. Murphy served roles as regional president and company president for Oldcastle starting in 2004. Prior to that Mr. Murphy served as vice president of Aggregate Industries’ Rocky Mountain region, responsible for aggregates and hot mix asphalt production and sales. Before joining Aggregate Industries, Mr. Murphy worked in the mid-Atlantic for a top 10 privately held aggregate supplier and began his career in the industry in Europe. Mr. Murphy holds a Bachelor of Engineering degree with a concentration in Minerals Engineering from the Camborne School of Mines/ Exeter University in the United Kingdom.

Douglas C. Rauh joined Summit Materials as the East Region President in January 2012 with over 30 years of experience in the construction materials industry. Effective March 1, 2013, Mr. Rauh became Summit Materials’ Chief Operating Officer. Prior to joining Summit Materials, from 2000 to 2012, Mr. Rauh held positions of increasing responsibility with Oldcastle, including President and Chief Executive Officer of The Shelly Co. (“Shelly”), Oldcastle’s operations in Ohio. During Mr. Rauh’s tenure with Shelly, he was an integral part of the team that completed over 30 acquisitions. Mr. Rauh started his career working for his family’s business, Northern Ohio Paving Company, where he held roles of increasing responsibility from 1983 to 2000, including Vice President. He holds a Bachelor of Science degree from The Ohio State University in Business Administration.

Composition of the Board of Directors

Our business and affairs are managed under the direction of Summit Inc.’s board of directors. Summit Inc.’s board of directors currently consists of six directors, of whom Mr. Gardner and Mr. Murphy have been affirmatively determined to be independent. Summit Inc.’s amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	The Class I directors are Mr. Hill and Mr. Simpkins, and their terms will expire at the annual meeting of stockholders to be held in 2016.

•	The Class II directors are Mr. Gardner and Mr. Murphy, and their terms will expire at the annual meeting of stockholders to be held in 2017.

•	The Class III directors are Ms. Kahr and Mr. Lance, and their terms will expire at the annual meeting of stockholders to be held in 2018.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of Summit Inc.’s board of directors may have the effect of delaying or preventing changes in control of Summit Inc.

In addition, in connection with the IPO, Summit Inc. entered into a stockholders’ agreement with affiliates of Blackstone. This agreement grants affiliates of Blackstone the right to designate nominees to Summit Inc.’s board of directors subject to the maintenance of certain ownership requirements in us. See “Certain Relationships and Related Person Transactions—Stockholders’ Agreement” for additional information.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable Summit Inc.’s board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that Summit Inc.’s directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of Summit Inc.’s board of directors considered the following important characteristics, among others:

•	Mr. Hill’s extensive knowledge of our industry and significant experience in leading companies.

•	Mr. Lance’s significant management and operational experience from his service in various senior management roles, including as President and Chief Executive Officer of Harris Corporation and President of NCR Corporation.

•	Mr. Gardner’s extensive business and leadership experience, including as a Managing Partner of Silverhawk and Managing Partner of Wachovia Capital Partners (formerly, First Union Capital Partners).

•	Ms. Kahr’s extensive knowledge of a variety of different industries and her significant financial and investment experience as a Senior Managing Director in The Private Equity Group at Blackstone.

•	Mr. Murphy’s extensive financial knowledge, including from his service as Chief Financial Officer of Smurfit-Stone Container Corporation and Accuride Corporation.

•	Mr. Simpkins’ significant financial and business experience, including as a Senior Managing Director in the Private Equity Group at Blackstone and Principal at Bain Capital.

Controlled Company Exception

As of the date of this prospectus, Blackstone beneficially owned greater than 50% of the voting power of Summit Inc. As a result, Summit Inc. is a “controlled company” within the meaning of corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of Summit Inc.’s board of directors consist of independent directors, (2) that Summit Inc.’s board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that Summit Inc.’s board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period, Summit Inc. intends to utilize these exemptions. As a result, the majority of Summit Inc.’s directors are not independent and none of the committees of the board of directors are composed entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that Summit Inc. ceases to be a “controlled company” and its shares continue to be listed on the NYSE, Summit Inc. will be required to comply with these provisions within the applicable transition periods.

Board Committees

Summit Inc.’s board of directors has established an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Summit Inc.’s board of directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by Summit Inc.’s board of directors.

Audit Committee

The audit committee consists of Mr. Murphy, Mr. Gardner and Ms. Kahr, with Mr. Murphy serving as chair. The audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the board of directors in evaluating the qualifications, performance and independence of our independent auditors;

•	assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the board of directors in monitoring our compliance with legal and regulatory requirements;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	assisting the board of directors in monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in Summit Inc.’s annual proxy statement.

Messrs. Murphy and Gardner qualify as independent directors under the NYSE governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. The SEC rules and NYSE rules require Summit Inc. to have an audit committee composed entirely of independent members within one year of the effective date of the registration statement filed in connection with Summit Inc.’s IPO, or March 11, 2016.

Compensation Committee

The compensation committee consists of Mr. Simpkins, Mr. Lance and Mr. Gardner, with Mr. Simpkins serving as chair. The compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his/her performance in light of those goals and objectives and determining and approving his/her compensation level based on such evaluation;

•	reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in Summit Inc.’s annual proxy statement; and

•	reviewing and making recommendations with respect to Summit Inc.’s equity compensation plans.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee consists of Mr. Lance, Mr. Murphy and Mr. Simpkins, with Mr. Lance serving as chair. The corporate governance and nominating committee is responsible for, among other things:

•	assisting the board of directors in identifying prospective director nominees and recommending nominees to the board of directors;

•	overseeing the evaluation of the board of directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of the board of directors.

Compensation Committee Interlocks and Insider Participation

Prior to the consummation of Summit Inc.’s IPO, the board did not have a compensation committee. All decisions about executive compensation in fiscal year 2014 were made by the board. Mr. Hill, who is a director and our President and Chief Executive Officer, generally participated in discussions and deliberations of the board regarding executive compensation. Other than Mr. Hill and Mr. Murphy, who served as our Interim Chief Financial Officer from December 18, 2012 to May 12, 2013 and from July 1, 2013 to October 14, 2013, no member of the board was at any time during fiscal year 2014, or at any other time, one of our officers or employees.

Code of Ethics

Summit Materials’ Code of Business Conduct and Ethics applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions and is posted on Summit Materials’ website. The Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Summit Materials intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website. The information contained on, or accessible from, Summit Materials’ website is not part of this prospectus by reference or otherwise.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview

The executive compensation disclosure that follows explains the compensation awarded to, earned by or paid to Thomas W. Hill, our President and Chief Executive Officer, Brian J. Harris, our Chief Financial Officer, and Doug C. Rauh, M. Shane Evans and Michael J. Brady, our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer, serving at the end of fiscal year 2014. We refer to these individuals in this section as our “named executive officers” or “NEOs.”

Compensation Program Following Summit Inc.’s IPO

The design of our compensation program is expected to evolve as Summit Inc. moves from a private structure to that of a public company. We believe that we now have more flexibility in designing compensation programs to attract, motivate and retain our executives, including permitting us to regularly compensate executives with non-cash compensation reflective of our stock performance. We anticipate that long-term incentive compensation will be an integral part of our compensation program going forward, including under Summit Inc.’s omnibus incentive plan. See “—Summit Materials, Inc. 2015 Omnibus Incentive Plan.”

2014 Executive Compensation Structure

In fiscal 2014, our executive compensation structure consisted of three primary components: base salary; annual bonus and non-equity incentives; and grants of Class D interests through our unit interest program.

2014 Compensation Program Governance Highlights

What We Have Done (Best Practice)	What We Have Not Done / Have Not Allowed
✓ Disclose performance goals for 2014 incentive payments	✓ No hedging or pledging of Company stock by executives or directors
✓ Set maximum payout caps on our annual incentives	✓ No single-trigger or modified single-trigger change-in-control arrangements
✓ Pay for performance with a significant portion of our NEOs’ total pay opportunity being performance-based compensation	✓ No change-in-control severance multiple in excess of three times salary and target bonus
✓ Limit perquisites and other benefits, as well as related tax gross-ups	✓ No excise tax gross-ups upon a change in control
✓ Incorporate general severance and change-in-control provisions that are consistent with market practice, including double-trigger requirements for change-in-control protection	✓ No enhanced retirement formulas
✓ Perform an annual compensation risk assessment

Compensation Decision Process

Prior to Summit Inc.’s IPO, Summit Holdings’ board had overall responsibility for the compensation program for our named executive officers. In connection with Summit Inc.’s IPO, this responsibility was delegated to a compensation committee of the board.

Objectives for NEO Compensation

Our executive compensation program is intended to attract, motivate, and retain executive officers and to align the interests of our executive officers with equity holders’ interests. The objectives for our program include, but are not limited to, the following:

•	attract and retain talented and experienced executives in our industry;

•	recognize and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and equity holders by motivating executive officers to increase equity holdings and rewarding them when that value increases; and

•	compensate our executives in a manner that encourages them to manage our business to meet our long-range objectives.

For our NEOs and select other senior executives, we employ a “pay-for-performance” philosophy that ties a significant portion of incentive compensation opportunity to our company-wide performance, which has historically consisted of an EBITDA metric, cash flows, and certain safety metrics. Prior to Summit Inc.’s IPO, our long-term incentive compensation was composed of time-based and performance-based Class D interests. See “—Bonus and Non-Equity Incentive Plan Compensation” and “—Long-Term Incentives” for detailed explanations of these plans.

Role of Management and the Board

Prior to Summit Inc.’s IPO, the board approved all compensation for executive officers. Our Chief Executive Officer, Mr. Hill, recommended to the board compensation levels for each NEO, excluding himself. In making these recommendations, Mr. Hill considered individual experience and performance, financial contribution to the Company and knowledge of executive compensation levels gained through years of experience in our industry. The board reviewed and discussed all recommendations prior to approval.

The board was solely responsible for assessing performance of and compensation for Mr. Hill. Management did not make compensation-related recommendations for the Chief Executive Officer. In executive session, without management present, the board reviewed Mr. Hill’s compensation and individual performance contributions.

Prior compensation realized does not affect the determination of future pay opportunities.

Role of the Compensation Consultant

Beginning in fall 2013, we retained an independent compensation consultant, Aon Hewitt, to assist us with respect to the 2014 salaries and bonuses and the 2013 bonus and other non-equity incentive plan compensation. The consultant was retained by and reported to management. Other than Aon Hewitt’s roles and services listed below with respect to compensation consulting, it performed no other services for us in fiscal year 2014.

Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

•	advise management on executive compensation trends and regulatory developments;

•	provide compensation studies for executives and recommendations for executive pay;

•	provide advice to management on governance best practices, as well as any other areas of concern or risk; and

•	review and comment on disclosure items, including “Executive and Director Compensation” disclosures.

Aon Hewitt provided management and the board of directors with benchmarking studies, which were used in determining the 2014 salaries and bonuses and 2013 bonuses and non-equity incentive plan compensation for executives.

Role of Competitive Market Data

The board has not relied on market survey data in making decisions regarding executive compensation. The board has exercised its discretion in setting both the individual compensation components and the total pay of each of our named executive officers at levels believed to be commensurate with their specific positions and job responsibilities, taking into account the need to retain and motivate our named executive officers to achieve superior levels of performance.

We anticipate that the board and/or the compensation committee may, in the future, more formally benchmark executive compensation against a peer group of comparable companies and may target specific percentile pay levels. We also anticipate that the board and/or compensation committee may make adjustments in executive compensation levels in the future as a result of this more formal benchmarking process.

Considerations Regarding 2014 NEO Compensation

Components of 2014 NEO Compensation

The following table outlines the major components of our 2014 executive compensation program for our NEOs:

Pay Component	Purpose	Characteristics	Fixed or Performance	Short or Long-Term
Base Salary	Attract and retain executives through market-based pay	Reflects executive’s experience, performance, and the board’s knowledge of executive compensation practices	Fixed	Short-Term
Bonus and Non-Equity Incentive Plan Compensation	Encourages achievement of strategic and financial performance metrics that create long-term equity holder value	Based on achievement of predefined performance objectives and an assessment of individual performance	Performance	Short-Term
Long-Term Incentives	Aligns executives’ long-term compensation with equity holders’ investment interests; creates a retention incentive through multi-year vesting and performance cycles	Value to the executive is based on long-term value creation	Performance	Long-Term
Health/Welfare Plans and Retirement Benefits	Provides competitive benefits that promote employee health and productivity and support financial security	Similar to benefits offered to other employees	Fixed	Long-Term
Perquisites	Provides business-related benefits, where appropriate	Limited to car allowance, relocation expenses, club memberships and other business related reimbursements.	Fixed	Short-Term

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. The board has historically determined base salaries for the NEOs and other executives based on a number of factors, including but not limited to, the board’s understanding of executive pay practices, individual performance, Company performance and management recommendations (except for the Chief Executive Officer). The board approved the following base salary amounts for 2014.

Base Salary
Thomas W. Hill	$725,000
Brian J. Harris	$489,250
Douglas C. Rauh	$489,250
M. Shane Evans	$378,010
Michael J. Brady	$360,500

Bonus and Non-Equity Incentive Plan Compensation

Each named executive officer is eligible to earn an annual incentive based upon the achievement of performance targets established by the board within the first three months of the fiscal year.

Annual Incentive Targets. At the start of each fiscal year the board approved annual incentive compensation targets, as a percentage of base salary, based on the board’s understanding of executive pay practices, management’s recommendations and other relevant factors. The 2014 annual incentive targets for our NEOs follow:

Target Bonus
Thomas W. Hill	125%
Brian J. Harris	75%
Douglas C. Rauh	75%
M. Shane Evans	60%
Michael J. Brady	60%

2014 Annual Incentive Metrics. The performance targets may be based on an EBITDA metric and/or free cash flow targets; however, the board, in its discretion, could adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture affected by us during such fiscal year. In fiscal 2014, the performance targets were primarily based on an EBITDA metric, cash flows and safety and discretionary evaluations related primarily to the successful integration of acquired businesses. These may be measured at either the corporate or regional business level. For 2014, the measures were weighted as follows:

	EBITDA Metric	Cash Flow	Safety/ Discretionary
Thomas W. Hill	60%	25%	15%
Brian J. Harris	60%	25%	15%
Douglas C. Rauh	60%	25%	15%
M. Shane Evans	60%	20%	20%
Michael J. Brady	70%	15%	15%

2014 Performance / Payout Scales. The payout opportunities associated with minimum, target, and maximum performance levels were consistent across the EBITDA and cash flow performance metrics. The minimum payout opportunity would be paid at 10% of target if the minimum performance level of 91% of goal was achieved, provided that the threshold level under the EBITDA metric was achieved. Target would be paid at earned if targeted performance was achieved. The maximum payout opportunity would be paid at 100% - 150% of target if the maximum performance level of 120% of goal was achieved.

2014 Actual Performance. Actual results for the 2014 Bonus and Non-Equity Incentive Plan were certified by the board, as follows, based on the performance goals and funding scales approved in the first quarter of 2014:

•	EBITDA Metric: The 2014 performance target was $212.5 million. We achieved an EBITDA metric of $214.1 million. The EBITDA metric portion was paid at 105% of target.

•	Cash Flow: The 2014 performance target was $14.9 million. We achieved $24.3 million. The Cash Flow portion was paid at 122.5% of target.

•	Safety/Discretionary Metrics: Payouts earned against target were 110%.

The following table summarizes the 2014 bonuses earned based on actual performance, as compared to the target opportunity for each NEO:

	Incentive Earned	Target Incentive	% of Target Earned
Thomas W. Hill	$999,141	$906,250	110%
Brian J. Harris	$404,549	$366,938	110%
Douglas C. Rauh	$404,549	$366,938	110%
M. Shane Evans	$301,652	$226,806	133%
Michael J. Brady	$253,071	$216,300	117%

2013 Actual Performance. Actual results for the 2013 Bonus and Non-Equity Incentive Plan were certified by the board, as follows, based on the performance goals and funding scales approved in the first quarter of 2013:

•	EBITDA Metric: The 2013 performance target was $126.1 million. We achieved an EBITDA metric of $127.7 million. The EBITDA metric portion was paid at 101% of target.

•	Cash Flow: The 2013 performance target was $13.9 million. We achieved $12.2 million. The Cash Flow portion was paid at 90% of target.

•	Safety/Discretionary Metrics: Payouts earned against target were 150%.

The following table summarizes the 2013 bonuses earned based on actual performance, as compared to the target opportunity for each NEO:

	Incentive Earned	Target Incentive	% of Target Earned
Thomas W. Hill	$563,850	$525,000	107%
Douglas C. Rauh(1)	$382,073	$356,250	107%
M. Shane Evans	$275,143	$220,200	125%

(1)	Mr. Rauh received an additional discretionary bonus of $29,212 for performing dual roles as Chief Operating Officer and East Region President.

Long-Term Incentives

Certain of our employees, including our named executive officers, received Class D interests in Summit Holdings between 2009 and 2014. The Class D interests provided rights to cash distributions based on a predetermined distribution formula (as provided for in the Third Amended and Restated Limited Partnership Agreement dated December 23, 2013) upon Summit Holdings’ general partner declaring a distribution. Under the limited partnership agreement, these interests would have been entitled to distributions as determined by the board on a pro rata basis with the Class B and Class C interests after returns of capital to Class A and Class B holders (Blackstone and other investors) and a preferential distribution to Class C Holders.

No additional Class D interests will be granted. Existing grants were unitized in connection with Summit Inc.’s IPO. In connection with Summit Inc.’s IPO, our directors, officers and employees surrendered all vested and unvested Class D interests held by them and received vested and unvested LP Units in connection with the modification of the capital structure of Summit Holdings (the “Reclassification”), and stock options. The LP Units and stock options issued in exchange for unvested Class D interests are generally subject to the same vesting conditions as were applicable to the corresponding Class D interests, as described below. For more information, see “—Outstanding Equity Awards at 2014 Fiscal Year End.”

Vesting

There were four categories of Class D interests:

•	Class D-1 U.S. Interests;

•	Class D-1 Non-U.S. Interests;

•	Class D-2 U.S. Interests; and

•	Class D-2 Non-U.S. Interests.

Generally, 50% of each category of Class D-1 interests vested with the passage of time (“time-vesting interests”) and the remaining 50% of the Class D-1 interests and all Class D-2 interests vested if certain investment returns were achieved by Summit Holdings’ investors (“performance-vesting interests”).

Time vesting interests generally vested as follows: 20% vested on the first anniversary of the grant date and the remaining 80% vested monthly over the four years following the first anniversary of the grant date. The time-vesting interests would have become fully vested on an accelerated basis upon a change in control while the employee continued to provide services to us. Any of the time-vesting interests that were unvested upon termination of the employee’s services would have been forfeited by the employee.

Performance-vesting interests would have vested if certain investment returns were achieved by Blackstone-affiliated investors while the employee continued to provide services to us or our subsidiaries. There were two performance levels at which performance-vesting interests generally would have vested: achievement of 1.75 times (as to the Class D-1 interests) and 3.00 times (as to the Class D-2 interests) the Blackstone-affiliated investors’ initial investment.

Unvested interests were generally forfeited upon termination of employment by the holder. However, if the employee was terminated without “cause” (as defined in the Class D interest subscription agreement) or resigned due to a “constructive termination” (as defined in such employee’s employment agreement) within 12 months preceding a “change of control” or a “public offering” (each as defined in Summit Holdings’ limited partnership agreement), any performance-vesting interests that would have been eligible to vest in connection with such transaction would have been restored and would have been eligible to vest based on the proceeds of such transaction.

If a holder’s employment was terminated by us for “cause,” or the holder violated a restrictive covenant, any vested Class D interests were automatically forfeited. If a holder’s employment was terminated by us without “cause,” we could, under specified circumstances, repurchase the holder’s vested Class D interests at a price per unit equal to the fair market value of such Class D interests, minus any amounts already distributed to the holder in respect of such Class D interests.

If a holder’s employment terminated as a result of the voluntary resignation of the holder, we could elect to convert all of the employee’s Class D interests into a right to a fixed cash payment capped at a specified amount determined at the time of termination. The fixed cash payment calculated for this purpose would be an amount equal to the fair market value of the holder’s vested Class D interests minus any amounts already distributed to the holder in respect of such Class D interests.

Grants of Class D interests were generally awarded at hire and when there were additional Class A and Class B investments. Grants to employees are generally based on the role and responsibility of the executive. In 2014, the following NEOs were granted Class D interests:

•	Thomas W. Hill: 40.5 Class D-1 time vesting interests and 40.5 Class D-1 performance vesting interests and 12.1 Class D-2 performance vesting interests. Grants were made upon additional Class A and Class B investments.

•	Brian J. Harris: 235.9 Class D-1 time vesting interests and 235.9 Class D-1 performance vesting interests and 70.8 Class D-2 performance vesting interests. Grants were made for Mr. Harris’ 2013 hire and upon additional Class A and Class B investments.

•	Douglas C. Rauh: 12.9 Class D-1 time vesting interests and 12.9 Class D-1 performance vesting interests and 3.9 Class D-2 performance vesting interests. Grants were made upon additional Class A and Class B investments.

•	M. Shane Evans: 7.3 Class D-1 time vesting interests and 7.3 Class D-1 performance vesting interests and 2.2 Class D-2 performance vesting interests. Grants were made upon additional Class A and Class B investments.

•	Michael J. Brady: 12.2 Class D-1 time vesting interests and 12.2 Class D-1 performance vesting interests and 3.7 Class D-2 performance vesting interests. Grants were made upon additional Class A and Class B investments.

Conversion of Class D Interests. In connection with the Reclassification, all vested and unvested Class D interests were converted into vested and unvested LP Units, respectively. The vesting terms are substantially similar to those applicable to the unvested Class D interests immediately prior to the Reclassification. The number of LP Units delivered in respect of each Class D interest was determined based on the amount of proceeds that would be distributed to such Class D interest if the Company were to be sold at a value derived from the IPO price of $18.00 per share, and the intrinsic value of the LP Units issued in respect of each Class D interest equals the hypothetical proceeds such Class D interest would have received.

The precise number of LP Units delivered in respect of Class D interests was based on the IPO price of $18.00 per share. The aggregate number of vested and unvested LP Units issued to holders of Class D interests was 4,523,782, and the number of LP Units issued to our named executive officers in connection with their respective Class D interests was: Mr. Hill, 1,313,579; Mr. Harris, 275,673; and Mr. Rauh, 292,946. The total number of unvested LP Units issued was 3,000,617, or approximately 3.3% of the total of 92,258,702 LP Units issued and outstanding following Summit Inc.’s IPO and the consummation of the transactions contemplated by the contribution and purchase agreement with the former holders of Class B Units of Continental Cement (the “Former CCC Minority Holders”). The vesting conditions applicable to these unvested LP Units are as follows:

•	575,256, or approximately 19.2%, of such unvested LP Units will become vested based on the holder’s continued employment (or upon certain qualifying terminations of employment, as described above), with substantially all of such LP Units eligible to become vested by September 1, 2019;

•	1,865,667, or approximately 62.2%, of such unvested LP Units will generally only vest if Summit Holdings’ Blackstone-affiliated investors receive a return multiple on invested capital of 1.75 times their initial investment, generally subject to the holder’s continued employment through that realization date; and

•	559,694, or approximately 18.7%, of such unvested LP Units will generally only vest if such investors receive a return multiple on invested capital of 3.00 times their initial investment, generally subject to the holder’s continued employment through that realization date.

In connection with the Reclassification, Summit Inc. granted options to purchase shares of Class A common stock under the Omnibus Incentive Plan to all holders of Class D interests whose interests were converted in the Reclassification, including each of our named executive officers, in substitution for part of the economic benefit of the Class D interests that is not reflected in the conversion of Class D interests to LP Units. We refer to these stock options as “leverage restoration options.” The exercise price for the leverage restoration options is the IPO price of $18.00 per share. All leverage restoration options are subject to a four year vesting period whereby 25% of the options vest on each of the first four anniversaries of the grant date. In addition, leverage restoration options that correlate to performance-vesting interests vest when the relevant return multiple is achieved. The aggregate number of leverage restoration options granted to holders of Class D interests was 4,358,842, and the number of leverage restoration options granted to our named executive officers was: Mr. Hill, 1,286,114; Mr. Harris, 232,760; and Mr. Rauh, 295,608.

In connection with the IPO, Summit Inc. granted options to purchase shares of Class A common stock under the Omnibus Incentive Plan to other employees some of whom did not hold equity-based incentive awards. The exercise price of these stock options is equal to the IPO price of $18.00 per share and these stock options are subject to a four year vesting period whereby 25% of the options vest on each of the first four anniversaries of the grant date. See “—Summit Materials, Inc. 2015 Omnibus Incentive Plan.”

Summit Materials, LLC Retirement Plan

We have a qualified contributory retirement plan established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The plan covers all corporate employees, including our named executive officers, who are limited to their annual tax deferred contribution limit as allowed by the IRS and may contribute up to 75% of their gross wages. We provide for matching contributions to the plan, including 100% of pre-tax employee contributions and up to 4% of eligible compensation. Employer contributions vest immediately. In 2014, employees outside of the corporate office were covered by a variety of other plans, all of which qualified as deferred salary arrangements under Section 401(k) of the Code.

Summary Compensation Table

The following table sets forth the compensation of our named executive officers for the fiscal years ended 2014, 2013 and 2012, and their respective titles at December 27, 2014.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(3)	Total
Thomas W. Hill	2014	$725,000	$—	$55,390	$999,141	$20,163	$1,799,694
President and Chief Executive Officer, Director	2013 2012	525,000 510,000	— 267,750	— —	563,850 —	18,665 25,594	1,107,515 803,344

Brian J. Harris	2014	489,250	—	322,700	404,549	24,667	1,241,166
Chief Financial Officer

Douglas C. Rauh	2014	489,250	—	17,586	404,549	44,132	955,517
Chief Operating Officer	2013 2012	475,000 450,000	29,212 550,000	103,553 838,853	382,073 —	68,496 468,548	1,058,334 2,307,401

M. Shane Evans	2014	378,010	—	10,024	301,652	25,694	715,380
West Region President	2013 2012	367,000 357,000	— 32,130	— —	275,140 —	25,480 31,854	667,620 420,984

Michael J. Brady	2014	360,500	—	16,707	253,071	22,959	653,237
Chief Business Development Officer

(1)	Reflects the bonus and non-equity incentive plan compensation awards for services rendered during the fiscal year presented. The amounts of the bonus payments were determined by the board in its discretion. For more information, see “—Bonus and Non-Equity Incentive Plan Compensation.”
(2)	The amount reported in the Stock Awards column reflects the aggregate grant date fair value of the time-vesting portion of the Class D interests granted in 2014 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions applied in determining the fair value of the Class D interests are discussed in Note 20, Employee Long Term Incentive Plan, to our December 27, 2014 audited consolidated financial statements included elsewhere in this prospectus. This amount reflects our calculation of the value of the awards at the grant date and do not necessarily correspond to the actual value that may ultimately be recognized by the NEOs. A portion of the Class D interests granted in 2014 and 2013 vested under certain performance conditions, which were not deemed probable of occurring, and therefore have not been included in the table above. The unrecognized value of these awards assuming the highest level of performance conditions have been achieved and based on the aggregate grant date fair value was $102,940 for Mr. Hill in 2014, $599,779 for Mr. Harris in 2014, $32,686, $214,508 and $447,099 for Mr. Rauh in 2014, 2013 and 2012, respectively, $18,631 for Mr. Evans in 2014 and $31,052 for Mr. Brady in 2014.
(3)

All Other Compensation includes the following items: (a) amounts contributed by us under the Summit Materials, LLC Retirement Plan; (b) payments for term life insurance; (c) car allowances; (d) relocation costs and related tax gross-ups; (e) gym membership costs; (f) country club dues; and (g) fuel reimbursement for commuting. Amounts contributed to the Summit Materials, LLC Retirement Plan are matching contributions up to 4% of eligible compensation subject to IRS limits and totaled $10,400 for each of the NEOs in 2014 and $10,200 for both Mr. Hill and Mr. Rauh in 2013. Matching contributions are immediately vested. For more information, see “—Summit Materials, LLC Retirement Plan.” Payments for term life insurance were as follows: Mr. Hill—$9,223; Mr. Harris—$2,267 Mr. Rauh—$1,212;

Mr. Evans—$3,294 and Mr. Brady—$559 in 2014 and Mr. Hill—$2,451 and Mr. Rauh—$1,173 in 2013. Payments made by us for car allowances were as follows: $12,000 each for Mr. Harris and Mr. Evans in 2014 and $20,851 for Mr. Rauh in both 2014 and 2013. Payments made by us associated with Mr. Rauh’s relocation were $1,065 in 2013. For more details about the payments made to Mr. Rauh, see “—Employment Agreements—Douglas C. Rauh.”

2014 Grants of Plan-Based Awards

The following table provides supplemental information relating to grants of plan-based awards to help explain information provided above in our Summary Compensation Table.

Grants of Plan-Based Awards in Fiscal Year 2014

	All Other Stock Awards:
	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)				Estimated Possible Payouts under Equity Incentive Plan Awards(2)(4)			Number of Shares of Stock or Units (#)(3)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas W. Hill	9/10/2014	—	—	—	—	53		40	$55,390
		54,375	906,250	1,359,375				—	—
Brian J. Harris	4/1/2014	—	—	—	—	290		223	$305,114
	9/10/2014	—	—	—	—	17		13	17,586
		22,016	366,938	550,407				—	—
Doug C. Rauh	9/10/2014	—	—	—	—	17		13	$17,586
		22,016	366,938	550,407				—	—
M. Shane Evans	9/10/2014	—	—	—	—	10		7	$10,024
		13,608	226,806	340,209				—	—
Michael J. Brady	9/10/2014	—	—	—	—	16		12	$16,707
		15,141	216,300	324,450				—	—

(1)	Reflects the possible payouts of cash incentive compensation under the Bonus and Non-Equity Incentive Plan. Amounts reported in the “Threshold” column assumes that threshold performance is achieved under the EBITDA performance metric of the annual cash incentive program and that the threshold achievement under the cash flow and safety/discretionary performance metrics were not met. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)	Reflects the performance-vesting Class D interests which vested, as to 50% of the Class D-1 interests, if affiliates of Blackstone received a 1.75 times return on their initial invested capital and, as to 100% of the Class D-2 interests, if affiliates of Blackstone received a 3.00 times return on their initial invested capital.
(3)	Reflects time-vesting Class D interests, 20% of which generally vested on the first anniversary of the grant date and the remaining 80% of which vested monthly over the four years following the first anniversary. Mr. Harris’ award granted on April 1, 2014 had a vesting start date of October 14, 2013, his date of hire.
(4)	In connection with the IPO, the performance-vesting Class D interests and the time-vesting Class D interests were converted into LP Units, and Summit Inc. granted leverage restoration options, each with terms described under “—Long-Term Incentives.”
(5)

The amount reported in the Grant Date Fair Value of Stock Awards column reflects the aggregate grant date fair value of our Class D interests computed in accordance with ASC 718. The assumptions applied in determining the fair value of the Class D interests are discussed in Note 20, Employee Long Term Incentive Plan, to our December 27, 2014 audited consolidated financial statements included elsewhere in this prospectus. This amount reflects Summit Inc.’s calculation of the value of the awards at the grant date and does not necessarily correspond to the actual value that may ultimately be recognized by the NEO. A portion of the Class D interests granted in 2014 vested under certain performance conditions, which were not deemed probable of occurring, and therefore no value has been included in the table above. The performance conditions for the performance-vesting Class D interests are described in “—Long-Term Incentives.”

Employment Agreements

Messrs. Hill, Harris and Rauh each have employment agreements and Messrs. Evans and Brady have signed offers of employment. Their employment agreements and offers of employment provide for base salary subject to annual adjustment by the board, an annual incentive award, participation in broad-based and executive benefit plans and such other compensation as may be approved by the board. Generally, the employment agreements have an initial term of three years, unless earlier terminated or otherwise renewed pursuant to the terms thereof and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by us or the executive not to renew.

Thomas W. Hill

An employment agreement was entered into with Mr. Hill, dated as of July 30, 2009, whereby Mr. Hill serves as the Chief Executive Officer of Summit Holdings and the Chief Executive Officer of the entity that served as the general partner of the Company prior to the consummation of Summit Inc.’s IPO. Mr. Hill also will continue to serve as a member of the board so long as he serves in the foregoing capacities. Mr. Hill’s employment agreement had an initial term equal to three years commencing on July 30, 2009, which is automatically extended for additional one-year periods, unless one party provides the other party 60 days’ prior written notice before the next extension date that the employment term will not be so extended. However, if Summit Holdings is dissolved pursuant to the terms of its limited partnership agreement, then the employment term shall automatically and immediately be terminated.

Pursuant to the terms of his employment agreement, Mr. Hill’s initial annual base salary was set at $300,000, which amount is reviewed annually by the board, and may be increased (but not decreased). Mr. Hill is also eligible to earn an annual bonus of up to 100% of his base salary (or an increased percentage at the discretion of the board, such an increase was made in 2014 to 125%) based upon the achievement of performance targets established by the board within the first three months of each fiscal year. The board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected during such fiscal year. Mr. Hill is also entitled to participate in employee benefit plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives.

If Mr. Hill’s employment is terminated (i) with “cause” (as defined in the employment agreement) or (ii) by him other than as a result of a “constructive termination” (as defined in the employment agreement), he will be entitled to certain accrued amounts. If Mr. Hill’s employment is terminated as a result of his death or “disability” (as defined in the employment agreement), he will be entitled to receive (a) certain accrued amounts and (b) a pro rata portion of the annual bonus, if any, that Mr. Hill would have been entitled to receive, payable when such annual bonus would have otherwise been payable to him had his employment not been terminated. If Mr. Hill’s employment was terminated on December 27, 2014 as a result of his death or “disability,” he would have been entitled to receive a bonus of $999,141. If Mr. Hill’s employment is terminated (i) without “cause” or (ii) by him as a result of a “constructive termination,” subject to his continued compliance with certain restrictive covenants and his non-revocation of a general release of claims, he will be entitled to receive (a) certain accrued amounts, (b) continued payment of his base salary in accordance with normal payroll practices, as in effect on the date of termination of his employment, until 18 months after the date of such termination and (c) an amount equal to one and one-half times his annual bonus in respect of the fiscal year immediately preceding the applicable year of his termination of employment; provided that the aggregate amounts shall be reduced by the present value of any other cash severance or termination benefits payable to him under any other plans, programs or arrangements. If Mr. Hill’s employment was terminated on December 27, 2014 without “cause” or as a result of a “constructive termination,” he would have been entitled to (1) continued payment of his base salary for

18 months, or $1,087,500, and (2) an amount equal to one and one-half times his annual bonus in respect of 2013, or $845,775.

If Mr. Hill was terminated without “cause” (as defined in the Class D interest subscription agreement) or as a result of a “constructive termination” (as defined in his employment agreement) within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting Class D interests would have been eligible to vest based on the proceeds of that transaction. In addition, upon a change in control, all of Mr. Hill’s unvested time-vesting Class D interests would have vested. The value of his unvested time-vesting Class D interests and his performance-vesting Class D interests as of December 27, 2014 is reflected in the “Outstanding Equity Awards at 2014 Fiscal Year End” table.

In the event (i) Mr. Hill elects not to extend the employment term or (ii) of a “dissolution” with a “negative return” (as such terms are defined in the employment agreement), unless Mr. Hill’s employment is earlier terminated as described above, Mr. Hill’s termination of employment shall be deemed to occur on the close of business on the earlier of the effective date of “dissolution” or the day immediately preceding the next scheduled extension date, and Mr. Hill shall be entitled to receive certain accrued amounts. In the event (i) that Summit Holdings elects not to extend the employment term or (ii) of a “dissolution” with a “positive return” (as such terms are defined in his employment agreement), Mr. Hill shall be treated as terminated without “cause” effective as of the close of business on the day immediately preceding the next scheduled extension date or the effective date of the “dissolution,” and shall be entitled to receive the amounts and benefits for termination without “cause” described above.

Pursuant to the terms of his employment agreement, Mr. Hill is subject to the following covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 18 months following his termination of employment for any reason; and (iii) a covenant not to solicit employees or customers for a period of 18 months following his termination of employment for any reason.

Michael J. Brady

Mr. Brady serves as an Executive Vice President and Chief Business Development Officer. Pursuant to the terms of his employment arrangement, Mr. Brady’s initial annual base salary was set at $300,000. In addition, Mr. Brady is also eligible to earn an initial annual bonus of up to 50% of his base salary based on goals and objectives to be agreed upon by us and Mr. Brady at the commencement of employment. Mr. Brady is also entitled to participate in employee benefit plans as in effect from time to time.

Upon a change in control, all of Mr. Brady’s unvested time-vesting Class D interests would vest. In addition, if Mr. Brady was terminated without “cause” (as defined in the Class D interest subscription agreement) within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting Class D interests would have been eligible to vest based on the proceeds of that transaction. The value of his unvested time-vesting Class D interests and his performance-vesting Class D interests as of December 27, 2014 is reflected in the “Outstanding Equity Awards at 2014 Fiscal Year End” table.

M. Shane Evans

Mr. Evans serves as an Executive Vice President and the West Region President. Pursuant to the terms of his employment arrangement, Mr. Evans’s initial annual base salary was set at $350,000. In addition, Mr. Evans is eligible to earn an initial annual bonus of up to 60% of his base salary based on goals and objectives to be agreed upon by us and Mr. Evans. Mr. Evans is also entitled to participate in employee benefit plans as in effect from time to time.

Upon a change in control, all of Mr. Evans’ unvested time-vesting Class D interests would have vested. In addition, if Mr. Evans was terminated without “cause” (as defined in the Class D interest subscription agreement) within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting Class D interests would have been eligible to vest based on the proceeds of that transaction. The value of his unvested time-vesting Class D interests and his performance-vesting Class D interests as of December 27, 2014 is reflected in the “Outstanding Equity Awards at 2014 Fiscal Year End” table.

Brian J. Harris

An employment agreement was entered into with Brian J. Harris on December 3, 2013, for a period of employment beginning on October 14, 2013, pursuant to which Mr. Harris became Chief Financial Officer. Mr. Harris’ employment agreement has an initial term equal to three years, which will be automatically extended for additional one-year periods, unless one party provides the other party with 60 days’ prior written notice before the next extension date that the employment term will not be so extended.

Pursuant to the terms of his employment agreement, Mr. Harris’ annual base salary was set at $475,000, which amount is reviewed annually by the board, and may be increased (but not decreased). Mr. Harris is also eligible to earn an annual bonus of up to 150% of his base salary upon the achievement of performance targets established by the board within the first three months of each fiscal year. The board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected during such fiscal year. Mr. Harris is entitled to a car allowance in the amount of $1,000 per month.

If Mr. Harris’ employment is terminated (i) with “cause” (as defined in the employment agreement) or (ii) by him other than as a result of a “constructive termination” (as defined in the employment agreement), he will be entitled to receive certain accrued amounts. If Mr. Harris’ employment is terminated as a result of his death or “disability” (as defined in his employment agreement), he will be entitled to receive (a) certain accrued amounts and (b) a pro rata portion of the annual bonus, if any, that Mr. Harris would have been entitled to receive, payable when such annual bonus would have otherwise been payable to him had his employment not terminated. If Mr. Harris’ employment was terminated on December 27, 2014 as a result of his death or “disability,” he would be entitled to receive a bonus of $404,549. If Mr. Harris’ employment is terminated (i) without “cause” or (ii) by him as a result of a “constructive termination,” subject to his continued compliance with certain restrictive covenants and his non-revocation of a general release of claims, he will be entitled to receive (a) certain accrued amounts, (b) continued payment of his base salary in accordance with our normal payroll practices, as in effect on the date of termination of his employment, until 12 months after the date of such termination, (c) an amount equal to Mr. Harris’ annual bonus in respect of the fiscal year immediately preceding the applicable year of Mr. Harris’ termination of employment, payable in equal monthly installments and (d) the costs of COBRA health continuation coverage for the lesser of 12 months after the date of such termination or until Mr. Harris is no longer eligible for COBRA health continuation coverage under applicable law. If Mr. Harris’ employment was terminated on December 27, 2014 without “cause” or as a result of a “constructive termination,” he would have been entitled to (1) continued payment of his base salary for 12 months, or $489,250, (2) an amount equal to his annual bonus in respect of 2013, or $79,711, and (3) the costs of COBRA health coverage until the earlier of 12 months after his date of termination or the date he is no longer eligible for such coverage under applicable law, or $17,176, based on 2014 rates.

If Mr. Harris was terminated without “cause” (as defined in the Class D interest subscription agreement) or as a result of a “constructive termination” (as defined in his employment agreement) within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting Class D interests would have been eligible to vest based on the proceeds of that transaction. In addition, upon a change in control, all of Mr. Harris’ unvested time-vesting Class D interests would have vested. The value of his unvested time-vesting Class D interests and his performance-vesting Class D interests as of December 27, 2014 is reflected in the “Outstanding Equity Awards at 2014 Fiscal Year End” table.

In the event (i) Mr. Harris elects not to extend the employment term or (ii) of a “dissolution” (as defined in the employment agreement) in connection with which the Sponsors do not receive a return on their investment, unless Mr. Harris’ employment is earlier terminated as described above, Mr. Harris’ termination of employment shall be deemed to occur on the close of business on the earlier of the effective date of “dissolution” or the day immediately preceding the next scheduled extension date, and Mr. Harris shall be entitled to receive certain accrued amounts. In the event (i) that Summit Holdings elects not to extend the employment term or (ii) of a “dissolution” in connection with which the Sponsors receive a return on their investment, Mr. Harris shall be treated as terminated without “cause” effective as of the close of business on the day immediately preceding the next scheduled extension date or the effective date of the “dissolution,” and shall be entitled to receive the amounts and benefits for termination without “cause” described above.

Pursuant to the terms of his employment agreement, Mr. Harris is subject to the following covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 12 months following his termination of employment for any reason; and (iii) a covenant not to solicit employees or customers for a period of 12 months following his termination of employment for any reason.

Douglas C. Rauh

An employment agreement was entered into with Douglas C. Rauh, dated as of December 29, 2011, pursuant to which Mr. Rauh became Summit Holdings’ East Region President. Effective April 1, 2013, Mr. Rauh assumed the role of Chief Operating Officer. His employment agreement otherwise remained in effect. Mr. Rauh’s employment agreement has an initial term equal to three years commencing on January 1, 2012 which will be automatically extended for additional one-year periods, unless one party provides the other party 60 days’ prior written notice before the next extension date that the employment term will not be so extended. The employment term will automatically and immediately be terminated upon a “dissolution” (as defined in the employment agreement).

Pursuant to the terms of his employment agreement, Mr. Rauh’s annual base salary was set at $450,000, which amount is reviewed annually by the board, and may be increased (but not decreased). Mr. Rauh’s base salary for 2014 was $489,250. Mr. Rauh is also eligible to earn an annual bonus of up to 60% of his base salary based upon the achievement of performance targets established by the board within the first three months of each fiscal year during the employment term, with a potential bonus of up to 90% of his base salary for extraordinary performance. The board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected during such fiscal year. Notwithstanding the foregoing, Mr. Rauh’s minimum annual bonus for 2012 (payable in 2013) was $150,000. In addition, after Mr. Rauh commenced his employment, we paid Mr. Rauh a starting bonus of $400,000 in a lump sum. Mr. Rauh is entitled to a car allowance in the amount of $1,000 per month, in addition to reimbursement for Mr. Rauh’s actual expenditures for gasoline, upon submission of appropriate documentation.

The employment agreement further provides that Mr. Rauh be reimbursed for (i) any loss suffered by Mr. Rauh in connection with the sale of his residence in Ohio, such reimbursement to be in an amount equal to the sum of (a) the actual out of pocket loss incurred by Mr. Rauh on the sale of his residence in Ohio and (b) a gross-up of all income taxes imposed on Mr. Rauh in connection with the reimbursement payment, (ii) the cost of up to three visits by Mr. Rauh and his family to the Washington, D.C. area in connection with the search for a new residence, (iii) three months of the reasonable rental of a house in the Washington, D.C. area, and (iv) reasonable moving expenses incurred by Mr. Rauh in connection with his relocation. These obligations were satisfied in 2012 and are included in the amounts reported for Mr. Rauh in 2012 in the “All Other Compensation” column of the Summary Compensation Table. In addition, the agreement provides that Mr. Rauh be reimbursed for his out of pocket costs for payment of COBRA continuation premiums in connection with health care insurance covering Mr. Rauh and his family, until such time as Mr. Rauh and his family obtain coverage under the health care insurance plan. These obligations were satisfied by Summit Holdings in 2012 and are also included in the amounts reported for Mr. Rauh in 2012 in the “All Other Compensation” column of the Summary Compensation Table. Mr. Rauh is also entitled to participate in the employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives.

If Mr. Rauh’s employment is terminated (i) with “cause” (as defined in the employment agreement) or (ii) by him other than as a result of a “constructive termination” (as defined in the employment agreement), he will be entitled to receive certain accrued amounts and certain vested employee benefits, and if Mr. Rauh’s employment is terminated as a result of his death or “disability” (as defined in his employment agreement), he will be entitled to receive (a) certain accrued amounts, (b) a pro rata portion of the annual bonus, if any, that Mr. Rauh would have been entitled to receive, payable when such annual bonus would have otherwise been payable to him had his employment not terminated and (c) the costs of COBRA health continuation coverage for 18 months (or, if shorter, until COBRA coverage ends under Summit Holdings’ group health plan). If Mr. Rauh’s employment was terminated on December 27, 2014 as a result of his death or “disability,” he would have been entitled to receive (i) a pro rata portion of his annual bonus that he would have been entitled to receive in respect of 2014, or $404,549, and (ii) the costs of COBRA health care coverage for 18 months, or $10,839, based on 2014 rates. If Mr. Rauh’s employment is terminated (i) without “cause” or (ii) by him as a result of a “constructive termination” (as defined in the employment agreement), subject to his continued compliance with certain restrictive covenants and his non-revocation of a general release of claims, he will be entitled to receive (a) certain accrued amounts, (b) continued payment of his base salary in accordance with Summit Holdings’ normal payroll practices, as in effect on the date of termination of his employment, until 12 months after the date of such termination (the “Severance Period”), (c) an amount equal to Mr. Rauh’s annual bonus in respect of the fiscal year immediately preceding the applicable year of Mr. Rauh’s termination of employment, payable in equal monthly installments for 18 months after the date of such termination and (d) the costs of COBRA health continuation coverage for the lesser of the Severance Period or 18 months after the date of such termination (or, if shorter, until COBRA coverage ends under the group health plan); provided that the aggregate amounts shall be reduced by the present value of any other cash severance or termination benefits payable to Mr. Rauh under any other plans, programs or arrangements. If Mr. Rauh’s employment was terminated on December 27, 2014 without “cause” or as a result of a “constructive termination,” he would have been entitled to (i) continued payment of his base salary for 12 months, or $489,250, (ii) an amount equal to his annual bonus in respect of 2013, or $382,073 and (iii) the costs of COBRA health coverage for 12 months after his date of termination, or $10,839, based on 2014 rates.

If Mr. Rauh was terminated without “cause” (as defined in the Class D interest subscription agreement) or as a result of a “constructive termination” within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting Class D interests would have been eligible to vest based on the proceeds of that transaction. In addition, upon a change in control, all of Mr. Rauh’s unvested time-vesting Class D interests would have vested. The value of his unvested time-vesting Class D interests and his performance-vesting Class D interests as of December 27, 2014 is reflected in the “Outstanding Equity Awards at 2014 Fiscal Year End” table.

In the event (i) Mr. Rauh elects not to extend the employment term or (ii) of a “dissolution” (as such term is defined in his employment agreement) in connection with which the Sponsors do not receive a return on their investment, unless Mr. Rauh’s employment is earlier terminated, Mr. Rauh’s termination of employment shall be deemed to occur on the close of business on the earlier of the effective date of “dissolution” or the day immediately preceding the next scheduled extension date, and Mr. Rauh shall be entitled to receive certain accrued amounts. In the event (i) that Summit Holdings elects not to extend the employment term or (ii) of a “dissolution” in connection with which the Sponsors receive a return on their investment, Mr. Rauh shall be treated as terminated without “cause” effective as of the close of business on the day immediately preceding the next scheduled extension date or the effective date of the “dissolution,” and shall be entitled to receive the amounts and benefits for termination without “cause” described above.

Pursuant to the terms of his employment agreement, Mr. Rauh is subject to the following covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 12 months following his termination of employment for any reason; and (iii) a covenant not to solicit employees or customers for a period of 12 months following his termination of employment for any reason.

Outstanding Equity Awards at 2014 Fiscal Year End

A summary of the outstanding equity awards for each named executive officer as of December 27, 2014 is as follows:

	Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Thomas W. Hill	08/25/2009	—	—	59	115,433
	02/17/2010	4	5,879	321	628,270
	04/16/2010	2	2,618	58	114,327
	05/27/2010	26	35,842	407	795,890
	06/15/2010	3	4,420	45	88,013
	08/02/2010	16	21,453	173	338,927
	09/15/2010	14	19,607	123	241,434
	11/30/2010	2	3,163	20	39,504
	05/27/2011	30	41,372	140	272,850
	08/02/2011	26	35,911	107	209,770
	10/28/2011	17	23,597	61	119,389
	09/10/2014	40	55,390	53	102,940

Brian J. Harris	04/01/2014	169	231,242	290	567,092
	09/10/2014	13	17,586	17	32,686

Douglas C. Rauh	01/01/2012	70	96,191	229	447,099
	08/21/2013	71	97,628	110	214,508
	09/10/2014	13	17,586	17	32,686

M. Shane Evans	09/15/2010	29	39,571	249	487,256
	11/30/2010	1	558	4	6,971
	05/27/2011	5	7,301	25	48,150
	08/02/2011	5	6,337	19	37,018
	10/28/2011	3	4,164	11	21,069
	09/10/2014	7	10,024	10	18,631

Michael J. Brady	08/25/2009	—	—	55	107,397
	02/17/2010	1	1,729	94	184,785
	04/16/2010	1	770	17	33,626
	05/27/2010	8	10,542	120	234,085
	06/15/2010	1	1,300	13	25,886
	08/02/2010	5	6,310	51	99,684
	09/15/2010	4	5,767	36	71,010
	11/30/2010	1	930	6	11,619
	05/27/2011	9	12,168	41	80,250
	08/02/2011	8	10,562	32	61,697
	10/28/2011	5	6,940	18	35,114
	09/10/2014	12	16,707	16	31,052

(1)	Reflects time-vesting Class D interests, 20% of which generally vest on the first anniversary of the grant date and the remaining 80% vest monthly over the four years following the first anniversary. The time-vesting interests will become fully vested on an accelerated basis upon a change in control while the employee continues to provide services to us. Any of the time-vesting interests that are unvested upon termination of the employee’s services will be forfeited by the employee.
(2)	Reflects the aggregated fair values at December 27, 2014 based on the most recent valuation of the Class D interests.
(3)	Reflects performance-vesting interests that vest when certain investment returns are achieved by Blackstone-affiliated investors while the employee continues to provide services to us.

2014 Stock Vested

The following table provides information regarding the amounts recognized by our NEOs upon the vesting of Class D interests during our most recent fiscal year.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(1)
Thomas W. Hill	230	$314,784
Brian J. Harris	54	$73,872
Doug C. Rauh	40	$54,267
M. Shane Evans	47	$64,614
Michael J. Brady	72	$97,852

(1)	The amount reported in the Value Realized on Vesting column reflects the aggregated fair values at December 27, 2014 based on the most recent valuation of the Class D interests.

Compensation Program Risk Assessment

The board performed a risk assessment and concluded that our compensation programs are not reasonably likely to have a material adverse effect on us. The following factors mitigate risk associated with our compensation programs:

•	annual goal setting process with incentives linked to business results;

•	annual performance review process where results are assessed against goals;

•	board review of goals, results and incentive amounts; and

•	maximum payout opportunity is capped.

Director Compensation

In 2014, we paid compensation only to our directors who were not employed by us, Blackstone or Silverhawk for their services as directors, as detailed in the table below. Following Summit Inc.’s IPO, directors who are not employed by us, Blackstone or Silverhawk receive cash compensation or equity incentive awards for each quarter serving as a director. These directors are entitled to annual compensation of $150,000, the chairperson of the board receives an additional $90,000, and the respective chairpersons of the audit committee, compensation committee and corporate governance and nominating committee receive an additional $15,000, $10,000 and $10,000, respectively. Directors who are not employed by us may also receive compensation, from time to time, for service on any special committees of the board. Directors may elect to receive a portion of their compensation, in an amount up to the lesser of 50% of their annual compensation or $100,000, in the form of equity. We may also reimburse our directors for any reasonable expenses incurred by them in connection with services provided in such capacity.

Howard L. Lance

In fiscal 2014, Howard L. Lance was entitled to an annual cash retainer of $250,000. In March 2013, Mr. Lance was granted 434.34 Class D-1 interests and 65.2 Class D-2 interests consistent with the terms described in “—Long-Term Incentives,” except that Mr. Lance’s equity award is subject to vesting based solely on his continued service on the board. The aggregate number of vested and unvested LP Units issued to Mr. Lance in respect of his Class D interests was 221,480, and the number of leverage restoration options was 246,611.

John R. Murphy

In fiscal 2014, John R. Murphy was entitled to an annual cash retainer of $100,000 and an equity grant of $50,000 for his service as a director. In 2014 and 2013, he was granted 6.2 and 8.6 Class D-1 interests, respectively, and 0.9 and 1.3 Class D-2 interests, respectively, consistent with the terms described in “—Long-Term Incentives,” except that Mr. Murphy’s equity award is subject to vesting based solely on his continued service on the board. Mr. Murphy was compensated $316,274 for his services as our Interim Chief Financial Officer from January 2013 to May 2013 and from July 2013 to October 2013. The aggregate number of vested and unvested LP Units issued to Mr. Murphy in respect of his Class D interests was 11,274, and the number of leverage restoration options was 10,220.

The table below summarizes the compensation paid to non-employee directors for their board service during the year ended December 27, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total Compensation
Howard L. Lance	$250,000	$—	$250,000
Ted A. Gardner	—	—	—
Julia C. Kahr	—	—	—
John R. Murphy	100,000	4,206	104,206
Neil P. Simpkins	—	—	—

(1)	The amount reported in the Stock Awards column reflects the aggregate grant date fair value of the time-vesting portion of our Class D interests computed in accordance with ASC 718. The assumptions applied in determining the fair value of the Class D interests are discussed in Note 20, Employee Long Term Incentive Plan, to our December 27, 2014 audited consolidated financial statements included elsewhere in this prospectus. This amount reflects our calculation of the value of the awards at the grant date and does not necessarily correspond to the actual value that may ultimately be recognized by the director. The performance conditions for the performance-vesting interests are described above in “—Long-Term Incentives.” The performance-vesting units granted vested under performance conditions which were not deemed probable of occurring, and, therefore, have not been included in the table above. The unrecognized value of these awards assuming the highest level of performance conditions would have been achieved was $7,818 for Mr. Murphy. At December 27, 2014, the aggregate number of stock awards outstanding was 499.5 Class D interests for Mr. Lance and 22.9 Class D interests for Mr. Murphy.

Summit Materials, Inc. 2015 Omnibus Incentive Plan

In connection with Summit Inc.’s IPO, Summit Inc.’s board of directors adopted, and its stockholders approved, the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The purpose of the Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby Summit Inc.’s directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) can acquire and maintain an equity interest in Summit Inc., or be paid incentive compensation, including incentive compensation measured by reference to the value of Summit Inc.’s Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of Summit Inc.’s stockholders.

Administration

The Omnibus Incentive Plan is administered by the compensation committee of Summit Inc.’s board of directors or such other committee of Summit Inc.’s board of directors to which it has delegated power, or if no such committee or subcommittee thereof exists, the board of directors (as applicable, the “Committee”). The Committee has the sole and complete authority to designate participants and establish the types, terms and conditions of any award consistent with the provisions of the Omnibus Incentive Plan. The Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Omnibus Incentive Plan and any instrument or agreement relating to, or any award granted under, the Omnibus Incentive Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee deems appropriate for the proper administration of the Omnibus Incentive Plan; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Omnibus Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of Summit Inc. are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Omnibus Incentive Plan. Any such allocation or delegation may be revoked by the Committee at any time. Unless otherwise expressly provided in the Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to the Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, Summit Inc., any participant, any holder or beneficiary of any award, and any of Summit Inc.’s stockholders.

Shares Subject to the Omnibus Incentive Plan

The Omnibus Incentive Plan provides that the total number of shares of Class A common stock that may be issued under the Omnibus Incentive Plan is 13,500,000. As of September 26, 2015, 4,617,171 shares had been issued under the Omnibus Incentive Plan. Of the total number, the maximum number of shares of Class A common stock for which incentive stock options may be granted is 13,500,000; the maximum number of shares of Class A common stock for which options or stock appreciation rights may be granted to any individual participant during any single fiscal year is 2,000,000; the maximum number of shares for which performance compensation awards denominated in shares may be granted to any individual participant in respect of a single fiscal year is 2,000,000 (or if any such awards are settled in cash, the maximum amount may not exceed the fair market value of such shares on the last day of the performance period to which such award relates); the maximum number of shares of Class A common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $1.0 million in total value; and the maximum amount that may be paid to any individual participant for a single fiscal year under a performance compensation award denominated in cash is $5.0 million. Except for substitute awards (as described below), in the event any award is canceled, is forfeited, terminates, lapses, or is settled without the delivery of the full number of shares subject to such award, including as a result of net settlement of the award or as a result of the award being settled in cash, the undelivered shares may be granted again under the Omnibus Incentive Plan, unless the shares are surrendered after the termination of the Omnibus Incentive Plan or stockholder approval is not required under the then-applicable rules of the exchange on which the shares of Class A common stock are listed. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by Summit Inc. or with which Summit Inc. combines (referred to as “substitute awards”), and such substitute awards shall not be counted against the total number of shares that may be issued under the Omnibus Incentive Plan, except that substitute awards intended to qualify as “incentive stock options” shall count against the limit on incentive stock options described above. No award may be granted under the Omnibus Incentive Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

Options

The Committee may grant non-qualified stock options and incentive stock options under the Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan; provided that all stock options granted under the Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of Summit Inc.’s Class A common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of Class A common stock is prohibited by Summit Inc.’s insider trading policy (or “blackout period” imposed by Summit Inc.), the term will automatically be extended to the 30th day following the end of such period (but not to exceed five years from the grant date). The purchase price for the Class A common stock as to which a stock option is exercised may be paid to Summit Inc., to the extent permitted by law (1) in cash or its equivalent at the time the stock option is exercised, (2) in Class A common stock having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee, or (3) by such other method as the Committee may permit in its sole discretion, including without limitation (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the Class A common stock at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to Summit Inc. the amount of the proceeds of such sale equal to the aggregate exercise price for the Class A common stock being purchased, or (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of Class A common stock will be settled in cash.

Stock Appreciation Rights

The Committee may grant stock appreciation rights, with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, Class A common stock or a combination of cash and Class A common stock, as determined by the Committee) equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of Class A common stock, over (B) the strike price per share, times (2) the numbers of shares of Class A common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant but in no event may such amount be less than the fair market value of a share of Class A common stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards). The Committee may in its sole discretion substitute, without the consent of the holder or beneficiary of such stock appreciation rights, stock appreciation rights settled in shares of Class A common stock (or settled in shares or cash in the sole discretion of the Committee) for nonqualified stock options.

Restricted Shares and Restricted Stock Units

The Committee may grant restricted shares of Summit Inc.’s Class A common stock or restricted stock units, representing the right to receive, upon the expiration of the applicable restricted period, one share of Class A common stock for each restricted stock unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of Summit Inc.’s Class A common stock, subject to the other provisions of the Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of Class A common stock, including, without limitation, the right to vote such restricted shares of Class A common stock and to receive any dividends payable on such restricted shares (except that if the lapsing of restrictions with respect to such restricted shares of Class A common stock is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such restricted shares of Class A common stock will be retained and delivered without interest to the holder of such shares when the restrictions on such shares lapse). To the extent provided in the applicable award agreement, the holder of outstanding restricted stock units will be entitled to be credited with dividend equivalent payments (upon the payment by us of dividends on shares of Class A common stock) either in cash or, at the sole discretion of the Committee, in shares of Class A common stock having a value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which will be payable at the same time as the underlying restricted stock units are settled following the release of restrictions on such restricted stock units.

LP Unit Awards

The Committee may issue awards in the form of LP Units or other classes of partnership units in Summit Holdings established pursuant to Summit Holdings’ agreement of limited partnership. LP Unit awards will be valued by reference to, or otherwise determined by reference to or based on, shares of Summit Inc.’s Class A common stock. LP Unit awards may be (1) convertible, exchangeable or redeemable for other limited partnership interests in Summit Holdings or shares of Summit Inc.’s Class A common stock or (2) valued by reference to the book value, fair value or performance of Summit Holdings. Other than to the extent required in connection with the issuance of Summit Inc.’s Class A common stock, Summit Inc. generally does not expect to issue awards of LP Units under the Omnibus Incentive Plan unless the Committee determines that an award of LP Units is appropriate.

For purposes of calculating the number of shares underlying LP Unit awards relative to the total number of shares of Summit Inc.’s Class A common stock available for issuance under the Omnibus Incentive Plan, the Committee will establish in good faith the maximum number of shares to which a participant receiving an LP Unit award may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Summit Inc.’s Class A common stock underlying such LP Unit award will be reduced accordingly by the Committee, and the number of shares available under the Omnibus Incentive Plan will be increased by one share for each share so reduced. The Committee will determine all other terms of LP Unit awards. The award documentation in respect of LP Unit awards may provide that the recipient will be entitled to receive, currently or on a deferred or contingent basis, dividends or dividend equivalents with respect to the number of shares of Summit Inc.’s Class A common stock underlying the award or other distributions from Summit Holdings prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional shares of Class A common stock or LP Units.

Other Stock-Based or Cash-Based Awards

The Committee may issue unrestricted Class A common stock, rights to receive grants of awards at a future date, or other awards denominated in shares of Class A common stock (including, without limitation, performance shares or performance units) or other awards denominated in cash (including cash bonuses), under the Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan.

Performance Compensation Awards

The Committee may also designate any award as a “performance compensation award” intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee also has the authority to make an award of a cash bonus to any participant and designate such award as a performance compensation award under the Omnibus Incentive Plan. The Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of our performance (and/or one or more affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments or any combination of the foregoing) and are limited to the following, which may be determined in accordance with U.S. GAAP or on a non-GAAP basis: net earnings or net income (before or after taxes); cash flow, including but not limited to operating cash flow or free cash flow; cash and/or funds available for distribution; EBITDA; growth in EBITDA determined on an annual, multi-year or other basis; deployment of value-adding capital via organic investment or acquisitions; return measures (including, but not limited to, return on assets, investment, capital, invested capital, equity and/or development); share price (including, but not limited to, appreciation, growth measures and total stockholder return on an annual, multi-year or other basis); debt and debt-related ratios, including debt to total market capitalization, debt to EBITDA, debt to assets and fixed charge coverage ratios (determined with or without the pro rata share of our ownership interest in co-investment partnerships); net asset value per share; growth in net asset value per share determined on an annual, multi-year or other basis; basic or diluted earnings per share (before or after taxes); expense targets or cost reduction goals, general and administrative expense savings; operating efficiency; working capital targets; measures of economic value added or other “value creation” metrics; enterprise value; competitive market metrics; performance or yield on development or redevelopment projects; objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); market share; operational or performance measurements relative to peers; strategic objectives and related revenue; productivity measures; employee retention; workplace health and safety; objective measures of employee morale and satisfaction; corporate social responsibility measures; environmental safety or compliance metrics; or any combination of the foregoing. Any one or more of the performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure our performance and/or our affiliates as a whole or any of our divisions or operational and/or business units, product lines, brands, business segments, administrative departments or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. Unless otherwise determined by the Committee at the time a performance compensation award is granted, the Committee shall, during the first 90 days of a performance period (or, within any other maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the performance compensation awards granted to any participant for such performance period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, specify adjustments or modifications to be made to the calculation of a performance goal for such performance period, based on and in order to appropriately reflect the following events: (1) asset write-downs; (2) litigation, claims, judgments or settlements; (3) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (4) any reorganization and restructuring programs; (5) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in Summit Inc.’s annual report to stockholders for the applicable year; (6) acquisitions or divestitures; (7) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (8) foreign exchange gains and losses; (9) discontinued operations and nonrecurring charges; (10) a change in Summit Inc.’s fiscal year; (11) accruals for payments to be made in respect of the Omnibus Incentive Plan or other specified compensation arrangements; and (12) any other changes in capital structure (or similar events) specified in the Omnibus Incentive Plan.

Following the completion of a performance period, the Committee will review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing that amount of the performance compensation awards earned for the period based upon the performance formula. In determining the actual amount of an individual participant’s performance compensation award for a performance period, the Committee has the discretion to reduce or eliminate the amount of the performance compensation award consistent with Section 162(m) of the Code. Unless otherwise provided in the applicable award agreement, the Committee does not have the discretion to: (A) grant or provide payment in respect of performance compensation awards for a performance period if the performance goals for such performance period have not been attained; or (B) increase a performance compensation award above the applicable limitations set forth in the Omnibus Incentive Plan.

Effect of Certain Events on Omnibus Incentive Plan and Awards

In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Class A common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Summit Inc.’s Class A common stock or other securities, issuance of warrants or other rights to acquire shares of Summit Inc.’s Class A common stock or other securities, or other similar corporate transactions or events (including, without limitation, a change in control as defined in the Omnibus Incentive Plan) that affects the shares of Class A common stock, or (b) unusual or nonrecurring events (including, without limitation, a change in control) affecting Summit Inc., any affiliate or the financial statements of Summit Inc. or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee must make any such adjustments in such manner as it may deem equitable, including, without limitation, any or all of: (i) adjusting any or all of (A) the share limits applicable under the Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder, (B) the number of shares of Summit Inc.’s common stock or other securities which may be delivered in respect of awards or with respect to which awards may be granted under the Omnibus Incentive Plan and (C) the terms of any outstanding award, including, without limitation, (1) the number of shares of Class A common stock subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award or (3) any applicable performance measures; (ii) providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of awards or providing for a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (iii) cancelling any one or more outstanding awards and causing to be paid to the holders holding vested awards (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Class A common stock received or to be received by other holders of Summit Inc.’s common stock in such event), including without limitation, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of Class A common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof. For the avoidance of doubt, the Committee may cancel any stock option or stock appreciation right for no consideration if the fair market value of the shares subject to such option or stock appreciation right is less than or equal to the aggregate exercise price or strike price of such stock option or stock appreciation right.

Nontransferability of Awards

An award will not be transferable or assignable by a participant, other than by will or by the laws of descent and distribution and, except for designation of beneficiaries, any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Summit Inc. or any affiliate. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant or such participant’s family members are the sole partner(s) or member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination

The board of directors may amend, alter, suspend, discontinue or terminate the Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if (1) such approval is necessary to comply with any regulatory requirement applicable to the Omnibus Incentive Plan, any securities exchange or inter-dealer quotation system on which Summit Inc.’s securities may be listed or quoted or for changes in U.S. GAAP to new accounting standards, (2) it would materially increase the number of securities which may be issued under the Omnibus Incentive Plan (except for adjustments in connection with certain corporate events), or (3) it would materially modify the requirements for participation in the Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award shall not to that extent be effective without such individual’s consent. The Committee may also, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, whether prospectively or retroactively, subject to the consent of the affected participant if any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of any participant with respect to such award; provided, further, that without stockholder approval, except as otherwise permitted in the Omnibus Incentive Plan, (1) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right, (2) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right, and (3) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents

The Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (1) options or stock appreciation rights or (2) unearned performance compensation awards or other unearned awards subject to performance conditions (other than or in addition to the passage of time and other than awards structured as restricted stock) (although dividends or dividend equivalents may be accumulated in respect of unearned awards and paid within 15 days after such awards are earned and become earned, payable or distributable).

Clawback/Forfeiture

An award agreement may provide that the Committee may in its sole discretion cancel such award if the participant, while employed by or providing services to Summit Inc. or any affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in other detrimental activity that is in conflict with or adverse to the interests of any affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an award agreement that if the participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the participant will forfeit any gain realized on the vesting or exercise of such award and must repay the gain to Summit Inc. The Committee may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the participant shall be required to repay any such excess amount to Summit Inc. Without limiting the foregoing, all awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summit Inc. serves as sole general partner of Summit Holdings and held 46.4% of the outstanding LP Units in Summit Holdings as of November 1, 2015. Summit Holdings indirectly owns 100% of the limited liability company interests of Summit Materials, LLC which in turn indirectly owns 100% of the issued and outstanding common stock of Finance Corp.

The following table sets forth information regarding the beneficial ownership of shares of Summit Inc.’s Class A common stock and of LP Units as of November 1, 2015 by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Summit Inc., (2) each of Summit Inc.’s directors and named executive officers and (3) all of Summit Inc.’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

	Class A Common Stock Beneficially Owned(1)		LP Units Beneficially Owned(1)		Combined Voting Power(2)(3)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Blackstone Funds(4)	—	—	37,933,804	38.2%	37,933,804	50.7%
Thomas W. Hill(5)	10,000	*	1,336,470	1.3%	1,336,470	*
Howard L. Lance(6)	—	—	253,499	*	253,499	*
Ted A. Gardner(7)	—	—	252,752	*	252,752	*
Julia C. Kahr(8)	—	—	—	—	—	—
John R. Murphy(9)	1,098	*	11,274	*	11,274	*
Neil P. Simpkins(10)	—	—	—	—	—	—
Brian J. Harris(11)	55,000	*	547,951	*	547,951	*
Douglas C. Rauh(12)	3,500	*	267,077	*	267,077	*
Directors and executive officers as a group (13 persons)(13)	80,598	*	3,873,684	3.9%	3,873,684	*

*	Represents less than 1%.
(1)	Subject to the terms of the exchange agreement, the vested LP Units are exchangeable from and after March 17, 2016 for shares of Summit Inc.’s Class A common stock on a one-for-one basis. See “Certain Relationships and Related Person Transactions—Exchange Agreement.” Beneficial ownership of LP Units reflected in this table includes both vested and unvested LP Units and has not been also reflected as beneficial ownership of shares of Summit Inc.’s Class A common stock for which such units may be exchanged. Percentage of LP Units treats LP Units held by Summit Inc. as outstanding.
(2)	Represents percentage of voting power of the Class A common stock and Class B common stock of Summit Inc. voting together as a single class and gives effect to voting power of the Class B common stock. See footnote (3) below.
(3)	Summit Owner Holdco, an entity owned by certain of Summit Inc.’s pre-IPO owners and the Former CCC Minority Holders, holds all of the issued shares of Summit Inc.’s Class B common stock that were outstanding as of November 1, 2015. The Class B common stock provides Summit Owner Holdco with a number of votes that is equal to the aggregate number of LP Units held by all limited partners of Summit Holdings (excluding Summit Inc.) as of the IPO Date and their respective successors and assigns on or after the IPO Date less the number of such Initial LP Units that, after the IPO Date, have been transferred to Summit Inc. in accordance with the exchange agreement or are transferred to a holder other than Summit Owner Holdco together with a share of Class B common stock (or fraction thereof). The managing member of Summit Owner Holdco is Summit Materials Holdings GP Ltd., which has the sole and exclusive authority, exercisable in its sole discretion, to direct the voting and disposition of the Class B common stock held by the Summit Owner Holdco. The Blackstone Funds, as defined below, have the right to appoint a majority of the members of the board of directors of Summit Materials Holdings GP Ltd. and may be deemed to have voting control of the Class B common stock held by Summit Owner Holdco.

(4)	Includes 30,781,057 LP Units directly held by Blackstone Capital Partners (Delaware) V-NQ L.P., 6,488,901 LP Units directly held by Blackstone Capital Partners (Delaware) NQ V-AC L.P., 585,415 LP Units directly held by Summit BCP Intermediate Holdings L.P., 49,605 LP Units directly held by Blackstone Family Investment Partnership (Delaware) V-NQ L.P. and 28,826 LP Units directly held by Blackstone Participation Partnership (Delaware) V-NQ L.P. (together, the “Blackstone Funds”). The general partner of Summit BCP Intermediate Holdings L.P. is Summit BCP Intermediate Holdings GP, Ltd. Summit BCP Intermediate Holdings GP, Ltd. is owned by Blackstone Capital Partners (Delaware) V-NQ L.P., Blackstone Capital Partners (Delaware) NQ V-AC L.P., Blackstone Family Investment Partnership (Delaware) V-NQ L.P. and Blackstone Participation Partnership (Delaware) V-NQ L.P. The general partner of each of Blackstone Capital Partners (Delaware) V-NQ L.P. and Blackstone Capital Partners (Delaware) NQ V-AC L.P. is Blackstone Management Associates (Cayman) V-NQ L.P. The general partners of each of Blackstone Management Associates (Cayman) V-NQ L.P., Blackstone Family Investment Partnership (Delaware) V NQ L.P. and Blackstone Participation Partnership (Delaware) V-NQ L.P. are Blackstone LR Associates (Cayman) V-NQ Ltd. and BCP V-NQ GP L.L.C. Blackstone Holdings II L.P. is the sole member of BCP V-NQ GP L.L.C. and the controlling shareholder of Blackstone LR Associates (Cayman) V-NQ Ltd. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of such persons disclaims beneficial ownership of the LP Units (and the shares underlying such units) directly held by the Blackstone Funds (other than the Blackstone Funds to the extent of their direct holdings). The address of each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(5)	Includes 1,266,265 LP Units held by a trust for which Mr. Hill’s spouse serves as trustee and as to which Mr. Hill could be deemed to have beneficial ownership. Does not include (i) 1,286,114 leverage restoration options issued to Mr. Hill that have not vested or (ii) 29,463 warrants issued to Mr. Hill in substitution for his co-investment in Summit Holdings. See “Executive and Director Compensation—Compensation Discussion and Analysis—Considerations Regarding 2014 NEO Compensation—Long-Term Incentives” and “Certain Relationships and Related Person Transactions—Warrant Issuances.”
(6)	Does not include 246,611 leverage restoration options issued to Mr. Lance that have not vested. See “Executive and Director Compensation—Compensation Discussion and Analysis—Considerations Regarding 2014 NEO Compensation—Long-Term Incentives.”
(7)	Includes 252,752 LP Units held by a limited liability company controlled by Mr. Gardner. Mr. Gardner has sole voting and dispositive power over such units. Does not include 3,091,777 LP Units held by Silverhawk and as to which Mr. Gardner, a managing partner and co-founder, could be deemed to have beneficial ownership. Also does not include 57,555 and 27,408 warrants issued to Silverhawk and the limited liability company described above, respectively, in connection with the reclassification of Summit Holdings. See “Certain Relationships and Related Person Transactions—Warrant Issuances.”
(8)	Ms. Kahr is a Senior Managing Director of The Blackstone Group. Ms. Kahr disclaims beneficial ownership of any shares owned directly or indirectly by the Blackstone Funds.
(9)	Does not include 10,220 leverage restoration options issued to Mr. Murphy that have not vested. See “Executive and Director Compensation—Compensation Discussion and Analysis—Considerations Regarding 2014 NEO Compensation—Long-Term Incentives.”
(10)	Mr. Simpkins is a Senior Managing Director of The Blackstone Group. Mr. Simpkins disclaims beneficial ownership of any shares owned directly or indirectly by the Blackstone Funds.
(11)	Includes an aggregate of 547,951 LP Units held by trusts for which Mr. Harris’ spouse serves as the trustee and as to which Mr. Harris could be deemed to have beneficial ownership. Does not include 232,760 leverage restoration options issued to Mr. Harris that have not vested. See “Executive and Director Compensation—Compensation Discussion and Analysis—Considerations Regarding 2014 NEO Compensation—Long-Term Incentives.”

(12)	Does not include 295,608 leverage restoration options issued to Mr. Rauh that have not vested. See “Executive and Director Compensation—Compensation Discussion and Analysis—Considerations Regarding 2014 NEO Compensation—Long-Term Incentives.”
(13)	Does not include warrants or leverage restoration options issued to directors and executive officers in connection with the reclassification of Summit Holdings. See “Certain Relationships and Related Person Transactions—Warrant Issuances” and “Executive and Director Compensation—Compensation Discussion and Analysis—Considerations Regarding 2014 NEO Compensation—Long-Term Incentives.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Exchange Agreement

In connection with the IPO, Summit Inc. entered into an exchange agreement with the holders of LP Units pursuant to which each holder of LP Units (and certain permitted transferees thereof) may, from and after March 17, 2016 (subject to the terms of the exchange agreement) exchange their LP Units for shares of Class A common stock of Summit Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Notwithstanding the foregoing, Blackstone is generally permitted to exchange LP Units at any time. The exchange agreement also provides that a holder of LP Units will not have the right to exchange LP Units if Summit Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Summit Inc. or its subsidiaries to which such holder may be subject. Summit Inc. may impose additional restrictions on exchange that it determines to be necessary or advisable so that Summit Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges LP Units for shares of Class A common stock, the number of LP Units held by Summit Inc. is correspondingly increased as it acquires the exchanged LP Units. In accordance with the exchange agreement, any holder other than Summit Owner Holdco LLC (“Summit Owner Holdco”) who surrenders all of its LP Units for exchange must concurrently surrender all shares of Class B common stock held by it (including fractions thereof) to Summit Inc. For so long as affiliates of Blackstone collectively own at least 5% of the outstanding LP Units (excluding LP Units held by Summit Inc.), the consent of each Blackstone holder will be required to amend the exchange agreement.

Registration Rights Agreement

In connection with the IPO, Summit Inc. entered into a registration rights agreement with its pre-IPO owners and the Former CCC Minority Holders pursuant to which Summit Inc. granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require Summit Inc. to register under the Securities Act the offering of shares of Class A common stock delivered in exchange for LP Units. Under the registration rights agreement, Summit Inc. agreed to register the exchange of LP Units for shares of Class A common stock by its pre-IPO owners. In addition, Blackstone has the right to request an unlimited number of “demand” registrations, the Former CCC Minority Holders have the right to request one “demand” registration and Blackstone, certain other pre-IPO owners and the Former CCC Minority Holders have customary “piggyback” registration rights.

Tax Receivable Agreement

In connection with the IPO, Summit Inc. entered into a tax receivable agreement with the holders of LP Units and certain other indirect pre-IPO owners that hold interests in entities (the “Investor Entities”) that provides for the payment by Summit Inc. to exchanging holders of LP Units and such other owners of 85% of the cash savings in income tax, if any, that Summit Inc. realizes as a result of (i) the increases in tax basis resulting from exchanges and (ii) its utilization of certain net operating losses of the Investor Entities and certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of Summit Inc. and not of Summit Materials. Summit Inc. expects to benefit from the remaining 15% of cash savings, if any, in income tax it realizes. For purposes of the tax receivable agreement, the cash savings in income tax are computed by comparing the actual income tax liability of Summit Inc. (calculated with certain assumptions) to the amount of such taxes that Summit Inc. would have been required to pay had there been no increase to the tax basis of the assets of Summit Holdings as a result of the exchanges and no utilization of net operating losses of the Investor Entities and had Summit Inc. not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless Summit Inc. exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or Summit Inc. breaches any of its material obligations under the tax receivable agreement in which case all obligations generally will be accelerated and due as if Summit Inc. had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increases in tax basis as a result of an exchange, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors.

Stockholders’ Agreement

In connection with the IPO, Summit Inc. entered into a stockholders’ agreement with Blackstone. This agreement requires Summit Inc. to, among other things, nominate a number of individuals designated by Blackstone for election as Summit Inc.’s directors at any meeting of Summit Inc.’s stockholders (each a “Sponsor Director”) such that, upon the election of each such individual, and each other individual nominated by or at the direction of Summit Inc.’s board of directors or a duly-authorized committee of the board, as a director of Summit Inc., the number of Sponsor Directors serving as directors of Summit Inc. is equal to: (1) if the pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of Summit Inc.’s common stock entitled to vote generally in the election of Summit Inc.’s directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising Summit Inc.’s board of directors; (2) if the pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of Summit Inc.’s common stock entitled to vote generally in the election of Summit Inc.’s directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising Summit Inc.’s board of directors; (3) if the pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of Summit Inc.’s common stock entitled to vote generally in the election of Summit Inc.’s directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising Summit Inc.’s board of directors; (4) if the pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of Summit Inc.’s common stock entitled to vote generally in the election of Summit Inc.’s directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising Summit Inc.’s board of directors; and (5) if the pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of Summit Inc.’s common stock entitled to vote generally in the election of Summit Inc.’s directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising Summit Inc.’s board of directors. For so long as the stockholders’ agreement remains in effect, Sponsor Directors may be removed only with the consent of Blackstone. In the case of a vacancy on Summit Inc.’s board created by the removal or resignation of a Sponsor Director, the stockholders’ agreement requires Summit Inc. to nominate an individual designated by our Sponsor for election to fill the vacancy. The above-described provisions of the stockholders’ agreement will remain in effect until Blackstone is no longer entitled to nominate a Sponsor Director pursuant to the stockholders’ agreement, unless Blackstone requests that it terminate at an earlier date.

The stockholders’ agreement also: (1) requires Summit Inc. to cooperate with Blackstone in connection with certain future pledges, hypothecations or grants of security interest in any or all of the shares of Class A common stock or LP Units held by Blackstone, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit; and (2) entitles the Investor Entities to require Summit Inc. to implement either (x) the contribution of interests in the Investor Entities for an aggregate number of shares of Class A common stock that is equal to the number of LP Units held by such Investor Entity along with any rights holders of interests in the Investor Entity are entitled to under the tax receivable agreement following such contribution or (y) the merger of the applicable Investor Entity into Summit Inc. with Summit Inc. surviving in exchange for a number of shares of Class A common stock that is equal to the number of LP Units along with any rights holders of interests in the Investor Entity are entitled to under the tax receivable agreement following such contribution.

Limited Partnership Agreement of Summit Holdings

Summit Inc. holds LP Units in Summit Holdings and is the sole general partner of Summit Holdings. Accordingly, Summit Inc. operates and controls all of the business and affairs of Summit Holdings and, through Summit Holdings and its operating entity subsidiaries, conducts our business.

Pursuant to the limited partnership agreement of Summit Holdings, Summit Inc. has the right to determine when distributions will be made to holders of LP Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of LP Units pro rata in accordance with the percentages of their respective limited partnership interests.

No distributions will be made in respect of unvested LP Units and instead such amounts will be distributed to holders of vested LP Units pro rata in accordance with their vested interests. If, from time to time, an unvested LP Unit becomes vested, then, on the next distribution date, all amounts that would have been distributed pro rata in respect of that LP Unit if it had been vested on prior distribution dates will be required to be “caught up” in respect of that LP Unit before any distribution is made in respect of other vested LP Units.

The holders of LP Units, including Summit Inc., incur U.S. federal, state and local income taxes on their share of any taxable income of Summit Holdings. The limited partnership agreement of Summit Holdings provides for pro rata cash distributions, which we refer to as “tax distributions,” to the holders of the LP Units in an amount generally calculated to provide each holder of LP Units with sufficient cash to cover its tax liability in respect of the LP Units. These tax distributions are generally only paid to the extent that other distributions made by Summit Holdings were otherwise insufficient to cover the estimated tax liabilities of all holders of LP Units. In general, these tax distributions are computed based on Summit Inc.’s estimate of the net taxable income of Summit Holdings allocated to each holder of LP Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate applicable to an individual or corporate resident in New York, New York (or a corporate resident in certain circumstances). During the nine months ended September 26, 2015, Summit Holdings paid a total of $26.4 million in tax distributions to the holders of LP Units on a pro rata basis. This payment included $13.5 million with respect to LP Units held by Summit Inc. and $12.9 million with respect to LP Units held by our directors and executive officers.

The limited partnership agreement of Summit Holdings also provides that affiliates of Blackstone may transfer all or any portion of their LP Units or other interest in Summit Holdings without the prior consent of Summit Inc. as the general partner, subject to compliance with certain conditions, including that Summit Holdings not become a publicly traded partnership.

Summit Inc. as the general partner may (i) at any time, require all holders of LP Units, other than affiliates of Blackstone, to exchange their units for shares of Summit Inc.’s common stock or (ii) with the consent of partners in Summit Holdings whose vested interests exceed 66 2/3% of the aggregate vested interests in Summit Holdings, require all holders of interests in Summit Holdings to transfer their interests, provided that the prior written consent of each holder that is an affiliate of Blackstone affected by any such proposed transfer will be required. These provisions are designed to ensure that the general partner can, in the context of a sale of Summit Holdings, sell Summit Holdings as a wholly-owned entity subject to the approval of the holders thereof, including specific approval by any Blackstone affiliates then holding such units.

Contribution and Purchase Agreement

Pursuant to a contribution and purchase agreement, dated December 18, 2014, among Summit Inc., Summit Holdings, Summit Materials Holdings GP, Ltd. (“Summit GP”), Summit Owner Holdco, the Former CCC Minority Holders and Continental Cement, concurrently with the consummation of Summit Inc.’s IPO (v) the Former CCC Minority Holders contributed 28,571,429 of the Class B Units of Continental Cement to Summit Owner Holdco in exchange for Series A Units of Summit Owner Holdco, (w) Summit GP, as the existing general partner of Summit Holdings contributed to Summit Owner Holdco its right to act as the general partner of Summit Holdings in exchange for Series B Units of Summit Owner Holdco, (x) Summit Owner Holdco in turn contributed the Class B Units of Continental Cement to us in exchange for shares of Summit Inc.’s Class A common stock and contributed to Summit Inc. its right to act as the general partner of Summit Holdings in exchange for shares of Summit Inc.’s Class B common stock, (y) Summit Inc. in turn contributed the Class B Units of Continental Cement Summit Inc. received to Summit Holdings in exchange for LP Units and (z) the Former CCC Minority Holders delivered the remaining 71,428,571 Class B Units of Continental Cement to

Summit Holdings in exchange for a payment made by Summit Holdings in March 2015 in the amount of $35.0 million in cash and $15.0 million aggregate principal amount of non-interest bearing notes that are payable in six aggregate annual installments, beginning on March 17, 2016, of $2.5 million. As a result of the foregoing transactions, Summit Owner Holdco holds 1,029,183 shares of Class A common stock, and Continental Cement became a wholly-owned indirect subsidiary of Summit Materials on March 17, 2015.

Indemnification Agreements

Summit Inc. has entered into indemnification agreements with its directors and executive officers. These agreements require Summit Inc. to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, Summit Inc. has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of Summit Inc.’s directors, officers or employees for which indemnification is sought.

Transaction and Management Fee Agreement

Under the terms of a transaction and management fee agreement between Summit Holdings and BMP, an affiliate of The Blackstone Group L.P., BMP provided monitoring, advisory and consulting services to Summit Holdings through March 17, 2015.

In consideration for these services, Summit Holdings paid BMP a management fee equal to the greater of $300,000 or 2.0% of Summit Holdings consolidated EBITDA, as defined in the transaction and management fee agreement, for the immediately preceding fiscal year. Under the transaction and management fee agreement, for the nine months ended September 27, 2014 and the years ended December 27, 2014, December 28, 2013 and December 29, 2012, Summit Holdings paid BMP management fees of $2.3 million, $4.5 million, $2.6 million and $2.1 million, respectively. In addition, Summit Holdings incurred management fees totaling $0.9 million due to BMP during the period between December 28, 2014 and March 17, 2015. During this period, the Company paid immaterial amounts to Silverhawk Summit, L.P. and to other equity investors.

In addition, under the terms of the transaction and management fee agreement, BMP undertook financial and structural analysis, due diligence investigations, corporate strategy and other advisory services and negotiation assistance related to acquisitions for which Summit Holdings paid BMP transaction fees equal to 1.0% of the aggregate enterprise value of any acquired entity or, if such transaction was structured as an asset purchase or sale, 1.0% of the consideration paid for or received in respect of the assets acquired or disposed of. In addition, Summit Holdings agreed to indemnify BMP and its affiliates against liabilities relating to the services contemplated by the transaction and management fee agreement and reimburse BMP and its affiliates for out-of-pocket expenses incurred in connection with providing such services.

Under the terms of the agreement, BMP was permitted to assign, and had assigned, a portion of the fees it was entitled to receive from Summit Holdings to Silverhawk Summit, L.P. and to certain members of management. During the year ended December 27, 2014, we paid BMP $3.9 million under this agreement and paid immaterial amounts to Silverhawk Summit, L.P. and to other equity holders. Transaction fees paid in 2013 or 2012 to Silverhawk Summit, L.P. and to our other equity holders were immaterial.

In connection with the IPO of Summit Inc., the transaction and management fee agreement with BMP was terminated on March 17, 2015 for a final payment of $13.8 million, $13.4 million was paid to affiliates of Blackstone and the remaining $0.4 million was paid to affiliates of Silverhawk Summit, L.P. and to certain other equity investors.

Warrant Issuances

In connection with the modification of the capital structure of Summit Holdings, Summit Inc. issued warrants to purchase an aggregate of 160,333 shares of Class A common stock to limited partners of Summit Holdings who held Class C limited partnership interests of Summit Holdings. Holders of the Class C limited partnership interests include Thomas W. Hill, a limited liability company controlled by Ted A. Gardner and Michael J. Brady, who received warrants to purchase 29,463, 27,408, and 6,852 shares of Class A common stock, respectively. The warrants were issued in substitution for part of the economic benefit of the Class C interests that was not reflected in the conversion of the Class C interests to LP Units. The exercise price of the warrants is equal to the IPO price of $18.00 per share. The warrants will not be exercisable until March 17, 2016.

Commercial Transactions with Sponsor Portfolio Companies

Our Sponsors and their respective affiliates have ownership interests in a broad range of companies. We have entered and may in the future enter into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements has been or is expected to be material to us.

Other Transactions

On July 17, 2015, Continental Cement purchased the Davenport Assets from Lafarge for a purchase price of $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa. At closing, $370.0 million of the purchase price was paid, and the remaining $80.0 million was paid on August 13, 2015. Summit Holdings entered into a commitment letter dated April 16, 2015, with Blackstone Capital Partners V L.P. (“BCP”) for equity financing up to $90.0 million in the form of a preferred equity interest (the “Equity Commitment Financing”), which would have been used to pay the $80.0 million deferred purchase price if other financing was not attained by December 31, 2015. For this Equity Commitment Financing, Summit Holdings paid a $1.8 million commitment fee to BCP in the nine months ended September 26, 2015.

Blackstone Advisory Partners L.P., an affiliate of The Blackstone Group L.P., served as an initial purchaser of $13.0 million and $5.75 million principal amounts of the 2020 notes issued in January 2014 and September 2014, respectively, $26.25 million and $22.5 million principal amount of the existing notes and outstanding notes issued in July 2015 and November 2015, respectively, and received compensation in connection therewith. In addition, Blackstone Advisory Partners L.P. served as an underwriter of 1,681,875 shares of Class A common stock issued in connection with the August 2015 Follow-on Offering, and received compensation in connection therewith.

Blackstone Holdings Finance Co. L.L.C., an affiliate of The Blackstone Group L.P., served as a co-manager and a lender for our term loan facility and received customary fees associated with its pro rata participation.

In the nine months ended September 26, 2015, Summit Inc. used a portion of the net proceeds from the August 2015 Follow-on Offering to purchase 18,675,000 LP Units at a purchase price per LP Unit of $24.784375 (equal to the public offering price per share of Class A common stock in the August 2015 Follow-on Offering, less underwriting discounts and commissions) from certain of its pre-IPO owners, including affiliates of The Blackstone Group L.P., Silverhawk Capital Partners, LLC and certain of its directors and officers. Such pre-IPO owners received approximately $462.8 million in the aggregate, and Summit Inc.’s directors and executive officers participating in the August 2015 Follow-on Offering received net proceeds in connection with their sale of LP Units in the following amounts: Ms. Benedict $165,758, Mr. Gill $100,426, Mr. Harris $2,496,951, Mr. Hill $6,166,774, Mr. Lance $747,298, Mr. Damian Murphy $887,429 and Mr. Rauh $641,147.

In addition to the fees paid to BMP pursuant to the agreements described above, Summit Materials reimburses BMP for direct expenses incurred, which were not material in the nine months ended September 26, 2015 or September 27, 2014 or in the years ended December 27, 2014, December 28, 2013 or December 29, 2012.

In the year ended December 27, 2014, we sold certain assets associated with the production of concrete blocks, including inventory and equipment, to a related party for $2.2 million and sold a ready-mixed concrete plant to a related party in exchange for the related party performing the required site reclamation, estimated at approximately $0.2 million.

We purchased equipment from a former noncontrolling member of Continental Cement for approximately $2.3 million, inclusive of $0.1 million of interest, in 2011, which was paid for in 2012.

We earned revenue of $0.6 million and $7.9 million and incurred costs of $0.2 million and $0.2 million in connection with several transactions with unconsolidated affiliates for the years ended December 28, 2013 and December 29, 2012, respectively. As of December 28, 2013, accounts receivable from these affiliates was $0.4 million. As of and during the year ended December 27, 2014, the Company had no accounts receivable from these affiliates and an immaterial amount of revenue.

Cement sales to companies owned by a former noncontrolling member of Continental Cement were approximately $1.4 million during the period between December 28, 2014 and March 11, 2015 and $10.9 million, $14.3 million, $12.7 million and $12.5 million for the nine months ended September 27, 2014 and the years ended December 27, 2014, December 28, 2013 and December 29, 2012, respectively, and accounts receivables due from these parties were approximately $1.2 million and $0.2 million as of December 27, 2014 and December 28, 2013, respectively.

We paid $0.7 million of interest to a noncontrolling member of Continental Cement in the year ended December 27, 2014 on a related party note. The principal balance on the note had been repaid in January 2012.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

In connection with the consummation of the Davenport Acquisition on July 17, 2015, we, Summit Materials Intermediate Holdings, LLC and certain of our subsidiaries entered into a restatement agreement with the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swingline lender (the “Restatement Agreement”), amending and restating the existing credit agreement governing our senior secured credit facilities (such credit agreement, as amended by the Restatement Agreement, the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement provides for a term loan facility in an aggregate amount of $650.0 million and revolving credit commitments in an aggregate amount of $235.0 million (the term loan and revolving credit facility, collectively, the “senior secured credit facilities”). The revolving credit facility includes capacity available for letters of credit and for borrowings on same-day notice. The full amount of the term loan was drawn at closing and used to repay the prior term loan and to finance part of the initial cash purchase price of the Davenport Acquisition.

The senior secured credit facilities include an uncommitted incremental facility that allow us the option to increase the amount available under the term loan facility and/or the revolving credit facility by (i) $150.6 million, net of $24.4 million of outstanding letters of credit and (ii) an additional amount so long as we are in pro forma compliance with a consolidated first lien net leverage ratio of no greater than 3.75:1.00 (excluding revolving credit loans borrowed for seasonal working capital requirements in an amount not to exceed $75.0 million). Availability of such incremental facilities is subject to, among other conditions, the absence of an event of default and the receipt of commitments by existing or additional financial institutions.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate per annum equal to an applicable margin plus, at our option, either (i) a base rate (subject to a base rate floor of 2.00% in the case of the term loan facility) determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) the eurocurrency rate plus 1.00% or (ii) the eurocurrency rate (subject to a eurocurrency rate floor of 1.00% in the case of the term loan facility) determined by reference to the applicable Bloomberg screen page two business days prior to the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for the term loan facility is 3.25% in the case of eurocurrency rate loans and 2.25% in the case of base rate loans and will be subject to one 25 basis point step-down upon our attaining a consolidated first lien net leverage ratio of 2.25: 1.00. The applicable margin on the revolving credit facility is 3.25% in the case of eurocurrency rate loans and 2.25% in the case of base rate loans and is subject to one 25 basis point step-down upon our attaining a consolidated first lien net leverage ratio of 2.25:1.00.

In addition to paying interest on outstanding principal under the amended and restated senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. We are also required to pay customary letter of credit and agency fees.

Mandatory Prepayments

The Amended and Restated Credit Agreement requires us to prepay outstanding term debt, subject to certain exceptions, with: (i) commencing with the fiscal year ended January 2, 2016, 50% (which percentage will be reduced to 25% and 0% upon our attaining certain consolidated first lien net leverage ratios) of our annual excess cash flow less the principal amount of certain debt prepayments; (ii) 100% of the net proceeds from certain asset sales and casualty and condemnation proceeds, subject to certain threshold amounts of net proceeds and, if no default exists, to a 100% reinvestment right if reinvested or committed to be reinvested within 12 months of receipt so long as any committed reinvestment is actively reinvested within 18 months of receipt; and (iii) 100%

of the net proceeds from issuances or incurrence of certain debt, other than proceeds from debt permitted to be incurred under the Amended and Restated Credit Agreement. We will apply the foregoing mandatory prepayments to the term debt in direct order of maturity.

Voluntary Prepayments

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty; provided that voluntary prepayments of eurocurrency rate loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

In addition, with respect to certain repricings or refinancings of the term loan facility within six months after July 17, 2015, we will be required to pay a fee equal to 1.0% of the principal amount of the term loan facility that is repriced or refinanced.

Amortization and Final Maturity

We are required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loan facility made on July 17, 2015, with the balance due on the seventh anniversary of July 17, 2015. We are required to make any scheduled payments under the revolving credit facility. The principal amounts outstanding under the revolving credit facility will be due and payable on March 11, 2020.

Guarantee and Security

All obligations under the Amended and Restated Credit Agreement are unconditionally guaranteed by Summit Materials Intermediate Holdings, LLC, our immediate parent entity, and each of our existing and future direct or indirect wholly-owned domestic restricted subsidiaries (other than certain immaterial subsidiaries, subsidiaries that are precluded by law, regulation or contractual obligation from guaranteeing the obligations and certain subsidiaries excluded via customary exceptions) (collectively, the “Credit Agreement Guarantors”).

All obligations under the Amended and Restated Credit Agreement, and the guarantees of those obligations, will be secured by substantially all of the following assets of ours and each subsidiary that is a Credit Agreement Guarantor, subject to certain exceptions: (i) a pledge of 100% of our capital stock and 100% of the capital stock of each material domestic restricted subsidiary that is directly owned by us or one of the subsidiary Credit Agreement Guarantors, promissory notes and any other instruments evidencing indebtedness owned by Summit Materials or one of the subsidiary Credit Agreement Guarantors and 65% of the capital stock of each wholly-owned first-tier foreign subsidiary that is, in each case, directly owned by us or one of the subsidiary Credit Agreement Guarantors; and (ii) a security interest in, and mortgages on, substantially all tangible and intangible assets (above a materiality threshold in the case of mortgages) of ours and each subsidiary Credit Agreement Guarantor.

Certain Covenants and Events of Default

Our senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness or guarantees;

•	create liens on assets;

•	change its fiscal year;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and make other restricted payments;

•	make investments, loans or advances;

•	repay subordinated indebtedness;

•	make certain acquisitions;

•	engage in certain transactions with affiliates; and

•	change its lines of business.

In addition, the senior secured credit facilities require us to maintain a maximum first lien net leverage ratio.

The Amended and Restated Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

2020 Notes

On January 30, 2012, we issued $250.0 million aggregate principal amount of senior notes due January 31, 2020. On January 17, 2014 and September 8, 2014, we issued an additional $260.0 million and $115.0 million aggregate principal amount, respectively, of 2020 notes. In April 2015, $288.2 million in aggregate principal amount of 2020 notes were redeemed with a portion of the proceeds from Summit Inc.’s IPO and we redeemed an additional $183.0 million in aggregate principal amount in August 2015. On November 19, 2015, we deposited with the trustee under the indenture governing the 2020 notes, funds sufficient to redeem all remaining $153.8 million aggregate principal amount of the 2020 notes on December 7, 2015. Upon deposit of the redemption payment with the trustee, the indenture governing the 2020 notes was satisfied and discharged.

Existing Notes

On July 8, 2015, the Issuers issued $350.0 million aggregate principal amount of senior notes due July 15, 2023. The existing notes bear interest at a rate of 6.125% per year, payable semi-annually in arrears on January 15 and July 15. The Issuers’ obligations under the existing notes are guaranteed on a senior unsecured basis by all of Summit Materials’ existing and future wholly-owned domestic restricted subsidiaries that guarantee its senior secured credit facilities.

At any time prior to July 15, 2018, the Issuers may redeem some or all of the existing notes at a redemption price equal to 100.000% of the principal amount thereof, plus the applicable premium as of the redemption date under the terms of the indenture and accrued and unpaid interest. The redemption price during each of the twelve-month periods following July 15, 2018 is 103.063%, 101.531% and 100.000% of the principal amount plus accrued and unpaid interest thereon, respectively.

Upon the occurrence of a change of control or upon the sale of certain assets in which the Issuers do not apply the proceeds as required, the holders of the existing notes will have the right to require the Issuers to make an offer to repurchase each holder’s existing notes at a price equal to 101% (in the case of a change of control) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest.

The existing notes contain covenants limiting, among other things, Summit Materials’ and the guarantor subsidiaries’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of Summit Materials’ assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. The existing notes also contain customary events of default.

DESCRIPTION OF THE NOTES

General

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, (1) the term “Issuer” refers to Summit Materials, LLC, and not to any of its Subsidiaries or Affiliates; (2) the term “Co-Issuer” refers to Summit Materials Finance Corp., an indirect Subsidiary of the Issuer and not to any of its Subsidiaries or Affiliates; (3) the term “Issuers” refers, collectively, to the Issuer and the Co-Issuer; and (4) the terms “we,” “our” and “us” each refer to the Issuer and its consolidated Subsidiaries.

The Issuers issued $300.0 million aggregate principal amount of 6.125% Senior Notes due 2023 (the “Outstanding Notes”) under an existing indenture dated July 8, 2015 (as amended and supplemented, the “Indenture”) among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Issuers previously issued $350.0 million in aggregate principal amount of 6.125% Senior Notes due 2023 under the Indenture on July 8, 2015 (the “Existing Notes”). The Outstanding Notes and the Existing Notes were issued in private transactions that were not subject to the registration requirements of the Securities Act. The exchange notes offered hereby will be treated as a single series with the Outstanding Notes and the Existing Notes and will have substantially the same terms. The terms of the exchange notes to be issued in the exchange offer for such notes are substantially identical to the Outstanding Notes and the Existing Notes, except that the transfer restrictions, registration rights and additional interest provision relating to the Outstanding Notes will not apply to the exchange notes. However, until the Outstanding Notes are registered and exchanged for exchange notes, or the Outstanding Notes are otherwise freely tradeable and the restrictive legend has been removed therefrom, the Existing Notes will have a different CUSIP number or numbers than that of the Outstanding Notes, which may adversely affect the liquidity of the Outstanding Notes and cause such notes to trade at different prices than the Existing Notes. In this section, unless the context requires otherwise, reference to “Notes” are to the Outstanding Notes and the Existing Notes, together with the exchange notes offered hereby that are to be exchanged for the Outstanding Notes. Except as set forth herein, the terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under “Prospectus Summary—Corporate Information.”

The Issuers are jointly and severally liable for all obligations under the Notes. The Co-Issuer is an indirect wholly-owned Subsidiary of the Issuer that has been incorporated in Delaware as a special purpose finance subsidiary to facilitate the offering of the Notes and other debt securities of the Issuer. We believe that some prospective purchasers of the Notes may be restricted in their ability to purchase debt securities of partnerships or limited liability companies, such as the Issuer, unless the securities are jointly issued by a corporation. The Co-Issuer does not have any substantial operations or assets and does not have any revenues. Accordingly, you should not expect the Co-Issuer to participate in servicing the principal and interest obligations on the Notes.

Brief Description of the Notes

The Notes:

•	are general, unsecured, senior obligations of the Issuers;

•	rank equally in right of payment with any existing and future Senior Indebtedness of the Issuers;

•	are effectively subordinated to any existing and future Secured Indebtedness of the Issuers, to the extent of the value of the collateral securing such Secured Indebtedness, including the Senior Secured Credit Facilities;

•	are senior in right of payment to any future obligations of the Issuers that are expressly subordinated in right of payment to the Notes; and

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Issuer’s Subsidiaries that do not guarantee the Notes.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally guarantee, fully and unconditionally, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes or expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

In the future, certain additional Restricted Subsidiaries of the Issuer, other than the Co-Issuer, any Foreign Subsidiary or any Securitization Subsidiary, that guarantee certain Indebtedness of the Issuer, the Co-Issuer or any Guarantor will guarantee the Notes, subject to certain exceptions and subject to release and discharge as described in this “Description of the Notes.”

Each of the Guarantees:

•	is a general, unsecured, senior obligation of each Guarantor;

•	ranks equally in right of payment with all existing and future senior Indebtedness of that Guarantor;

•	is effectively subordinated to any existing and future secured Indebtedness of that Guarantor that is secured to the extent of the value of the collateral securing such Secured Indebtedness, including the Senior Secured Credit Facilities;

•	is senior in right of payment to any future Indebtedness of that Guarantor that is expressly subordinated in right of payment to the Guarantee of that Guarantor; and

•	is structurally subordinated to all existing and future Indebtedness, claims of holder of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Notes.

As of September 26, 2015, after giving effect to the Transactions:

•	the Issuers and the Guarantors would have had total indebtedness of $1,407.0 million, none of which would have been subordinated, and $710.0 million of senior secured indebtedness outstanding, consisting entirely of borrowings under the Senior Secured Credit Facilities and excluding $47.0 million of capital lease and other obligations; and

•	the Issuer would have had $150.6 million of availability to incur additional secured indebtedness under the Senior Secured Credit Facilities, after giving effect to approximately $24.4 million of issued but undrawn letters of credit.

Our non-guarantor Subsidiaries collectively represented approximately 7.0% of our total assets as of December 27, 2014 and approximately 6.0% of our consolidated total revenues for the year ended December 27, 2014. As of September 26, 2015, our non-guarantor Subsidiaries had no indebtedness outstanding other than intercompany debt.

All of our Subsidiaries are “Restricted Subsidiaries” unless designated as Unrestricted Subsidiaries in accordance with the Indenture. As of the date of this prospectus, all of the Issuer’s Subsidiaries are “Restricted Subsidiaries.” However, under certain circumstances, we are permitted to designate certain of our existing and future subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or a Guarantor. As a result, all of the existing and future liabilities of our non-guarantor Subsidiaries, including any claims of trade creditors, are effectively senior to the Notes. The Indenture does not limit the amount of liabilities that are not considered Indebtedness which may be incurred by the Issuer or its Restricted Subsidiaries, including the non-guarantor Restricted Subsidiaries.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, subordinate claims in respect of the exchange notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the exchange notes.”

Any Guarantor that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with, amalgamate or merge with or into or sell all or substantially all its assets to the Issuer or another Guarantor without limitation or any other Person upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”);

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture;

(d) the merger or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor; or

(e) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate of such Guarantor or the Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction or release and discharge have been complied with.

Principal, Maturity and Interest

The Issuers previously issued $350.0 million aggregate principal amount of Existing Notes in a private transaction that was not subject to the registration requirements of the Securities Act. All $350.0 million aggregate principal amount of the privately placed Existing Notes were subsequently exchanged for substantially identical notes that were registered under the Securities Act and therefore are freely tradable. The Notes will mature on July 15, 2023.

Subject to compliance with the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” the Issuers may issue additional Notes (“Additional Notes”) from time to time under the Indenture; provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will have separate CUSIP and ISIN numbers. All Notes including the Outstanding Notes, the Existing Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued. The Outstanding Notes constitute Additional Notes under the Indenture.

The Notes will be issued in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Interest on the Notes accrues at the rate of 6.125% per annum. Interest on the Notes is payable semiannually in arrears on each January 15 and July 15, commencing January 15, 2016 to the Holders of Notes of record on the immediately preceding January 1 and July 1, respectively. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of Principal, Premium and Interest

Cash payments of principal of, premium, if any, and interest on the Notes are payable at the office or agency of the Issuers maintained for such purpose (the “paying agent”) or, at the option of the Issuers, cash payment of interest may be made through the paying agent by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided, that (a) all cash payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee are made through the paying agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated Notes may, at the option of the Issuers, be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if the applicable Holder elects payment by wire transfer by giving written notice to the Trustee or the paying agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuers, the Issuers’ office or agency is the office of the Trustee maintained for such purpose.

Paying Agent and Registrar for the Notes

The Issuers will maintain one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.

The Issuers will also maintain one or more registrars and a transfer agent. The initial registrar and transfer agent with respect to the Notes is the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time. The paying agent will make payments on, and the transfer agent will facilitate transfer of, the Notes on behalf of the Issuers.

The Issuers may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuers will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers and the transfer agent are not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers and the transfer agent are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of the Note for all purposes.

Compliance with Trust Indenture Act

The Trust Indenture Act will become applicable to the Indenture upon the qualification of the Indenture under the Trust Indenture Act, which will occur at such time as the Notes have been registered under the Securities Act.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payment with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” The Issuers, the Investors and their respective Affiliates may, at their discretion, at any time and from time to time purchase Notes in the open market, pursuant to tender offers or otherwise.

Optional Redemption

Except as set forth below, the Issuers are not entitled to redeem the Notes at their option prior to July 15, 2018. At any time prior to July 15, 2018, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Notes, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date.

On and after July 15, 2018, the Issuers may, at their option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Redemption Price
2018	103.063%
2019	101.531%
2020 and thereafter	100.000%

In addition, prior to July 15, 2018, the Issuers may, at their option and on one or more occasions, redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 106.125% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date, with the net cash proceeds received by it from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the net cash proceeds of an Equity Offering; provided, that (a) at least 50% of (A) the aggregate principal amount of the Notes originally issued under the Indenture on the Issue Date and (B) the aggregate principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notwithstanding the foregoing, in connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the purchase date.

Notice of any redemption, whether in connection with an Equity Offering, other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. The Issuers, the Investors and their respective Affiliates may acquire the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Selection and Notice

If the Issuers are redeeming less than all of the Notes issued under the Indenture at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on an exchange (and the Trustee so knows of such listing), in compliance with the requirements of such exchange or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem fair and appropriate and otherwise in accordance with applicable procedures of DTC in minimum denominations of $1,000 and increments of $1,000 in excess thereof. No Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 15 days but not more than 60 days before the redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

With respect to Notes represented by certificated notes, the Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples in excess thereof. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuers have previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the purchase date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 15 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and shall describe each such condition, and, if applicable, shall state that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) any other instructions, as determined by the Issuer, consistent with this Change of Control covenant, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law:

(1) accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with a paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Secured Credit Facilities provide, and future credit agreements or other agreements relating to Indebtedness to which the Issuers become parties may provide, that certain change of control events with respect to the Issuers would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Secured Credit Facilities or any such future Indebtedness, we could seek a waiver of such default or seek to refinance the Senior Secured Credit Facilities or such future Indebtedness. In the event we do not obtain such a waiver or do not refinance the Senior Secured Credit Facilities or such future Indebtedness, such default could result in amounts outstanding under the Senior Secured Credit Facilities or such future Indebtedness being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of all the then outstanding Notes. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to certain Persons. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets pursuant to a written agreement which releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities;

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $60.0 million and (ii) 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce Indebtedness as follows:

(a) Obligations under the Senior Secured Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Secured Indebtedness which is secured by a Lien that is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under the Notes or any other Senior Indebtedness of the Issuer or any Restricted Subsidiary (and, in the case of other Senior Indebtedness, to correspondingly reduce any outstanding commitments with respect thereto, if applicable); provided that if the Issuer or any Restricted Subsidiary shall so repay any Senior Indebtedness other than the Notes, the Issuer will either (A) reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes as described under “—Optional Redemption” or (ii) purchasing Notes through open-market purchases, or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Senior Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased; or

(d) if the assets that are the subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of (i) a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or any Restricted Subsidiary, or (ii) the Issuer or a Guarantor; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment entered into not later than such 450th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of such 450th day and 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Issuers shall make an offer (an “Asset Sale Offer”) to all Holders of the Notes and, if required by the terms of any Indebtedness that ranks pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, and in the case of any Pari Passu Indebtedness, at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest, if any, in accordance with the procedures set forth in the Indenture and the agreement governing such Pari Passu Indebtedness. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $40.0 million by delivering to the Holders the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $40.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purposes not otherwise prohibited under the Indenture. If the aggregate principal amount of the Notes or the Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuers shall purchase the Notes and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Additionally, the Issuers may, at their option, make an Asset Sale Offer using the proceeds from any Asset Sale at any time after the consummation of such Asset Sale. Upon consummation or expiration of any Asset Sale Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuers may use such Net Proceeds for any purpose not otherwise prohibited under the Indenture.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Secured Credit Facilities, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Our future credit agreements or other similar agreements to which the Issuers become parties may contain restrictions on the Issuers’ ability to repurchase Notes. In the event an Asset Sale occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of their lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, the Issuers will remain prohibited from repurchasing Notes. In such a case, the Issuers’ failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture that apply to the Issuers and the Issuers’ Restricted Subsidiaries.

If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), then, the covenants specifically listed under the following captions in this “Description of the Notes” section of this prospectus will no longer be applicable to the Notes (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date (as defined below):

(1) “—Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “—Liens” (including, without limitation, Permitted Liens) to the extent provided for in such covenant and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “—Liens” covenant and for no other covenant).

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes, and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by the Issuers or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided, that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (5) of the second paragraph of the covenant described under “—Transactions with Affiliates”; (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (a) of the second paragraph of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and (5) no Subsidiary of the Issuer shall be required to comply with the covenant described under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Rating.

The Issuers shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer and its Subsidiaries’ future compliance with their covenants or (iii) notify the holders of any Covenant Suspension Event or Reversion Date.

Financial Calculations for Limited Condition Acquisitions

When calculating the availability under any basket or ratio under the Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default may, at the option of the Issuers, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in EBITDA of the Issuer or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted under the Indenture and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Issuers elect to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends and distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(b) dividends and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7), (8) and (9) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment (all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), 6(c), (9) and (14) of the next succeeding paragraph (to the extent not deducted in calculating

Consolidated Net Income), but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor of the Issuer) beginning on June 28, 2015 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) Indebtedness of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer;

provided, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with clause (2) of the next succeeding paragraph, (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) contributions by a Restricted Subsidiary and (iii) any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution (other than an Excluded Contribution) from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment), in each case, after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value (as determined by the Issuer in good faith) of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”), including any accrued and unpaid dividends thereon, or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement (a) of Subordinated Indebtedness of the Issuers or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuers or a Guarantor or Disqualified Stock of the Issuers or a Guarantor or (b) Disqualified Stock of the Issuers or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuers or a Guarantor, that, in each case, is incurred or issued, as applicable, in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, a date that is at least 91 days after the maturity date of the Notes); and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(4) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management, directors or employees of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided, that the aggregate amount of Restricted Payments made under this clause (4) do not exceed in any calendar year an amount equal to $25.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50.0 million in any calendar year); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, members of management, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or any direct or indirect parent company to the extent contributed to the Issuer) after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management or consultants of the Issuer

(or their respective Controlled Investment Affiliates or Immediate Family Members), any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(b) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (a) $50.0 million and (b) 2.25% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any Restricted Subsidiary or any direct or indirect parent company of the Issuer and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other equity-based awards if such Equity Interests represent a portion of the exercise price of such options, warrants or awards;

(9) the declaration and payment of dividends on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock or to fund such company’s purchase, redemption, defeasance or other acquisition or retirement for value of such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, in an amount not to exceed the sum of (A) up to 6.0% per annum of the amount of net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution and (B) an aggregate amount per annum not to exceed (x) 3.0% of Market Capitalization, if, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Net Debt Ratio is greater than 3.50 to 1.00 and (y) 4.0% of Market Capitalization, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Net Debt Ratio shall be less than or equal to 3.50 to 1.00;

(10) Restricted Payments that are made (a) in an amount equal to the sum of Excluded Contributions received following January 1, 2015 or (b) without duplication with clause (a), in an amount equal to the Net Proceeds from an Asset Sale in respect of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(11) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11)(i) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been converted to, Cash Equivalents)) not to exceed the greater of (a) $70.0 million and (b) 3.0% of Total Assets at such time; and (ii) any Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Net Debt Ratio shall be no greater than 2.50 to 1.00;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Issuer to permit payment by such parent company of such amounts), in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided, that if the Issuer shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in the Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication:

(a) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate existence;

(b) with respect to any taxable year (or portion thereof) with respect to which the Issuer is treated as a disregarded entity or partnership for U.S. federal, applicable state and/or local income tax purposes, on a quarterly basis and no later than five days before the date specified in Section 6655(c)(2) of the Code, an amount equal to the Tax Amount. The “Tax Amount,” calculated for the period beginning on the start of a relevant taxable year, through the end of the applicable quarter, is the Highest Partner Tax Amount divided by the Total Percentage Interest for the Partner described in the immediately following sentence. The “Highest Partner Tax Amount” is, with respect to the Partner receiving the greatest allocation of estimated net taxable income pursuant to the Partnership Agreement as of March 17, 2015 (relative to its Total Percentage Interest) in the applicable time period, (A) the estimated aggregate taxable income of Summit Holdings (calculated assuming the tax items attributable to the Issuer are the only tax items of Summit Holdings) allocated to such Partner in such time period (for the avoidance of doubt, excluding any adjustments under Section 743(b) of the Code), multiplied by (B) the Assumed Tax Rate; provided, however, that for any period beginning after both (i) the date on which no Blackstone Limited Partner holds Units and (ii) the earlier of (A) the date on which all Units outstanding as of March 17, 2015 have become vested (without taking into account any service-based vesting requirements) or (B) June 30, 2020 (the later of the dates under (i) and (ii) above, the “Trigger Date”), the calculation of Highest Partner Tax Amount shall be made with reference to Summit Inc. (regardless of which Partner receives the greatest relative allocation of estimated net taxable income); provided that, in calculating the “Highest Partner Tax Amount,” the “estimated net taxable income” shall be reduced by any cumulative net taxable losses allocable to each applicable Partner (or its successor) with respect to all prior taxable years (or portions thereof) beginning after March 17, 2015 (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted by the applicable Partner against the income of the taxable year in question (or portion thereof); provided further, if the quarterly distributions permitted under this clause (b) with respect to any taxable year exceed (or are less than) the distribution that would have been permitted under this clause (b) if such distribution had instead been determined on an annual basis (i.e., based on the entirety of such taxable year, taking into account income allocations on final tax returns), any such excess (or shortfall) shall reduce (in the case of an excess) or increase (in the case of a shortfall) dollar for dollar permitted distributions under this clause (b) for the immediately subsequent taxable year (and, if necessary, later taxable years);

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses and listing fees and other costs and expenses attributable to being a publicly traded company, of any direct or indirect parent company of the Issuer;

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity;

(f) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(g) to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Issuer; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant described under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof); and

(h) amounts that would be permitted to be paid by the Issuer under clauses (3), (6), (7), (11), (12) and (15) of the covenant described under “—Transactions with Affiliates”; provided, that the amount of any dividend or distribution under this clause (15)(i) to permit such payment shall reduce, without duplication, Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (15)(i) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (11)(ii) above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (16) above or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (1) through (16) and such first paragraph in any manner that otherwise complies with this covenant.

As of the date of this prospectus, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture. For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries (including the Co-Issuer) to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not a Guarantor to issue Preferred Stock; provided, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and any Restricted Subsidiary that is not a Guarantor may issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis of the Issuer and its Restricted Subsidiaries’ for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to

1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing, together with any amounts incurred under clauses (12) and (23) of the following paragraph (plus any refinancing indebtedness in respect thereof) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $115.0 million and (y) 5.0% of Total Assets (in each case, determined on the date of such incurrence).

The foregoing limitations will not apply to:

(1) Indebtedness incurred pursuant to any Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence or issuance, the then outstanding aggregate principal amount of all Indebtedness incurred or issued under this clause (1) does not exceed $1,110.0 million;

(2) the incurrence by the Issuer, the Co-Issuer and any Guarantor of Indebtedness represented by the Existing Notes (including any guarantee thereof) and the exchange notes and related exchange guarantees issued in exchange for the Existing Notes and the guarantees thereof pursuant to the registration rights agreement, dated as of July 8, 2015, relating to the Existing Notes (but excluding any Additional Notes (including the Outstanding Notes));

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness consisting of Capitalized Lease Obligations and Purchase Money Obligations in an aggregate principal amount (together any Refinancing Indebtedness in respect thereof) not to exceed the greater of (a) $80.0 million and (b) 3.5% of Total Assets (in each case, determined at the date of incurrence or issuance); so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 365 days thereafter (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of construction or installation and the beginning of the full productive use of such asset);

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(6) Indebtedness arising from (a) Permitted Intercompany Activities and (b) agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided, that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Notes (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor shall be deemed to be expressly subordinated in right of payment to the Notes unless the terms of such Indebtedness expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of the Notes of such Guarantor (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor shall be deemed to be expressly subordinated in right of payment to the Notes unless the terms of such Indebtedness expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under the Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments specified in clauses (8), (11), (13), (28) or (29) of the definition thereof, and

(b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any time outstanding exceed the greater of (i) $92.5 million and (ii) 4.0% of Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b); provided that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be incurred pursuant to this clause (12), together with amounts incurred under clause (23) and the immediately preceding paragraph, by Restricted Subsidiaries that are not Guarantors (other than the Co-Issuer) shall not exceed (x) $115.0 million and (y) 5.0% of Total Assets at any one time outstanding (in each case, determined on the date of such incurrence);

(13) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, and accrued interest, fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not the Co-Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not the Co-Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness;

(14) (a) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that in the case of clauses (a) and (b), after giving effect to such acquisition, merger, amalgamation or consolidation, (1) the aggregate amount of such Indebtedness does not exceed $25.0 million at any time outstanding or (2) either (x) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in the first paragraph of this covenant or (y) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Indenture,

(b) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Issuer so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(c) any incurrence by the Co-Issuer of Indebtedness as a co-issuer of Indebtedness of the Issuer that was permitted to be incurred by another provision of this covenant;

(18) (a) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments” and

(b) Indebtedness representing deferred compensation to employees of the Issuer (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(19) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(20) (a) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (b) Indebtedness in respect of Bank Products;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business on arm’s length commercial terms;

(22) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(23) the incurrence of Indebtedness of Restricted Subsidiaries of the Issuer that are not Guarantors in an amount outstanding under this clause (23) not to exceed together with any other Indebtedness incurred under this clause (23), clause (12) and the immediately preceding paragraph, not to exceed the greater of

(x) $115.0 million and (y) 5.0% of Total Assets at any one time outstanding (in each case, determined on the date of such incurrence); it being understood that any Indebtedness deemed incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for purposes of this clause (23) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (23);

(24) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(25) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (25), 10.0% of the total assets of the Foreign Subsidiaries on a consolidated basis as shown on the Issuer’s most recent balance sheet (it being understood that any Indebtedness incurred pursuant to this clause (25) shall cease to be deemed incurred or outstanding for purposes of this clause (25) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (25)).

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (25) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, that all Indebtedness represented by term loans outstanding under the Senior Secured Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph above; and

(2) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness permitted to be incurred under the Indenture to refinance Indebtedness incurred pursuant to clauses (1) and (12)(b) above shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer does not, and does not permit the Co-Issuer or any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer, the Co-Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer, the Co-Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

Liens

The Issuer will not, and will not permit the Co-Issuer or any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Issuer, the Co-Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to or restrict Liens securing obligations in respect of the Notes and the related guarantees.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer. The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the fifth succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(6) the Co-Issuer, unless it is the party to the transactions described above, shall have by supplemental indenture confirmed that it continues to be a co-obligor of the Notes; and

(7) the Issuer or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture. The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture, the Guarantees and the Notes, as applicable.

Notwithstanding the immediately preceding clauses (3) and (4):

(1) any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Issuer or a Guarantor; and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Notwithstanding the foregoing, this covenant will not apply to the Transactions.

Co-Issuer. The Co-Issuer may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Co-Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Co-Issuer’s properties or assets, in one or more related transactions, to any Person, unless:

(1) (a) concurrently therewith, a corporate Wholly-Owned Restricted Subsidiary of the Issuer organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of the Co-Issuer under the Notes pursuant to supplemental indentures or other documents or instruments; or

(b) after giving effect thereto, at least one obligor on the Notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2) immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(3) The Co-Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Guarantors. Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the first paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales”; or

(3) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee.

Notwithstanding the foregoing, any Guarantor may (a) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (b) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or (d) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer, in each case, without regard to the requirements set forth in the preceding paragraph. Notwithstanding anything to the contrary in this “—Merger, Consolidation or Sale of All or Substantially All Assets” covenant, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $35.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” (other than pursuant to clause (13) of the second paragraph of such covenant) and the definition of “Permitted Investments”;

(3) (A) employment agreements, employee benefit and incentive compensation plans and arrangements and (B) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(4) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(6) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of the Issuer) is a party as of the Issue Date and any similar agreements which it (or any parent company of the Issuer) may enter into thereafter; provided, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or such parent company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the Issuer to the Holders when taken as a whole;

(7) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(8) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) the issuance or transfer of (a) Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager or consultant (or their respective Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and (b) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(10) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(11) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by the Issuer in good faith;

(12) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(13) (i) investments by Permitted Holders in securities or loans of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(14) payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(15) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under clause (15)(b) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(16) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, which is approved by the Issuer in good faith;

(17) intellectual property licenses in the ordinary course of business;

(18) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Issuer or any direct or indirect parent thereof pursuant to the stockholders, registration rights or similar agreements;

(19) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(20) Permitted Intercompany Activities and related transactions; and

(21) any transactions with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or its Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that is not the Co-Issuer or a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer, the Co-Issuer or any of its Restricted Subsidiaries that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer, the Co-Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor;

(2) make loans or advances to the Issuer, the Co-Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer, the Co-Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to Hedging Obligations and the related documentation, and contractual encumbrances or restrictions in effect on the Issue Date pursuant to the Senior Secured Credit Facilities;

(b) (i) the Indenture, the Notes and the Guarantees and (ii) the 2020 Notes Indenture, the 2020 Notes and the guarantees thereof;

(c) Purchase Money Obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) (i) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation thereof) and (ii) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(m) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(n) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(o) restrictions arising in connection with cash or other deposits permitted under the covenant “—Liens”;

(p) any agreement or instrument (A) relating to any Indebtedness, Disqualified or preferred stock permitted to be incurred or issued subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” if the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by the Issuer) or as otherwise in effect on the Issue Date and (B) either (x) the Issuer determines that such encumbrance or restriction will not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(q) restrictions created in connection with any Qualified Securitization Facility that in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility; and

(r) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer, the Co-Issuer or any Guarantor), other than a Guarantor, the Co-Issuer, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer, the Co-Issuer or any Guarantor unless:

(1) such Restricted Subsidiary within 60 days after the guarantee of such Indebtedness executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer, the Co-Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day period described in clause (1) above.

Reports and Other Information

Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Issuer will have its annual consolidated financial statements audited by a nationally recognized firm of independent auditors and its interim consolidated financial statements reviewed by a nationally recognized firm of independent auditors in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants (or any similar replacement standard). In addition, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders of the Notes the following reports:

(1) (x) all annual and quarterly financial statements that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Issuer, if the Issuer were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (y) with respect to the annual and quarterly information, a presentation of EBITDA of the Issuer substantially consistent with the presentation thereof in the Offering Memorandum and derived from such financial information; and (z) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2) all information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) as in effect on the Issue Date if the Issuer were required to file such reports; provided, however, that (A) no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries), (B) the Issuer shall not be required to make available any information regarding the occurrence of any of the events set forth in this clause (2) if the Issuer determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole, (C) no such current report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein (other than providing reconciliations of such non-GAAP information to extent included in the Offering Memorandum), (D) comply with Regulation S-X or (E) provide any information that is not otherwise similar to information currently included in the Offering Memorandum.

in each case within the time periods specified in the SEC’s rules and regulations if the Issuer were a “non-accelerated filer” as defined in the applicable rules and regulations of the SEC, provided, however, that the provisions of this paragraph shall be satisfied if the Issuer files reports containing such information with the SEC within the time periods required by applicable SEC rules and regulations.

If the Issuer does not file reports containing such information with the SEC, then the Issuer will deliver such information and reports to the Trustee and make available such information and such reports to any Holder of the Notes and to any beneficial owner of the Notes, in each case with respect to the Holders and beneficial owners by posting such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any prospective investor, any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential or (ii) accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Issuer shall post such information thereon and make readily available any password or other login information to any such prospective investor, securities analyst or market maker.

The Issuer will furnish to Holders of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”), so long as the Notes are not freely transferable under the Securities Act.

If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by clause (1) of the first paragraph of this covenant shall include a presentation of selected financial metrics (in the Issuer’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s discussion and analysis of financial condition and results of operations.”

Notwithstanding the foregoing, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to any parent entity of the Issuer; provided that the same is accompanied by selected financial metrics (in the Issuer’s sole discretion) that show the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a stand-alone basis, on the other hand.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default and Remedies” until 120 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this section “—Reports and Other Information” and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Limitation on Business Activities of the Co-Issuer

The Co-Issuer may not hold any assets, become liable for any obligations or engage in any business activities; provided that it may be a co-obligor with respect to the Notes or any other Indebtedness issued by the Issuer, and may engage in any activities related thereto or necessary in connection therewith. The Co-Issuer shall be a Wholly-Owned Subsidiary of the Issuer at all times.

Events of Default and Remedies

The Indenture provides that each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer, the Co-Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $60.0 million or more outstanding;

(5) failure by the Issuer, the Co-Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports and Other Information”) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $60.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports and Other Information”) would constitute a Significant Subsidiary); and

(7) the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports and Other Information”) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of all the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of all the then outstanding Notes, by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder).

In the event of any Event of Default specified in clause (4) of the first paragraph of this section, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) the Holders of at least 25% in the aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of all the then outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

Subject to certain restrictions contained in the Indenture, the Holders of a majority in principal amount of all the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability, and may take any other action that is not inconsistent with any such direction received from Holders of the Notes.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 20 Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or direct or indirect stockholder of the Issuers or any Guarantor (other than in their capacity as the Issuers or any Guarantor) or of any of their direct or indirect parent companies shall have any liability, for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture, the Notes or the Guarantees, as the case may be, will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuers shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amount as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on such Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of all the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of all the then outstanding Notes, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to (a) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (b) the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any such Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of such Notes by the Holders of a majority in principal amount of all the then outstanding Notes, and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture, the Notes or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any such Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on such Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of such Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, in any manner materially adverse to the Holders of such Notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(4) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(7) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

(8) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(9) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee or a successor Paying Agent thereunder pursuant to the requirements thereof;

(10) to add an obligor or a Guarantor under the Indenture or to release a Guarantor in accordance with the terms of the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in the “Description of the Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes as provided in an Officer’s Certificate;

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to make any amendment to the provisions of the Indenture relating to the transfer or legending of the Notes; or

(14) to make any other modifications to the Notes or the Indenture of a formal, minor or technical nature or necessary to correct a manifest error, so long as such modification does not adversely affect the rights of any Holders of the Notes in any material respect.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Indenture provides that the Holders of a majority in principal amount of all the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

“2020 Notes” means the Issuers’ 10 1/2% Senior Notes due 2020.

“2020 Notes Indenture” means the Indenture for the 2020 Notes, dated as of January 30, 2012, between the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended or supplemented.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date as calculated by the Issuers, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at July 15, 2018 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Note through July 15, 2018 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points over (b) the then outstanding principal amount of such Note.

“Applicable Treasury Rate” means, with respect to any Note on any Redemption Date, the yield to maturity, as determined by the Issuer, as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to July 15, 2018; provided, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or Co-Issuer or by the Issuer, the Co-Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation, forced dispositions or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets, or any disposition of the Equity Interests in a Subsidiary, substantially all of the assets of which are Securitization Assets, in each case in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the sale, discount or other disposition of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r) the granting of a Lien that is permitted under the covenant described above under “—Certain Covenants—Liens;”

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(t) Permitted Intercompany Activities and related transactions; and

(u) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more the types of permitted Restricted Payments or Permitted Investments.

“Assumed Tax Rate” means the highest effective marginal combined rate of U.S. federal, state and local income taxes (including, without limitation, taxes imposed under Sections 1401 or 1411 of the Code) for a taxable year prescribed for an individual or corporate resident in New York, New York (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes); provided, however, that for any taxable period beginning after the Trigger Date, the “Assumed Tax Rate” means the highest effective marginal combined rate of U.S. federal, state and local income taxes for a taxable year prescribed for a corporate resident in New York, New York (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes).

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Blackstone Limited Partner” means the entities listed on the signature pages of the Partnership Agreement under the heading Blackstone Limited Partners and their respective successors and assigns.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary established by the Issuer for the primary purpose of insuring the businesses or properties owned or operated by the Issuer or any of its Subsidiaries or (ii) any Subsidiary of any such insurance subsidiary established for the same primary purpose described in clause (i) above.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(b) in such local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposed under the indenture regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder or any Guarantor; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50.0% of the total voting power of the Voting Stock of the Issuer directly or indirectly through any of its direct or indirect parent holding companies, in each case, other than in connection with any transaction or series of transactions in which the Issuer shall become the Wholly-Owned Subsidiary of a Parent Company.

“Closing Date” means November 19, 2015.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Co-Issuer” refers to Summit Materials Finance Corp., a Delaware corporation (and not any of its Subsidiaries), and its successors.

“Consolidated Depletion, Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depletion, depreciation and amortization expense and capitalized fees related to any Qualified Securitization Facility of such Person, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (b) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of Hedging Obligations or derivative instruments pursuant to GAAP), (c) the interest component of Capitalized Lease Obligations, and (d) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) annual agency fees paid to the administrative agents and collateral agents under any Credit Facilities, (r) costs associated with obtaining Hedging Obligations, (s) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (t) penalties and interest relating to taxes, (u) any Additional Interest and any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (v) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (w) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (x) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (y) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty and (z) interest expense resulting from push-down accounting); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income in respect of trade receivables).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for plants/facilities, losses, costs or cost-inefficiencies related to plant/facility disruptions or shutdowns, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the cumulative after-tax effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in the Notes or the Indenture), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity- or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under the Issuer’s deferred compensation arrangements), rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of the Issuer or any of its direct or indirect parent companies, shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes, the 2020 Notes and other securities and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, the 2020 Notes and other securities and any Credit Facilities) and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(12) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and

(16) the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with clause 15(b) under “—Certain Covenants—Limitation on Restricted Payments” shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted

Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Net Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens on the property of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Net Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (other than as set forth in the proviso to the first paragraph thereof).

“Consolidated Total Net Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Net Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Net Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio (other than as set forth in the proviso to the first paragraph thereof).

“Consolidated Total Net Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, and all obligations relating to Qualified Securitization Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase accounting in connection with the Transactions or any acquisition) minus the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of the Issuer and its Restricted Subsidiaries as of such date; provided, that Consolidated Total Net Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit and (B) Hedging Obligations existing on the Issue Date or otherwise permitted by clause (10) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” it being understood, for the avoidance of doubt that non-compete payments and earn-out payments (to the extent such earn-out payments would not become a liability on the balance sheet of such Person in accordance with GAAP as GAAP existed on December 31, 2008)) and obligations to pay the deferred purchase price of property or services shall not constitute Consolidated Total Net Indebtedness. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Net Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer. The U.S. dollar equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds,

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than with respect to clauses (h) and (l)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) (x) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (y) the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with clause 15(b) under “—Certain Covenants—Limitation on Restricted Payments” and (z) the net tax expense associated with any adjustments made pursuant to clauses (1) through (16) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(r) through (z) in the definition thereof); plus

(c) Consolidated Depletion, Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs, or any one-time costs incurred in connection with acquisitions and Investments (including travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), restructuring costs (including recruiting costs and employee severance), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel) and costs related to the closure and/or consolidation of facilities; and the portion of any earn-out, non-compete payments relating to such period or other contingent purchase price obligations and adjustments thereof and purchase price adjustments to the extent such payment is permitted to be paid pursuant to the Indenture and is deducted from net income under GAAP; plus

(e) any other non-cash charges, including non-cash losses on the sale of assets and any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly- Owned Subsidiary; plus

(g) the amount of (x) management, monitoring, consulting, advisory fees and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Support and Services Agreement (and related agreements or arrangements) or otherwise to the Investors to the extent otherwise permitted under “—Certain Covenants—Transactions with Affiliates” and (y) the amount of any fees and other compensation paid to the members of the board of directors (or the equivalent thereof) of the Issuer or any of its parent entities; plus

(h) the amount of (x) “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer) within 36 months after the Issue Date, net of the amount of actual benefits realized during such period from such actions and (y) “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar transactions or initiatives consummated after the Issue Date that are reasonably identifiable and factually supportable and projected by the Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other transaction or initiative is consummated, net of the amount of actual benefits realized during such period from such actions; plus

(i) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(j) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net loss from disposed, abandoned or discontinued operations;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains (including non-cash gains on the sale of assets) increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b) any net income from disposed, abandoned or discontinued operations.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common stock or Preferred Stock (excluding Disqualified Stock), of the Issuer or any of its direct or indirect parent companies other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale or issuance that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer since January 1, 2015 from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate under the 2020 Notes Indenture or the Indenture governing the Notes executed by the principal financial officer of the Issuer within 180 days of the date such capital contributions are (or were) made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be, which are (or were) excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”; provided that Excluded Contributions for the period from January 1, 2015 to the Issue Date shall not exceed $200.0 million.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation of Fixed Charges for purposes of the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (and for the purposes of other provisions of the Indenture that refer to such first paragraph) shall not give effect to any Indebtedness being incurred on such date (or on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock (other than Indebtedness incurred pursuant to clause (14) thereof).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized based on actions taken, committed to be taken or expected in good faith to be taken within 24 months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, (1) (A) any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and (B) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, and (2) any FSHCO Subsidiary of such Person.

“FSHCO Subsidiary” means any Domestic Subsidiary substantially all of whose assets consist of Equity Interests and/or Indebtedness of (i) one or more Foreign Subsidiaries that are CFCs or (ii) other subsidiaries described in this definition of FSHCO Subsidiary, and any other assets incidental thereto.

“GAAP” means (1) generally accepted accounting principles in the United States of America which are in effect from time to time, it being understood that, for purposes of the Indenture, all references to codified accounting standards specifically named in the Indenture shall be deemed to include any successor, replacement, amendment or updated accounting standard under GAAP or (2) if elected by the Issuer by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Issuer is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS, (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date and (y) for delivery of audited annual financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the first date of the period in which the Issuer is making such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Guarantor” means each Restricted Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of the Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother- in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness of such Person, whether or not contingent:

(a) representing the principal and premium (if any) in respect of borrowed money;

(b) representing the principal and premium (if any) in respect of obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the principal component in respect of obligations to pay the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP as GAAP existed on December 31, 2008 and is not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such first Person), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, that the amount of any such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such third Person;

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities, operating leases or Sale and Lease-Back Transactions (except any resulting Capitalized Lease Obligations); provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the initial purchasers of the Notes on the Closing Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means any of (i) Blackstone Capital Partners V L.P. and its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of Blackstone Capital Partners V L.P.) and Silverhawk Summit, L.P. and its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of Silverhawk Summit, L.P.).

“Issue Date” means July 8, 2015.

“Issuer” means Summit Materials, LLC, a Delaware limited liability company (and not any of its Subsidiaries), and its successors, and “Issuers” means, collectively, such entity and the Co-Issuer.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment in respect of the Notes. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Management Stockholders” means the employees and members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct or indirect parent entities) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Issuer (or any direct or indirect parent) on the date of the declaration of a Restricted Payment permitted pursuant to clause (9) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under the Indenture (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

“Offering Memorandum” means the confidential offering memorandum, dated June 23, 2015, as supplemented by the offering memorandum supplement, dated June 25, 2015, relating to the initial sale of the Notes.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of a Person or any other officer of such Person designated by any such individuals.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Voting Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Partners” means, at any time, each person listed as a partner (including the general partner) on the books and records of Summit Holdings, in each case for so long as he, she or it remains a partner of Summit Holdings as provided under the Partnership Agreement.

“Partnership Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of Summit Holdings, dated as of March 11, 2015, as amended from time to time.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means any of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions between or among the Issuer and its Restricted Subsidiaries that are entered into in the ordinary course of business of the Issuer and its Restricted Subsidiaries and, in the good faith judgment of the Issuer are necessary or advisable in connection with the ownership or operation of the business of the Issuer and its Restricted Subsidiaries, including, but not limited to: (i) payroll, cash management, purchasing, insurance and hedging arrangements; and (ii) management, technology and licensing arrangements.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding not to exceed the greater of (a) $70.0 million and (b) 3.0% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8);

(9) Investments for which the payment consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with the covenant described under “—Certain Covenants—Liens”;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (4), (8) and (21) of such paragraph);

(12) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, material or equipment or (ii) the licensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(13) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $125.0 million and (b) 5.5% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $15.0 million outstanding in the aggregate;

(16) loans and advances to employees, directors, officers, managers and consultants (a) for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (b) to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by the Issuer or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;

(20) Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contacts;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(22) repurchases of Notes or 2020 Notes;

(23) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(24) Investments consisting of promissory notes issued by the Issuer or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of the Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is a permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(25) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(26) Investments (i) by the Captive Insurance Subsidiary made in the ordinary course of its business or consistent with past practice, and (ii) in the Captive Insurance Subsidiary in the ordinary course of business or required under statutory or regulatory authority applicable to such Captive Insurance Subsidiary;

(27) Investments made in connection with Permitted Intercompany Activities and related transactions;

(28) Investments made after the Issue Date in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date;

(29) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (29) that are at that time outstanding, not to exceed the greater of (a) $50.0 million and (b) 2.25% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(30) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 45 days or, if more than 45 days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Senior Secured Credit Facilities);

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12), (13), (14), (23) or (25) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of the second paragraph under “—Certain Covenants—Limitation on

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so purchased, leased or improved; (b) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets that secured the Indebtedness being refinanced or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (3) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), (4) or (12) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (14) shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness relates and (d) Liens securing Indebtedness permitted to be incurred pursuant to clauses (23) and (25) shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries of the Issuer that are not Guarantors;

(7) Liens existing on the Issue Date (excluding Liens securing the Senior Secured Credit Facilities), including Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(15) Liens in favor of the Issuer, the Co-Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s customers;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), this clause (18) and clause (39) hereof; provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and proceeds and products thereof, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), this clause (18) and clause (39) hereof at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (a) $100.0 million and (b) 4.0% of Total Assets (in each case, determined as of the date of such incurrence);

(21) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of Default and Remedies,” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(29) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by the Indenture;

(32) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(33) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(35) Liens on the assets of non-guarantor Restricted Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of the Indenture to be incurred;

(36) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment;

(37) any interest or title of a lessor, sub-lessor, franchisor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, franchisor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(38) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(39) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to the covenant under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (including, without limitation, Indebtedness incurred under one or more Credit Facilities) so long as after giving pro forma effect to such incurrence and such Liens the Consolidated Secured Debt Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 4.25 to 1.00 (excluding, for purposes of calculating such ratio under this clause (39), Indebtedness under the revolving credit facility borrowed for seasonal working capital requirements in an amount not to exceed $75.0 million) for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is incurred;

(40) Liens securing obligations in respect of (x) Indebtedness and other Obligations permitted to be incurred under the Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) obligations of the Issuer or any Subsidiary in respect of any Bank Products or Hedging Obligation provided by any lender party to any Credit Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into);

(41) Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise permitted under the Indenture; and

(42) Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from issuances of debt securities by the Issuer or any of its Restricted Subsidiaries issued after the Issue Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities within 180 days of their issuance; provided, that such Liens do not extend to any assets other than such proceeds and such additional funds.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the board of directors or management of the Issuer shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Issuer and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) or (b) constituting a receivables or payables financing or factoring facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means a registration rights agreement with respect to the Notes dated as of the Closing Date, among the Issuers, the Guarantors and the representatives of the Initial Purchasers.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business or any securities of a Person received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary; provided that any such securities shall not be deemed to be Related Business Assets, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including the Co-Issuer and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuers or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the Senior Secured Credit Facilities, the 2020 Notes and the related guarantees and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of the Issuers’ Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Credit Facilities” means the Credit Agreement, dated as of January 30, 2012, by and among the Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as joint lead arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., UBS Securities LLC, Barclays Capital, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as joint bookrunners, Bank of America, N.A., as administrative agent, collateral agent and swing line lender, Bank of America, N.A., as letter of credit issuer, Citigroup Global Markets Inc., as syndication agent and other parties party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital

Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under the Indenture, regardless of whether such entity is consolidated on the Issuer’s or any Restricted Subsidiary’s financial statements.

“Summit Holdings” means Summit Materials Holdings L.P., a Delaware limited partnership and the Issuers’ indirect parent entity.

“Support and Services Agreement” means the management services or similar agreements between certain of the management companies associated with one or more of the Investors or their advisors, if applicable, and the Issuer (and/or its direct or indirect parent companies), as in effect from time to time.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person.

“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units (vested and unvested) then owned by such Partner by the number of Units (vested and unvested) then owned by all Partners.

“Transaction Agreement” means the asset purchase agreement among Continental Cement Company, L.L.C., as the purchaser, the Issuer and Summit Holdings, as guarantors and Lafarge North America, Inc. as seller, dated April 16, 2015, as amended, modified and supplemented from time to time.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, the Issuer or any of its (or their) Subsidiaries in connection with the Transactions (including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock option, expenses in connection with hedging transactions related to the Senior Secured Credit Facilities and any original issue discount or upfront fees), the Support and Services Agreement, the Indenture, the Loan Documents (as defined in the Senior Secured Credit Facilities) and the transactions contemplated hereby and thereby.

“Transactions” means the issuance of the Existing Notes and the guarantees thereof on the Issue Date, the borrowings under the Senior Secured Credit Facilities on or prior to the Issue Date, the refinancing or repayment of certain Indebtedness on the Issue Date and the transactions contemplated by the Transaction Agreement, each as described in the offering memorandum dated June 23, 2015, relating to the issuance of the Existing Notes, under “Offering Memorandum Summary—The Transactions,” and the payment of related premiums, fees and expenses.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Units” means the class A units and any other class of units that is established in accordance with the Partnership Agreement, which shall constitute limited partner interests in Summit Holdings as provided in the Partnership Agreement and under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended or supplemented from time to time and any successor thereto, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of Summit Holdings at any particular time as set forth in the Partnership Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in the Partnership Agreement, together with the obligations of such Partner to comply with all terms and provisions of the Partnership Agreement.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of a Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer other than the Co-Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that:

(1) either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if the Subsidiary to be so designated has total consolidated assets in excess of $1,000, such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”; and

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Issuers and the guarantors of the outstanding notes and the initial purchasers entered into a registration rights agreement on November 19, 2015, the closing date of the issuance of the outstanding notes (the “Closing Date”). In the registration rights agreement, each of the Issuers and the guarantors of the outstanding notes have agreed that it will, at its expense, for the benefit of the holders of the outstanding notes, (i) file one or more registration statements on an appropriate registration form with respect to a registered offer to exchange the outstanding notes for new notes, guaranteed by the guarantors on a full and unconditional, joint and several senior unsecured basis, with terms substantially identical in all material respects to the outstanding notes and (ii) use its commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act. As of the date of this prospectus, $650.0 million aggregate principal amount of the 6.125% Senior Notes due 2023 is outstanding, and the outstanding notes were issued on November 19, 2015.

Under the circumstances set forth below, the Issuers and the guarantors will use their commercially reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep such registration statement effective for up to one year after the effective date of the shelf registration statement. These circumstances include:

•	if any change in law or in currently prevailing interpretations of the Staff of the SEC do not permit us to effect an exchange offer;

•	if an exchange offer is not consummated within the registration period contemplated by the registration rights agreement;

•	if, in certain circumstances, certain holders of unregistered exchange notes so request; or

•	if in the case of any holder that participates in an exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act).

Under the registration rights agreement, if (A) we neither (i) exchanged exchange notes for all notes validly tendered in accordance with the terms of an exchange offer nor (ii) if applicable, had a shelf registration statement declared effective under the Securities Act, in either case on or prior to the 270th day after the Closing Date, (B) notwithstanding clause (A), we are required to file a shelf registration statement and such shelf registration statement is not declared effective on or prior to the 90th day after the delivery of a shelf notice (as defined in the registration rights agreement) with respect thereto (the “Effectiveness Date”) or (C) if applicable, a shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time during the effectiveness period (subject to certain exceptions) (each such event referred to in clauses (A), (B) and (C), a “Registration Default”), then additional interest (“Additional Interest”) shall accrue on the principal amount of the notes affected thereby at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such Additional Interest continues to accrue; provided that the rate at which such Additional Interest accrues may in no event exceed 1.00% per annum) (any such Additional Interest to be calculated by us) commencing on (x) the 271st day after the Closing Date (in the case of clause (A) above), (y) the Effectiveness Date (in the case of clause (B) above) or (z) the day on which such shelf registration statement ceases to be effective (in the case of clause (C) above); provided, however, that upon the exchange of exchange notes for all notes tendered (in the case of clause (A)(i) above), upon the effectiveness of the applicable shelf registration statement (in the case of clause (A)(ii) and (B) above) or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (C) above), Additional Interest on such notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not an affiliate of the Issuers or any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an affiliate of the Issuers or any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of the Issuers or any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the Issuers will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in a principal amount of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuers will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure by the Issuers and the guarantors to fulfill their obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that governs the terms of the outstanding notes. For a description of the indenture, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. The Issuers and the guarantors intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement except the Issuers and the guarantors will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

The Issuers will be deemed to have accepted for exchange properly tendered outstanding notes when the Issuers have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the Issuers and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, the Issuers expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                 , 2016, which is the 21st business day after the date of this prospectus. However, if the Issuers, in their sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which the Issuers shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, the Issuers will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The Issuers are generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the exchange offer after the change.

The Issuers reserve the right, in their sole discretion:

•	to delay accepting for exchange any outstanding notes (if the Issuers amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice to the registered holders of the outstanding notes. If the Issuers amend the exchange offer in a manner that it determines to constitute a material change, the Issuers will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Issuers will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and the Issuers may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in their reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in their judgment, would reasonably be expected to impair their ability to proceed with the exchange offer.

In addition, the Issuers will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the Issuers:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to the Issuers an appropriate form for registration of the exchange notes under the Securities Act.

The Issuers expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Issuers may delay acceptance of any outstanding notes by giving written notice of such extension to their holders. The Issuers will return any outstanding notes that the Issuers do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

The Issuers expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, the Issuers are generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the exchange offer after the change. The Issuers will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for sole benefit of the Issuers and the Issuers may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in their sole discretion. If the Issuers fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Issuers may assert at any time or at various times prior to the expiration date.

In addition, the Issuers will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuers and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuers, they should also submit evidence satisfactory to the Issuers of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	the Issuers may enforce that agreement against such participant.

Acceptance of Exchange Notes

In all cases, the Issuers will promptly issue exchange notes for outstanding notes that they have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to the Issuers that, among other things:

•	you are not an affiliate of the Issuers or the guarantors within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The Issuers will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Determinations of the Issuers in this regard will be final and binding on all parties. The Issuers reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in their or their counsel’s judgment, be unlawful. The Issuers also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as the Issuers determine. Neither the Issuers, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. The Issuers will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail or Overnight Courier:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Attn: Workflow Management—

5th Floor

By Facsimile: (302) 636-4139 Attn: Workflow Management	By Hand Delivery:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Attn: Workflow Management—

5th Floor

To Confirm by Email: DTC2@wilmingtontrust.com Attn: Workflow Management

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the exchange notes are substantially identical to the terms of the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will capitalize the expenses relating to the exchange offer.

Transfer Taxes

The Issuers and the guarantors will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the Issuers to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of exchange notes (including an exchange of outstanding notes for exchange notes) by an ERISA Plan with respect to which an Issuer or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note (including an exchange of outstanding notes for exchange notes), each purchaser and subsequent transferee of an exchange note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to purchase or hold the exchange notes or any interest therein constitutes assets of any Plan or (ii) the purchase and holding of the exchange notes or any interest therein by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring or holding the exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days from the date on which the registration statement for the exchange offer is declared effective, (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market making or other trading activities and (iii) the date on which all the notes covered by such registration statement have been sold pursuant to the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of Holland & Hart LLP as to all matters governed by the laws of the states of Colorado, Utah and Wyoming, the opinions of Kutak Rock LLP as to all matters governed by the laws of the states of Kansas and Missouri, the opinion of Stites & Harbison PLLC as to all matters governed by the laws of the state of Kentucky, the opinion of Kirk Palmer & Thigpen, P.A. as to all matters governed by the laws of the state of South Carolina, and the opinion of Winstead PC as to all matters governed by the laws of the state of Texas. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with The Blackstone Group L.P.

EXPERTS

The consolidated financial statements of Summit Materials, LLC as of December 27, 2014 and December 28, 2013, and for each of the years in the three-year period ended December 27, 2014, have been included herein in reliance on the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Lafarge Target Business, carve-out of certain operations of Lafarge North America Inc., as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We have historically filed annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). However, any such information filed with the SEC does not constitute a part of this prospectus.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 or 15(d) of the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements of Summit Materials, LLC and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 27, 2014 and December 28, 2013	F-3
Consolidated Statements of Operations for the years ended December 27, 2014, December 28, 2013 and December 29, 2012	F-4
Consolidated Statements of Comprehensive Loss for the years ended December 27, 2014, December 28, 2013 and December 29, 2012	F-5
Consolidated Statements of Cash Flows for the years ended December 27, 2014, December 28, 2013 and December 29, 2012	F-6
Consolidated Statements of Changes in Redeemable Noncontrolling Interest and Member’s Interest for the years ended December 27, 2014, December 28, 2013 and December 29, 2012	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Consolidated Financial Statements of Summit Materials, LLC and Subsidiaries
Consolidated Balance Sheets as of September 26, 2015 (unaudited) and December 27, 2014	F-45
Unaudited Consolidated Statements of Operations for the nine months ended September 26, 2015 and September 27, 2014	F-46
Unaudited Consolidated Statements of Comprehensive Loss for the nine months ended September 26, 2015 and September 27, 2014	F-47
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 26, 2015 and September 27, 2014	F-48
Unaudited Consolidated Statements of Changes in Redeemable Noncontrolling Interest and Member’s Interest for the nine months ended September 26, 2015 and September 27, 2014	F-49
Notes to Unaudited Consolidated Financial Statements	F-50

Lafarge Target Business

Audited Combined Financial Statements of the Lafarge Target Business
Report of Independent Auditors	F-77
Combined Balance Sheets as of December 31, 2014 and December 31, 2013	F-78
Combined Statements of Operations for the years ended December 31, 2014, December 31, 2013 and December 31, 2012	F-79
Combined Statements of Changes in Net Parent Investment as of December 31, 2014, December 31, 2013 and December 31, 2012	F-80
Combined Statements of Cash Flows for the years ended December 31, 2014, December 31, 2013 and December 31, 2012	F-81
Notes to Combined Financial Statements	F-82

Unaudited Combined Financial Statements of the Lafarge Target Business
Unaudited Condensed Combined Statements of Operations for the Six Months Ended June 30, 2015 and June 30, 2014	F-92
Unaudited Condensed Combined Balance Sheets as of June 30, 2015 and December 31, 2014	F-93
Unaudited Condensed Combined Statements of Cash Flows for the Six Months Ended June 30, 2015 and 2014	F-94
Notes to Unaudited Condensed Combined Financial Statements	F-95

Report of Independent Registered Public Accounting Firm

The Board of Directors and Member

of Summit Materials, LLC:

We have audited the accompanying consolidated balance sheets of Summit Materials, LLC and subsidiaries as of December 27, 2014 and December 28, 2013, and the related consolidated statements of operations, comprehensive loss, cash flows, and changes in redeemable noncontrolling interest and member’s interest for each of the years in the three-year period ended December 27, 2014 . These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Materials, LLC and subsidiaries as of December 27, 2014 and December 28, 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 27, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

February 22, 2015

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

December 27, 2014 and December 28, 2013

(In thousands)

	2014	2013
Assets
Current assets:
Cash	$13,215	$14,917
Accounts receivable, net	141,302	99,337
Costs and estimated earnings in excess of billings	10,174	10,767
Inventories	111,553	96,432
Other current assets	17,172	13,181

Total current assets	293,416	234,634
Property, plant and equipment, net	950,601	831,778
Goodwill	419,270	127,038
Intangible assets, net	17,647	15,147
Other assets	48,843	39,197

Total assets	$1,729,777	$1,247,794

Liabilities, Redeemable Noncontrolling Interest and Member’s Interest
Current liabilities:
Current portion of debt	$5,275	$30,220
Current portion of acquisition-related liabilities	18,402	10,635
Accounts payable	78,854	72,104
Accrued expenses	101,496	57,251
Billings in excess of costs and estimated earnings	8,958	9,263

Total current liabilities	212,985	179,473
Long-term debt	1,059,642	658,767
Acquisition-related liabilities	42,736	23,756
Other noncurrent liabilities	93,691	77,480

Total liabilities	1,409,054	939,476

Commitments and contingencies (see note 14)
Redeemable noncontrolling interest	33,740	24,767
Member’s interest:
Member’s equity	518,647	486,896
Accumulated deficit	(217,416)	(198,511)
Accumulated other comprehensive loss	(15,546)	(6,045)

Member’s interest	285,685	282,340
Noncontrolling interest	1,298	1,211

Total member’s interest	286,983	283,551

Total liabilities, redeemable noncontrolling interest and member’s interest	$1,729,777	$1,247,794

See accompanying notes to consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 27, 2014, December 28, 2013 and December 29, 2012

(In thousands)

	2014	2013	2012
Revenue:
Product	$838,026	$593,570	$588,762
Service	366,205	322,631	337,492

Total revenue	1,204,231	916,201	926,254

Cost of revenue (excluding items shown separately below):
Product	598,732	430,172	444,569
Service	288,428	246,880	268,777

Total cost of revenue	887,160	677,052	713,346

General and administrative expenses	150,732	142,000	127,215
Goodwill impairment	—	68,202	—
Depreciation, depletion, amortization and accretion	87,826	72,934	68,290
Transaction costs	8,554	3,990	1,988

Operating income (loss)	69,959	(47,977)	15,415
Other income, net	(3,447)	(1,737)	(1,182)
Loss on debt financings	—	3,115	9,469
Interest expense	86,742	56,443	58,079

Loss from continuing operations before taxes	(13,336)	(105,798)	(50,951)
Income tax benefit	(6,983)	(2,647)	(3,920)

Loss from continuing operations	(6,353)	(103,151)	(47,031)
(Income) loss from discontinued operations	(71)	528	3,546

Net loss	(6,282)	(103,679)	(50,577)
Net income attributable to noncontrolling interest	2,495	3,112	1,919

Net loss attributable to member of Summit Materials, LLC	$(8,777)	$(106,791)	$(52,496)

See accompanying notes to consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

Years ended December 27, 2014, December 28, 2013 and December 29, 2012

(In thousands)

	2014	2013	2012
Net loss	$(6,282)	$(103,679)	$(50,577)
Other comprehensive (loss) income:
Postretirement curtailment adjustment	(1,346)	—	—
Postretirement liability adjustment	(3,919)	4,407	(3,648)
Foreign currency translation adjustment	(5,816)	—	—

Other comprehensive (loss) income:	(11,081)	4,407	(3,648)

Comprehensive loss	(17,363)	(99,272)	(54,225)
Less comprehensive income attributable to the noncontrolling interest	915	4,434	824

Comprehensive loss attributable to member of Summit Materials, LLC	$(18,278)	$(103,706)	$(55,049)

See accompanying notes to consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 27, 2014, December 28, 2013 and December 29, 2012

(In thousands)

	2014	2013	2012
Cash flow from operating activities:
Net loss	$(6,282)	$(103,679)	$(50,577)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	95,211	75,927	72,179
Net interest expense	252	3,256	3,266
Share-based compensation expense	2,235	2,315	2,533
Deferred income tax benefit	(5,927)	(4,408)	(3,468)
Net loss on asset disposals	6,500	12,419	2,564
Goodwill impairment	—	68,202	—
Loss on debt financings	—	2,989	9,469
Other	(957)	(1,098)	(874)
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(10,366)	9,884	5,201
Inventories	(3,735)	499	(1,726)
Costs and estimated earnings in excess of billings	1,359	196	6,931
Other current assets	(3,997)	(453)	3,494
Other assets	4,767	(1,708)	1,189
(Decrease) increase in operating liabilities, net of acquisitions:
Accounts payable	(6,455)	4,067	(6,076)
Accrued expenses	13,162	(742)	17,175
Billings in excess of costs and estimated earnings	(305)	1,998	2,589
Other liabilities	(6,373)	(3,252)	(1,590)

Net cash provided by operating activities	79,089	66,412	62,279

Cash flow from investing activities:
Acquisitions, net of cash acquired	(397,854)	(61,601)	(48,757)
Purchases of property, plant and equipment	(76,162)	(65,999)	(45,488)
Proceeds from the sale of property, plant and equipment	13,366	16,085	8,836
Other	(630)	—	69

Net cash used for investing activities	(461,280)	(111,515)	(85,340)

Cash flow from financing activities:
Proceeds from investment by member	27,617	—	—
Proceeds from debt issuances	762,250	234,681	726,442
Payments on long-term debt	(389,270)	(188,424)	(697,438)
Payments on acquisition-related liabilities	(10,935)	(9,801)	(7,519)
Financing costs	(9,085)	(3,864)	(13,081)
Other	(88)	(3)	(702)

Net cash provided by financing activities	380,489	32,589	7,702

Net decrease in cash	(1,702)	(12,514)	(15,359)
Cash—beginning of period	14,917	27,431	42,790

Cash—end of period	$13,215	$14,917	$27,431

See accompanying notes to consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Redeemable Noncontrolling Interest and Member’s Interest

Years ended December 27, 2014, December 28, 2013 and December 29, 2012

(In thousands)

	Member’s equity	Accumulated deficit	Accumulated other comprehensive loss	Noncontrolling interest	Total member’s interest	Redeemable noncontrolling interest
Balance—December 31, 2011	$482,707	$(40,932)	$(6,577)	$1,174	$436,372	$21,300
Accretion/ redemption value adjustment	—	(657)	—	—	(657)	657
Net (loss) income	—	(52,496)	—	(69)	(52,565)	1,988
Other comprehensive loss	—	—	(2,553)	—	(2,553)	(1,095)
Repurchase of member’s interest	(656)	—	—	—	(656)	—
Share-based compensation	2,533	—	—	—	2,533	—
Payment of dividends	—	—	—	(46)	(46)	—

Balance—December 29, 2012	484,584	(94,085)	(9,130)	1,059	382,428	22,850
Accretion/ redemption value adjustment	—	2,365	—	—	2,365	(2,365)
Net (loss) income	—	(106,791)	—	152	(106,639)	2,960
Other comprehensive income	—	—	3,085	—	3,085	1,322
Repurchase of member’s interest	(3)	—	—	—	(3)	—
Share-based compensation	2,315	—	—	—	2,315	—

Balance—December 28, 2013	486,896	(198,511)	(6,045)	1,211	283,551	24,767
Contributed capital	27,617	—	—	—	27,617	—
Accretion/ redemption value adjustment	—	(8,145)	—	—	(8,145)	8,145
Net (loss) income	—	(8,777)	—	87	(8,690)	2,408
Other comprehensive loss	—	—	(9,501)	—	(9,501)	(1,580)
Repurchase of member’s interest	(88)	—	—	—	(88)	—
Share-based compensation	4,222	(1,983)	—	—	2,239	—

Balance—December 27, 2014	$518,647	$(217,416)	$(15,546)	$1,298	$286,983	$33,740

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(Dollars in tables in thousands, unless otherwise noted)

(1) Summary of Organization and Significant Accounting Policies

Summit Materials, LLC (“Summit Materials”) is a vertically-integrated, construction materials company. Across its subsidiaries, it is engaged in the manufacturing and sale of aggregates, cement, ready-mixed concrete and asphalt paving mix. It is also engaged in road paving and related construction services. Summit Materials owns and operates quarries, sand and gravel pits, a cement plant, cement distribution terminals, asphalt plants, ready—mixed concrete plants and landfill sites. The operations of Summit Materials are conducted primarily across 17 states and British Columbia, Canada, with the most significant portion of the Company’s revenue generated in Texas, Kansas, Kentucky, Utah and Missouri.

Summit Materials is a wholly-owned indirect subsidiary of Summit Materials Holdings L.P. (“Summit Holdings”) whose major indirect owners are certain investment funds affiliated with Blackstone Capital Partners V L.P. (“BCP”). Summit Materials has a number of subsidiaries that have individually made a number of acquisitions through 2014. The Company is organized by geographic region and has three operating segments, which are also its reporting segments: the Central; West; and East regions.

Principles of Consolidation—The consolidated financial statements include the accounts of Summit Materials and its majority owned subsidiaries (collectively, the “Company”). All intercompany balances and transactions have been eliminated. The Company attributes consolidated member’s interest and net income separately to the controlling and noncontrolling interests. The Company accounts for investments in entities for which it has an ownership of 20% to 50% using the equity method of accounting.

Noncontrolling interests represent a 30% redeemable ownership in Continental Cement Company, L.L.C. (“Continental Cement”) and a 20% ownership in Ohio Valley Asphalt, LLC. In 2013, Continental Cement changed its fiscal year from a calendar year to a 52-week year with each quarter composed of 13 weeks ending on a Saturday, consistent with Summit Materials’ fiscal year. Continental Cement’s fiscal year end in 2014 was December 27 compared to December 28 in 2013 and the calendar year ended December 31 in 2012. The effect of this change to the Company’s financial position, results of operations and liquidity was immaterial. Each of the fiscal years presented were composed of 52 weeks.

Use of Estimates—The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenue and expenses. Such estimates include the valuation of accounts receivable, inventories, goodwill, intangible and other long-lived assets, pension and other postretirement obligations, asset retirement obligations and the redeemable noncontrolling interest. Estimates also include revenue earned and costs to complete open contracts. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Management adjusts such estimates and assumptions when circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from estimates made. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the Company’s consolidated financial statements in the period in which the change in estimate occurs.

Business and Credit Concentrations—The majority of the Company’s customers are located in Texas, Kansas, Kentucky, Utah and Missouri and accounts receivable consist primarily of amounts due from customers within these states. Collection of these accounts is, therefore, dependent on the economic conditions in the aforementioned states. However, credit granted within the Company’s trade areas has been granted to a wide variety of customers. No single customer accounted for more than 10% of revenue in 2014, 2013 or 2012. Management does not believe that any significant concentrations of credit exist with respect to individual customers or groups of customers.

Accounts Receivable—Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the collectability of individual accounts. In establishing the allowance, management considers historical losses adjusted to take into account current market conditions and its customers’ financial condition, the amount of receivables in dispute, the current receivables aging and current payment terms. Balances that remain outstanding after reasonable collection efforts are exercised are written off through a charge to the valuation allowance.

The balances billed but not paid by customers, pursuant to retainage provisions included in contracts, will be due upon completion of the contracts.

Revenue and Cost Recognition—Revenue for product sales are recognized when evidence of an arrangement exists, the fee is fixed or determinable, title passes, which is generally when the product is shipped, and collection is reasonably assured. Product revenue includes sales of aggregates, cement and other materials to customers, net of discounts, allowances or taxes, as applicable.

Revenue from construction contracts are included in service revenue and are recognized under the percentage-of-completion accounting method. The percent complete is measured by the cost incurred to date compared to the estimated total cost of each project. This method is used as management considers expended cost to be the best available measure of progress on these contracts, the majority of which are completed within one year, but may occasionally extend beyond one year. Inherent uncertainties in estimating costs make it at least reasonably possible that the estimates used will change within the near term and over the life of the contracts.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance and completion. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are estimable. General and administrative costs are charged to expense as incurred.

Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income. Such revisions are recognized in the period in which they are determined. An amount equal to contract costs incurred that are attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

Costs and estimated earnings in excess of billings are composed principally of revenue recognized on contracts (on the percentage-of-completion method) for which billings had not been presented to customers because the amount were not billable under the contract terms at the balance sheet date. In accordance with the contract terms, the unbilled receivables at December 27, 2014 will be billed in 2015. Billings in excess of costs and estimated earnings represent billings in excess of revenue recognized.

Revenue from the receipt of waste fuels is classified as service revenue and is based on fees charged for the waste disposal, which are recognized when the waste is accepted.

Inventories—Inventories consist of stone removed from quarries and processed for future sale, cement, raw materials and finished concrete blocks. Inventories are valued at the lower of cost or market and are accounted for on a first-in first-out basis or an average cost basis. If items become obsolete or otherwise unusable or if quantities exceed what is projected to be sold within a reasonable period of time, they will be charged to costs of production in the period that the items are designated as obsolete or excess inventory. Stripping costs are costs of removing overburden and waste material to access aggregate materials and are recognized in cost of revenue in the same period as the revenue from the sale of the inventory.

Property, Plant and Equipment, net—Property, plant and equipment are recorded at cost, less accumulated depreciation, depletion and amortization. Expenditures for additions and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Repair and maintenance costs that do not substantially expand productive capacity or extend the life of property, plant and equipment are expensed as incurred.

Landfill airspace is included in property, plant and equipment at cost and is amortized based on utilization of the asset. Management reassesses the landfill airspace capacity with any changes in value recorded in cost of revenue. Capitalized landfill costs include expenditures for the acquisition of land and related airspace, engineering and permitting costs, cell construction costs and direct site improvement costs.

Upon disposal of an asset, the cost and related accumulated depreciation are removed from the Company’s accounts and any gain or loss is included in general and administrative expenses.

Depreciation on property, plant and equipment, including assets subject to capital leases, is computed on a straight-line basis or based on the economic usage over the estimated useful life of the asset. The estimated useful lives are generally as follows:

Buildings and improvements	7—40 years
Plant, machinery and equipment	20—40 years
Mobile equipment and barges	15—20 years
Office equipment	3—6 years
Truck and auto fleet	5—10 years
Landfill airspace and improvements	5—60 years
Other	2—10 years

Depletion of mineral reserves is calculated for proven and probable reserves by the units of production method on a site-by-site basis. Leasehold improvements are amortized on a straight-line basis over the lesser of the asset’s useful life or the remaining lease term.

The Company reviews the carrying value of property, plant and equipment for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. Such indicators may include, among others, deterioration in general economic conditions, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flows or a trend of negative or declining cash flows over multiple periods.

Property, plant and equipment is tested for impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. As a result, the property, plant and equipment impairment test is at a significantly lower level than the level at which goodwill is tested for impairment. In markets where the Company does not produce downstream products (e.g., ready-mixed concrete, asphalt paving mix and paving and related services), the lowest level of largely independent identifiable cash flows is at the individual aggregates operation or a group of aggregates operations collectively serving a local market or the cement operations, as a whole. Conversely, in vertically-integrated markets, the cash flows of the downstream and upstream businesses are not largely independently identifiable and the vertically-integrated operations are considered the lowest level of largely independent identifiable cash flows.

In addition, assets are assessed for impairment charges when identified for disposition. Projected losses from disposition are recognized in the period in which they become estimable, which may be in advance of the actual disposition. The net loss from asset dispositions recognized in general and administrative expenses in fiscal years 2014, 2013 and 2012 was $6.5 million, $12.4 million and $2.6 million, respectively. No material impairment charges have been recognized on assets held for use in 2014, 2013 or 2012. The losses are commonly a result of the cash flows expected from selling the asset being less than the expected cash flows that could be generated from holding the asset for use.

Accrued Mining and Landfill Reclamation—The mining reclamation reserve and financial commitments for landfill closure and post-closure activities are based on management’s estimate of future cost requirements to reclaim property at both currently operating and closed sites. Estimates of these obligations have been developed based on management’s interpretation of current requirements and proposed regulatory changes and are intended to approximate fair value. Costs are estimated in current dollars, inflated until the expected time of payment, using an inflation rate of 2.5%, and then discounted back to present value using a credit-adjusted, risk-free rate on obligations of similar maturity, adjusted to reflect the Company’s credit rating. Changes in the credit-adjusted, risk-free rate do not change recorded liabilities. However, subsequent increases in the recognized obligations are measured using a current credit-adjusted, risk-free rate. Decreases in the recognized obligations are measured at the initial credit-adjusted, risk-free rate.

Significant changes in inflation rates or the amount or timing of future cost estimates typically result in both (1) a current adjustment to the recorded liability (and corresponding adjustment to the asset) and (2) a change in accretion of the liability and depreciation of the asset to be recorded prospectively over the remaining capacity of the unmined quarry or landfill.

Intangible Assets—The Company’s intangible assets are primarily composed of lease agreements, reserve rights and trade names. The assets related to lease agreements are a result of the submarket royalty rates paid under agreements, primarily, for extracting aggregate. The values were determined as of the respective acquisition dates by a comparison of market-royalty rates to contract-royalty rates. The reserve rights relate to aggregate reserves to which the Company has the rights of ownership, but do not own the reserves. The intangible assets are amortized on a straight-line basis over the lives of the leases. Continental Cement’s trade name composes the majority of the remaining intangible assets. The following table shows intangible assets by type and in total:

	December 27, 2014			December 28, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Leases	$10,357	$(2,031)	$8,326	$10,430	$(1,604)	$8,826
Reserve rights	9,094	(540)	8,554	5,890	(221)	5,669
Trade names	1,020	(470)	550	1,020	(368)	652
Other	249	(32)	217	—	—	—

Total intangible assets	$20,720	$(3,073)	$17,647	$17,340	$(2,193)	$15,147

Amortization expense in 2014, 2013 and 2012 was $0.9 million, $0.8 million and $0.6 million, respectively. The estimated amortization expense for intangible assets for each of the next five years and thereafter is as follows:

2015	$3,105
2016	1,675
2017	956
2018	956
2019	956
Thereafter	9,999

Total	$17,647

Goodwill—Goodwill represents the purchase price paid in excess of the fair value of net tangible and intangible assets acquired. Goodwill recorded in connection with the Company’s acquisitions is primarily attributable to the expected profitability, assembled workforces of the acquired businesses and the synergies expected to arise after the Company’s acquisition of those businesses. Goodwill is not amortized, but is tested annually for impairment as of the first day of the fourth quarter and whenever events or circumstances indicate that goodwill may be impaired. The goodwill impairment test first uses a qualitative approach to determine whether it is more likely than not that the estimated fair value of a reporting unit is less than its carrying amount. If, as a result of the qualitative assessment, it is determined that an impairment is more likely than not, the two-step quantitative impairment test is then performed, otherwise further analysis is not required. The two-step impairment test first identifies potential goodwill impairment for each reporting unit and then, if necessary, measures the amount of the impairment loss. Goodwill is tested for impairment based on the Company’s operating companies, which management has determined to be the Company’s reporting units, which are one level below its segments in the Central and West regions. The East region is considered to be a single reporting unit.

Income Taxes—As a limited liability company, Summit Materials’ federal and state income tax attributes are generally passed to its members. However, certain of the Company’s subsidiaries are taxable entities, the provisions for which are included in the consolidated financial statements. For the Company’s taxable entities, deferred income tax assets and liabilities are computed for differences between the tax basis and financial statement amounts that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized for deferred tax assets if it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

The Company evaluates the tax positions taken on income tax returns that remain open to examination by the respective tax authorities from prior years and positions expected to be taken on the current year tax returns to identify uncertain tax positions. Interest and penalties are recorded in income tax expense.

Fair Value Measurements—The fair value accounting guidance establishes the following fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1	—	Unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2	—	Inputs other than Level 1 that are based on observable market data, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in inactive markets, inputs that are observable that are not prices and inputs that are derived from or corroborated by observable markets.

Level 3	—	Valuations developed from unobservable data, reflecting the Company’s own assumptions, which market participants would use in pricing the asset or liability.

Assets and liabilities measured at fair value in the consolidated balance sheets as of December 27, 2014 and December 28, 2013 are as follows:

	2014	2013

Accrued expenses:
Current portion of contingent consideration	$2,375	$—

Acquisition- related liabilities
Contingent consideration	$5,379	$1,908

Certain acquisitions made by the Company require the payment of additional consideration contingent upon the achievement of specified operating results, referred to as contingent consideration or earn-out obligations. These payments will not be made if earn-out thresholds are not achieved. Approximately $4.5 million and $1.9 million of the increase in contingent consideration obligations relate to the January 17, 2014 acquisition of Alleyton Resource Corporation, Colorado Gulf, LP and certain assets of Barten Shepard Investments, LP (collectively, “Alleyton”) and the October 3, 2014 acquisition of Concrete Supply of Topeka, Inc. and all of the membership interests of Penny’s Concrete and Ready Mix, L.L.C. and Builders Choice Concrete Company of Missouri, L.L.C. (collectively, “Concrete Supply”), respectively. No material earn-out payments have been made to date.

Summit Materials records contingent consideration at fair value on the acquisition date and then measures its fair value each reporting period. Any adjustments to fair value are recognized in earnings in the period identified. Management of the Company determines the appropriate policies and procedures to be used when determining the fair value of contingent consideration. Its fair values are based on unobservable inputs, or Level 3 assumptions, including projected probability-weighted cash payments and an 11.0% discount rate, which reflects the Company’s credit risk. Changes in fair value may occur as a result of a change in actual or projected cash payments, the probability weightings applied by the Company to projected payments or a change in the discount rate. Significant increases or decreases in any of these inputs in isolation could result in a significantly lower, or higher, fair value measurement. In 2014 and 2012, we recognized immaterial reductions to contingent consideration of $0.5 million and $0.4 million, respectively.

Financial Instruments—The Company’s financial instruments include certain acquisition-related liabilities (deferred consideration and noncompete obligations) and debt. The fair value of the deferred consideration and noncompete obligations approximate their carrying value of $49.0 million and $4.4 million, respectively, as of December 27, 2014 and $28.3 million and $4.2 million, respectively, as of December 28, 2013. The fair value was determined based on Level 3 inputs of the fair value hierarchy, including the cash payment terms in the purchase agreements and a discount rate reflecting the Company’s credit risk.

The fair value of long-term debt was approximately $1,101.9 million and $696.5 million as of December 27, 2014 and December 28, 2013, respectively, compared to its carrying value of $1,064.9 million and $663.0 million, respectively. Fair value was determined based on Level 2 inputs of the fair value hierarchy, including observable inputs, specifically quoted prices for these instruments in inactive markets. The fair value of Company’s revolving credit facility approximated its carrying value of $26.0 million at December 28, 2013. There were no outstanding borrowings on the revolving credit facility as of December 27, 2014.

(2) Acquisitions

The Company has acquired a number of entities since its formation in 2009, which were financed through a combination of debt and contributions from its member. The operations of each acquisition have been included in the Company’s consolidated results of operations since the respective dates of the acquisitions. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value.

2014 Acquisitions

West region

•	On September 30, 2014, the Company acquired all of the outstanding ownership interests in Colorado County Sand & Gravel Co., L.L.C., a Texas limited liability company, M & M Gravel Sales, Inc., a Texas corporation, Marek Materials Co. Operating, Ltd., a Texas limited partnership, and Marek Materials Co., L.L.C., a Texas limited liability company (collectively “Colorado County S&G”). Colorado County S&G provides aggregates to the West Houston, Texas market. The acquisition was funded with borrowings under the Company’s revolving credit facility.

•	On September 19, 2014, the Company acquired all of the membership interests of Southwest Ready-Mix LLC (“Southwest Ready Mix”), which included two ready-mixed concrete plants and serves the downtown and southwest Houston, Texas markets. The acquisition was funded with borrowings under the Company’s revolving credit facility.

•	On September 4, 2014, the Company acquired all of the issued and outstanding shares and certain shareholder notes of Rock Head Holdings Ltd. and B.I.M. Holdings Ltd., which collectively indirectly owned all of Mainland Sand and Gravel Ltd.’s shares. The surviving entity, Mainland Sand & Gravel ULC. (“Mainland”), based in Surrey, British Columbia, is a supplier of aggregates to the Vancouver metropolitan area. The acquisition was funded with a portion of the proceeds from the September 8, 2014 issue and sale of $115.0 million aggregate principal amount of 10 1⁄2% senior notes due 2020.

•	On July 29, 2014, the Company acquired all of the assets of Canyon Redi-Mix, Inc. and CRM Mixers LP (collectively “Canyon Redi-Mix”). The acquired assets include two ready-mixed concrete plants, which serve the Permian Basin region of West Texas. The acquisition was funded with borrowings under the Company’s revolving credit facility.

•	On March 31, 2014, the Company acquired all of the stock of Troy Vines, Inc., an integrated aggregates and ready-mixed concrete business headquartered in Midland, Texas, which serves the Permian Basin region of West Texas. The acquisition was funded with cash on hand.

•	On January 17, 2014, the Company acquired all of the membership interests of Alleyton, an aggregates and ready-mixed concrete business in Houston, Texas. The Alleyton acquisition was funded with a portion of the proceeds from the January 17, 2014 issue and sale of $260.0 million aggregate principal amount of 10 1⁄2% senior notes due 2020.

Central region

•	On October 3, 2014, the Company acquired the stock of Concrete Supply, an aggregates and ready-mixed concrete business with operations in Kansas and Missouri. The acquisition was funded with borrowings under the Company’s revolving credit facility.

East region

•	On June 9, 2014, the Company acquired all of the membership interests of Buckhorn Materials LLC, an aggregates quarry in South Carolina, and Construction Materials Group LLC, a sand pit in South Carolina. The acquisition was funded with borrowings under the Company’s revolving credit facility.

2013 Acquisitions

West region

•	On April 1, 2013, the Company acquired all of the membership interests of Westroc, LLC, an aggregates and ready-mixed concrete provider near Salt Lake City, Utah, with borrowings under the Company’s revolving credit facility.

Central region

•	On April 1, 2013, the Company acquired certain aggregates, ready-mixed concrete and asphalt assets of Lafarge North America, Inc. in and around Wichita, Kansas, with borrowings under the Company’s revolving credit facility.

2012 Acquisitions

West region

•	On November 30, 2012, the Company acquired all of the stock of Sandco, Inc., an aggregates and ready-mixed concrete business in Colorado, with cash on-hand.

Central region

•	On February 29, 2012, the Company acquired certain assets of Norris Quarries, LLC, an aggregates business in northwest Missouri, with proceeds from debt, including the Company’s revolving credit facility.

East region

•	On October 5, 2012, the Company acquired certain assets of Kay & Kay Contracting, LLC, an aggregates, asphalt and paving business in Kentucky, with cash on-hand.

Revenue and net income from these acquisitions in the year ended December 27, 2014 was $197.5 million and $35.6 million, respectively, of which $150.9 million and $32.6 million, respectively, was attributable to Alleyton, Southwest Ready Mix and Colorado County S&G. Southwest Ready Mix and Colorado County S&G were integrated with Alleyton as of their respective acquisition dates such that disaggregated financial data is not available. The 2013 and 2012 acquisitions were integrated with existing operations on the respective acquisition dates such that disaggregated financial data is not available.

Pro Forma Financial Information (unaudited)—The following unaudited supplemental pro forma information presents the financial results as if the 2014, 2013 and 2012 acquisitions occurred on the first day of fiscal year 2013, 2012 and 2011, respectively. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisitions been made on the first day of the preceding fiscal year, nor is it indicative of any future results. The pro forma effect on revenue in the year ended December 28, 2013 was $305.7 million and $8.6 million from 2014 and 2013 acquisitions, respectively, and was $33.7 million and ($3.4) million, respectively, on net loss. The pro forma effect on revenue in the year ended December 29, 2012 was $82.4 million and $13.8 million from 2013 and 2012 acquisitions, respectively, and was $4.7 million and ($0.5) million, respectively, on net loss.

	Year ended
	December 27, 2014	December 28, 2013	December 29, 2012
Revenue	$1,326,861	$1,230,491	$1,022,535
Net income (loss)	8,181	(104,705)	(46,405)

The purchase price allocation for the Canyon Redi-Mix, Mainland, Southwest Ready Mix, Colorado County S&G and Concrete Supply acquisitions has not yet been finalized due to the recent timing of the acquisitions. The following table summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates in 2014, 2013 and 2012:

	Alleyton January 17, 2014	Year Ended December 27, 2014 (excluding Alleyton)	Year Ended December 28, 2013	Year Ended December 29, 2012
Financial assets	$15,489	$22,101	$8,302	$1,397
Inventories	2,548	8,249	3,954	6,988
Property, plant and equipment	47,985	74,687	40,580	21,543
Intangible assets(1)	—	3,398	7,428	3,172
Other assets	2,595	3,337	52	1,330
Financial liabilities	(10,054)	(17,610)	(6,164)	(944)
Other long-term liabilities	(990)	(11,727)	(1,050)	(364)

Net assets acquired	57,573	82,435	53,102	33,122
Goodwill	147,064	148,838	16,120	26,230

Purchase price	204,637	231,273	69,222	59,352

Acquisition related liabilities	(22,123)	(10,656)	(7,902)	(10,547)
Other	(2,087)	(3,190)	281	(48)

Net cash paid for acquisitions	$180,427	$217,427	$61,601	$48,757

(1)	Intangible assets acquired in 2013 related to aggregate reserves to which the Company has the rights of ownership, but does not own the reserves ($5.9 million) and the differential between contractual lease rates and market rates for leases of aggregate reserves and office space. The acquired intangible assets in total, the reserve rights and the lease assets have weighted-average lives of 18 years, 20 years and 11 years, respectively.

(3) Goodwill

As of December 29, 2014, the Company had 11 reporting units with goodwill for which the annual goodwill impairment test was completed. To perform the annual impairment test on the first day of the fourth quarter of 2014, the Company first assessed qualitative factors to determine whether the existence of events or circumstances led to a determination that it was more likely than not (more than 50%) that the estimated fair value of its reporting units, excluding the Utah-based reporting unit, were less than the carrying amounts. As a result of the qualitative assessment, it was determined that an impairment was not more likely than not. Accordingly, for those reporting units, the two-step quantitative impairment test was not performed. The Utah-based reporting unit has negative equity and, therefore, the Company performed step 2 of the two-step impairment test. The second step of the test requires the allocation of the reporting unit’s fair value to its assets and liabilities, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill as if the reporting unit were being acquired in a business combination. If the implied fair value of goodwill is less than the carrying value, the difference is recorded as an impairment loss. The Company estimated the fair value of the Utah-based reporting unit’s assets and liabilities using either an income approach (a discounted cash flow technique) or a market approach, based on the nature of the asset and liability and the information available. These valuation methods used Level 2 and Level 3 assumptions, including, but not limited to, sales prices of similar assets, assumptions related to future profitability, cash flows, and discount rates. These estimates are based upon historical trends, management’s knowledge and experience and overall economic factors, including projections of future earnings potential. Developing discounted future cash flow estimates in applying the income approach required management to evaluate its intermediate to longer-term strategies, including, but not limited to, estimates about revenue growth, acquisition strategies, operating margins, capital requirements, inflation and working capital management. The development of appropriate rates to discount the estimated future cash flows required the selection of risk premiums, which can materially affect the present value of estimated future cash flows. Based on this analysis, it was determined that the Utah reporting unit’s fair value was greater than its carrying value and no impairment charges were recognized in 2014.

During the annual test performed as of the first day of the fourth quarter of 2013, management concluded that the estimated fair value of the Utah-based operations in the West region and of the East region were less than their respective carrying values. The estimated fair value of these operating units was estimated by applying a 50 percent weighting to both the discounted cash flow valuation and the market assessment, a discount rate of 11.0% and internal growth projections.

Based on the step two analysis, the Company recognized goodwill impairment charges of $68.2 million in the year ended December 28, 2013, as a result of uncertainties in the timing of a sustained recovery in the construction industry. After recognition of the goodwill impairment charges, the fair values of these reporting units’ goodwill recognized as of December 28, 2013 were:

2013
Goodwill:
Utah operations in the West region	$36,589
East region	—

No impairment charges were recognized prior to 2013.

The following table presents goodwill by reportable segments and in total:

	West	Central	East	Total
Balance, December 29, 2012	$91,393	$72,789	$14,938	$179,120
Acquisitions	16,120	—	—	16,120
Impairment	(53,264)	—	(14,938)	(68,202)

Balance, December 28, 2013	54,249	72,789	—	127,038
Acquisitions	246,506	23,236	26,160	295,902
Foreign currency translation adjustments	(3,670)	—	—	(3,670)

Balance, December 27, 2014	$297,085	$96,025	$26,160	$419,270

(4) Discontinued Operations

The Company’s discontinued operations include a railroad construction and repair business (referred to herein as railroad), environmental remediation operations and certain concrete paving operations. The railroad business involved building and repairing railroad sidings. The environmental remediation operations primarily involved the repair of retaining walls along highways in Kentucky and the removal and remediation of underground fuel storage tanks. The railroad and environmental remediation operations were sold in 2012 in separate transactions for aggregate proceeds of $3.1 million. The concrete paving operations were wound down in 2013 and all assets had been sold in 2014. The results of these operations have been removed from the results of continuing operations for all periods presented. Prior to recognition as discontinued operations, all of these businesses were included in the East region’s operations.

Debt and interest expense were not allocated to these businesses since there was no debt specifically attributable to the operations. The discontinued businesses are organized within a limited liability company that passes its tax attributes for federal and state tax purposes to its parent company and is generally not subject to federal or state income tax. The railroad, environmental remediation and concrete paving businesses’ revenue and loss before income taxes, including an immaterial gain on sale, in fiscal years 2014, 2013 and 2012 are summarized below:

	2014	2013	2012
Total revenue	$1,260	$3,884	$50,152
(Income) loss from discontinued operations before income taxes	(71)	528	3,546

(5) Accounts Receivable, Net

Accounts receivable, net consisted of the following as of December 27, 2014 and December 28, 2013:

	2014	2013
Trade accounts receivable	$131,060	$85,188
Retention receivables	12,053	15,966
Receivables from related parties	333	202

Accounts receivable	143,446	101,356
Less: Allowance for doubtful accounts	(2,144)	(2,019)

Accounts receivable, net	$141,302	$99,337

Retention receivables are amounts earned by the Company, but held by customers until projects have been fully completed or near completion. Amounts are expected to be billed and collected within a year.

(6) Inventories

Inventories consisted of the following as of December 27, 2014 and December 28, 2013:

	2014	2013
Aggregate stockpiles	$88,211	$70,300
Finished goods	8,826	11,207
Work in process	1,801	2,623
Raw materials	12,715	12,302

Total	$111,553	$96,432

(7) Property, Plant and Equipment, net

Property, plant and equipment, net consisted of the following as of December 27, 2014 and December 28, 2013:

	2014	2013
Land (mineral bearing) and asset retirement costs	$129,957	$107,007
Land (non-mineral bearing)	112,932	81,331
Buildings and improvements	86,702	77,535
Plants, machinery and equipment	622,466	553,113
Mobile equipment and barges	182,334	117,828
Office equipment	14,087	10,001
Truck and auto fleet	22,821	19,165
Landfill airspace and improvements	48,513	46,841
Construction in progress	8,445	29,560
Other	1,719	1,779

Property, plant and equipment	1,229,976	1,044,160
Less accumulated depreciation, depletion and amortization	(279,375)	(212,382)

Property, plant and equipment, net	$950,601	$831,778

Depreciation, depletion and amortization expense of property, plant and equipment was $85.8 million, $71.4 million and $68.6 million for the years ended December 27, 2014, December 28, 2013 and December 29, 2012, respectively.

Property, plant and equipment at December 27, 2014 and December 28, 2013 included $30.0 million and $11.3 million, respectively, of capital leases for certain equipment and a building with accumulated amortization of $3.6 million and $1.3 million, respectively. The equipment leases generally have terms of less than five years and the building lease had an original term of 30 years. Approximately $17.5 million of the future obligations associated with the capital leases are included in accrued expenses and the present value of the remaining capital lease payments is included in other noncurrent liabilities on the consolidated balance sheets. Future minimum rental commitments under long-term capital leases are $18.1 million, $5.1 million, $5.3 million, $0.7 million and $0.7 million for the years ended 2015, 2016, 2017, 2018 and 2019, respectively.

(8) Accrued Expenses

Accrued expenses consisted of the following as of December 27, 2014 and December 28, 2013:

	2014	2013
Interest	$32,475	$17,294
Payroll and benefits	20,326	16,368
Capital lease obligations	17,530	2,068
Insurance	11,402	7,445
Non-income taxes	5,520	4,168
Professional fees	3,299	2,352
Other(1)	10,944	7,556

Total	$101,496	$57,251

(1)	Consists primarily of subcontractor and working capital settlement accruals.

(9) Debt

Debt as of December 27, 2014 and December 28, 2013 is summarized as follows:

	2014	2013
Revolving credit facility	$—	$26,000

Long-term debt:
$625.0 million senior notes, including a $26.5 million net premium at December 27, 2014 and $250 million senior notes, net of $4.0 million discount at December 28, 2013	$651,548	$245,971
$415.7 million term loan, net of $2.3 million discount at December 27, 2014 and $419.9 million, net of $2.9 million discount at December 28, 2013	413,369	417,016

Total	1,064,917	662,987
Current portion of long-term debt	5,275	4,220

Long-term debt	$1,059,642	$658,767

The total contractual payments of long-term debt for the five years subsequent to December 27, 2014 are as follows:

2015	$5,275
2016	4,220
2017	4,220
2018	3,165
2019	398,790
Thereafter	625,000

Total	1,040,670
Plus: Original issue net premium	24,247

Total debt	$1,064,917

Summit Materials and Summit Materials Finance Corp. issued $250.0 million aggregate principal amount of 10 1⁄2% Senior Notes due January 31, 2020 (“Senior Notes”) under an indenture dated January 30, 2012 (as amended and supplemented, the “Indenture”). In addition to the Senior Notes, the Company has credit facilities which provide for term loans in an aggregate amount of $422.0 million and revolving credit commitments in an aggregate amount of $150.0 million (the “Senior Secured Credit Facilities”). The debt was initially issued with an original issuance discount of $9.5 million, which was recorded as a reduction to debt and is being accreted as interest expense over the term of the debt. As a result of these transactions, $9.5 million of financing fees were charged to earnings in the year ended December 29, 2012.

On January 17, 2014 and September 8, 2014, Summit Materials and Summit Materials Finance Corp. issued an additional $260.0 million and $115.0 million, respectively, aggregate principal amount of Senior Notes (the “Additional Notes”), receiving proceeds of $409.3 million, before payment of fees and expenses and including a $34.3 million premium. The proceeds from the sale of the Additional Notes were used for the purchases of Alleyton and Mainland, to make payments on the revolving facility and for general corporate purposes. The Additional Notes are treated as a single series with the $250.0 million of senior notes (“Existing Notes”) and have substantially the same terms as those of the Existing Notes. The Additional Notes and the Existing Notes are treated as one class under the Indenture.

Senior Notes—Interest on the Senior Notes is payable semi-annually in arrears; interest payments commenced on July 31, 2012. The Indenture contains covenants limiting, among other things, Summit Materials and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. The Indenture also contains customary events of default. As of December 27, 2014 and December 28, 2013, the Company was in compliance with all covenants.

Senior Secured Credit Facilities—Under the Senior Secured Credit Facilities, Summit Materials has entered into term loans totaling $422.0 million with required principal repayments of 0.25% of term debt due on the last business day of each March, June, September and December. In February 2013, Summit Materials consummated a repricing, which included additional borrowings of $25.0 million, an interest rate reduction of 1.0% and a deferral of the March 2013 principal payment. The unpaid principal balance is due in full on the maturity date, which is January 30, 2019. As a result of this repricing, $3.1 million of financing fees were charged to earnings in the year ended December 28, 2013. The Senior Secured Credit Facilities include an uncommitted incremental facility that allows Summit Materials the option to increase the amount available under the term loan facility and/or the senior secured revolving credit facility by (i) $135.0 million plus (ii) an additional amount so long as Summit Materials is in pro forma compliance with a consolidated first lien net leverage ratio. The term loans bear interest per annum equal to, at Summit Materials’ option, either (i) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) the British Bankers Association London Interbank Offered Rate (“LIBOR”) plus 1.00%, subject to a base rate floor of 2.25%, plus an applicable margin of 2.75% for base rate loans, or (ii) a LIBOR rate determined by reference to Reuters prior to the interest period relevant to such borrowing adjusted for certain additional costs, subject to a LIBOR floor of 1.25% plus an applicable margin of 3.75% for LIBOR rate loans. The interest rate in effect at December 27, 2014 was 5.0%.

Under the Senior Secured Credit Facilities, Summit Materials has revolving credit commitments of $150.0 million. The revolving credit facility matures on January 30, 2017 and bears interest per annum equal to, at Summit Materials’ option, either (i) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) LIBOR plus 1.00%, plus an applicable margin of 2.5% for base rate loans or (ii) a LIBOR rate determined by reference to Reuters prior to the interest period relevant to such borrowing adjusted for certain additional costs plus an applicable margin of 3.5% for LIBOR rate loans. The interest rate in effect at December 27, 2014 was 4.2%.

There were no outstanding borrowings under the revolver facility as of December 27, 2014, leaving remaining borrowing capacity of $126.7 million, which is net of $23.3 million of outstanding letters of credit. The outstanding letters of credit are renewed annually and support required bonding on construction projects and the Company’s insurance liabilities.

The Company must adhere to certain financial covenants related to its debt and interest leverage ratios, as defined in the Senior Secured Credit Facilities. The consolidated first lien net leverage ratio, reported each quarter, should be no greater than 4.75:1.0 from January 1, 2013 through June 30, 2014; 4.50:1.0 from July 1, 2014 through June 30, 2015, and 4.25:1.0 thereafter. The interest coverage ratio must be at least 1.70:1.0 from January 1, 2013 through December 31, 2014 and 1.85:1.0 thereafter. As of December 27, 2014 and December 28, 2013, the Company was in compliance with all covenants. Summit Materials’ wholly-owned domestic subsidiary companies and its non-wholly-owned subsidiary, Continental Cement, subject to certain exclusions and exceptions are named as subsidiary guarantors of the Senior Notes and the Senior Secured Credit Facilities. In addition, Summit Materials has pledged substantially all of its assets as collateral, subject to certain exclusions and exceptions, for the Senior Secured Credit Facilities.

As of December 27, 2014 and December 28, 2013, $17.2 million and $11.5 million, respectively, of deferred financing fees were being amortized over the term of the debt using the effective interest method.

Other—On January 15, 2015, the Company’s wholly-owned subsidiary in British Columbia, Canada, Mainland, entered into an agreement with HSBC for a (a) $6.0 million Canadian dollar (“CAD”) revolving credit commitment to be used for operating activities that bears interest per annum equal to the bank’s prime rate plus 0.20%, (b) $0.5 million CAD revolving credit commitment to be used for capital equipment that bears interest per annum at the bank’s prime rate plus 0.90% and (c) $0.4 million CAD revolving credit commitment to provide guarantees on behalf of Mainland.

(10) Member’s Interest

Summit Materials’ membership interests are held by Summit Holdings. Business affairs of the Company are managed by the Board of Directors (“Board”) of Summit Materials Holdings, GP, Ltd., the general partner of Summit Holdings, which, as of December 27, 2014, was composed of six directors. Directors of the Board are appointed by the unit holders of Summit Holdings, which is the indirect sole member of the Company.

The changes in each component of accumulated other comprehensive loss consisted of the following:

	Change in retirement plans	Foreign currency translation adjustments	Accumulated other comprehensive loss
Balance—December 31, 2011	$(6,577)		$(6,577)
Postretirement liability adjustment	(2,553)		(2,553)

Balance—December 29, 2012	(9,130)	—	(9,130)
Postretirement liability adjustment	3,085		3,085

Balance—December 28, 2013	(6,045)	—	(6,045)
Postretirement curtailment adjustment	(942)	—	(942)
Postretirement liability adjustment	(2,743)	—	(2,743)
Foreign currency translation adjustment	—	(5,816)	(5,816)

Balance—December 27, 2014	$(9,730)	$(5,816)	$(15,546)

(11) Income Taxes

For the years ended December 27, 2014, December 28, 2013 and December 31, 2012, income taxes consisted of the following:

	2014	2013	2012
Provision for income taxes:
Current	$(905)	$1,761	$(452)
Deferred	(6,078)	(4,408)	(3,468)

Income tax benefit	$(6,983)	$(2,647)	$(3,920)

The effective tax rate on pre-tax income differs from the U.S. statutory rate due to the following:

	2014	2013	2012
Income tax benefit at federal statutory tax rate	$(4,643)	$(37,160)	$(19,074)
Less: Income tax benefit at federal statutory tax rate for LLC entities	(2,272)	32,801	16,167
State and local income taxes	(224)	130	(90)
Depletion expense	(129)	(411)	(377)
Goodwill impairment	—	1,046	—
Effective rate change	(241)	—	(532)
Valuation allowance	1,693	729	36
Impact of international operations	(73)	—	—
Prior year true-up adjustments and amended returns	(624)	—	—
Other	(470)	218	(50)

Income tax benefit	$(6,983)	$(2,647)	$(3,920)

The following table summarizes the components of the net deferred income tax liability as December 27, 2014 and December 28, 2013:

	2014	2013
Deferred tax (liabilities) assets:
Accelerated depreciation	$(40,141)	$(33,146)
Mining reclamation reserve	2,180	1,502
Net operating loss	7,106	2,227
Capital losses on securities	—	997
Net intangible assets	(1,072)	(607)
Inventory purchase accounting adjustments	1,275	1,288
Working capital (e.g., accrued compensation, prepaid assets)	(10)	1,655

Deferred tax liabilities, net	(30,662)	(26,084)
Less valuation allowance on loss carryforwards	(2,523)	(1,826)

Total	$(33,185)	$(27,910)

Deferred tax balances are included in the consolidated balance sheets under the following captions:
Other current assets	$1,167	$2,316
Other noncurrent liabilities	(34,352)	(30,226)

Total	$(33,185)	$(27,910)

In assessing the realizability of deferred tax assets as of December 27, 2014 and December 28, 2013, management considered whether it was more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible (including the effect of available carryback and carryforward periods), projected future taxable income and tax-planning strategies in making this assessment. Management anticipates the deferred income tax asset related to net operating losses will not be fully utilized before their expiration in 2034; therefore, a valuation allowance has been recorded as of December 27, 2014 and December 28, 2013. At December 27, 2014, the Company has net operating loss carryforwards for federal and state income tax purposes of $18.9 million and $0.8 million, respectively, which are available to offset future federal and state taxable income, if any, through 2033.

Summit Materials does not have any uncertain tax positions as of December 27, 2014. Tax years from 2011 to 2014 remain open and subject to audit by federal and state tax authorities. No income tax expense or benefit was recognized in other comprehensive loss in 2014, 2013 or 2012.

(12) Employee Benefit Plans

Deferred Compensation Plan—The Company sponsors employee 401(k) savings plans for salaried employees and certain union employees. The plans provide for various required and discretionary Company matches of employees’ eligible compensation contributed to the plans. The expense for all defined contribution plans totaled $3.8 million, $2.3 million and $2.2 million for the years ended December 27, 2014, December 28, 2013 and December 29, 2012, respectively.

Defined Benefit and Other Postretirement Benefits Plans—The Company’s subsidiary, Continental Cement, sponsors two noncontributory defined benefit pension plans for hourly and salaried employees. The plans are closed to new participants and benefits are frozen. Pension benefits for eligible hourly employees are based on a monthly pension factor for each year of credited service. Pension benefits for eligible salaried employees are generally based on years of service and average eligible compensation.

Continental Cement also sponsors unfunded healthcare and life insurance benefits plans for certain eligible retired employees. Effective January 1, 2014, the plan was amended to eliminate all future retiree health and life coverage for employees.

The funded status of the pension and other postretirement benefit plans is recognized in the consolidated balance sheets as the difference between the fair value of plan assets and the benefit obligations. For defined benefit pension plans, the benefit obligation is the projected benefit obligation (“PBO”) and for the healthcare and life insurance benefits plans, the benefit obligation is the accumulated postretirement benefit obligation (“APBO”). The PBO represents the actuarial present value of benefits expected to be paid upon retirement based on estimated future compensation levels. However, since the plans’ participants are not subject to future compensation increases, the plans’ PBO equals the APBO. The APBO represents the actuarial present value of postretirement benefits attributed to employee services already rendered. The fair value of plan assets represents the current market value of assets held by an irrevocable trust fund for the sole benefit of participants. The measurement of the benefit obligations are based on the Company’s estimates and actuarial valuations. These valuations reflect the terms of the plan and use participant-specific information, such as compensation, age and years of service, as well as certain assumptions that require significant judgment, including estimates of discount rates, expected return on plan assets, rate of compensation increases, interest-crediting rates and mortality rates.

The Company uses its fiscal year-end as the measurement date for its defined benefit pension and other postretirement benefit plans.

Obligations and Funded Status—The following information is as of December 27, 2014 and December 28, 2013 and for the years ended December 27, 2014, December 28, 2013 and December 29, 2012:

	2014		2013
	Pension benefits	Healthcare & Life Ins.	Pension benefits	Healthcare & Life Ins.
Change in benefit obligations:
Beginning of period	$25,644	$14,155	$28,674	$15,810
Service cost	75	106	295	236
Interest cost	1,081	493	963	513
Actuarial loss (gain)	3,798	1,992	(2,674)	(1,048)
Special termination benefits	—	—	—	39
Change in plan provision	—	(2,553)	—	—
Benefits paid	(1,689)	(837)	(1,614)	(1,395)

End of period	28,909	13,356	25,644	14,155

Change in fair value of plan assets:
Beginning of period	$19,074	$—	$17,863	$—
Actual return on plan assets	526	—	1,512	—
Employer contributions	961	837	1,313	1,395
Benefits paid	(1,689)	(837)	(1,614)	(1,395)

End of period	18,872	—	19,074	—

Funded status of plans	$(10,037)	$(13,356)	$(6,570)	$(14,155)

Current liabilities	$—	$(1,041)	$—	$(1,268)
Noncurrent liabilities	(10,037)	(12,315)	(6,570)	(12,887)

Liability recognized	$(10,037)	$(13,356)	$(6,570)	$(14,155)

Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$9,365	$5,904	$4,831	$4,139
Prior service cost	—	(2,380)	—	(1,346)

Total amount recognized	$9,365	$3,524	$4,831	$2,793

The amount recognized in accumulated other comprehensive income (“AOCI”) is the actuarial loss and prior service cost, which has not yet been recognized in periodic benefit cost, adjusted for amounts allocated to the redeemable noncontrolling interest. At December 27, 2014, the actuarial loss expected to be amortized from AOCI to periodic benefit cost in 2015 is $0.3 million and $0.1 million for the pension and postretirement obligations.

	2014		2013		2012
	Pension benefits	Healthcare & Life Ins.	Pension benefits	Healthcare & Life Ins.	Pension benefits	Healthcare & Life Ins.
Amounts recognized in other comprehensive loss (income):
Net actuarial gain (loss)	$4,650	$1,992	$(2,838)	$(1,048)	$2,444	$1,597
Prior service cost	—	(2,553)	—	—	—	—
Amortization of prior year service cost	—	174	—	180	—	180
Curtailment benefit	—	1,346	—	—	—	—
Amortization of gain	(117)	(227)	(387)	(314)	(261)	(312)

Total amount recognized	$4,533	$732	$(3,225)	$(1,182)	$2,183	$1,465

Components of net periodic benefit cost:
Service cost	$75	$106	$295	$236	$276	$207
Interest cost	1,081	493	963	513	1,055	585
Amortization of loss	117	227	387	314	261	312
Expected return on plan assets	(1,378)	—	(1,348)	—	(1,300)	(180)
Curtailment benefit	—	(1,346)	—	—	—	—
Special termination benefits	—	—	—	39	—	—
Amortization of prior service credit	—	(174)	—	(180)	—	—

Net periodic benefit cost	$(105)	$(694)	$297	$922	$292	$924

Assumptions—Weighted-average assumptions used to determine the benefit obligations as of year-end 2014 and 2013 are:

	2014		2013
	Pension benefits	Healthcare & Life Ins.	Pension benefits	Healthcare & Life Ins.
Discount rate	3.50% - 3.65%	3.52%	4.21% - 4.46%	4.33%
Expected long-term rate of return on plan assets	7.30%	N/A	7.50%	N/A

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 27, 2014, December 28, 2013 and December 29, 2012:

	2014		2013		2012
	Pension benefits	Healthcare & Life Ins.	Pension benefits	Healthcare & Life Ins.	Pension benefits	Healthcare & Life Ins.
Discount rate	4.21% - 4.46%	4.33%	3.30% - 3.57%	3.41%	3.89% - 4.07%	4.00%
Expected long-term rate of return on plan assets	7.50%	N/A	7.50%	N/A	7.50%	N/A

The expected long-term return on plan assets is based upon the Plans’ consideration of historical and forward-looking returns and the Company’s estimation of what a portfolio, with the target allocation described below, will earn over a long-term horizon. The discount rate is derived using the Citigroup Pension Discount Curve.

Assumed health care cost trend rates are 8% grading to 6% and 9% grading to 7% as of year-end 2014 and 2013, respectively. Assumed health care cost trend rates have a significant effect on the amounts reported for the Company’s healthcare and life insurance benefits plans. A one percentage-point change in assumed health care cost trend rates would have the following effects as of year-end 2014 and 2013:

	2014		2013
	Increase	Decrease	Increase	Decrease
Total service cost and interest cost components	$39	$(34)	$66	$(55)
APBO	1,333	(1,136)	1,251	(1,073)

Plan Assets—The defined benefit pension plans’ (the “Plans”) investment strategy is to minimize investment risk while generating acceptable returns. The Plans currently invest a relatively high proportion of the plan assets in fixed income securities, while the remainder is invested in equity securities, cash reserves and precious metals. The equity securities are diversified into funds with growth and value investment strategies. The target allocation for plan assets is as follows: equity securities—30%; fixed income securities—63%; cash reserves—5%; and precious metals—2%. The Plans’ current investment allocations are within the tolerance of the target allocation. The Company had no Level 3 investments as of or for the years ended December 27, 2014 and December 28, 2013.

At year-end 2014 and 2013, the Plans’ assets were invested predominantly in fixed-income securities and publicly traded equities, but may invest in other asset classes in the future subject to the parameters of the investment policy. The Plans’ investments in fixed-income assets include U.S. Treasury and U.S. agency securities and corporate bonds. The Plans’ investments in equity assets include U.S. and international securities and equity funds. The Company estimates the fair value of the Plans’ assets using various valuation techniques and, to the extent available, quoted market prices in active markets or observable market inputs. The descriptions and fair value methodologies for the Plans’ assets are as follows:

Fixed Income Securities—Corporate and government bonds are classified as Level 2 assets, as they are either valued at quoted market prices from observable pricing sources at the reporting date or valued based upon comparable securities with similar yields and credit ratings.

Equity Securities—Equity securities are valued at the closing market price reported on a U.S. exchange where the security is actively traded and are therefore classified as Level 1 assets.

Cash—The carrying amounts of cash approximate fair value due to the short-term maturity.

Precious Metals—Precious metals are valued at the closing market price reported on a U.S. exchange where the security is actively traded and are therefore classified as Level 1 assets.

The fair value of the Plans’ assets by asset class and fair value hierarchy level as of December 27, 2014 and December 28, 2013 are as follows:

	2014
	Total fair value	Quoted prices in active markets for identical assets (Level 1)	Observable inputs (Level 2)
Fixed income securities:
Intermediate—government	$1,468	$—	$1,468
Intermediate—corporate	3,342	—	3,342
Short-term—government	2,435	—	2,435
Short-term—corporate	3,700	—	3,700
Equity securities:
U.S. Large cap value	1,180	1,180	—
U.S. Large cap growth	1,173	1,173	—
U.S. Mid cap value	590	590	—
U.S. Mid cap growth	598	598	—
U.S. Small cap value	597	597	—
U.S. Small cap growth	611	611	—
International	1,098	1,098	—
Cash	1,712	1,712	—
Precious metals	368	368	—

Total	$18,872	$7,927	$10,945

	2013
	Total fair value	Quoted prices in active markets for identical assets (Level 1)	Observable inputs (Level 2)
Fixed income securities:
Intermediate—government	$1,647	$—	$1,647
Intermediate—corporate	3,138	—	3,138
Short-term—government	2,168	—	2,168
Short-term—corporate	4,040	—	4,040
Equity securities:
U.S. Large cap value	1,221	1,221	—
U.S. Large cap growth	1,536	1,536	—
U.S. Mid cap value	600	600	—
U.S. Mid cap growth	603	603	—
U.S. Small cap value	610	610	—
U.S. Small cap growth	599	599	—
International	889	889	—
Cash	1,665	1,665	—
Precious metals	358	358	—

Total	$19,074	$8,081	$10,993

Cash Flows—The Company expects to contribute approximately $1.1 million and $1.0 million in 2015 to its pension plans and healthcare and life insurance benefits plans, respectively.

The estimated benefit payments for each of the next five years and the five-year period thereafter are as follows:

	Pension benefits	Healthcare and Life Insurance Benefits
2015	$1,715	$1,041
2016	1,743	1,015
2017	1,740	893
2018	1,773	893
2019	1,777	823
2020 - 2024	8,524	3,912

Total	$17,272	$8,577

(13) Accrued Mining and Landfill Reclamation

The Company has asset retirement obligations arising from regulatory or contractual requirements to perform certain reclamation activities at the time that certain quarries and landfills are closed, which are primarily included in other noncurrent liabilities on the consolidated balance sheets. The current portion of the liabilities, $1.6 million and $0.5 million as of December 27, 2014 and December 28, 2013, respectively, is included in accrued and other liabilities on the consolidated balance sheets. The liability was initially measured at fair value and subsequently is adjusted for accretion expense, payments and changes in the amount or timing of the estimated cash flows. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. The following table presents the activity for the asset retirement obligations for the years ended December 27, 2014 and December 28, 2013:

	2014	2013
Beginning balance	$15,781	$14,844
Acquired obligations	140	286
Change in cost estimate	2,233	721
Settlement of reclamation obligations	(1,178)	(1,201)
Additional liabilities incurred	463	414
Accretion expense	871	717

Ending balance	$18,310	$15,781

(14) Commitments and Contingencies

Litigation and Claims—The Company is party to certain legal actions arising from the ordinary course of business activities. In the opinion of management, these actions are without merit or the ultimate disposition, if any, resulting from them will not have a material effect on the Company’s financial position, results of operations or liquidity. The Company’s policy is to record legal fees as incurred.

The Company is obligated under an indemnification agreement entered into with the sellers of Harper Contracting, Inc., Harper Sand and Gravel, Inc., Harper Excavating, Inc., Harper Ready Mix Company, Inc. and Harper Investments, Inc. (collectively, “Harper”) for the sellers’ ownership interests in a joint venture agreement. The Company has the rights to any benefits under the joint venture as well as the assumption of any obligations, but does not own equity interests in the joint venture. The joint venture has incurred significant losses on a highway project in Utah, which have resulted in requests for funding from the joint venture partners and ultimately from the Company. Through year-end 2014, the Company has funded $8.8 million, $4.0 million in 2012 and $4.8 million in 2011. In 2012 and 2011, the Company recognized losses on the indemnification agreement of $8.0 million and $1.9 million, respectively. As of year-end 2014 and 2013, an accrual of $4.3 million was recorded in other noncurrent liabilities as management’s best estimate of future funding obligations.

In February 2011, the Company incurred a property loss related to a sunken barge with cement product aboard. In the year-ended December 28, 2013, the Company recognized $0.8 million of charges for lost product aboard the barge and costs to remove the barge from the waterway. As of December 27, 2014 and December 28, 2013, $0.4 million and $0.9 million, respectively, was included in accrued expenses as management’s best estimate of the remaining costs to remove the barge.

Environmental Remediation— The Company’s operations are subject to and affected by federal, state and local laws and regulations relating to the environment, health and safety and other regulatory matters. These operations require environmental operating permits, which are subject to modification, renewal and revocation. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses and there can be no assurance that environmental liabilities will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Other—During the course of business, there may be revisions to project costs and conditions that can give rise to change orders. Revisions can also result in claims we might make against the customer or a subcontractor to recover project variances that have not been satisfactorily addressed through change orders with the customer. As of December 27, 2014 and December 28, 2013, unapproved change orders and claims were $3.9 million ($0.5 million in costs and estimated earnings in excess of billings, $1.2 million in accounts receivable and $2.2 million in other assets) and $3.2 million ($0.5 million in costs and estimated earnings in excess of billings and $2.7 million in other assets), respectively.

The Company is obligated under various firm purchase commitments for certain raw materials and services that are in the ordinary course of business. Management does not expect any significant changes in the market value of these goods and services during the commitment period that would have a material adverse effect on the financial position, results of operations, and cash flows of the Company. The terms of the purchase commitments are generally less than one year.

(15) Related-Party Transactions

The Company incurred management fees paid to Blackstone Management Partners L.L.C. (“BMP”) totaling $4.4 million, $2.6 million and $2.1 million in 2014, 2013 and 2012, respectively, under terms of an agreement dated July 30, 2009, between Summit Holdings and BMP. Under the terms of the agreement, BMP is permitted to, and has, assigned a portion of the fees to which it is entitled to receive to Silverhawk Summit, L.P. and to certain members of management. The fees were paid for consultancy services related to acquisition activities and are included in general and administrative expenses.

In addition to the management fee, in consideration of BMP undertaking financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance necessary to enable Summit Holdings and its subsidiaries to undertake acquisitions, Summit Holdings pays BMP a transaction fee equal to (x) 1.0% of the aggregate enterprise value of any acquired entity or (y) if such transaction is structured as an asset purchase or sale, 1.0% of the consideration paid for or received in respect of the assets acquired or disposed of. In addition, Summit Holdings has agreed to indemnify BMP and its affiliates against liabilities relating to the services contemplated by the transaction and management fee agreement and reimburse BMP and its affiliates for out-of-pocket expenses incurred in connection with providing such services.

Under the transaction and management fee agreement, BMP is permitted to, and has, assigned a portion of the fees it is entitled to receive from Summit Holdings to Silverhawk Summit, L.P. and to certain members of management. Transaction fees paid for the year ended December 27, 2014 were $3.9 million and were immaterial in 2013 or 2012 and amounts paid to Silverhawk Summit, L.P. and to other equity holders were immaterial.

The Company earned revenue of $0.6 million and $7.9 million and incurred costs of $0.2 million and $0.2 million in connection with several transactions with unconsolidated affiliates for the years ended December 28, 2013 and December 29, 2012, respectively. As of December 28, 2013, accounts receivable from these affiliates was $0.4 million. As of December 27, 2014, the company had no accounts receivable from these affiliates and an immaterial amount of revenue during the year ended December 27, 2014.

Cement sales to companies owned by certain noncontrolling members of Continental Cement were approximately $14.3 million, $12.7 million and $12.5 million for the years ended December 27, 2014, December 28, 2013 and December 29, 2012, respectively, and accounts receivable due from these parties were approximately $1.2 million and $0.2 million as of December 27, 2014 and December 28, 2013, respectively.

Blackstone Advisory Partners L.P., an affiliate of Blackstone, served as an initial purchaser of $13.0 million and $5.75 million principal amounts of the senior notes issued in January 2014 and September 2014, respectively, and received compensation in connection therewith.

(16) Acquisition-Related Liabilities

A number of acquisition-related liabilities have been recorded subject to terms in the relevant purchase agreements, including deferred consideration and noncompete payments. Noncompete payments have been accrued where certain former owners of newly acquired companies have entered into standard noncompete arrangements. Subject to terms and conditions stated in these noncompete agreements, payments are generally made over a five-year period. Deferred consideration is purchase price consideration paid in the future as agreed to in the purchase agreement and is not contingent on future events. Deferred consideration is scheduled to be paid in years ranging from 5 to 20 years in either monthly, quarterly or annual installments. The remaining payments due under these noncompete and deferred consideration agreements are as follows:

2015	$16,051
2016	13,240
2017	10,200
2018	9,660
2019	5,435
Thereafter	16,272

Total scheduled payments	70,858
Present value adjustments	(17,474)

Total noncompete obligations and deferred consideration	$53,384

Accretion on the deferred consideration and noncompete obligations is recorded in interest expense.

(17) Supplemental Cash Flow Information

Supplemental cash flow information for the years ended December 27, 2014, December 28, 2013 and December 29, 2012 was as follows:

	2014	2013	2012
Cash payments:
Interest	$64,097	$52,001	$36,357
Income taxes	1,361	457	799

(18) Leasing Arrangements

Rent expense, including short-term rentals, during the years ended December 27, 2014, December 28, 2013 and December 29, 2012 was $5.5 million, $4.0 million and $3.5 million, respectively. The Company has lease agreements associated with quarry facilities under which royalty payments are made. The payments are generally based on tons sold in a particular period; however, certain agreements have minimum annual payments. Royalty expense recorded in cost of revenue during the years ended December 27, 2014, December 28, 2013 and December 29, 2012 was $9.0 million, $4.5 million and $3.9 million, respectively. Minimum contractual commitments under long-term operating leases, which primarily relate to land, plant and equipment, and under royalty agreements as of December 27, 2014, are as follows:

	Operating Leases	Royalty Agreements
2015	$5,048	$3,303
2016	4,061	4,711
2017	3,223	4,973
2018	2,018	4,522
2019	1,469	4,265

(19) Redeemable Noncontrolling Interest

The Company owns 100 Class A Units of Continental Cement, which represent an approximately 70% economic interest and have a preference in liquidation to the Class B Units. Continental Cement issued 100,000,000 Class B Units in May 2010, which remain outstanding and represent an approximately 30% economic interest.

Continental Cement’s Class A Units include a cumulative distribution preference which requires, to the extent distributions are authorized by its Board of Directors a priority return of 11% accruing daily and compounding annually on each anniversary of the date of issuance to Class A Unitholders. To the extent the priority return is not made in a given year, the amount of the priority return will increase the liquidation preference of the Class A Units up to an 80% allowable sharing percentage in distributions and liquidation proceeds. Summit Materials indirectly holds all the Class A Units.

The Amended and Restated Continental Cement Limited Liability Company Agreement (“LLC Agreement”) provides the Company with a call right that allows it to require Continental Cement to call the Class B Units at a strike price that approximates fair value. The call right is exercisable after May 2016 either in anticipation of an initial public offering of Summit Materials or if an initial public offering of Summit Materials has already occurred. The Class B unitholders also have a put right that allows them to put the Class B Units to Continental Cement at a strike price that approximates fair value. The put right is exercisable prior to May 2016 upon a sale of control of Summit Materials or at any time after May 2016. The LLC Agreement also includes transfer restrictions that prohibit the Class B unitholders from transferring their units to third parties without the consent of the board of directors of Continental Cement.

Because the Class B Units can be put to Continental Cement in the future based on the passage of time, which can be accelerated upon the occurrence of a contingent event, their interests are classified in temporary equity. The redemption value is based upon the estimated fair value of Continental Cement, which is valued using Level 3 inputs. The Company has elected to accrete changes in the redemption value of the redeemable interest over the period from the date of issuance to the earliest anticipated redemption date of the instrument, which was May 2016 as of December 27, 2014, using an interest method. The accretion is an adjustment to the consolidated retained earnings and increased in the third quarter of 2014 consistent with the redemption value increase to an estimated $65.1 million. During the third quarter of 2014, the Company performed an indirect valuation of the Class B Units. The valuation was based on unobservable, or Level 3, inputs, including an assumption on the timing of settlement and projected cash flows. A significant change in these inputs could result in a material increase, or decrease, in the redemption value of the Class B Units.

Pursuant to the terms of the LLC Agreement, the Class B unitholders have the right to elect to rollover their interests in Continental Cement in connection with an initial public offering of Summit Materials or a parent entity of Summit Materials. In December 2014, Summit Materials entered into a contribution and purchase agreement with the Class B unitholders for a value consistent with the redemption value referenced above. Concurrently with the consummation of an initial public offering of Summit Materials, Inc., the Class B unitholders will contribute 28,571,429 of the Class B Units of Continental Cement in exchange for units of Summit Owner Holdco LLC (“Summit Owner Holdco”) that, as a result of the transactions contemplated by the contribution and purchase agreement will hold a number of shares of Class A common stock of Summit Materials, Inc. that is equal to 1.469496% of the number of outstanding Summit Holdings LP units immediately prior to giving effect to any LP units issued in connection with an initial public offering and the Class B unitholders will deliver the remaining 71,428,571 Class B Units of Continental Cement to Summit Holdings in exchange for a payment to be made by Summit Holdings in the amount of $35.0 million in cash and $15.0 million aggregate principal amount of non-interest bearing notes that will be payable in six aggregate annual installments of $2.5 million, beginning on the first anniversary of the closing of the initial public offering.

(20) Employee Long Term Incentive Plan

Certain employees of the Company hold Class D unit interests in Summit Holdings that provide rights to cash distributions based on a predetermined distribution formula upon the general partner of Summit Holdings declaring a distribution.

Certain of the Class D units vest with the passage of time (time-vesting interests) and the remaining vest when certain investment returns are achieved by the investors of Summit Holdings (performance-vesting interests). Of the time-vesting-interests, 20% vest on the first anniversary of the grant date and the remaining 80% vest monthly over a period of four years following the first anniversary date. Units that are not vested in accordance with their terms within eight years from the grant date are automatically forfeited without consideration.

If an employee leaves the Company, the Company can (1) purchase the vested Class D units for a lump sum payment provided certain conditions have been met or (2) elect to convert all of the employee’s Class D units into a right to receive future distributions capped at a termination amount. The termination amount is determined as an amount equal to the fair market value of the Class D unit holder’s vested interests minus any amounts already distributed to the Class D unit holders respective of those Class D units plus interest on the difference between such fair market value and amounts already distributed. The fair value of the time-vesting Class D units granted in 2014, 2013 and 2012 totaled $0.6 million, $1.6 million and $1.1 million, respectively. The weighted-average grant-date fair value in 2014, 2013 and 2012 was $1,368, $2,786 and $3,761, respectively. The following table summarizes information for the Class D unit interests:

	Time-vesting Interests		Performance-vesting Interests
	Number of units	Weighted average grant- date fair value per unit	Number of units	Weighted average grant- date fair value per unit
Beginning balance—December 28, 2013	1,819	$2,929	4,877	$2,928
Granted	410	1,368	533	1,956
Vested	(1,070)	3,553	—	—
Cancelled	(280)	3,938	(48)	1,388

Balance—December 27, 2014	879	2,374	5,362	$2,845

The estimated fair value at December 27, 2014 of shares vested during 2014 was $1.5 million. As of December 27, 2014 and December 28, 2013, the cumulative amount of units vested totaled 3,321 and 2,531, respectively. The fair value of the Class D units is estimated as of the grant date using Monte Carlo simulations, which requires the input of subjective assumptions, including the expected volatility and the expected term. The following table presents the weighted average assumptions used to estimate the fair value of grants in 2014, 2013 and 2012:

	2014	2013	2012
Class D Units
Risk-free interest rate	0.50% - 0.68%	0.50%	1.62%
Dividend yield	None	None	None
Volatility	58%	58%	47%
Expected term	3 - 4 years	4 years	6 - 8 years

The risk-free rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period approximating the expected term. As Summit Holdings has not historically and does not plan to issue regular dividends, a dividend yield of zero was used. The volatility assumption is based on reported data of a peer group of publically traded companies for which historical information was available adjusted for the Company’s capital structure. The expected term is based on expectations about future exercises and represents the period of time that the units granted are expected to be outstanding.

Compensation expense for time-vesting interests granted is based on the grant date fair value. The Company recognizes compensation costs on a straight-line basis over the service period, which is generally the vesting period of the award. A forfeiture rate assumption is factored into the compensation cost based on historical forfeitures. Compensation expense for performance-vesting interests would be recognized based on the grant date fair value. However, no compensation expense has been recognized for the performance-vesting interests, as management does not believe it is currently probable that certain investment returns, the performance criteria, will be achieved.

Share-based compensation expense, which is recognized in general and administrative expenses, totaled $2.2 million, $2.3 million and $2.5 million in the years ended December 27, 2014, December 28, 2013 and December 29, 2012, respectively. As of December 27, 2014, unrecognized compensation cost totaled $3.1 million. The weighted average remaining contractual term over which the unrecognized compensation cost is to be recognized is 1.7 years as of year-end 2014.

(21) Segment Information

The Company has three operating segments: the Central; West; and East regions, which are its reportable segments. These segments are consistent with the Company’s management reporting structure. The operating results of each segment are regularly reviewed and evaluated by the Chief Executive Officer, the Company’s Chief Operating Decision Maker (“CODM”). The CODM primarily evaluates the performance of its segments and allocates resources to them based on a segment profit metric that we call Adjusted EBITDA, which is computed as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, accretion and goodwill impairment. In addition, certain items such as management fees are excluded from the calculation of segment profit.

Each region has several acquired subsidiaries that are engaged in various activities including quarry mining, aggregate production and contracting. Assets employed by segment include assets directly identified with those operations. Corporate assets consist primarily of cash, property, plant and equipment for corporate operations and other assets not directly identifiable with a reportable business segment. The accounting policies applicable to each segment are consistent with those used in the consolidated financial statements.

The following tables display selected financial data for the Company’s reportable business segments as of and for the years ended December 27, 2013, December 28, 2013 and December 29, 2012:

	2014	2013	2012
Revenue:
West region	$665,716	$426,195	$484,922
Central region	391,553	329,621	302,113
East region	146,962	160,385	139,219

Total revenue	$1,204,231	$916,201	$926,254

	2014	2013	2012
Adjusted EBITDA
West region	$96,133	$28,607	$14,429
Central region	83,912	72,918	65,767
East region	17,955	15,134	10,782
Corporate and other	(36,768)	(24,878)	(15,560)

Total reportable segments and corporate	161,232	91,781	75,418
Interest expense	86,742	56,443	58,079
Depreciation, depletion, amortization and accretion	87,826	72,934	68,290
Goodwill impairment	—	68,202	—

Loss from continuing operations before taxes	$(13,336)	$(105,798)	$(50,951)

	2014	2013	2012
Cash paid for capital expenditures:
West region	$31,968	$21,856	$14,993
Central region	32,114	33,030	20,996
East region	7,547	7,753	8,736

Total reportable segments	71,629	62,639	44,725
Corporate and other	4,533	3,360	763

Total capital expenditures	$76,162	$65,999	$45,488

	2014	2013	2012
Depreciation, depletion, amortization and accretion:
West region	$33,271	$24,167	$23,771
Central region	38,793	33,808	30,215
East region	14,294	14,493	14,223

Total reportable segments	86,358	72,468	68,209
Corporate and other	1,468	466	81

Total depreciation, depletion, amortization and accretion	$87,826	$72,934	$68,290

	2014	2013	2012
Total assets:
West region	$777,981	$383,544	$428,115
Central region	704,134	657,421	610,003
East region	221,598	192,486	224,603

Total reportable segments	1,703,713	1,233,451	1,262,721
Corporate and other	26,064	14,343	21,758

Total	$1,729,777	$1,247,794	$1,284,479

	2014	2013	2012
Revenue by product:*
Aggregates	$229,047	$159,019	$146,991
Cement	89,911	76,211	77,676
Ready-mixed concrete	274,970	112,878	100,941
Asphalt	278,867	219,811	242,458
Paving and related services	528,817	478,280	505,189
Other	(197,381)	(129,998)	(147,001)

Total revenue	$1,204,231	$916,201	$926,254

*	Revenue by product includes intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other.

(22) Senior Notes’ Guarantor and Non-Guarantor Financial Information

The Company’s wholly-owned subsidiary companies (“Wholly-owned Guarantors”) and Continental Cement (“Non-wholly-owned Guarantor”), are named as guarantors (collectively, the “Guarantors”) of the Senior Notes. Other non-wholly-owned subsidiaries, including a subsidiary of Continental Cement, and entities domiciled outside of the United States do not guarantee the Senior Notes (collectively, the “Non-Guarantors”). Summit Materials and Finance Corp. (collectively, the “Issuers”) were co-issuers of the Senior Notes. The Guarantors provide a joint and several, full and unconditional guarantee of the Senior Notes. There are no significant restrictions on the Company’s ability to obtain funds from any of the Guarantor Subsidiaries in the form of a dividend or loan. Additionally, there are no significant restrictions on a Guarantor Subsidiary’s ability to obtain funds from the Company or its direct or indirect subsidiaries.

The following condensed consolidating balance sheets, statements of operations and cash flows are provided for the Issuers, the Non-wholly-owned Guarantor, the Wholly-owned Guarantors and the Non-Guarantors. Earnings from subsidiaries are included in other income in the condensed consolidated statements of operations below. The financial information may not necessarily be indicative of financial position, results of operations or cash flows had the guarantor or non-guarantor subsidiaries operated as independent entities.

Condensed Consolidating Balance Sheets

December 27, 2014

	Issuers	Non- wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash	$10,837	$2	$695	$8,793	$(7,112)	$13,215
Accounts receivable, net	1	6,629	124,380	11,525	(1,233)	141,302
Intercompany receivables	376,344	4,095	30,539	4,052	(415,030)	—
Cost and estimated earnings in excess of billings	—	—	9,819	355	—	10,174
Inventories	—	8,696	98,188	4,669	—	111,553
Other current assets	7,148	464	9,638	1,775	(1,853)	17,172

Total current assets	394,330	19,886	273,259	31,169	(425,228)	293,416
Property, plant and equipment, net	7,035	302,524	610,717	30,325	—	950,601
Goodwill	—	23,124	340,969	55,177	—	419,270
Intangible assets, net	—	542	14,245	2,860	—	17,647
Other assets	1,153,204	25,233	125,462	1,362	(1,256,418)	48,843

Total assets	$1,554,569	$371,309	$1,364,652	$120,893	$(1,681,646)	$1,729,777

Liabilities, Redeemable Noncontrolling Interest and Member’s Interest
Current liabilities:
Current portion of debt	$5,275	$1,273	$3,990	$—	$(5,263)	$5,275
Current portion of acquisition-related liabilities	166	—	18,236	—	—	18,402
Accounts payable	3,655	6,845	65,018	4,569	(1,233)	78,854
Accrued expenses	37,101	10,178	59,477	3,705	(8,965)	101,496
Intercompany payables	162,728	4,052	245,416	2,834	(415,030)	—
Billings in excess of costs and estimated earnings	—	—	8,931	27	—	8,958

Total current liabilities	208,925	22,348	401,068	11,135	(430,491)	212,985
Long-term debt	1,059,642	153,318	480,599	—	(633,917)	1,059,642
Acquisition-related liabilities	—	—	42,736	—	—	42,736
Other noncurrent liabilities	796	24,787	65,479	57,736	(55,107)	93,691

Total liabilities	1,269,363	200,453	989,882	68,871	(1,119,515)	1,409,054
Redeemable noncontrolling interest	—	—	—	—	33,740	33,740
Redeemable members’ interest	—	34,543	—	—	(34,543)	—
Total member’s interest	285,206	136,313	374,770	52,022	(561,328)	286,983

Total liabilities, redeemable noncontrolling interest and member’s interest	$1,554,569	$371,309	$1,364,652	$120,893	$(1,681,646)	$1,729,777

Condensed Consolidating Balance Sheets

December 28, 2013

	Issuers	Non- wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash	$10,375	$9	$3,442	$3,631	$(2,540)	$14,917
Accounts receivable, net	—	4,587	93,102	3,100	(1,452)	99,337
Intercompany receivables	38,134	3,433	30,787	—	(72,354)	—
Cost and estimated earnings in excess of billings	—	—	10,539	228	—	10,767
Inventories	—	10,402	85,372	658	—	96,432
Other current assets	750	444	11,715	272	—	13,181

Total current assets	49,259	18,875	234,957	7,889	(76,346)	234,634
Property, plant and equipment, net	3,969	301,908	518,935	6,966	—	831,778
Goodwill	—	23,124	102,942	972	—	127,038
Intangible assets, net	—	642	14,505	—	—	15,147
Other assets	296,494	17,973	37,535	1,303	(314,108)	39,197

Total assets	$349,722	$362,522	$908,874	$17,130	$(390,454)	$1,247,794

Liabilities, Redeemable Noncontrolling Interest and Member’s Interest
Current liabilities:
Current portion of debt	$26,010	$1,018	$3,192	$—	$—	$30,220
Current portion of acquisition-related liabilities	2,000	—	8,635	—	—	10,635
Accounts payable	5,455	9,387	57,142	1,572	(1,452)	72,104
Accrued expenses	12,041	9,185	37,342	1,223	(2,540)	57,251
Intercompany payables	—	—	71,556	798	(72,354)	—
Billings in excess of costs and estimated earnings	—	—	8,837	426	—	9,263

Total current liabilities	45,506	19,590	186,704	4,019	(76,346)	179,473
Long-term debt	19,587	154,590	484,590	—	—	658,767
Acquisition-related liabilities	85	—	23,671	—	—	23,756
Other noncurrent liabilities	959	20,306	56,215	—	—	77,480

Total liabilities	66,137	194,486	751,180	4,019	(76,346)	939,476
Redeemable noncontrolling interest	—	—	—	—	24,767	24,767
Redeemable members’ interest	—	23,450	—	—	(23,450)	—
Total member’s interest	283,585	144,586	157,694	13,111	(315,425)	283,551

Total liabilities, redeemable noncontrolling interest and member’s interest	$349,722	$362,522	$908,874	$17,130	$(390,454)	$1,247,794

Condensed Consolidating Statements of Operations and Comprehensive Loss

Year ended December 27, 2014

	Issuers	Non- wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated

Total revenue	$—	$94,402	$1,065,590	$72,172	$(27,933)	$1,204,231

Cost of revenue (excluding items shown separately below)	—	67,951	796,078	51,064	(27,933)	887,160
General and administrative expenses	30,736	6,763	119,250	2,537	—	159,286
Depreciation, depletion, amortization and accretion	1,468	14,500	70,116	1,742	—	87,826

Operating (loss) income	(32,204)	5,188	80,146	16,829	—	69,959
Other (income) expense, net	(53,827)	(14,444)	(6,687)	(3)	71,514	(3,447)
Interest expense	31,827	11,608	51,248	1,172	(9,113)	86,742

(Loss) income from continuing operations before taxes	(10,204)	8,024	35,585	15,660	(62,401)	(13,336)
Income tax benefit	(1,427)	—	(5,766)	210	—	(6,983)

(Loss) income from continuing operations	(8,777)	8,024	41,351	15,450	(62,401)	(6,353)
Income from discontinued operations	—	—	(71)	—	—	(71)

Net (loss) income	(8,777)	8,024	41,422	15,450	(62,401)	(6,282)
Net loss attributable to noncontrolling interest	—	—	—	—	2,495	2,495

Net (loss) income attributable to member of Summit Materials, LLC	$(8,777)	$8,024	$41,422	$15,450	$(64,896)	$(8,777)

Comprehensive (loss) income attributable to member of Summit Materials, LLC	$(18,278)	$2,759	$41,422	$9,634	$(53,815)	$(18,278)

Condensed Consolidating Statements of Operations and Comprehensive Loss

Year ended December 28, 2013

	Summit Materials LLC (Parent)	Non- wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated

Total revenue	$—	$80,759	$807,921	$41,910	$(14,389)	$916,201

Cost of revenue (excluding items shown separately below)	—	55,241	611,799	24,401	(14,389)	677,052
General and administrative expenses	7,241	7,673	129,768	1,308	—	145,990
Goodwill impairment	—	—	68,202	—	—	68,202
Depreciation, depletion, amortization and accretion	465	11,378	60,078	1,013	—	72,934

Operating (loss) income	(7,706)	6,467	(61,926)	15,188	—	(47,977)
Other expense (income), net	99,085	(3,737)	(3,410)	274	(90,834)	1,378
Interest expense	—	10,702	49,591	382	(4,232)	56,443

(Loss) income from continuing operations before taxes	(106,791)	(498)	(108,107)	14,532	95,066	(105,798)
Income tax expense	—	—	(2,647)	—	—	(2,647)

(Loss) income from continuing operations	(106,791)	(498)	(105,460)	14,532	95,066	(103,151)
Loss from discontinued operations	—	—	528	—	—	528

Net (loss) income	(106,791)	(498)	(105,988)	14,532	95,066	(103,679)
Net income attributable to noncontrolling interest	—	—	—	—	3,112	3,112

Net (loss) income attributable to member of Summit Materials, LLC	$(106,791)	$(498)	$(105,988)	$14,532	$91,954	$(106,791)

Comprehensive (loss) income attributable to member of Summit Materials, LLC	$(106,791)	$3,909	$(105,988)	$14,532	$90,632	$(103,706)

Condensed Consolidating Statements of Operations and Comprehensive Loss

Year ended December 29, 2012

	Summit Materials LLC (Parent)	Non- wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated

Total revenue	$—	$81,516	$824,796	$33,074	$(13,132)	$926,254

Cost of revenue (excluding items shown separately below)	—	58,319	649,577	18,582	(13,132)	713,346
General and administrative expenses	8	6,235	121,633	1,327	—	129,203
Depreciation, depletion, amortization and accretion	81	10,093	57,080	1,036	—	68,290

Operating (loss) income	(89)	6,869	(3,494)	12,129	—	15,415
Other expense (income), net	52,400	(2,065)	6,630	(101)	(48,577)	8,287
Interest expense	—	12,045	47,293	633	(1,892)	58,079

(Loss) income from continuing operations before taxes	(52,489)	(3,111)	(57,417)	11,597	50,469	(50,951)
Income tax expense	5	—	(3,925)	—	—	(3,920)

(Loss) income from continuing operations	(52,494)	(3,111)	(53,492)	11,597	50,469	(47,031)
Loss from discontinued operations	—	—	3,546	—	—	3,546

Net (loss) income	(52,494)	(3,111)	(57,038)	11,597	50,469	(50,577)
Net income attributable to noncontrolling interest	—	—	—	—	1,919	1,919

Net (loss) income attributable to member of Summit Materials, LLC	$(52,494)	$(3,111)	$(57,038)	$11,597	$48,550	$(52,496)

Comprehensive (loss) income attributable to member of Summit Materials, LLC	$(52,494)	$(6,759)	$(57,038)	$11,597	$49,645	$(55,049)

Condensed Consolidating Statements of Cash Flows

For the year ended December 27, 2014

	Issuers	Non- wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(40,964)	$11,776	$102,219	$8,058	$(2,000)	$79,089

Cash flow from investing activities:
Acquisitions, net of cash acquired	(181,754)	—	(216,100)	—	—	(397,854)
Purchase of property, plant and equipment	(4,534)	(14,941)	(55,222)	(1,465)	—	(76,162)
Proceeds from the sale of property, plant, and equipment	—	—	13,134	232	—	13,366
Other	—	(1,387)	(597)	—	1,354	(630)

Net cash used for investing activities	(186,288)	(16,328)	(258,785)	(1,233)	1,354	(461,280)

Cash flow from financing activities:
Proceeds from investment by member	27,617	—	—	1,354	(1,354)	27,617
Net proceeds from debt issuance	762,250	—	—	—	—	762,250
Loans received from and payments made on loans from other Summit Companies	(170,915)	5,338	173,166	(3,017)	(4,572)	—
Payments on long-term debt	(380,065)	(793)	(8,412)	—	—	(389,270)
Payments on acquisition-related liabilities	(2,000)	—	(8,935)	—	—	(10,935)
Financing costs	(9,085)	—	—	—	—	(9,085)
Other	(88)	—	(2,000)	—	2,000	(88)

Net cash provided by (used for) financing activities	227,714	4,545	153,819	(1,663)	(3,926)	380,489

Net increase (decrease) in cash	462	(7)	(2,747)	5,162	(4,572)	(1,702)

Cash—Beginning of period	10,375	9	3,442	3,631	(2,540)	14,917

Cash—End of period	$10,837	$2	$695	$8,793	$(7,112)	$13,215

Condensed Consolidating Statements of Cash Flows

For the year ended December 28, 2013

	Summit Materials, LLC (Parent)	Non- wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash (used for) provided by operating activities	$(232)	$9,003	$44,746	$12,895	$—	$66,412

Cash flow from investing activities:
Acquisitions, net of cash acquired	—	—	(61,601)	—	—	(61,601)
Purchase of property, plant and equipment	(3,359)	(24,896)	(36,629)	(1,115)	—	(65,999)
Proceeds from the sale of property, plant, and equipment	—	3	16,020	62	—	16,085

Net cash used for investing activities	(3,359)	(24,893)	(82,210)	(1,053)	—	(111,515)

Cash flow from financing activities
Net proceeds from debt issuance	234,681	—	—	—	—	234,681
Loans received from and payments made on loans from other Summit Companies	(29,121)	15,502	19,726	(8,891)	2,784	—
Payments on long-term debt	(188,424)	—	—	—	—	(188,424)
Payments on acquisition-related liabilities	—	—	(9,801)	—	—	(9,801)
Financing costs	(3,864)					(3,864)
Other	(3)	—	—	—	—	(3)

Net cash provided by (used for) financing activities	13,269	15,502	9,925	(8,891)	2,784	32,589

Net decrease (increase) in cash	9,678	(388)	(27,539)	2,951	2,784	(12,514)

Cash—Beginning of period	697	397	30,981	680	(5,324)	27,431

Cash—End of period	$10,375	$9	$3,442	$3,631	$(2,540)	$14,917

Condensed Consolidating Statements of Cash Flows

For the year ended December 29, 2012

	Summit Materials, LLC (Parent)	Non- wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$4,845	$12,806	$36,649	$8,217	$(238)	$62,279

Cash flow from investing activities:
Acquisitions, net of cash acquired	—	—	(48,757)	—	—	(48,757)
Purchase of property, plant and equipment	(762)	(12,174)	(31,818)	(734)	—	(45,488)
Proceeds from the sale of property, plant, and equipment	—	69	8,577	190	—	8,836
Other	—	—	69	—	—	69

Net cash used for investing activities	(762)	(12,105)	(71,929)	(544)	—	(85,340)

Cash flow from financing activities
Net proceeds from debt issuance	726,459	(17)	—	—	—	726,442
Loans received from and payments made on loans from other Summit Companies	(25,371)	(295)	39,783	(8,793)	(5,324)	—
Payments on long-term debt	(697,438)	—	—	—	—	(697,438)
Payments on acquisition-related liabilities	—	—	(7,519)	—	—	(7,519)
Financing costs	(13,081)	—	—	—	—	(13,081)
Other	(656)	—	—	(284)	238	(702)

Net cash (used for) provided by financing activities	(10,087)	(312)	32,264	(9,077)	(5,086)	7,702

Net decrease (increase) in cash	(6,004)	389	(3,016)	(1,404)	(5,324)	(15,359)

Cash—Beginning of period	6,701	8	33,997	2,084	—	42,790

Cash—End of period	$697	$397	$30,981	$680	$(5,324)	$27,431

(23) Supplementary Data (Unaudited)

Supplemental financial information (unaudited) by quarter is as follows for the years ended December 27, 2014 and December 28, 2013:

	2014				2013
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
Revenue	$334,086	$394,759	$324,295	$151,091	$238,267	$316,263	$254,842	$106,829
Operating income (loss)	23,307	47,749	33,922	(35,019)	(57,742)	37,895	13,731	(41,861)
Income (loss) from continuing operations	4,753	28,110	13,832	(53,048)	(70,191)	22,950	244	(56,154)
Loss (income) from discontinued operations	285	(7)	(369)	20	271	160	(26)	123
Net income (loss)	4,468	28,117	14,201	(53,068)	$(70,462)	$22,790	$270	$(56,277)

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	September 26, 2015 (unaudited)	December 27, 2014 (audited)
Assets
Current assets:
Cash and cash equivalents	$5,482	$13,215
Accounts receivable, net	205,939	141,302
Costs and estimated earnings in excess of billings	34,175	10,174
Inventories	138,036	111,553
Other current assets	21,762	17,172

Total current assets	405,394	293,416

Property, plant and equipment, less accumulated depreciation, depletion and amortization (September 26, 2015 - $343,087 and December 27, 2014 - $279,375)	1,276,227	950,601
Goodwill	567,836	419,270
Intangible assets, less accumulated amortization (September 26, 2015 - $4,851 and December 27, 2014 - $3,073)	15,481	17,647
Other assets	51,798	48,843

Total assets	$2,316,736	$1,729,777

Liabilities, Redeemable Noncontrolling Interest and Member’s Interest
Current liabilities:
Current portion of debt	$68,125	$5,275
Current portion of acquisition-related liabilities	17,691	18,402
Accounts payable	113,226	78,854
Accrued expenses	90,880	101,496
Billings in excess of costs and estimated earnings	11,005	8,958

Total current liabilities	300,927	212,985

Long-term debt	1,148,068	1,059,642
Acquisition-related liabilities	33,320	42,736
Other noncurrent liabilities	114,575	93,691

Total liabilities	1,596,890	1,409,054

Commitments and contingencies (see note 11)
Redeemable noncontrolling interest	—	33,740

Member’s equity	1,039,763	518,647
Accumulated deficit	(293,101)	(217,416)
Accumulated other comprehensive loss	(28,087)	(15,546)

Member’s interest	718,575	285,685
Noncontrolling interest	1,271	1,298

Total member’s interest	719,846	286,983

Total liabilities, redeemable noncontrolling interest and member’s interest	$2,316,736	$1,729,777

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(In thousands)

	Three months ended		Nine months ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Revenue:
Product	$338,020	$258,860	$748,210	$580,351
Service	88,266	89,276	182,224	196,214

Net revenue	426,286	348,136	930,434	776,565
Delivery and subcontract revenue	45,619	46,623	100,401	93,580

Total revenue	471,905	394,759	1,030,835	870,145

Cost of revenue (excluding items shown separately below):
Product	207,500	176,967	490,923	411,581
Service	59,280	61,907	128,514	140,773

Net cost of revenue	266,780	238,874	619,437	552,354
Delivery and subcontract cost	45,619	46,623	100,401	93,580

Total cost of revenue	312,399	285,497	719,838	645,934

General and administrative expenses	42,539	35,517	149,484	105,872
Depreciation, depletion, amortization and accretion	33,306	23,255	86,818	63,950

Transaction costs	304	2,741	8,044	7,737

Operating income	83,357	47,749	66,651	46,652
Other income, net	(1,171)	(1,408)	(678)	(2,299)
Loss on debt financings	32,641	—	64,313	—
Interest expense	20,436	22,085	61,649	62,555

Income (loss) from continuing operations before taxes	31,451	27,072	(58,633)	(13,604)
Income tax benefit	(2,655)	(1,038)	(12,468)	(2,498)

Income (loss) from continuing operations	34,106	28,110	(46,165)	(11,106)
Income from discontinued operations	(57)	(7)	(815)	(356)

Net income (loss)	34,163	28,117	(45,350)	(10,750)
Net income (loss) attributable to noncontrolling interest	52	1,243	(1,917)	674

Net income (loss) attributable to member of Summit Materials, LLC	$34,111	$26,874	$(43,433)	$(11,424)

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Net income (loss)	$34,163	$28,117	$(45,350)	$(10,750)
Other comprehensive (loss) income:
Postretirement curtailment adjustment	—	—	—	(1,346)
Postretirement liability adjustment	—	—	—	2,164
Foreign currency translation adjustment	(6,296)	(1,764)	(11,531)	(1,764)
Loss on cash flow hedges	(1,010)	—	(1,010)	—

Other comprehensive loss	(7,306)	(1,764)	(12,541)	(946)

Comprehensive income (loss)	26,857	26,353	(57,891)	(11,696)
Less comprehensive income (loss) attributable to the noncontrolling interest	52	1,243	(1,917)	919

Comprehensive income (loss) attributable to member of Summit Materials, LLC	$26,805	$25,110	$(55,974)	$(12,615)

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended
	September 26,	September 27,
	2015	2014
Cash flow from operating activities:
Net loss	$(45,350)	$(10,750)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	90,207	68,467
Share-based compensation expense	18,589	1,746
Deferred income tax benefit	—	(525)
Net gain on asset disposals	(4,990)	(219)
Net gain on debt financings	(4,570)	—
Other	136	(463)
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(56,287)	(54,463)
Inventories	(3,830)	(3,843)
Costs and estimated earnings in excess of billings	(23,402)	(15,009)
Other current assets	(4,401)	(3,910)
Other assets	(524)	(675)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	29,383	9,433
Accrued expenses	(12,272)	2,578
Billings in excess of costs and estimated earnings	(763)	270
Other liabilities	(853)	(3,473)

Net cash used in operating activities	(18,927)	(10,836)

Cash flow from investing activities:
Acquisitions, net of cash acquired	(505,466)	(351,941)
Purchases of property, plant and equipment	(69,672)	(64,244)
Proceeds from the sale of property, plant and equipment	8,883	9,575
Other	610	757

Net cash used for investing activities	(565,645)	(405,853)

Cash flow from financing activities:
Capital contributions by member	490,916	24,350
Capital issuance costs	(12,539)	—
Proceeds from debt issuances	1,415,750	657,217
Debt issuance costs	(10,911)	(8,834)
Payments on debt	(1,251,407)	(258,337)
Payments on acquisition-related liabilities	(15,018)	(5,807)
Distributions from partnership	(39,952)	—
Other	—	(88)

Net cash provided by financing activities	576,839	408,501

Net decrease in cash	(7,733)	(8,188)
Cash – beginning of period	13,215	14,917

Cash – end of period	$5,482	$6,729

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Changes in Redeemable Noncontrolling Interest and Member’s Interest

(In thousands)

	Total Member’s Interest
	Member’s equity	Accumulated deficit	Accumulated other comprehensive loss	Noncontrolling interest	Total member’s interest	Redeemable noncontrolling interest
Balance — December 27, 2014	$518,647	$(217,416)	$(15,546)	$1,298	$286,983	$33,740
Contributed capital	542,479	—	—	—	542,479
Accretion/ redemption value adjustment	—	(32,252)	—	—	(32,252)	(31,850)
Net loss	—	(43,433)	—	(27)	(43,460)	(1,890)
Other comprehensive loss	—	—	(12,541)	—	(12,541)	—
Distributions	(39,952)	—	—	—	(39,952)	—
Share-based compensation	18,589	—	—	—	18,589	—

Balance — September 26, 2015	$1,039,763	$(293,101)	$(28,087)	$1,271	$719,846	$—

Balance — December 28, 2013	486,896	(198,511)	(6,045)	1,211	283,551	24,767
Contributed capital	24,350	—	—	—	24,350	—
Accretion/ redemption value adjustment	—	(6,211)	—	—	(6,211)	6,211
Net loss	—	(11,424)	—	77	(11,347)	597
Other comprehensive income	—	—	(1,191)	—	(1,191)	245
Share-based compensation	3,732	(1,982)	—	—	1,750	—
Repurchase of member’s interest	(88)	—	—	—	(88)	—

Balance —September 27, 2014	$514,890	$(218,128)	$(7,236)	$1,288	$290,814	$31,820

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Tables in thousands)

1.	SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Summit Materials, LLC (“Summit LLC” and, together with its subsidiaries, the “Company”) is a vertically integrated, construction materials company. The Company is engaged in the production and sale of aggregates, cement, ready-mixed concrete, asphalt paving mix and concrete products and owns and operates quarries, sand and gravel pits, two cement plants, cement distribution terminals, ready-mixed concrete plants, asphalt plants and landfill sites. It is also engaged in paving and related services. The Company is organized by geographic region and has three operating segments, which are also its reporting segments: the West; Central; and East regions.

Substantially all of the Company’s products and services are produced, consumed and performed outdoors, primarily in the spring, summer and fall. Seasonal changes and other weather-related conditions can affect the production and sales volumes of its products and delivery of services. Therefore, the financial results for any interim period are typically not indicative of the results expected for the full year. Furthermore, the Company’s sales and earnings are sensitive to national, regional and local economic conditions and to cyclical changes in construction spending, among other factors.

Summit LLC is a wholly owned indirect subsidiary of Summit Materials Holdings L.P. (“Summit Holdings”), whose primary owners are Summit Materials, Inc. (“Summit Inc.”) and certain investment funds affiliated with Blackstone Capital Partners V L.P. and Silverhawk Summit, L.P. (collectively, the “Sponsors”). Summit Inc. was formed as a Delaware corporation on September 23, 2014 to be a holding company. Its sole material asset is a controlling equity interest in Summit Holdings. Pursuant to a reorganization into a holding company structure (the “Reorganization”) in connection with Summit Inc.’s March 2015 initial public offering, Summit Inc. became a holding corporation operating and controlling all of the business and affairs of Summit Holdings and its subsidiaries, including Summit LLC.

Initial Public Offering—Summit Inc. commenced operations on March 11, 2015 upon the pricing of the initial public offering of its Class A common stock (“IPO”). Summit Inc. raised $433.0 million, net of underwriting discounts, through the issuance of 25,555,555 shares of Class A common stock at a public offering price of $18.00 per share. Summit Inc. used the offering proceeds to purchase a number of newly-issued Class A Units (“LP Units”) from Summit Holdings equal to the number of shares of Class A common stock issued to the public. Summit Inc. caused Summit Holdings to use these proceeds: (i) to redeem $288.2 million in aggregate principal amount of outstanding 10 1/2% Senior Notes due January 31, 2020 (“2020 Notes”); (ii) to purchase 71,428,571 Class B Units of Continental Cement Company, L.L.C. (“Continental Cement”); (iii) to pay a one-time termination fee of $13.8 million primarily to affiliates of the Sponsors in connection with the termination of a transaction and management fee agreement; and (iv) for general corporate purposes. The $288.2 million redemption of 2020 Notes was completed in the second quarter of 2015 at a redemption price equal to par plus an applicable premium of $38.2 million plus $5.2 million of accrued and unpaid interest.

Follow-On Offering—On August 11, 2015, Summit Inc. raised $555.8 million, net of underwriting discounts, through the issuance of 22,425,000 shares of Class A common stock at a public offering price of $25.75 per share. Summit Inc. used these proceeds to purchase 3,750,000 newly-issued LP Units from Summit Holdings and 18,675,000 LP Units from certain of our pre-IPO owners, at a purchase price per LP Unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions. Summit Holdings used the proceeds from the 3,750,000 newly-issued LP Units to pay the deferred purchase price of $80.0 million related to the July 17, 2015 acquisition of a cement plant and a

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

quarry in Davenport, Iowa, and seven cement terminals along the Mississippi River (the “Davenport Assets”) and for general corporate purposes.

Basis of Presentation—These unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures typically included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto as of and for the year ended December 27, 2014. The Company continues to follow the accounting policies set forth in those consolidated financial statements.

Management believes that these consolidated interim financial statements include all adjustments, normal and recurring in nature, that are necessary to present fairly the financial position of the Company as of September 26, 2015, the results of operations for the three and nine months ended September 26, 2015 and September 27, 2014 and cash flows for the nine months ended September 26, 2015 and September 27, 2014. All significant intercompany balances and transactions have been eliminated.

The Company’s fiscal year is based on a 52-53 week year with each quarter composed of 13 weeks ending on a Saturday. The 53-week year occurs approximately once every seven years and will occur in 2015. The additional week in the 53-week year will be included in the fourth quarter.

The consolidated financial statements of the Company include the accounts of Summit LLC and its subsidiaries, including noncontrolling interests. Noncontrolling interests in consolidated subsidiaries represent a 20% ownership in Ohio Valley Asphalt, LLC and, prior to the IPO and concurrent purchase of the noncontrolling interests of Continental Cement, a 30% redeemable ownership in Continental Cement.

Use of Estimates—Preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenue and expenses. Such estimates include the valuation of accounts receivable, inventories, goodwill, intangibles and other long-lived assets, pension and other postretirement obligations and asset retirement obligations. Estimates also include revenue earned on contracts and costs to complete contracts. Most of the Company’s paving and related services are performed under fixed unit-price contracts with state and local governmental entities. Management regularly evaluates its estimates and assumptions based on historical experience and other factors, including the current economic environment. Management adjusts such estimates and assumptions when circumstances dictate. As future events and their effects cannot be determined with precision, actual results can differ significantly from estimates made. Changes in estimates, including those resulting from continuing changes in the economic environment, are reflected in the Company’s consolidated financial statements when the change in estimate occurs.

Business and Credit Concentrations—The Company’s operations are conducted primarily across 18 U.S. states and in British Columbia, Canada, with the most significant revenue generated in Texas, Kansas, Kentucky, Utah and Missouri. The Company’s accounts receivable consist primarily of amounts due from customers within these areas. Therefore, collection of these accounts is dependent on the economic conditions in the aforementioned states, as well as specific situations affecting individual customers. Credit granted within the Company’s trade areas has been granted to many customers, and management does not

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

believe that a significant concentration of credit exists with respect to any individual customer or group of customers. No single customer accounted for more than 10% of total revenue in the three and nine months ended September 26, 2015 and September 27, 2014.

Fair Value Measurements—Certain acquisitions made by the Company require the payment of contingent amounts of purchase consideration. These payments are contingent on specified operating results being achieved in periods subsequent to the acquisition and will only be made if earn-out thresholds are achieved. Contingent consideration obligations are measured at fair value each reporting period. Any adjustments to fair value are recognized in earnings in the period identified. In the third quarter of 2015, the Company entered into interest rate derivatives on $200.0 million of its term loan borrowings to add stability to interest expense and to manage its exposure to interest rate movements. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive loss and will be subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The fair value of contingent consideration and derivatives as of September 26, 2015 and December 27, 2014 was:

	September 26, 2015	December 27, 2014
Current portion of derivatives and acquisition-related liabilities:
Contingent consideration	$4,559	$2,375
Cash flow hedge	114

Derivatives and acquisition- related liabilities:
Contingent consideration	$2,711	$5,379
Cash flow hedge	897

The fair value of contingent consideration was based on unobservable, or Level 3, inputs, including projected probability-weighted cash payments and an 11.0% discount rate, which reflects a market discount rate. Changes in fair value may occur as a result of a change in actual or projected cash payments, the probability weightings applied by the Company to projected payments or a change in the discount rate. Significant increases or decreases in any of these inputs in isolation could result in a lower, or higher, fair value measurement. The fair value of the derivatives are based on observable, or Level 2, inputs such as interest rates, bond yields and prices in inactive markets. There were no material valuation adjustments in the three or nine months ended September 26, 2015 or September 27, 2014.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

Financial Instruments—The Company’s financial instruments include debt and certain acquisition-related liabilities (deferred consideration and noncompete obligations). The carrying value and fair value of these financial instruments as of September 26, 2015 and December 27, 2014 was:

	September 26, 2015		December 27, 2014
	Fair Value	Carrying Value	Fair Value	Carrying Value
Level 2
Long-term debt(1)	$1,155,557	$1,156,193	$1,101,873	$1,064,917

Level 3
Current portion of deferred consideration and noncompete obligations(2)	13,132	13,132	16,027	16,027
Long term portion of deferred consideration and noncompete obligations(3)	30,609	30,609	37,357	37,357

(1)	$8.1 million and $5.3 million included in current portion of debt as of September 26, 2015 and December 27, 2014, respectively. Excludes $60.0 million outstanding on the revolving credit facility as of September 26, 2015.
(2)	Included in current portion of acquisition-related liabilities on the balance sheet.
(3)	Included in acquisition-related liabilities on the balance sheet.

The fair value of debt was determined based on observable, or Level 2 inputs, such as interest rates, bond yields and quoted prices in inactive markets. The fair values of the deferred consideration and noncompete obligations were determined based on unobservable, or Level 3, inputs, including the cash payment terms in the purchase agreements and a discount rate reflecting the Company’s credit risk.

Redeemable Noncontrolling Interest — On March 17, 2015, upon the consummation of the IPO and the transactions contemplated by a contribution and purchase agreement entered into with the holders of all of the outstanding Class B Units of Continental Cement, Continental Cement became a wholly-owned indirect subsidiary of Summit LLC. The noncontrolling interests of Continental Cement were acquired for aggregate consideration of $64.1 million, consisting of $35.0 million of cash, 1,029,183 shares of Summit Inc.’s Class A common stock and $15.0 million aggregate principal amount of non-interest bearing notes payable in six annual installments of $2.5 million, beginning on March 17, 2016. The notes payable is a liability of Summit Holdings and, is therefore not included in the liabilities of Summit LLC.

New Accounting Standards — In April 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. Under the ASU, an entity will present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. The ASU is effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The guidance will be applied retrospectively to all prior periods (i.e., the balance sheet for each period will be adjusted). Had the Company adopted this guidance as of the current period, both Other Assets (noncurrent) and Long-term Debt as of September 26, 2015 and December 27, 2014, would have decreased by $8.8 million and $16.8 million, respectively.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

In April 2015, the FASB issued a new accounting standard, ASU 2015-04, Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets, which gives an employer whose fiscal year-end does not coincide with a calendar month-end (e.g., an entity that has a 52- or 53-week fiscal year) the ability, as a practical expedient, to measure defined benefit retirement obligations and related plan assets as of the month-end that is closest to its fiscal year-end. The ASU is effective for public business entities for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. Early application is permitted, and the ASU should be applied prospectively. The Company does not expect the adoption of this ASU to have a material effect on its financial position or results of operations.

In May 2014, the FASB issued a new accounting standard to improve and converge the financial reporting requirements for revenue from contracts with customers. ASU No. 2014-09, Revenue from Contracts with Customers, prescribes a five-step model for revenue recognition that will replace most existing revenue recognition guidance in U.S. GAAP. The ASU will supersede nearly all existing revenue recognition guidance under U.S. GAAP and provides that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. In July 2015, the FASB postponed the effective date of the new revenue standard by one year to the first quarter of 2018. Early adoption is permitted, but no earlier than 2017. Management is currently assessing the effect that the adoption of this standard will have on the consolidated financial statements.

Reclassifications — Certain amounts in the prior year have been reclassified to conform to the current period’s presentation.

2.	REORGANIZATION

Prior to the IPO and Reorganization, the capital structure of Summit Holdings consisted of six different classes of limited partnership interests (Class A-1, Class A-2, Class B-1, Class C, Class D-1 and Class D-2), each of which was subject to unique distribution rights. There were no outstanding Class A-2 interests. In connection with the IPO and the Reorganization, the limited partnership agreement of Summit Holdings was amended and restated to, among other things, modify its capital structure by creating a single new class of units (the “LP Units”), referred to as the “Reclassification.” Immediately following the Reclassification, 69,007,297 LP Units were outstanding. In addition, in substitution for part of the economic benefit of the Class C and Class D interests that was not reflected in the conversion of such interests to LP Units, warrants were issued to holders of Class C interests to purchase an aggregate of 160,333 shares of Summit Inc.’s Class A common stock, and options were issued to holders of Class D interests to purchase an aggregate of 4,358,842 shares of Summit Inc.’s Class A common stock (“leverage restoration options”). The exercise price of the warrants and leverage restoration options is the IPO price of $18.00 per share. In conjunction with the Reclassification of the equity-based awards, the Company recognized a $14.5 million modification charge in general and administrative costs.

The leverage restoration options were granted under the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The leverage restoration options that correlate to time-vesting interests vest over four years, beginning on the Reclassification date and the leverage restoration options that

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

correlate to performance-vesting interests vest only when both the relevant return multiple is achieved and a four year time-vesting condition is satisfied. The time-based vesting condition for both the time-vesting and performance-vesting interests will be satisfied with respect to 25% of the performance-vesting options on each of the first four anniversaries of the Reclassification date, subject to the employee’s continued employment through the applicable vesting date.

The Company also granted 240,000 options to purchase shares of Summit Inc.’s Class A common stock under the Omnibus Incentive Plan to certain employees some of whom had not previously been granted equity-based interests. These stock options have an exercise price of $18.00 per share, the IPO price, and are subject to a time-based vesting condition that will be satisfied with respect to 25% of the award on each of the first four anniversaries of the grant date, subject to the employee’s continued employment through the applicable vesting date.

3.	ACQUISITIONS

On July 17, 2015, the Company acquired the Davenport Assets for a purchase price of $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa. The operating results of the acquired business have been included in the Central region’s results of operations since the date of the acquisition. Assets acquired and liabilities assumed are measured at their acquisition-date fair value. Goodwill recognized in connection with the acquisition is primarily attributable to the expected profitability, assembled workforces and operational infrastructure of the acquired business and the synergies expected to result after its integration. The Davenport Assets were immediately integrated into the Company’s existing cement operations such that it is not practicable to report revenue and net income separately for the Davenport Assets.

Pro Forma Financial Information (unaudited) — The following unaudited supplemental pro forma information presents the financial results as if the Davenport Assets had been acquired on the first day of the 2014 fiscal year. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on the first day of the preceding fiscal year, nor is it indicative of any future results. The pro forma adjustments include a reduction of transaction costs of $6.5 million and additional depreciation, depletion, amortization and accretion of $7.5 million.

	Three months ended	Nine months ended
	September 26, 2015	September 26, 2015
Revenue	$477,706	$1,069,305
Net income	67,229	24,506

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

The purchase price allocation for the Davenport Assets has not been finalized due to the recent timing of the acquisition. The following table summarizes aggregated information regarding the estimated fair values of the assets acquired and liabilities assumed in conjunction with the acquisition:

September 26, 2015
Inventories	$21,538
Property, plant and equipment	272,815
Other assets	6,537
Financial liabilities	(1,509)
Other long-term liabilities	(95)

Net assets acquired	299,286
Goodwill	150,710

Total consideration	449,996

Transfer of assets	(2,182)
Working capital true-up	896

Net cash paid for acquisitions	$448,710

4.	GOODWILL

Changes in the carrying amount of goodwill, by reportable segment, from December 27, 2014 to September 26, 2015 are summarized as follows:

	West	Central	East	Total
Balance, December 27, 2014	$297,085	$96,025	$26,160	$419,270
Acquisitions (1)	4,579	150,929	—	155,508
Foreign currency translation adjustments	(6,942)	—	—	(6,942)

Balance, September 26, 2015	$294,722	$246,954	$26,160	$567,836

(1)	Includes certain working capital adjustments related to 2014 acquisitions

5.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following as of September 26, 2015 and December 27, 2014:

	September 26,	December 27,
	2015	2014
Trade accounts receivable	$194,235	$131,060
Retention receivables	13,396	12,053
Receivables from related parties	705	333

Accounts receivable	208,336	143,446
Less: Allowance for doubtful accounts	(2,397)	(2,144)

Accounts receivable, net	$205,939	$141,302

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

Retention receivables are amounts earned by the Company but held by customers until paving and related service contracts and projects are near completion or fully completed. Amounts are expected to be billed and collected within one year.

6.	INVENTORIES

Inventories consisted of the following as of September 26, 2015 and December 27, 2014:

	September 26,	December 27,
	2015	2014
Aggregate stockpiles	$90,776	$88,211
Finished goods	11,284	8,826
Work in process	6,511	1,801
Raw materials	29,465	12,715

Total	$138,036	$111,553

7.	ACCRUED EXPENSES

Accrued expenses consisted of the following as of September 26, 2015 and December 27, 2014:

	September 26,	December 27,
	2015	2014
Interest	$12,973	$32,475
Payroll and benefits	22,095	20,326
Capital lease obligations	16,065	17,530
Insurance	13,710	11,402
Non-income taxes	10,221	5,520
Professional fees	1,305	3,299
Other (1)	14,511	10,944

Total	$90,880	$101,496

(1)	Consists primarily of subcontractor and working capital settlement accruals.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

8.	DEBT

Debt consisted of the following as of September 26, 2015 and December 27, 2014:

	September 26,	December 27,
	2015	2014
Revolving credit facility	$60,000	$—

Long-term debt:

10 1/2% Senior Notes, due 2020:
$153.8 million senior notes, including a $5.5 million net premium at September 26, 2015 and $625.0 million senior notes, including a $26.5 million net premium at December 27, 2014	159,365	651,548
6 1/8% Senior Notes, due 2023:
$350.0 million senior notes, issued at par at September 26, 2015	350,000
Term Loan, due 2022:
$650.0 million term loan, net of $3.1 million discount at September 26, 2015 and $415.7 million term loan, net of $2.3 million discount at December 27, 2014	646,828	413,369
Total	1,156,193	1,064,917
Current portion of long-term debt	8,125	5,275

Long-term debt	$1,148,068	$1,059,642

The contractual payments of long-term debt, including current maturities, for the five years subsequent to September 26, 2015, are as follows:

2015 (three months)	$3,250
2016	6,500
2017	6,500
2018	4,875
2019	6,500
2020	161,925
Thereafter	964,250

Total	1,153,800
Plus: Original issue net premium	2,393

Total debt	$1,156,193

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

Senior Notes—The 2020 Notes were issued under an indenture dated January 30, 2012 (as amended and supplemented, the “2012 Indenture”) by Summit LLC and Summit Materials Finance Corp. (collectively, the “Issuers”). The Indenture contains covenants limiting, among other things, Summit LLC and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. The 2012 Indenture also contains customary events of default. Interest on the 2020 Notes is payable semi-annually in arrears. On September 8, 2014 and January 17, 2014, the Issuers issued an additional $115.0 million and $260.0 million, respectively, aggregate principal amount of 2020 Notes (the “Additional Notes”), receiving proceeds of $409.3 million, before payment of fees and expenses and including an aggregate $34.3 million premium. The proceeds from the sale of the Additional Notes were used for the purchases of acquisitions, to make payments on the revolving credit facility and for general corporate purposes. The Additional Notes are treated as a single series with the $250.0 million of 2020 Notes issued in January 2012 (the “Existing Notes”) and have substantially the same terms as those of the Existing Notes. The Additional Notes and the Existing Notes are treated as one class under the 2012 Indenture.

The Issuers issued $350.0 million in aggregate principal amount of 6.125% senior notes due July 15, 2023 (the “2023 Notes”) under an indenture dated July 28, 2015 (as amended and supplemented, the “2015 Indenture”). The net proceeds from the 2023 Notes, with proceeds from the refinancing of the term loan described below, were used to pay the $370.0 million initial purchase price for the Davenport Assets and to redeem $183.0 million aggregate principal amount of the 2020 Notes and pay related fees and expenses. The 2015 Indenture contains covenants and events of default generally consistent with the 2012 Indenture. The 2023 Notes were issued at 100% of their par value. Interest on the 2023 Notes is payable semi-annually in arrears on January 15 and July 15 of each year commencing on January 15, 2016. As of September 26, 2015 and December 27, 2014, the Company was in compliance with all covenants under both indentures, as applicable.

In April and August 2015, using proceeds from the IPO and the refinancing of the term loan described below, $288.2 million and $183.0 million, respectively, aggregate principal amount of the outstanding 2020 Notes were redeemed at a price equal to par plus an applicable premium. As a result of the redemptions, net charges of $14.1 million and $45.4 million were recognized in the three and nine months ended September 26, 2015, respectively. The fees included $18.2 million and $56.4 million for the applicable prepayment premium and $2.8 million and $7.5 million for the write-off of deferred financing fees, partially offset by $6.9 million and $18.5 million of net benefit from the write-off of the original issuance net premium in the three and nine months ended September 26, 2015, respectively.

Senior Secured Credit Facilities— Summit LLC has credit facilities that provide for term loans in an aggregate amount of $650.0 million and revolving credit commitments in an aggregate amount of $235.0 million (the “Senior Secured Credit Facilities”). Under the Senior Secured Credit Facilities, required principal repayments of 0.25% of term debt are due on the last business day of each March, June, September and December. The unpaid principal balance is due in full on the maturity date, which is July 17, 2022.

On July 17, 2015, Summit LLC refinanced its term loan under the Senior Secured Credit Facilities (the “Refinancing”). The Refinancing, among other things: (i) reduced the applicable margins used to calculate interest rates for term loans under our Senior Secured Credit Facilities to 3.25% for LIBOR rate loans and 2.25% for base rate loans, subject to a LIBOR floor of 1.00% (and one 25 basis point step down upon

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

Summit LLC achieving a certain first lien net leverage ratio); (ii) increased term loans borrowed under our term loan facility from $422.0 million to an aggregate $650.0 million; and (iii) created additional flexibility under the financial maintenance covenants, which are tested quarterly, by increasing the applicable maximum Consolidated First Lien Net Leverage Ratio (as defined in the credit agreement governing the Senior Secured Credit Facilities).

On March 11, 2015, Summit LLC entered into Amendment No. 3 to the credit agreement governing the Senior Secured Credit Facilities, which became effective on March 17, 2015 upon the consummation of the IPO. The amendment: (i) increased the size of the revolving credit facility from $150.0 million to $235.0 million; (ii) extended the maturity date of the revolving credit facility to March 11, 2020; (iii) amended certain covenants; and (iv) permits periodic tax distributions as contemplated in a tax receivable agreement, dated as of March 11, 2015, with Summit Holdings. As a result of this amendment, a charge of $0.4 million of deferred financing was recognized in the nine months ended September 26, 2015.

The revolving credit facility bears interest per annum equal to, at Summit LLC’s option, either (i) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) LIBOR plus 1.00%, plus an applicable margin of 2.5% for base rate loans or (ii) a LIBOR rate determined by reference to Reuters prior to the interest period relevant to such borrowing adjusted for certain additional costs plus an applicable margin of 3.5% for LIBOR rate loans. The interest rate in effect at September 26, 2015 was 3.6%.

There were $60.0 million of outstanding borrowings under the revolving credit facility as of September 26, 2015, leaving remaining borrowing capacity of $150.6 million, which is net of $24.4 million of outstanding letters of credit. The outstanding letters of credit are renewed annually and support required bonding on construction projects and the Company’s insurance liabilities.

Summit LLC’s Consolidated First Lien Net Leverage Ratio, as such term is defined in the Senior Secured Credit Facilities, should be no greater than 4.75:1.0 as of each quarter-end. As of September 26, 2015 and December 27, 2014, Summit LLC was in compliance with all covenants.

Summit LLC’s wholly-owned domestic subsidiary companies, subject to certain exclusions and exceptions, are named as subsidiary guarantors of the 2020 Notes, the 2023 Notes and the Senior Secured Credit Facilities. In addition, Summit LLC has pledged substantially all of its assets as collateral, subject to certain exclusions and exceptions, for the Senior Secured Credit Facilities.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

Interest expense related to debt totaled $17.8 million and $54.6 million in the three and nine months ended September 26, 2015, respectively, and $19.9 million and $56.4 million in the three and nine months ended September 27, 2014, respectively. The following table presents the activity for the deferred financing fees for the nine months ended September 26, 2015 and September 27, 2014:

Deferred financing fees
Balance — December 27, 2014	$17,215

Loan origination fees	10,911
Amortization	(2,731)
Write off of deferred financing fees	(12,135)

Balance — September 26, 2015	$13,260

Balance — December 28, 2013	$11,485

Loan origination fees	9,281
Amortization	(2,875)

Balance —September 27, 2014	$17,891

Other—On January 15, 2015, the Company’s wholly-owned subsidiary in British Columbia, Canada entered into an agreement with HSBC for a (i) $6.0 million Canadian dollar (“CAD”) revolving credit commitment to be used for operating activities that bears interest per annum equal to the bank’s prime rate plus 0.20%, (ii) $0.5 million CAD revolving credit commitment to be used for capital equipment that bears interest per annum at the bank’s prime rate plus 0.90% and (iii) $0.4 million CAD revolving credit commitment to provide guarantees on behalf of that subsidiary. There were no amounts outstanding under this agreement as of September 26, 2015.

9.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The changes in each component of accumulated other comprehensive loss consisted of the following:

	Change in retirement plans	Foreign currency translation adjustments	Cash flow hedge adjustments	Accumulated other comprehensive loss
Balance — December 27, 2014	$(9,730)	$(5,816)	$—	$(15,546)

Foreign currency translation adjustment	—	(11,531)	—	(11,531)
Loss on cash flow hedges	—	—	(1,010)	(1,010)

Balance — September 26, 2015	$(9,730)	$(17,347)	$(1,010)	$(28,087)

Balance — December 28, 2013	$(6,045)	$—	$—	$(6,045)

Postretirement curtailment adjustment	(942)	—	—	(942)
Postretirement liability adjustment	1,515	—	—	1,515
Foreign currency translation adjustment	—	(1,764)	—	(1,764)

Balance —September 27, 2014	$(5,472)	$(1,764)	$—	$(7,236)

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

10.	INCOME TAXES

Summit LLC is a limited liability company and passes its tax attributes for federal and state tax purposes to its parent company and is generally not subject to federal or state income tax. However, certain subsidiary entities file federal and state income tax returns due to their status as C corporations. The provision for income taxes is primarily composed of federal, state and local income taxes for the subsidiary entities that have C corporation status.

The effective income tax rate for these entities differs from the statutory federal rate primarily due to (1) tax depletion expense in excess of the expense recorded under U.S. GAAP, (2) state income taxes and the effect of graduated tax rates and (3) certain non-recurring items, such as differences in the treatment of transaction costs, which are often not deductible for tax purposes.

As of September 26, 2015 and December 27, 2014, the Company has not recognized any liabilities for uncertain tax positions. The Company records interest and penalties as a component of the income tax provision. No material interest or penalties were recognized in income tax expense during the three or nine months ended September 26, 2015 and September 27, 2014.

Tax Distributions – The holders of Summit Holdings’ LP Units, including Summit Inc., incur U.S. federal, state and local income taxes on their share of any taxable income of Summit Holdings. The limited partnership agreement of Summit Holdings provides for pro rata cash distributions (“tax distributions”) to the holders of the LP Units in an amount generally calculated to provide each holder of LP Units with sufficient cash to cover its tax liability in respect of the LP Units. In general, these tax distributions are computed based on Summit Holdings’ estimated taxable income allocated to each holder of LP Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate applicable to an individual or corporate resident in New York, New York (or a corporate resident in certain circumstances). Summit LLC paid distributions totaling $23.5 million and $39.9 million, of which $14.6 million and $26.4 million was paid to Summit Holdings, who, in turn, distributed the funds to its partners, other than Summit Inc., and $8.9 million and $13.5 million was paid to Summit Inc., in the three and nine months ended September 26, 2015, respectively.

11.	COMMITMENTS AND CONTINGENCIES

The Company is party to certain legal actions arising from the ordinary course of business activities. Accruals are recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all pending or threatened claims and litigation will not have a material effect on the Company’s consolidated results of operations, financial position or liquidity. The Company records legal fees as incurred.

Litigation and Claims—The Company is obligated under an indemnification agreement entered into with the sellers of Harper Contracting, Inc., Harper Sand and Gravel, Inc., Harper Excavating, Inc., Harper Ready Mix Company, Inc. and Harper Investments, Inc. (collectively, “Harper”) for the sellers’ 40% ownership interests in a joint venture agreement. The Company has the rights to any benefits under the joint venture as well as the assumption of any obligations, but does not own equity interests in the joint venture. The joint venture incurred significant losses on a highway project in Utah, which resulted in requests for funding from the joint venture partners and, ultimately, from the Company. Through September 26, 2015, the Company

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

has funded $8.8 million, of which $4.0 million was funded in 2012 and $4.8 million was funded in 2011. On April 2, 2015, the Utah Department of Transportation filed suit in the Fourth District Court of Utah County, Utah against the joint venture and the parties to the joint venture seeking damages of at least $29.4 million. As of September 26, 2015 and December 27, 2014, an accrual of $4.3 million was recorded in other noncurrent liabilities as management’s best estimate of loss related to this matter.

During the ordinary course of business, there may be revisions to project costs and conditions that can give rise to change orders on construction contracts. Revisions can also result in claims made against a customer or subcontractor to recover project variances that have not been satisfactorily addressed through change orders with a customer. The Company had unapproved change orders and claims of $1.2 million in accounts receivable and $3.9 million ($1.2 million in accounts receivable, $0.5 million in costs and estimated earnings in excess of billings and $2.2 million in other assets) as of September 26, 2015 and December 27, 2014, respectively.

Environmental Remediation—The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to the environment, health and safety and other regulatory matters. These operations require environmental operating permits, which are subject to modification, renewal and revocation. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses, and there can be no assurance that environmental liabilities or noncompliance will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity in the future.

Other—In the ordinary course of business, the Company enters into various firm purchase commitments for certain raw materials and services. The terms of the firm purchase commitments are generally less than one year. Management does not expect any significant changes in the market value of these goods and services during the commitment period that would have a material adverse effect on the financial position, results of operations or liquidity of the Company.

12.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Nine months ended
	September 26,	September 27,
	2015	2014
Cash payments:
Interest	$75,990	$59,179
Income taxes	1,516	1,345
Non cash financing activities:
Purchase of noncontrolling interest in Continental Cement	$(64,102)	$—

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

13.	SEGMENT INFORMATION

The Company has three operating segments, which are its reportable segments: the West; Central; and East regions. These segments are consistent with the Company’s management reporting structure. Each region’s operations consist of various activities related to the production, distribution and sale of construction materials, products and the provision of paving and related services. Assets employed by segment include assets directly identified with those operations. Corporate assets consist primarily of cash, property, plant and equipment for corporate operations and other assets not directly identifiable with a reportable business segment. The accounting policies applicable to each segment are consistent with those used in preparing the consolidated financial statements. The following tables display selected financial data for the Company’s reportable segments:

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Revenue:
West region	$261,742	$211,302	$597,484	$478,432
Central region	164,084	126,882	338,613	283,541
East region	46,079	56,575	94,738	108,172

Total revenue	$471,905	$394,759	$1,030,835	$870,145

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Adjusted EBITDA
West region	$59,574	$39,105	$110,940	$71,646
Central region	53,756	30,820	89,984	59,220
East region	13,383	11,868	15,096	10,462
Corporate and other	(8,879)	(9,381)	(33,577)	(28,427)

Total reportable segments and corporate	117,834	72,412	182,443	112,901
Interest expense	20,436	22,085	61,649	62,555
Depreciation, depletion, amortization and accretion	33,306	23,255	86,818	63,950
Initial public offering costs	—	—	28,296	—
Loss on debt financings	32,641	—	64,313	—

Income (loss) from continuing operations before taxes	$31,451	$27,072	$(58,633)	$(13,604)

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

	Nine months ended
	September 26,	September 27,
	2015	2014
Cash paid for capital expenditures:
West region	$32,192	$25,496
Central region	24,335	28,485
East region	9,401	6,590

Total reportable segments	65,928	60,571
Corporate and other	3,744	3,673

Total capital expenditures	$69,672	$64,244

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Depreciation, depletion, amortization and accretion:
West region	$13,786	$9,155	$38,508	$23,569
Central region	15,778	9,710	37,198	28,061
East region	3,114	3,984	9,426	11,272

Total reportable segments	32,678	22,849	85,132	62,902
Corporate and other	628	406	1,686	1,048

Total depreciation, depletion, amortization and accretion	$33,306	$23,255	$86,818	$63,950

	September 26,	December 27,
	2015	2014
Total assets:
West region	$866,516	$777,981
Central region	1,189,565	704,134
East region	224,720	221,598

Total reportable segments	2,280,801	1,703,713
Corporate and other	35,935	26,064

Total	$2,316,736	$1,729,777

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Revenue by product:*
Aggregates	$86,070	$68,636	$218,336	$160,002
Cement	68,481	34,171	110,477	69,435
Ready-mixed concrete	95,481	75,429	254,878	189,198
Asphalt	113,249	104,862	219,492	203,944
Paving and related services	185,092	191,157	366,321	391,925
Other	(76,468)	(79,496)	(138,669)	(144,359)

Total revenue	$471,905	$394,759	$1,030,835	$870,145

*	Revenue by product includes intercompany and intracompany sales transferred at market value. The elimination of intracompany transactions is included in Other. Revenue from the liquid asphalt terminals is included in asphalt revenue.

14.	RELATED PARTY TRANSACTIONS

Under the terms of a transaction and management fee agreement between Summit Holdings and Blackstone Management Partners L.L.C. (“BMP”), whose affiliates include controlling stockholders of Summit Inc., BMP provided monitoring, advisory and consulting services to the Company through March 17, 2015. Under the terms of the agreement, BMP was permitted to assign, and had assigned, a portion of the fees to which it was entitled to Silverhawk Summit, L.P. and to certain other equity investors.

The management fee was calculated based on the greater of $300,000 or 2.0% of the Company’s annual consolidated profit, as defined in the agreement, and is included in general and administrative expenses. The Company incurred management fees totaling $1.0 million during the period between December 28, 2014 and March 17, 2015 and $1.3 million and $2.3 million in the three and nine months ended September 27, 2014, respectively. During these periods, the Company paid immaterial amounts to Silverhawk Summit, L.P. and to other equity investors.

Also under the terms of the transaction and management fee agreement, BMP undertook financial and structural analysis, due diligence investigations, corporate strategy and other advisory services and negotiation assistance related to acquisitions for which the Company paid BMP transaction fees equal to 1.0% of the aggregate enterprise value of any acquired entity or, if such transaction was structured as an asset purchase or sale, 1.0% of the consideration paid for or received in respect of the assets acquired or disposed. The Company paid BMP $0.6 million and $2.3 million during the three and nine months ended September 27, 2014, respectively. During these periods, the Company paid immaterial amounts to Silverhawk Summit, L.P. and to other equity investors. The acquisition-related fees paid pursuant to this agreement are included in transaction costs.

In connection with the IPO, the transaction and management fee agreement with BMP was terminated on March 17, 2015 for a final payment of $13.8 million; $13.4 million was paid to affiliates of BMP and the remaining $0.4 million was paid to affiliates of Silverhawk Summit, L.P. and to certain other equity investors.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

In addition to the transaction and management fees paid to BMP, the Company reimburses BMP for direct expenses incurred, which were not material in the three and nine months ended September 26, 2015 and September 27, 2014.

On July 17, 2015, the Company purchased the Davenport Assets from Lafarge North America Inc. for a purchase price of $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa. At closing, $370.0 million of the purchase price was paid, and the remaining $80.0 million was paid on August 13, 2015. Summit Holdings entered into a commitment letter dated April 16, 2015, with Blackstone Capital Partners V L.P. (“BCP”) for equity financing up to $90.0 million in the form of a preferred equity interest (the “Equity Commitment Financing”), which would have been used to pay the $80.0 million deferred purchase price if other financing was not attained by December 31, 2015. For the Equity Commitment Financing, the Company paid a $1.8 million commitment fee to BCP in the nine months ended September 26, 2015.

Blackstone Advisory Partners L.P., an affiliate of BMP, served as an initial purchaser of $5.75 million and $13.0 million principal amount of the 2020 Notes issued in September 2014 and January 2014, respectively, and received compensation in connection therewith.

Cement sales to companies owned by a former noncontrolling member of Continental Cement were approximately $1.4 million during the period between December 28, 2014 and March 11, 2015 and $4.7 million and $10.9 million during the three and nine months ended September 27, 2014, respectively. Accounts receivable due from the former noncontrolling member were $0.2 million as of December 27, 2014.

In the nine months ended September 27, 2014, the Company made an interest payment of $0.7 million to a certain former noncontrolling member of Continental Cement for a related party note. The principal balance on the note was repaid in 2012.

In the nine months ended September 27, 2014, the Company sold certain assets associated with the production of concrete blocks, including inventory and equipment, to a related party for $2.3 million.

15.	GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

Summit LLC’s domestic wholly-owned subsidiary companies other than Finance Corp. are named as guarantors (collectively, the “Guarantors”) of the 2020 Notes and the 2023 Notes (collectively, the “Senior Notes”). Certain other partially-owned subsidiaries and a non-U.S. entity do not guarantee the Senior Notes (collectively, the “Non-Guarantors”). The Guarantors provide a joint and several, full and unconditional guarantee of the Senior Notes.

There are no significant restrictions on Summit LLC’s ability to obtain funds from any of the Guarantor Subsidiaries in the form of dividends or loans. Additionally, there are no significant restrictions on a Guarantor Subsidiary’s ability to obtain funds from Summit LLC or its direct or indirect subsidiaries.

The following condensed consolidating balance sheets, statements of operations and cash flows are provided for the Issuers, the Wholly-owned Guarantors and the Non-Guarantors. On March 17, 2015, the noncontrolling interests of Continental Cement were purchased resulting in Continental Cement being a wholly-owned indirect subsidiary of Summit LLC. Continental Cement’s results of operations and cash flows are reflected with the Guarantors for the three and nine months ended September 26, 2015. In 2014, Continental Cement’s results are shown separately as a Non Wholly-owned Guarantor.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

Earnings from subsidiaries are included in other income in the condensed consolidated statements of operations below. The financial information may not necessarily be indicative of the financial position, results of operations or cash flows had the guarantor or non-guarantor subsidiaries operated as independent entities.

Condensed Consolidating Balance Sheets

September 26, 2015

	Issuers	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$8,989	$1,025	$8,130	$(12,662)	$5,482
Accounts receivable, net	—	195,120	11,163	(344)	205,939
Intercompany receivables	1,322,050	14,869	8,996	(1,345,915)	—
Cost and estimated earnings in excess of billings	—	33,447	728	—	34,175
Inventories	—	132,734	5,302	—	138,036
Other current assets	1,088	19,319	1,355	—	21,762

Total current assets	1,332,127	396,514	35,674	(1,358,921)	405,394
Property, plant and equipment, net	9,433	1,240,126	26,668	—	1,276,227
Goodwill	—	519,759	48,077	—	567,836
Intangible assets, net	—	14,044	1,437	—	15,481
Other assets	881,923	132,532	1,271	(963,928)	51,798

Total assets	$2,223,483	$2,302,975	$113,127	$(2,322,849)	$2,316,736

Liabilities, Redeemable Noncontrolling Interest and Member’s Interest
Current liabilities:
Current portion of debt	$68,125	$—	$—	$—	$68,125
Current portion of acquisition-related liabilities	—	17,691	—	—	17,691
Accounts payable	7,436	102,571	3,563	(344)	113,226
Accrued expenses	30,998	70,386	2,158	(12,662)	90,880
Intercompany payables	67,671	1,274,510	3,734	(1,345,915)	—
Billings in excess of costs and estimated earnings	—	10,983	22	—	11,005

Total current liabilities	174,230	1,476,141	9,477	(1,358,921)	300,927
Long-term debt	1,148,068	61,377	—	(61,377)	1,148,068
Acquisition-related liabilities	—	33,320	—	—	33,320
Other noncurrent liabilities	1,558	110,856	57,268	(55,107)	114,575

Total liabilities	1,323,856	1,681,694	66,745	(1,475,405)	1,596,890
Redeemable noncontrolling interest	—	—	—	—	—
Redeemable members’ interest	—	—	—	—	—
Total stockholders’ equity/partners’ interest	899,627	621,281	46,382	(847,444)	719,846

Total liabilities, redeemable noncontrolling interest and member’s interest	$2,223,483	$2,302,975	$113,127	$(2,322,849)	$2,316,736

Condensed Consolidating Balance Sheets

December 27, 2014

	Issuers	Non- Wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Assets
Current assets:
Cash and cash equivalents	$10,837	$2	$695	$8,793	$(7,112)	$13,215
Accounts receivable, net	1	6,629	124,380	11,525	(1,233)	141,302
Intercompany receivables	376,344	4,095	30,539	4,052	(415,030)	—
Cost and estimated earnings in excess of billings	—	—	9,819	355	—	10,174
Inventories	—	8,696	98,188	4,669	—	111,553
Other current assets	7,148	464	9,638	1,775	(1,853)	17,172

Total current assets	394,330	19,886	273,259	31,169	(425,228)	293,416
Property, plant and equipment, net	7,035	302,524	610,717	30,325	—	950,601
Goodwill	—	23,124	340,969	55,177	—	419,270
Intangible assets, net	—	542	14,245	2,860	—	17,647
Other assets	1,153,204	25,233	125,462	1,362	(1,256,418)	48,843

Total assets	$1,554,569	$371,309	$1,364,652	$120,893	$(1,681,646)	$1,729,777

Liabilities, Redeemable Noncontrolling Interest and Member’s Interest
Current liabilities:
Current portion of debt	$5,275	$1,273	$3,990	$—	$(5,263)	$5,275
Current portion of acquisition-related liabilities	166	—	18,236	—	—	18,402
Accounts payable	3,655	6,845	65,018	4,569	(1,233)	78,854
Accrued expenses	37,101	10,178	59,477	3,705	(8,965)	101,496
Intercompany payables	162,728	4,052	245,416	2,834	(415,030)	—
Billings in excess of costs and estimated earnings	—	—	8,931	27	—	8,958

Total current liabilities	208,925	22,348	401,068	11,135	(430,491)	212,985
Long-term debt	1,059,642	153,318	480,599	—	(633,917)	1,059,642
Acquisition-related liabilities	—	—	42,736	—	—	42,736
Other noncurrent liabilities	796	24,787	65,479	57,736	(55,107)	93,691

Total liabilities	1,269,363	200,453	989,882	68,871	(1,119,515)	1,409,054
Redeemable noncontrolling interest	—	—	—	—	33,740	33,740
Redeemable members’ interest	—	34,543	—	—	(34,543)	—
Total stockholders’ equity/partners’ interest	285,206	136,313	374,770	52,022	(561,328)	286,983

Total liabilities, redeemable noncontrolling interest and member’s interest	$1,554,569	$371,309	$1,364,652	$120,893	$(1,681,646)	$1,729,777

Condensed Consolidating Statements of Operations

For the three months ended September 26, 2015

	Issuers	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue	$—	$454,501	$21,472	$(4,068)	$471,905

Cost of revenue (excluding items shown separately below)	—	304,204	12,263	(4,068)	312,399
General and administrative expenses	8,881	32,362	1,600	—	42,843
Depreciation, depletion, amortization and accretion	628	31,374	1,304	—	33,306

Operating (loss) income	(9,509)	86,561	6,305	—	83,357
Other (income) expense, net	(58,666)	3,639	(17)	86,514	31,470
Interest expense	15,046	15,286	900	(10,796)	20,436

Income from continuing operations before taxes	34,111	67,636	5,422	(75,718)	31,451
Income tax benefit (expense)	—	(2,690)	35	—	(2,655)

Income from continuing operations	34,111	70,326	5,387	(75,718)	34,106
Income from discontinued operations	—	(57)	—	—	(57)

Net income	34,111	70,383	5,387	(75,718)	34,163
Net income attributable to minority interest	—	—	—	52	52

Net income attributable to member of Summit Materials, LLC	$34,111	$70,383	$5,387	$(75,770)	$34,111

Comprehensive income attributable to member of Summit Materials, LLC	$26,805	$69,373	$(909)	$(68,464)	$26,805

Condensed Consolidating Statements of Operations

For the three months ended September 27, 2014

	Issuers	Non- Wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Revenue	$—	$34,171	$348,785	$22,626	$(10,823)	$394,759

Cost of revenue (excluding items shown separately below)	—	25,603	253,284	17,433	(10,823)	285,497
General and administrative expenses	8,694	1,651	27,418	495	—	38,258
Depreciation, depletion, amortization and accretion	406	3,708	18,618	523	—	23,255

Operating (loss) income	(9,100)	3,209	49,465	4,175	—	47,749
Other (income) expense, net	(43,887)	(945)	(2,679)	(16)	46,119	(1,408)
Interest expense	7,913	2,931	13,416	233	(2,408)	22,085

Income from continuing operations before taxes	26,874	1,223	38,728	3,958	(43,711)	27,072
Income tax benefit (expense)	—	—	(1,038)	—	—	(1,038)

Income from continuing operations	26,874	1,223	39,766	3,958	(43,711)	28,110
Income from discontinued operations	—	—	(7)	—	—	(7)

Net income	26,874	1,223	39,773	3,958	(43,711)	28,117
Net income attributable to minority interest	—	—	—	—	1,243	1,243

Net income attributable to member of Summit Materials, LLC	$26,874	$1,223	$39,773	$3,958	$(44,954)	$26,874

Comprehensive income attributable to member of Summit Materials, LLC	$25,110	$1,223	$39,773	$2,194	$(43,190)	$25,110

Condensed Consolidating Statements of Operations

For the nine months ended September 26, 2015

	Issuers	Wholly- owned Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue	$—	$980,153	$78,821	$(28,139)	$1,030,835

Cost of revenue (excluding items shown separately below)	—	696,068	51,909	(28,139)	719,838
General and administrative expenses	61,634	90,959	4,935	—	157,528
Depreciation, depletion, amortization and accretion	1,686	80,997	4,135	—	86,818

Operating (loss) income	(63,320)	112,129	17,842	—	66,651
Other (income) expense, net	(55,083)	7,140	142	111,436	63,635
Interest expense	35,196	45,332	2,689	(21,568)	61,649

Income from continuing operations before taxes	(43,433)	59,657	15,011	(89,868)	(58,633)
Income tax benefit (expense)	—	(12,852)	384	—	(12,468)

Income from continuing operations	(43,433)	72,509	14,627	(89,868)	(46,165)
Income from discontinued operations	—	(815)	—	—	(815)

Net income	(43,433)	73,324	14,627	(89,868)	(45,350)
Net income attributable to minority interest	—	—	—	(1,917)	(1,917)

Net income attributable to member of Summit Materials, LLC	$(43,433)	$73,324	$14,627	$(87,951)	$(43,433)

Comprehensive income attributable to member of Summit Materials, LLC	$(55,974)	$72,314	$3,096	$(75,410)	$(55,974)

Condensed Consolidating Statements of Operations

For the nine months ended September 27, 2014

	Issuers	Non- Wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Revenue	$—	$69,435	$776,502	$43,900	$(19,692)	$870,145

Cost of revenue (excluding items shown separately below)	—	53,229	581,602	30,795	(19,692)	645,934
General and administrative expenses	26,384	5,225	80,938	1,062	—	113,609
Depreciation, depletion, amortization and accretion	1,047	10,484	51,351	1,068	—	63,950

Operating (loss) income	(27,431)	497	62,611	10,975	—	46,652
Other expense (income), net	(36,161)	(2,303)	(4,233)	29	40,369	(2,299)
Interest expense	21,581	8,788	37,831	289	(5,934)	62,555

(Loss) income from continuing operations before taxes	(12,851)	(5,988)	29,013	10,657	(34,435)	(13,604)
Income tax benefit	(1,427)	—	(1,071)	—	—	(2,498)

(Loss) income from continuing operations	(11,424)	(5,988)	30,084	10,657	(34,435)	(11,106)
Income from discontinued operations	—	—	(356)	—	—	(356)

Net (loss) income	(11,424)	(5,988)	30,440	10,657	(34,435)	(10,750)
Net loss attributable to noncontrolling interest	—	—	—	—	674	674

Net (loss) income attributable to member of Summit Materials, LLC	$(11,424)	$(5,988)	$30,440	$10,657	$(35,109)	$(11,424)

Comprehensive (loss) income attributable to member of Summit Materials, LLC	$(12,615)	(5,170)	$30,440	$8,893	$(34,163)	$(12,615)

Condensed Consolidating Statements of Cash Flows

For the nine months ended September 26, 2015

	Issuers	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Net cash (used in) provided by operating activities	$(140,504)	$112,541	$9,203	$(167)	$(18,927)

Cash flow from investing activities:
Acquisitions, net of cash acquired	—	(505,466)	—	—	(505,466)
Purchase of property, plant and equipment	(3,743)	(65,001)	(928)	—	(69,672)
Proceeds from the sale of property, plant, and equipment	—	8,821	62	—	8,883
Other	—	610	—	—	610

Net cash used for investing activities	(3,743)	(561,036)	(866)	—	(565,645)

Cash flow from financing activities:
Proceeds from investment by member	490,916	—	—	—	490,916
Capital issuance costs	(12,539)	—	—	—	(12,539)
Net proceeds from debt issuance	1,415,750	—	—	—	1,415,750
Loans received from and payments made on loans from other Summit Companies	(1,031,576)	1,047,015	(9,000)	(6,439)	—
Payments on long-term debt	(669,123)	(583,340)	—	1,056	(1,251,407)
Payments on acquisition-related liabilities	(166)	(14,852)	—	—	(15,018)
Financing costs	(10,911)	—	—	—	(10,911)
Distributions from partnership	(39,952)	—	—	—	(39,952)
Other	—	—	—	—	—

Net cash provided by (used for) financing activities	142,399	448,823	(9,000)	(5,383)	576,839

Net increase (decrease) in cash	(1,848)	328	(663)	(5,550)	(7,733)

Cash — Beginning of period	10,837	697	8,793	(7,112)	13,215

Cash— End of period	$8,989	$1,025	$8,130	$(12,662)	$5,482

Condensed Consolidating Statements of Cash Flows

For the nine months ended September 27, 2014

	Issuers	Non- Wholly- owned Guarantor	Wholly- owned Guarantors	Non- Guarantors	Elim- inations	Consol- idated
Net cash used in operating activities	$(36,504)	$(2,408)	$28,727	$668	$(1,319)	$(10,836)

Cash flow from investing activities:
Acquisitions, net of cash acquired	(181,754)	—	(170,187)	—	—	(351,941)
Purchase of property, plant and equipment	(3,674)	(13,472)	(46,575)	(523)	—	(64,244)
Proceeds from the sale of property, plant, and equipment	—	—	9,345	230	—	9,575
Other	—	—	(409)	—	1,166	757

Net cash (used for) provided by investing activities	(185,428)	(13,472)	(207,826)	(293)	1,166	(405,853)

Cash flow from financing activities:
Proceeds from investment by member	24,350	—	—	1,353	(1,353)	24,350
Net proceeds from debt issuance	657,217	—	—	—	—	657,217
Loans received from and payments made on loans from other Summit Companies	(195,590)	16,383	189,243	(2,113)	(7,923)	—
Payments on long-term debt	(251,062)	(509)	(6,766)	—	—	(258,337)
Payments on acquisition-related liabilities	(1,500)	—	(4,307)	—	—	(5,807)
Financing costs	(8,834)	—	—	—	—	(8,834)
Other	(88)	—	(1,500)	—	1,500	(88)

Net cash provided by (used for) financing activities	224,493	15,874	176,670	(760)	(7,776)	408,501

Net increase (decrease) in cash	2,561	(6)	(2,429)	(385)	(7,929)	(8,188)

Cash — Beginning of period	10,375	9	3,442	3,631	(2,540)	14,917

Cash— End of period	$12,936	$3	$1,013	$3,246	$(10,469)	$6,729

* * *

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Of Lafarge North America Inc.

We have audited the accompanying combined financial statements of Lafarge Target Business (Carve-Out of Certain Operations of Lafarge North America Inc.), which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, changes in net parent investment and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Lafarge Target Business at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

May 29, 2015

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Combined Balance Sheets

	December 31
	2014	2013
	(In Thousands)
Assets
Cash	$—	$—
Receivables, net	11,493	9,666
Inventories	17,201	17,361
Prepaid and other current assets	166	93
Deferred income taxes, current	1,051	1,095

Total current assets	29,911	28,215
Property, plant, and equipment, net	81,805	85,959
Goodwill	114,600	114,600

Total assets	$226,316	$228,774

Liabilities and net Parent investment
Accounts payable	$3,802	$3,213
Accrued and other liabilities	4,441	3,537

Total current liabilities	8,243	6,750
Other long-term liabilities	449	315
Deferred income taxes, non-current	23,390	23,909

Total liabilities	32,082	30,974

Net Parent investment:
Accumulated net contributions from Parent	194,234	197,800

Total net Parent investment	194,234	197,800

Total liabilities and net Parent investment	$226,316	$228,774

See accompanying notes to combined financial statements.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Combined Statements of Operations

	Year Ended December 31
	2014	2013	2012
	(In Thousands)
Net sales	$113,680	$105,581	$103,245
Costs, expenses, and other income:
Cost of goods sold	74,355	77,488	79,324
Selling and administrative	16,049	17,239	18,300
Other expense, net	179	—	—

Total costs, expenses, and other income	90,583	94,727	97,624

Income from operations before income taxes	23,097	10,854	5,621
Income tax provision	(7,798)	(3,163)	(1,275)

Net income	$15,299	$7,691	$4,346

See accompanying notes to combined financial statements.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Combined Statements of Changes in Net Parent Investment

Total Net Parent Investment
(In Thousands)
Balance at December 31, 2011	$204,608
Net income	4,346
Net distributions to Parent	(7,915)

Balance at December 31, 2012	201,039
Net income	7,691
Net distributions to Parent	(10,930)

Balance at December 31, 2013	197,800
Net income	15,299
Net distributions to Parent	(18,865)

Balance at December 31, 2014	$194,234

See accompanying notes to combined financial statements.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Combined Statements of Cash Flows

	Year Ended December 31
	2014	2013	2012
	(In Thousands)
Operating activities
Net income	$15,299	$7,691	$4,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	7,200	7,309	7,236
Loss on disposal of property, plant, and equipment	261	—	—
Provision for inventory reserves	(778)	(751)	(233)
Deferred taxes	(475)	(870)	485
Change in operating assets and liabilities:
Receivables	(1,827)	(252)	622
Inventories	938	381	(1,520)
Prepaid and other current assets	(73)	(17)	(37)
Accounts payable	589	(746)	(995)
Accrued and other liabilities	904	(446)	953
Other long-term liabilities	134	20	(18)

Net cash provided by operating activities	22,172	12,319	10,839

Investing activities
Purchases of property, plant, and equipment	(3,307)	(1,389)	(2,924)

Net cash used in investing activities	(3,307)	(1,389)	(2,924)

Financing activities
Net distributions to Parent	(18,865)	(10,930)	(7,915)

Net cash used in financing activities	(18,865)	(10,930)	(7,915)

Net increase (decrease) in cash	—	—	—
Cash, beginning of period	—	—	—

Cash, end of period	$—	$—	$—

See accompanying notes to combined financial statements.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements

December 31, 2014

1. Background and Nature of Operations

The accompanying combined financial statements include the historical accounts of the Lafarge Target Business (Lafarge Target Business or the Business) of Lafarge North America Inc. (Lafarge NA or the Parent), which includes one cement manufacturing facility located in Davenport, Iowa. In addition to the Davenport cement plant, Lafarge Target Business includes seven terminals served by the cement plant, which are located in LaCrosse, Wisconsin; Memphis, Tennessee; Minneapolis, Minnesota; New Orleans, Louisiana; Red Rock, Minnesota; Union, Louisiana; and West Des Moines, Iowa. Lafarge NA is a large diversified supplier of aggregate, concrete and concrete products, cement and cement-related products, and other construction materials used for residential, commercial, institutional, and public works construction. Lafarge NA is a wholly-owned subsidiary of Lafarge S.A. (the Group), which is domiciled in France.

2. Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) from the consolidated financial statements and accounting records of Lafarge NA using the historical results of operations and historical cost basis of the assets and liabilities of Lafarge NA that comprise Lafarge Target Business. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under Lafarge NA’s management. All intercompany balances and transactions within Lafarge Target Business have been eliminated. Transactions and balances between Lafarge Target Business and Lafarge NA and its subsidiaries are reflected as related-party transactions within these financial statements.

The accompanying combined financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to Lafarge Target Business. In addition, certain costs related to Lafarge Target Business have been allocated from the Parent. Those are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Group holding company. Lafarge Target Business receives services and support functions from Lafarge NA and its subsidiaries, inclusive of services and support functions performed by Lafarge S.A. for Lafarge NA. Lafarge Target Business’s operations are dependent upon Lafarge NA and its subsidiaries’ ability to perform these services and support functions. The costs associated with these services and support functions (indirect costs, including those charged by Lafarge S.A. to Lafarge NA) have been allocated to Lafarge Target Business using the most meaningful respective allocation methodologies. These allocated costs are primarily related to corporate administrative expenses, reorganization costs, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, accounting and finance services, marketing and contract support, customer support, treasury, facility, and other corporate and infrastructural services. Income taxes have been accounted for in these financial statements as described herein and in Note 8.

The Business utilizes Lafarge NA’s centralized processes and systems for cash management, payroll, purchasing, and distribution. As a result, substantially all cash received by the Business was deposited in and commingled with Lafarge NA’s general corporate funds and is not specifically allocated to Lafarge Target Business. The net results of these cash transactions between the Business and Lafarge NA are reflected as net parent investment within equity in the accompanying balance sheets. In addition, the net parent investment

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

2. Significant Accounting Policies

represents Lafarge NA’s interest in the recorded net assets of Lafarge Target Business and represents the cumulative net investment by Lafarge NA in Lafarge Target Business through the dates presented, inclusive of cumulative operating results. Net distributions to Parent within the financing activities of the Statement of Cash flows include changes in intercompany amounts paid to and due from Parent.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Lafarge NA to be a reasonable reflection of the utilization of services provided to or the benefit received by Lafarge Target Business during the periods presented relative to the total costs incurred by Lafarge NA. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Business been an entity that operated independently of Lafarge NA. Consequently, future results of operations, should Lafarge Target Business be separated from Lafarge NA, will include costs and expenses that may be materially different than Lafarge Target Business’s historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of Lafarge Target Business’s future results of operations, financial position, and cash flows.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses. Actual results may differ from these estimates.

Cash

Treasury activities, including activities related to Lafarge Target Business, are centralized by Lafarge NA such that cash collections are automatically distributed to Lafarge and reflected as net parent investment. As a result of this automatic distribution to Lafarge, Lafarge Target Business does not hold any cash.

Concentration of Credit Risk

Financial instruments that potentially subject the Business to concentrations of credit risk are primarily receivables. The Business performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. The allowances for non-collection of receivables are based upon analysis of economic trends in the construction industry, detailed analysis of the expected collectability of accounts receivable that are past due, and the expected collectability of overall receivables.

Inventories

Inventories are valued at the lower of cost or market. The majority of Lafarge Target Business’s U.S. cement inventories, other than maintenance and operating supplies, are stated at last-in, first-out (LIFO) cost. All other inventories are valued at average cost.

Property, Plant, and Equipment

Property, plant, and equipment is stated at cost less accumulated depreciation. Depreciation of property, plant, and equipment is computed for financial reporting purposes using the straight-line method over the

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

2. Significant Accounting Policies—(Continued)

estimated useful lives of the assets. These lives range from 3 years on light mobile equipment to 30 years on certain buildings. Buildings have lives generally ranging from 20 to 30 years. Plant machinery and equipment have useful lives generally ranging from 20 to 30 years. Repair and maintenance costs are expensed as incurred. Substantially all of Lafarge Target Business’s depreciation expenses are recorded in cost of goods sold.

Goodwill

Lafarge Target Business’s goodwill reflected in these financial statements was allocated to Lafarge Target Business based on the relative fair value of Lafarge Target Business to the fair value of Lafarge NA cement reporting unit. Management’s estimate of the potential sales price of Lafarge Target Business was used as a basis to determine the fair value of Lafarge Target Business. The fair value of Lafarge NA cement reporting unit was derived from the most recent annual goodwill impairment analysis performed by Lafarge NA. A total of $114.6 million in goodwill was allocated to Lafarge Target Business for each of the years presented.

Goodwill represents the excess of costs over the fair value of identifiable assets of businesses acquired. Goodwill is not amortized, but is evaluated for potential impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Business values goodwill in accordance with ASC 350, Goodwill and Other Intangible Assets (ASC 350). ASC 350 requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise).

Impairment or Disposal of Long-Lived Assets

The Business evaluates the recoverability of its long-lived assets in accordance with the provisions of ASC 360, Property, Plant, and Equipment (ASC 360). ASC 360 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Such evaluations for impairment are significantly impacted by estimates of future prices for the Business’ products, capital needs, economic trends in the construction sector, and other factors. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value.

Asset Retirement Obligations

The Business records its quarry reclamation obligations in accordance with ASC 410, Asset Retirement and Environmental Obligations (ASC 410). ASC 410 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized as part of the carrying amount of the long-lived asset.

Environmental Remediation Liabilities

When the Business determines that it is probable that a liability for environmental matters has been incurred, an undiscounted estimate of the required remediation costs is recorded as a liability in the combined

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

2. Significant Accounting Policies—(Continued)

financial statements, without offset of potential insurance recoveries. Costs that extend the life, increase the capacity or improve the safety or efficiency of company-owned assets or are incurred to mitigate or prevent future environmental contamination are capitalized. Other environmental costs are expensed when incurred.

Income Taxes

The provision for income taxes is calculated as if Lafarge Target Business completed a separate tax return apart from its Parent, although the Business was included in the Parent’s U.S. federal and state income tax returns. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates. Tax attributes utilized by the Parent are treated as transactions between Lafarge Target Business and the Parent.

Defined Benefit Pension Plans and Other Post-Retirement Benefits

The Lafarge Target Business’s salaried employees and union hourly employees participate in defined benefit pension plans sponsored by the Parent. These plans include other Parent employees that are not employees of the Business. The Parent also provides certain retiree health and life insurance benefits to eligible employees who have retired from the Business. Salaried participants generally become eligible for retiree health care benefits when they retire from active service at age 55 or later. Benefits, eligibility, and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the health care plans pay a stated percentage of most medical and dental expenses reduced for any deductible, copayment, and payments made by government programs and other group coverage. For the years ended December 31, 2014, 2013, and 2012, respectively, the Parent allocated approximately $4.0 million, $5.9 million, and $8.0 million of pension and other post-retirement benefits expense to the Business, which has been reflected within costs of goods sold and selling and administrative in the accompanying combined statements of operations. The related pension and post-retirement benefit liability has not been allocated to the Business and has not been presented in the accompanying balance sheets since the obligation is and will remain a liability of the Parent.

Revenue Recognition

Revenue from the sale of cement and cement-related products is recorded when title and ownership are transferred upon delivery of the products. Amounts billed to a customer in a sales transaction related to shipping and handling are included in net sales, and costs incurred for shipping and handling are classified as cost of goods sold in the combined statements of operations. The revenues reported in these financial statements relate to specifically identifiable historical activities of the plant, terminals, and other assets that comprise Lafarge Target Business. Lafarge Target Business recognizes revenue for all cement and cement-related products produced at the Davenport plant even if the product is transported and sold through a distribution facility outside of the scope of Lafarge Target Business, or sold in markets serviced by sales personnel outside of the scope of Lafarge Target Business. Similarly, if a product from a non-Lafarge Target Business plant is sold through a Lafarge Target Business distribution facility or in a Lafarge Target Business market, revenue originating from the transaction remains with the producing facility and is not considered as Lafarge Target Business revenue. Correspondingly, distribution and sales costs for these activities are also allocated to the producing plant.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

2. Significant Accounting Policies—(Continued)

Comprehensive Income (Loss)

Effective January 1, 2012, the Business adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2011-05, Presentation of Comprehensive Income, which requires the presentation of the comprehensive income (loss) and its components as part of the financial statements. Comprehensive income (loss) comprises net income (loss) and other changes in equity that are excluded from net income (loss). For the years ended December 31, 2014, 2013, and 2012, the Business net income (loss) equals comprehensive income (loss) and, accordingly, no additional disclosure is presented.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 will also require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new standard is effective for public entities for fiscal years beginning after 15 December 2016, and for interim periods therein. Early adoption is not permitted for public entities. Nonpublic entities are required to adopt the new guidance for fiscal years beginning after 15 December 2017, and interim periods within fiscal years beginning after 15 December 2018, and may adopt it as early as the public entity effective date. On April 29, 2015, the FASB issued an exposure draft of a proposed ASU that would delay by one year the effective date of its new revenue recognition standard for public and nonpublic entities reporting under US GAAP. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Presently, the Business is assessing what effect the adoption of ASU 2014-09 will have on its financial statements and accompanying notes.

3. Receivables

Receivables consist of the following:

	December 31
	2014	2013
	(In Thousands)
Trade receivables	$12,227	$10,474
Allowances	(734)	(808)

Total receivables, net	$11,493	$9,666

Consistent with the manner in which revenue is recorded, receivables relate to goods produced at the Lafarge Target Business plant and sold to a third-party customer, even if the product is transported and sold through a distribution facility outside of the scope of Lafarge Target Business, or sold in markets serviced by sales personnel outside of the scope of Lafarge Target Business. Similarly, if a product from a non-Lafarge Target Business plant is sold through a Lafarge Target Business distribution facility or in a Lafarge Target

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

3. Receivables—(Continued)

Business market, the receivable originating from the transaction remains with the producing facility and is not considered as a Lafarge Target Business receivable.

Lafarge NA maintains accounts receivable securitization programs in both the U.S. and Canada to provide additional sources of working capital and long-term financing. Under the program, Lafarge NA agrees to sell, on a revolving basis, all of its accounts receivable to wholly-owned, special purpose subsidiaries (the SPS’s), which are consolidated in Lafarge NA consolidated financial statements. The SPS’s in turn enter into agreements with an unrelated third-party commercial paper conduit to acquire long-term financing, using the accounts receivable as collateral. Under the terms of Lafarge NA’s securitization agreement, the company maintains effective control over the assets transferred. In accordance with ASC 860, Transfers and Servicing, the accounts receivable securitization transactions have not been accounted for as sales. The related accounts receivable are included in Lafarge NA financial statements and those directly attributable to Lafarge Target Business have been reflected in these financial statements.

4. Inventories

Inventories consist of the following:

	December 31
	2014	2013
	(In Thousands)
Finished products	$7,875	$7,362
Work in process	67	130
Raw materials, commodities, and fuel	4,287	5,316
Spare parts, supplies, and other	4,972	4,553

Total inventories	$17,201	$17,361

Inventories valued using the LIFO method are reported net of reserves of $0.8 million and $1.5 million at December 31, 2014 and 2013, respectively. Reserves for slow-moving and obsolete inventory items were $1.7 million and $1.8 million at December 31, 2014 and 2013, respectively. Consistent with the manner in which revenue is recorded, Lafarge Target Business inventories relate to goods produced by Lafarge Target Business plant and not yet sold to a third-party customer and may be located at Lafarge NA distribution facilities which are not part of Lafarge Target Business.

5. Property, Plant, and Equipment

Property, plant, and equipment consist of the following:

	December 31
	2014	2013
	(In Thousands)
Land	$3,650	$3,538
Buildings, machinery, and equipment	236,617	235,541
Construction in progress	4,261	3,307

Property, plant, and equipment, at cost	244,528	242,386
Accumulated depreciation and depletion	(162,723)	(156,427)

Total property, plant, and equipment, net	$81,805	$85,959

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

5. Property, Plant, and Equipment—(Continued)

Depreciation and depletion expense for the years 2014, 2013, and 2012 was $7.2 million, $7.3 million, and $7.2 million, respectively.

6. Goodwill

In accordance with ASC 350, the Business performed the first step of the goodwill impairment test, by comparing the fair value of Lafarge Target Business with the carrying value. The Business completed an assessment as of December 31, 2014, 2013, and 2012 and determined the fair value of Lafarge Target Business exceeded its carrying value. As a result management concluded that there was no goodwill impairment.

The carrying value of goodwill did not change from January 1, 2012 to December 31, 2014.

7. Accrued and Other Liabilities

Accrued and other liabilities consist of the following:

	December 31
	2014	2013
	(In Thousands)
Suppliers	$1,365	$814
Employee-related	1,273	1,080
Taxes payable	499	367
Rebates	1,304	1,276

Total accrued and other liabilities	$4,441	$3,537

8. Income Taxes

The components of the income tax provision are as follows:

	December 31
	2014	2013	2012
	(In Thousands)
Current	$8,273	$4,033	$790
Deferred	(475)	(870)	485

	$7,798	$3,163	$1,275

The provision for income taxes differs from that which would have resulted from the use of the federal statutory income tax rates primarily as a result of the provision for various state income taxes and the depletion and other net benefits.

The state income taxes impacted such difference for $1.4 million, $0.7 million, and $0.1 million for the years ended December 31, 2014, 2013, and 2012, respectively. The depletion and other net benefits impacted such difference for ($1.7) million, ($1.3) million, and ($0.8) million for the years ended December 31, 2014, 2013, and 2012, respectively.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

8. Income Taxes—(Continued)

Deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The significant components of deferred tax assets and deferred tax liabilities included on the combined balance sheets are:

	December 31
	2014	2013
	(In Thousands)
Deferred tax assets:
Allowances and reserves	$1,051	$1,095

Total deferred tax assets	1,051	1,095

Deferred tax liabilities:
Depreciation, amortization, and other	(23,390)	(23,909)

Total deferred tax liabilities	(23,390)	(23,909)

Net deferred tax liabilities	$(22,339)	$(22,814)

Lafarge Target Business’s operating results have historically been included in the Parent’s combined US Federal and state income tax returns. The provisions for income taxes in the combined financial statements have been determined on a separate return basis as if Lafarge Target Business filed its own tax returns. All tax attributes generated by Lafarge Target Business, as calculated on a separate return methodology not used by the Parent historically, will be retained by the Parent. Management considered and weighed the available evidence, both positive and negative, to determine whether it is more-likely-than-not that some portion, or all, of Lafarge Target Business’s deferred tax assets will not be realized. The Business has concluded that all of its deferred tax assets will be utilized against its deferred tax liability, and as such no valuation allowance has been established on such deferred tax assets.

The Business is subject to audit examinations at federal, state, and local levels by tax authorities in those jurisdictions. The tax matters challenged by the tax authorities are typically complex; therefore, the ultimate outcome of these challenges is subject to uncertainty. The Business does not believe that the carved-out operations gave rise to any material tax exposures and the Business and the Parent did not identify any issues that did not meet the recognition threshold or would be impacted by the measurement provisions of the uncertain tax position guidance.

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

9. Commitments and Contingencies

The Business leases certain land, buildings, and equipment. Total expenses under operating leases were $0.6 million for each of the years ended December 31, 2014, 2013, and 2012, respectively. The Business also has noncapital purchase commitments that primarily relate to fuel in the amount of $2.6 million at December 31, 2014. Total expenses under this agreement amounted to $1.4 million, $2.6 million, and $2.7 million for the years ended December 31, 2014, 2013, and 2012, respectively. The table below shows the future minimum lease payments due under non-cancelable operating leases and purchase commitments at December 31, 2014:

	Year Ended December 31
	2015	2016	2017	2018	2019	Later Years
	(In Thousands)
Operating leases	$516	$405	$410	$415	$420	$857
Purchase commitments	2,629	—	—	—	—	—

Total commitments	$3,145	$405	$410	$415	$420	$857

In the ordinary course of business, the Business executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as sale of a business.

These indemnifications might include claims relating to any of the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier, and other commercial contractual relationships; and financial matters. While the maximum amount to which the Business may be exposed under such agreements cannot be estimated, it is the opinion of management that these guarantees and indemnifications are not expected to have a materially adverse effect on Lafarge Target Business’s financial condition, results of operations, or liquidity.

The Environmental Protection Agency (EPA) issued new control regulations (NESHAP) aimed at reducing the level of certain emissions from all Portland cement kilns operating in the United States. In late 2010, the Portland Cement Association (PCA) and several cement producers, including Lafarge North America (collectively the Cement Parties), sued the EPA asserting that the regulations in the proposed format were invalid and petitioned the United States Court of Appeals—District of Columbia Circuit to void the proposed regulations until corrected by the EPA. In December 2011, the Court ruled that it would not overturn the EPA standards but ordered the EPA to reconsider certain standards and re-issue the NESHAP rules. On April 13, 2012, the EPA entered into a settlement agreement with the Cement Parties. Pursuant to the agreement and following a public comment period, the EPA issued a new final rule that resulted in a compliance extension period until September 2015. Lafarge North America and the Business estimate that capital expenditures Lafarge Target Business will incur to comply with the new EPA Control Regulations in their present form, including money already spent, could be as much as $2.0 million.

When the Business determines that it is probable that a liability for environmental matters, legal actions, or other contingencies has been incurred and the amount of the loss is reasonably estimable, an estimate of the costs to be incurred is recorded as a liability in the financial statements. As of December 31, 2014, such liabilities are not material to Lafarge Target Business’s financial statements. While management believes its accruals for such liabilities are adequate, the Business may incur costs in excess of the amounts provided at December 31, 2014.

In the ordinary course of business, the Business is involved in certain legal actions and claims, including proceedings under laws and regulations relating to environmental and other matters. Because such matters are

LAFARGE TARGET BUSINESS

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Combined Financial Statements—(Continued)

9. Commitments and Contingencies—(Continued)

subject to many uncertainties and the outcomes are not predictable with assurance, the total liability for these legal actions and claims cannot be determined with certainty. Management believes that such actions and claims will be resolved without material adverse impact to Lafarge Target Business’s financial condition, results of operations, or liquidity.

10. Related-Party Transactions

Allocated Expenses

Lafarge Target Business has been allocated expenses from the Parent of $20.0 million, $22.1 million and $24.5 million for 2014, 2013, and 2012, respectively. These costs from the Parent are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Group holding company. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs including pensions and other benefits for corporate, shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, accounting and finance services, marketing and contract support, customer support, treasury, facility and other corporate and infrastructural services. The costs associated with these services and support functions (indirect costs, including those charged by Lafarge S.A. to Lafarge NA) have been allocated to Lafarge Target Business using the most meaningful respective allocation methodologies. The proportionate tonnage sold by Lafarge Target Business compared to Lafarge NA’s U.S. cement division was used in most instances.

Included in the allocated expenses from the Parent are approximately $4.0 million, $5.9 million, and $8.0 million of pension and other postretirement benefits expense to the Company for the years ended December 31, 2014, 2013, and 2012, respectively, which has been reflected within cost of goods sold and selling and general administrative expenses in the accompanying statements of operations. Lafarge Target Business’s salaried employees and union hourly employees participate in defined benefit pension plans sponsored by the Parent. These plans include other Parent employees that are not employees of the Business. The Parent also provides certain retiree health and life insurance benefits to eligible employees who have retired from the Business. Salaried participants generally become eligible for retiree health care benefits when they retire from active service at age 55 or later. Benefits, eligibility, and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the health care plans pay a stated percentage of most medical and dental expenses reduced for any deductible, copayment, and payments made by government programs and other group coverage. The related pension and postretirement benefit liability has not been allocated to the Business and has not been presented in the accompanying balance sheet since the obligation is and will remain a liability of the Parent.

Sales / Purchases With Unconsolidated Affiliates

The Business purchases products from and sells products to certain Lafarge NA affiliates in which it does not have a controlling interest. Such purchases totaled $3.8 million, $3.6 million, and $3.6 million in 2014, 2013, and 2012, respectively; such sales totaled $9.3 million, $10.8 million, and $8.7 million in 2014, 2013, and 2012, respectively.

11. Subsequent Events

The Business has conducted subsequent events review through May 29, 2015, which is the date the financial statements were available to be issued.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Condensed Combined Statements of Operations

	Six Months Ended June 30
	2015	2014
	(Unaudited)	(Unaudited)
	(In Thousands)
Net sales	$42,761	$41,135
Costs and expenses:
Cost of goods sold	32,988	31,445
Selling and administrative	6,615	6,827

Total costs and expenses	39,603	38,272

Income from operations before income taxes	3,158	2,863
Income tax provision	(1,073)	(974)

Net income	$2,085	$1,889

See accompanying notes to unaudited condensed combined financial statements.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Condensed Combined Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
	(In Thousands)
Assets
Cash	$—	$
Receivables, net	19,445	11,493
Inventories	23,603	17,201
Prepaid and other current assets	170	166
Deferred income taxes, current	1,070	1,051

Total current assets	44,288	29,911

Property, plant, and equipment, net	81,431	81,805
Goodwill	114,600	114,600

Total assets	$240,319	$226,316

Liabilities and net parent investment
Accounts payable	$6,161	$3,802
Accrued and other liabilities	3,162	4,441

Total current liabilities	9,323	8,243

Other long-term liabilities	532	449
Deferred income taxes, non-current	23,073	23,390

Total liabilities	32,928	32,082

Net parent investment
Accumulated net contributions from parent	207,391	194,234

Total net parent investment	207,391	194,234

Total liabilities and net parent investment	$240,319	$226,316

See accompanying notes to unaudited condensed combined financial statements.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Condensed Combined Statements of Cash Flows

	Six Months Ended June 30
	2015	2014
	(Unaudited)	(Unaudited)
	(In Thousands)
Operating activities
Net income	$2,085	$1,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	3,632	3,610
Provision for inventory reserves	559	53
Deferred taxes	(336)	(238)
Change in operating assets and liabilities:
Receivables	(7,952)	(9,695)
Inventories	(6,961)	(5,556)
Prepaid and other current assets	(4)	(25)
Accounts payable	2,359	2,671
Accrued and other liabilities	(1,279)	(569)
Other long-term liabilities	83	54

Net cash used in operating activities	(7,814)	(7,806)

Investing activities
Purchases of property, plant, and equipment	(3,258)	(1,477)

Net cash used in investing activities	(3,258)	(1,477)

Financing activities
Net contributions from Parent	11,072	9,283

Net cash provided by financing activities	11,072	9,283

Net increase (decrease) in cash	—
Cash, beginning of period	—

Cash, end of period	$—	$—

See accompanying notes to unaudited condensed combined financial statements.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements

June 30, 2015

1. Background and Nature of Operations

The accompanying combined financial statements include the historical accounts of the Lafarge Target Business (Lafarge Target Business or the Business) of Lafarge North America Inc. (Lafarge NA or the Parent), which includes one cement manufacturing facility located in Davenport, Iowa. In addition to the Davenport cement plant, Lafarge Target Business includes seven terminals served by the cement plant, which are located in LaCrosse, Wisconsin; Memphis, Tennessee; Minneapolis, Minnesota; New Orleans, Louisiana; Red Rock, Minnesota; Union, Louisiana; and West Des Moines, Iowa. Lafarge NA is a large diversified supplier of aggregate, concrete and concrete products, cement and cement-related products, and other construction materials used for residential, commercial, institutional, and public works construction. Lafarge NA is a wholly-owned subsidiary of Lafarge S.A. (the Group), which is domiciled in France.

On April 16, 2015, Continental Cement Company, L.L.C. (Continental Cement), Summit Materials, LLC (Summit LLC) and Summit Materials Holdings L.P., each of which is a subsidiary of Summit Materials, Inc., and Lafarge NA entered into an asset purchase agreement (as amended, the Davenport Purchase Agreement), providing for the acquisition of Lafarge Target Business.

In connection with the entry into the Davenport Purchase Agreement, Continental Cement, Summit LLC, Summit Holdings and Lafarge NA entered into an asset purchase agreement (the Bettendorf Purchase Agreement) pursuant to which Continental Cement agreed to convey certain assets to Lafarge NA, including a cement distribution terminal (the Bettendorf Assets) as partial consideration for the consummation of the Davenport Acquisition pursuant to the Davenport Purchase Agreement (the Bettendorf Acquisition).

Both the Davenport Acquisition and the Bettendorf Acquisition closed on July 17, 2015. The total purchase price of the Davenport Assets was $450.0 million in cash plus the Bettendorf Assets. In accordance with the terms of the Davenport Purchase Agreement, Summit LLC paid an initial cash purchase price of $370.0 million upon closing of the Davenport Acquisition. The remaining $80.0 million of the cash purchase price for the Davenport Assets is due by December 31, 2015.

2. Significant Accounting Policies

Basis of Presentation

The accompanying condensed combined financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) from the consolidated financial statements and accounting records of Lafarge NA using the historical results of operations and historical cost basis of the assets and liabilities of Lafarge NA that comprise Lafarge Target Business. These financial statements have been prepared solely to demonstrate the Business’s historical results of operations, financial position, and cash flows for the indicated periods under Lafarge NA’s management. All intercompany balances and transactions within Lafarge Target Business have been eliminated. Transactions and balances between Lafarge Target Business and Lafarge NA and its subsidiaries are reflected as related-party transactions within these financial statements.

The accompanying condensed combined financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to Lafarge Target Business. In addition, certain costs related to

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

Lafarge Target Business have been allocated from the Parent. Those are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Group. Lafarge Target Business receives services and support functions from Lafarge NA and its subsidiaries, inclusive of services and support functions performed by Lafarge S.A. for Lafarge NA. Lafarge Target Business’s operations are dependent upon Lafarge NA and its subsidiaries’ ability to perform these services and support functions. The costs associated with these services and support functions (indirect costs, including those charged by Lafarge S.A. to Lafarge NA) have been allocated to Lafarge Target Business using the most meaningful respective allocation methodologies. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs, including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, accounting and finance services, marketing and contract support, customer support, treasury, facility, and other corporate and infrastructural services.

The Business utilizes Lafarge NA’s centralized processes and systems for cash management, payroll, purchasing and distribution. As a result, all cash received by the Business was deposited in and commingled with Lafarge NA’s general corporate funds and is not specifically allocated to Lafarge Target Business. The net results of these cash transactions between the Business and Lafarge NA are reflected as net parent investment within Equity in the accompanying balance sheets. In addition, the net parent investment represents Lafarge NA’s interest in the recorded net assets of Lafarge Target Business and represents the cumulative net investment by Lafarge NA in Lafarge Target Business through the dates presented, inclusive of cumulative operating results. Net contributions from Parent within the financing activities of the Statement of Cash flows include changes in intercompany amounts paid to and due from the Parent.

Management believes the assumptions and allocations underlying the condensed combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Lafarge NA to be a reasonable reflection of the utilization of services provided to or the benefit received by Lafarge Target Business during the periods presented relative to the total costs incurred by Lafarge NA. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Business been an entity that operated independently of Lafarge NA. Consequently, future results of operations, should Lafarge Target Business be separated from Lafarge NA, will include costs and expenses that may be materially different than Lafarge Target Business’s historical results of operations, financial position and cash flows. Accordingly, the financial statements for these periods are not indicative of the Lafarge Target Business’s future results of operations, financial position and cash flows.

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Management believes that these condensed combined financial statements include all adjustments (which are normal and recurring in nature) necessary to present fairly the financial position of the Business and results of operations and cash flows for the periods presented.

The results of operations for the six months ended June 30, 2015, are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. Seasonal changes and other weather related conditions can affect the production and sales volumes of Lafarge Target Business’s products. Therefore, the financial results for any interim period do not necessarily indicate the results expected for the year.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

2. Significant Accounting Policies (continued)

These unaudited condensed combined financial statements should be read in conjunction with the Lafarge Target Business’s audited combined financial statements and the notes thereto for the year ended December 31, 2014. Lafarge Target Business has continued to follow the accounting policies including the basis of presentation set forth in those combined financial statements.

Revenue Recognition

Revenue from the sale of cement and cement-related products is recorded when title and ownership are transferred upon delivery of the products. Amounts billed to a customer in a sales transaction related to shipping and handling are included in net sales, and costs incurred for shipping and handling are classified as cost of goods sold in the combined statements of operations. The revenues reported in these condensed combined financial statements relate to specifically identifiable historical activities of the plant, terminals, and other assets that comprise Lafarge Target Business. Lafarge Target Business recognizes revenue for all cement and cement-related products produced at the Davenport plant even if the product is transported and sold through a distribution facility outside of the scope of Lafarge Target Business, or sold in markets serviced by sales personnel outside of the scope of Lafarge Target Business. Similarly, if a product from a non-Lafarge Target Business plant is sold through a Lafarge Target Business distribution facility or in a Lafarge Target Business market, revenue originating from the transaction remains with the producing facility and is not considered as Lafarge Target Business revenue. Correspondingly, distribution and sales costs for these activities are also allocated to the producing plant.

Comprehensive Income (Loss)

Effective January 1, 2012, the Business adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2011-05, Presentation of Comprehensive Income, which requires the presentation of the comprehensive income (loss) and its components as part of the financial statements. Comprehensive income (loss) comprises net income (loss) and other changes in equity that are excluded from net income (loss). For the six months ended June 30, 2015 and 2014, the Business’s net income (loss) equals comprehensive income (loss) and, accordingly, no additional disclosure is presented.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 will also require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new standard is effective for public entities for fiscal years beginning after December 15, 2017, and for interim periods therein. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Nonpublic entities are required to adopt the new guidance for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and may adopt it as early as for annual reporting periods beginning after December 15, 2016, and interim periods therein. Entities can transition

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements—(Continued)

2. Significant Accounting Policies—(Continued)

to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Presently, the Business is assessing what effect the adoption of ASU 2014-09 will have on its financial statements and accompanying notes.

3. Receivables

Receivables consist of the following:

	June 30, 2015	December 31, 2014
	(In Thousands)
Trade receivables	$20,252	$12,227
Allowances	(807)	(734)
Total receivables, net	$19,445	$11,493

Consistent with the manner in which revenue is recorded, receivables relate to goods produced at the Lafarge Target Business plant and sold to a third-party customer, even if the product is transported and sold through a distribution facility outside of the scope of Lafarge Target Business, or sold in markets serviced by sales personnel outside of the scope of Lafarge Target Business. Similarly, if a product from a non-Lafarge Target Business plant is sold through a Lafarge Target Business distribution facility or in a Lafarge Target Business market, the receivable originating from the transaction remains with the producing facility and is not considered as a Lafarge Target Business receivable.

Lafarge NA maintains accounts receivable securitization programs in both the U.S and Canada to provide additional sources of working capital and long-term financing. Under the program, Lafarge NA agrees to sell, on a revolving basis, all of its accounts receivable to wholly-owned, special purpose subsidiaries (the SPS’s), which are consolidated in Lafarge NA consolidated financial statements. The SPS’s in turn enter into agreements with an unrelated third-party commercial paper conduit to acquire long-term financing, using the accounts receivable as collateral. Under the terms of Lafarge NA’s securitization agreement, the company maintains effective control over the assets transferred. In accordance with ASC 860, Transfers and Servicing, the accounts receivable securitization transactions have not been accounted for as sales. The related accounts receivable are included in Lafarge NA financial statements and those directly attributable to Lafarge Target Business have been reflected in these combined condensed financial statements.

4. Inventories

Inventories consist of the following:

	June 30, 2015	December 31, 2014
	(In Thousands)
Finished products	$14,459	$7,875
Work in process	193	67
Raw materials, commodities, and fuel	3,534	4,287
Spare parts, supplies, and other	5,417	4,972

Total inventories	$23,603	$17,201

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

4. Inventories (continued)

Inventories valued using the LIFO method are reported net of reserves of $0.8 million at June 30, 2015 and December 31, 2014. Reserves for slow-moving and obsolete inventory items were $2.3 million and $1.7 million at June 30, 2015 and December 31, 2014, respectively. Consistent with the manner in which revenue is recorded, Lafarge Target Business finished products relate to goods produced by Lafarge Target Business plant and not yet sold to a third-party customer and may be located at Lafarge NA distribution facilities which are not part of Lafarge Target Business.

5. Property, Plant, and Equipment

Property, plant, and equipment consist of the following:

	June 30, 2015	December 31, 2014
	(In Thousands)
Land	$3,758	$3,650
Buildings, machinery, and equipment	238,823	236,617
Construction in progress	4,843	4,261

Property, plant, and equipment, at cost	247,424	244,528
Accumulated depreciation and depletion	(165,993)	(162,723)

Total property, plant, and equipment, net	$81,431	$81,805

Depreciation and depletion expense for each of the six months ended June 30, 2015 and 2014, was $3.6 million.

6. Accrued and Other Liabilities

Accrued and other liabilities consist of the following:

	June 30, 2015	December 31, 2014
	(In Thousands)
Suppliers	$617	$1,365
Employee-related	647	1,273
Taxes payable	1,020	499
Rebates	878	1,304

Total accrued and other liabilities	$3,162	$4,441

7. Income Taxes

The Business is required at the end of each interim reporting period to make its best estimate of the annual effective tax rate, which was determined as if the Business completed a separate return apart from its Parent, for the full fiscal year and use that rate to provide for income taxes on a current year-to-date basis.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

7. Income Taxes (continued)

The Business is subject to audit examinations at federal, state and local levels by tax authorities in those jurisdictions. The tax matters challenged by the tax authorities are typically complex; therefore, the ultimate outcome of these challenges is subject to uncertainty. The Business does not believe that the carved-out operations gave rise to any material tax exposures and the Business and the Parent did not identify any issues that did not meet the recognition threshold or would be impacted by the measurement provisions of the uncertain tax position guidance.

8. Commitments and Contingencies

The Business leases certain land, buildings, and equipment. Total expenses under operating leases were $0.3 million for each of the six months ended June 30, 2015 and 2014. The Business also has noncapital purchase commitments that primarily relate to fuel in the amount of $2.1 million at June 30, 2015. Total expenses under this agreement for the six months ended June 30, 2015 and 2014, amounted to $1.2 million and $0.5 million, respectively. The table below shows the future minimum lease payments due under non-cancelable operating leases and purchase commitments at June 30, 2015:

	Year Ended December 31
	Remaining 2015	2016	2017	2018	2019	Later Years
	(In Thousands)
Operating leases	$284	$459	$465	$472	$479	$857
Purchase commitments	2,103	—	—	—	—	—

Total commitments	$2,387	$459	$465	$472	$479	$857

In the ordinary course of business, the Business executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as sale of a business. These indemnifications might include claims relating to any of the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier, and other commercial contractual relationships; and financial matters. While the maximum amount to which the Business may be exposed under such agreements cannot be estimated, it is the opinion of management that these guarantees and indemnifications are not expected to have a materially adverse effect on Lafarge Target Business’s financial condition, results of operations, or liquidity.

The Environmental Protection Agency (EPA) issued new control regulations (NESHAP) aimed at reducing the level of certain emissions from all Portland cement kilns operating in the United States. In late 2010, the Portland Cement Association (PCA) and several cement producers, including Lafarge North America (collectively the Cement Parties), sued the EPA asserting that the regulations in the proposed format were invalid and petitioned the United States Court of Appeals—District of Columbia Circuit to void the proposed regulations until corrected by the EPA. In December 2011, the Court ruled that it would not overturn the EPA standards but ordered the EPA to reconsider certain standards and re-issue the NESHAP rules. On April 13, 2012, the EPA entered into a settlement agreement with the Cement Parties. Pursuant to the agreement and following a public comment period, the EPA issued a new final rule that resulted in a compliance extension period until September 2015. Lafarge North America and the Business estimate that capital expenditures Lafarge Target Business will incur to comply with the new EPA Control Regulations in their present form, including money already spent, could be as much as $2.0 million.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

8. Commitments and Contingencies (continued)

When the Business determines that it is probable that a liability for environmental matters, legal actions, or other contingencies has been incurred and the amount of the loss is reasonably estimable, an estimate of the costs to be incurred is recorded as a liability in the financial statements. As of June 30, 2015, such liabilities are not material to Lafarge Target Business’s financial statements. While management believes its accruals for such liabilities are adequate, the Business may incur costs in excess of the amounts provided at June 30, 2015.

In the ordinary course of business, the Business is involved in certain legal actions and claims, including proceedings under laws and regulations relating to environmental and other matters. Because such matters are subject to many uncertainties and the outcomes are not predictable with assurance, the total liability for these legal actions and claims cannot be determined with certainty. Management believes that such actions and claims will be resolved without material adverse impact to Lafarge Target Business’s financial condition, results of operations, or liquidity.

9. Related-Party Transactions

Allocated Expenses

Lafarge Target Business has been allocated expenses from the Parent of $8.7 million and $8.6 million for the six months ended June 30, 2015 and 2014, respectively. These costs from the Parent are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Group holding company. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, accounting and finance services, marketing and contract support, customer support, treasury, facility and other corporate and infrastructural services. The costs associated with these services and support functions (indirect costs) have been allocated to Lafarge Target Business using the most meaningful respective allocation methodologies. The proportionate tonnage sold by Lafarge Target Business compared to Lafarge NA’s U.S. cement division was used in most instances.

Included in the allocated expenses from the Parent are approximately $2.2 million and $2.0 million of pension and other postretirement benefits expense to the Company for the six months ended June 30, 2015 and 2014, respectively, which has been reflected within cost of goods sold and selling and general administrative expenses in the accompanying condensed combined statements of operations. Lafarge Target Business’s salaried employees and union hourly employees participate in defined benefit pension plans sponsored by the Parent. These plans include other Parent employees that are not employees of the Business. The Parent also provides certain retiree health and life insurance benefits to eligible employees who have retired from the Business. Salaried participants generally become eligible for retiree health care benefits when they retire from active service at age 55 or later. Benefits, eligibility, and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the health care plans pay a stated percentage of most medical and dental expenses reduced for any deductible, copayment, and payments made by government programs and other group coverage. The related pension and postretirement benefit liability has not been allocated to the Business and has not been presented in the accompanying condensed combined balance sheet since the obligation is and will remain a liability of the Parent.

Lafarge Target Business

(Carve-Out of Certain Operations of Lafarge North America Inc.)

Notes to Unaudited Condensed Combined Financial Statements (continued)

9. Related-Party Transactions (continued)

Sales/Purchases With Unconsolidated Affiliates

The Business purchases products from and sells products to certain Lafarge NA affiliates in which it does not have a controlling interest. Such purchases totaled $1.8 million during each of the six months ended June 30, 2015 and 2014; such sales totaled $4.7 million and $6.0 million during the six months ended June 30, 2015 and 2014, respectively.

10. Subsequent Events

The Business has conducted subsequent events review through September 22, 2015, which is the date the condensed combined financial statements were available to be issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a) The following entities are incorporated under the laws of the State of Delaware: Summit Materials Corporations I, Inc. and Summit Materials Finance Corp. (collectively, the “Delaware Corporations”).

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Organizational Documents of Delaware Registrants

The articles of incorporation and/or bylaws of each of the Delaware Corporations provide that, to the fullest extent permitted by the Delaware General Corporation Law, the corporation shall indemnify any current or former Director or officer of the corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the corporation against all expenses, liabilities and losses reasonably incurred or suffered by him or her in connection with any action, suit or proceeding brought by or in the right of the corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the corporation or by reason of the fact that he or she is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(b) Summit Materials, LLC, Alleyton Resource Company, LLC, Alleyton Services Company, LLC, Austin Materials, LLC, Continental Cement Company, L.L.C., Kilgore Companies, LLC, RK Hall, LLC, Summit Materials Holdings II, LLC and Summit Materials International, LLC, are limited liability companies organized under the laws of the State of Delaware.

Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

In accordance with these provisions, the Amended and Restated Limited Liability Company Agreement of Summit Materials, LLC states that, to the fullest extent permitted by applicable law, the member and any duly appointed officer shall be entitled to indemnification for any loss, damage or claim incurred by the member or such officer by reason of any act or omission performed or omitted by the member or such officer in good faith on behalf of Summit Materials, LLC and in a manner reasonably believed to be within the scope of the authority conferred on the member or such officer pursuant to the Amended and Restated Limited Liability Company Agreement (or by action of the member acting in accordance Amended and Restated Limited Liability Company Agreement and the Delaware Limited Liability Company Act), except that any such officer shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by reason of such person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity shall be provided out of and to the extent of Summit Materials, LLC’s assets only, and no member shall have personal liability on account thereof.

In accordance with these provisions, the Amended and Restated Limited Liability Company Agreement of Continental Cement Company, L.L.C. states that, to the fullest extent permitted by applicable law, Continental Cement Company, L.L.C. shall indemnify and hold harmless, among others, officers, directors, members (and affiliates), in each case in his, her or its capacity as such, and each such person’s successors, heirs, estates or legal representative, from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon, claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever, which may be imposed on, incurred by or asserted at any time against such covered person in any way related to or arising out of the Amended and Restated Limited Liability Company Agreement, Continental Cement Company, L.L.C. or the management or administration of Continental Cement Company, L.L.C. or in connection with the business or affairs of Continental Cement Company, L.L.C. or the activities of such Covered Person on behalf of Continental Cement Company, L.L.C.; provided, that a covered person shall not be entitled to indemnification against claims and expenses that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s act or omission that is a criminal act by such Person that such Person had no reasonable cause to believe was lawful, that constitutes fraud, gross negligence or willful misconduct by such Person or that is a material breach of the Amended and Restated Limited Liability Company Agreement.

In accordance with these provisions, the Limited Liability Company Agreements of each of Alleyton Resource Company, LLC, Alleyton Services Company, LLC, Austin Materials, LLC, Kilgore Companies, LLC, RK Hall, LLC, Summit Materials Holdings II, LLC and Summit Materials International, LLC state that except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or officer, shall be indemnified and held harmless to the same extent as permitted by the laws of the State of Delaware for directors and officers of corporations organized under the laws of the State of Delaware. Any indemnity under shall be provided out of and to the extent of the applicable company’s assets only, and no member shall have personal liability on account thereof.

(c) The following entity is incorporated under the laws of the State of Colorado: Elam Construction, Inc. (the “Colorado Corporation”).

Colorado Business Corporation Act

Section 7-109-102 and Section 7-109-107 of the Colorado Business Corporation Act provide that a corporation may indemnify a person made party to a proceeding because the person is or was a director, officer, employee, fiduciary or agent if (a) such person’s conduct was in good faith; and (b) such person reasonably believed (i) in the case of conduct in such person’s official capacity with the corporation, that such conduct was in the corporation’s best interests; and (ii) in all other cases (other than criminal cases), that such conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, in itself, determinative that such person did not meet the standard of care under Section 7-109-102. A corporation may not indemnify a director, officer, employee, fiduciary or agent under Section 7-109-102 of the Colorado Business Corporation Act in connection with any proceeding (y) by or in the right of the corporation in which such person was adjudged liable to the corporation; or (z) charging that such person derived an improper personal benefit, whether or not involving an action in an official capacity, in which proceeding such person was adjudged liable on the basis that such person derived an improper personal benefit. Indemnification under Section 7-109-102 of the Colorado Business Corporation Act shall be limited to reasonable expenses incurred in connection with such proceeding.

Section 7-109-103 and Section 7-109-107 of the Colorado Business Corporation Act provide that, unless limited by a corporation’s articles of incorporation, a corporation shall indemnify directors and officers of the corporation, and may indemnify an employee, fiduciary or agent of the corporation, who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director, officer, employee, fiduciary or agent was a party because the person was a director, officer, employee, fiduciary or agent against reasonable expenses incurred by such person in connection with the proceeding. The Colorado Corporation’s articles of incorporation do not contain a contrary provision.

Section 7-109-104 and Section 7-109-107 of the Colorado Business Corporation Act permit a corporation to advance reasonable expenses incurred by a director, officer, employee, fiduciary or agent who is a party to a proceeding in advance of final disposition of the proceeding if: (a) the director, officer, employee, fiduciary or agent furnishes to the corporation a written affirmation of such director, officer, employee, fiduciary or agent’s good faith belief that he or she has met the standard of conduct set forth in Section 7-109-102 of the Colorado Business Corporation Act; (b) the director, officer, employee, fiduciary or agent furnishes to the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct set forth in Section 7-109-102 of the Colorado Business Corporation Act; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Colorado Business Corporation Act. Section 7-109-107 of the Colorado Business Corporation Act permits a corporation to indemnify and advance expenses to officers, employees, fiduciaries or agents who are not directors, to a greater extent than directors if not inconsistent with public policy, and if provided for by the corporation’s bylaws, general or specific action of its board of directors or shareholders, or contract.

Section 7-109-106 of the Colorado Business Corporation Act provides that a corporation may not indemnify a director, officer, employee, fiduciary or agent under Section 7-109-102 of the Colorado Business Corporation Act unless authorized in the specific case after a determination has been made that indemnification of such person is permissible in the circumstances because such person has met the standard of conduct set forth in Section 7-109-102 of the Colorado Business Corporation Act. Such determination shall be made, (a) by a majority vote of the directors who are not parties to such action, (b) by a committee of such directors designated by the board of directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel, or (d) by the shareholders.

Section 7-109-108 of the Colorado Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another entity, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have the power to indemnify the person against the same liability under the Colorado Business Corporation Act.

Organizational Documents of the Colorado Corporation

The articles of incorporation and bylaws of the Colorado Corporation provide that, to the fullest extent permitted by the Colorado Business Corporation Act, the Colorado Corporation shall indemnify any current or former director or officer of the Colorado Corporation and may, at the discretion of the Board of Directors of the Colorado Corporation, indemnify any current or former employee, fiduciary or agent of the Colorado Corporation against expenses, liabilities and losses reasonably incurred or suffered by such person in connection with any action, suit, or proceeding, to which such person is a party or is threatened to be made a party by reason of such person’s current or former position with the Colorado Corporation, as a director, officer, employee, fiduciary or agent or by reason of the fact that such person is or was serving, at the request of the Colorado Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, prior to such indemnification, the Board of Directors of the Colorado Corporation or a committee thereof must determine that such indemnitee conducted himself or herself in good faith and reasonably believed, (i) in such person’s official capacity that such conduct was in the Colorado Corporation’s best interests, (ii) in all other cases (other than criminal cases), that such conduct was not opposed to the Colorado Corporation’s best interests, or (iii) in the case of any criminal action, that such conduct was not unlawful.

(d) The following entities are incorporated under the laws of the State of Kansas: Concrete Supply of Topeka, Inc. and Hamm, Inc. (collectively, the “Kansas Corporations”).

Kansas General Corporation Code

The Kansas General Corporation Code, as amended Chapter 17, Articles 60 to 74 of the Kansas Statutes Annotated, provides in K.S.A. 17-6305(a) that a corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

The Kansas General Corporation Code provides in K.S.A. 17-6305(b) that a corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Kansas General Corporation Code provides in K.S.A. 17-6305(c) that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of K.S.A. 17-6305, or in defense of any claim, issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

The Kansas General Corporation Code provides in K.S.A. 17-6305(d) that any indemnification under subsections (a) and (b) of K.S.A. 17-6305, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in subsections (a) and (b) of K.S.A. 17-6305. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

The Kansas General Corporation Code provides in K.S.A. 17-6305(e) that expenses, including attorney fees, incurred by a director or officer in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized in K.S.A. 17-6305. Such expenses, including attorney fees, incurred by former directors and officers or incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

The Kansas General Corporation Code provides in K.S.A. 17-6305(f) that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of K.S.A. 17-6305 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in a person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

The Kansas General Corporation Code provides in K.S.A. 17-6305(g) that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of K.S.A. 17-6305.

Organizational Documents of the Kansas Corporations

The articles of incorporation of Hamm, Inc. provide that each person who is or was a director or officer of the corporation, and each director, officer, employee or agent of the corporation who is or was serving at the request of the corporation as a director or officer of another corporation (including the heirs, executors, administrators and estate of such person) shall be indemnified by the corporation as of right to the full extent permitted or authorized by the laws of the State of Kansas, as now in effect and as hereafter amended, against any expenses, judgments, fines and amounts paid in settlement (including attorneys’ fees) actually and reasonably incurred by such person in his capacity as or arising out of his status as a director or officer of the corporation or if serving at the request of the corporation as a director or officer of another corporation. The indemnification provided by this provision shall not be exclusive of any other rights to which those indemnified may be entitled under the articles of incorporation, under any other bylaw or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which the corporation may have to make different or further indemnifications with respect to the same or different persons or classes of persons.

The articles of incorporation of Concrete Supply of Topeka, Inc. contain no indemnification provisions.

The bylaws of the Kansas Corporations provide that when a person is sued, either alone or with others, because he is or was a director or officer of the corporation, or of another corporation serving at the request of the corporation, in any proceeding arising out of his alleged misfeasance or nonfeasance in the performance of his duties or out of any alleged wrongful act against the corporation or by the corporation, he shall be indemnified for his reasonable expenses, including attorneys’ fees incurred in the defense of the proceeding, if both of the following conditions exist: (a) the person sued is successful in whole or in part, or the proceeding against him is settled with the approval of the court and (b) the court finds that his conduct fairly and equitably merits such indemnity.

(e) Cornejo & Sons, L.L.C., N.R. Hamm Contractor, LLC, N.R. Hamm Quarry, LLC and Penny’s Concrete and Ready Mix, L.L.C. are limited liability companies organized under the laws of the State of Kansas (collectively, the “Kansas Limited Liability Companies”).

Kansas Revised Limited Liability Company Act

The Kansas Revised Limited Liability Company Act, K.S.A. 17-7662 through K.S.A. 17-76,146, as amended, provides in K.S.A. 17-7670 that subject to such standards and restrictions, if any, as are set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. To the extent that a present or former member, manager, officer, employee or agent of a limited liability company has been successful on the merits or otherwise as a plaintiff in an action to determine that the plaintiff is a member of a limited liability company or in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member, manager, officer, employee or agent of the limited liability company, or is or was serving at the request of the limited liability company as a member, manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, or in defense of any claim, issue or matter therein, such member, manager, officer, employee or agent shall be indemnified by the limited liability company against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

Organizational Documents of the Kansas Limited Liability Companies

The operating agreement of each of the Kansas Limited Liability Companies provides that to the fullest extent permitted by the laws of the State of Kansas and except in the case of bad faith, gross negligence or willful misconduct, no member or officer shall be liable to the company or any other member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such member or officer in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such member or officer by the operating agreement. Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or officer, shall be indemnified and held harmless by the company to the same extent as permitted by the laws of the State of Kansas for directors and officers of corporations organized under the laws of the State of Kansas. Any indemnity under the operating agreement shall be provided out of and to the extent of company assets only, and no member shall have personal liability on account thereof.

(f) The following entity is incorporated under the laws of the Commonwealth of Kentucky: Bourbon Limestone Company (the “Kentucky Corporation”).

Kentucky Business Corporations Act

Section 8-510 of KRS Chapter 271B (the “Kentucky Business Corporations Act”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed in the case of conduct in his official capacity with the corporation that his conduct was in its best interests and in all other cases, that his conduct was at least not opposed to its best interests and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement that he reasonably believed that his conduct was at least not opposed to the corporation’s best interests. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not be, of itself, determinative that the director did not meet the standard of conduct described in Section 8-510 of the Kentucky Business Corporations Act. A corporation may not indemnify a director under Section 8-510 of the Kentucky Business Corporations Act in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 8-510 of the Kentucky Business Corporations Act in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 8-520 of the Kentucky Business Corporations Act provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8-530 of the Kentucky Business Corporations Act provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 8-510 of the Kentucky Business Corporations Act, the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct and a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 8-500 to 8-580 of the Kentucky Business Corporations Act. The written undertaking shall be an unlimited general obligation of the director but shall not be required to be secured and may be accepted without reference to financial ability to make repayment. Determinations and authorizations of payments under Section 8-530 of the Kentucky Business Corporations Act shall be made in the manner specified in 8-550 of the Kentucky Business Corporations Act.

Section 8-540 of the Kentucky Business Corporations Act provides that unless a corporation’s articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines the director is entitled to mandatory indemnification under Section 8-520 of the Kentucky Business Corporations Act, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification, or the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 8-510 of the Kentucky Business Corporations Act or was adjudged liable as described in subsection (4) of Section 8-510 of the Kentucky Business Corporations Act, but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred.

Section 8-550 of the Kentucky Business Corporations Act provides that a corporation shall not indemnify a director under Section 8-510 of the Kentucky Business Corporations Act unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he met the standard of conduct set forth in Section 8-510 of the Kentucky Business Corporations Act. The determination shall be made by the board of directors by majority vote of a quorum consisting of directors not at that time parties to the proceeding, or, if a quorum cannot be obtained, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding, or by special legal counsel selected by the board of directors or its committee in the manner prescribed above, or if a quorum of the board of directors cannot be obtained, selected by a majority vote of the full board of directors (in which selection directors who are parties may participate), or by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select special legal counsel as set forth above.

Section 8-560 of the Kentucky Business Corporations Act provides that unless the articles of incorporation provide otherwise, an officer of the corporation who is not a director shall be entitled to mandatory indemnification under Section 8-520 of the Kentucky Business Corporations Act, and is entitled to apply for court-ordered indemnification under Section 8-540 of the Kentucky Business Corporations Act, in each case to the same extent as a director, the corporation may indemnify and advance expenses under Sections 8-500 to 8-580 of the Kentucky Business Corporations Act to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director and a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific actions of its board of directors, or contract.

Section 8-570 of the Kentucky Business Corporations Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, manager, partner, trustee, employee, or agent of another entity, or of an employee benefit plan or other enterprise, against liability asserted against or incurred in that capacity or arising from the status as a director, officer, manager, employee, or agent, whether or not the corporation would have power to indemnify against the same liability under Sections 8-510 or 8-520 of the Kentucky Business Corporations Act.

Section 8-580 of the Kentucky Business Corporations Act provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 8-500 to 8-580 of the Kentucky Business Corporations Act shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Sections 8-500 to 8-580 of the Kentucky Business Corporations Act shall not limit a corporation’s power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness at a proceeding at a time when he has not been made a named defendant or responded to the proceeding.

Section 8-330 of the Kentucky Business Corporations Act provides, among other things, that a director who votes for or who assents to a distribution made in violation of Section 6-400 of the Kentucky Business Corporations Act or the articles of incorporation shall be personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating Section 6-400 of the Kentucky Business Corporations Act or the articles of incorporation if it is established that he did not perform his duties in compliance with Section 8-300 of the Kentucky Business Corporations Act.

Organizational Documents of the Kentucky Corporation

The articles of incorporation of Bourbon Limestone Company state that the corporation shall, to the fullest extent permitted by Kentucky law, indemnify any director of the corporation from and against any and all reasonable costs and expenses (including, but not limited to, attorneys’ fees) and any liabilities (including, but not limited to, judgments, fines, penalties and reasonable settlements) paid by or on behalf of, or imposed against, such person in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including any appeal relating thereto), whether formal or informal, and whether made or brought by or in the right of the corporation or otherwise, in which such person is, was or at any time becomes a party or witness, or is threatened to be made a party or witness, or otherwise, by reason of the fact that such person is, was or at any time becomes a director of the corporation or, at the corporation’s request, a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

(g) Hinkle Contracting Company, LLC is a limited liability company organized under the laws of the Commonwealth of Kentucky.

Section 180 of KRS Chapter 275 (the “Kentucky Limited Liability Company Act”) provides that a written operating agreement may eliminate the personal liability of a member or manager for monetary damages for breach of any duty provided for in Section 170 of the Kentucky Limited Liability Company Act and provide for indemnification of a member or manager for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which a person is a party because the person is or was a member or manager.

The Operating Agreement of Hinkle Contracting Company, LLC states that, except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or officer, shall be indemnified and held harmless by the company to the same extent as permitted by the laws of the Commonwealth of Kentucky for directors and officers of corporations organized under the laws of the Commonwealth of Kentucky.

(h) Con-Agg of MO, L.L.C. and Green America Recycling, LLC are limited liability companies organized under the laws of the State of Missouri (collectively, the “Missouri Limited Liability Companies”).

Missouri Limited Liability Company Act

The Missouri Limited Liability Company Act, Sections 347.010 to 347.187 of the Revised Statutes of Missouri, provides in Section 347.057, RSMo., that a person who is a member, manager, or both, of a limited liability company is not liable, solely by reason of being a member or manager, or both, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the limited liability company, whether arising in contract, tort or otherwise or for the acts or omissions of any other member, manager, agent or employee of the limited liability company.

The Missouri Limited Liability Company Act provides in Section 347.088.1, RSMo., that except as otherwise provided in the operating agreement an authorized person shall discharge his or her duty under the Missouri Limited Liability Company Act and the operating agreement in good faith, with the care a corporate officer of like position would exercise under similar circumstances, in the manner a reasonable person would believe to be in the best interest of the limited liability company, and shall not be liable for any such action so taken or any failure to take such action, if he or she performs such duties in compliance with such subsection.

The Missouri Limited Liability Company Act provides in Section 347.088.2, RSMo., that to the extent that, at law or equity, a member or manager or other person has duties, including fiduciary duties, and liabilities relating to those duties to the limited liability company or to another member, manager, or other person that is party to or otherwise bound by an operating agreement: (1) any such member, manager, or other person acting under the operating agreement shall not be liable to the limited liability company or to any such other member, manager, or other person for the member’s, manager’s, or other person’s good faith reliance on the provisions of the operating agreement; and (2) the member’s, manager’s or other person’s duties and liabilities may be expanded or restricted by provision in the operating agreement.

Organizational Documents of the Missouri Limited Liability Companies

The operating agreements of Con-Agg of MO, L.L.C. and Green America Recycling, LLC, contain no indemnification provisions.

(i) Buckhorn Materials, LLC is a limited liability company organized under the laws of the State of South Carolina (the “South Carolina Limited Liability Company”).

South Carolina Uniform Limited Liability Company Act of 1996

Section 33-44-302 of the South Carolina Uniform Limited Liability Company Act of 1996 (the “South Carolina LLC Act”) provides that a limited liability company, and not a member or manager of the company, is liable for loss or injury caused to a person, or for a penalty incurred, as a result of a wrongful act or omission, or other actionable conduct, of a member or manager acting in the ordinary course of business of the company or with the authority of the company.

Section 33-44-303 of the South Carolina LLC Act provides that unless (a) the articles of organization of a limited liability company contain a provision that the members of the company are liable in their capacity as members, and (b) a member of the company has consented in writing to the adoption of such provision or to be bound by the provision, (i) the debts, obligations, and liabilities of a limited liability company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the company, and a member or manager shall not be liable personally for the debts, obligations, and liabilities of the company solely by reason of being or acting as a manager or member, and (ii) the failure of a limited liability company to observe the usual company formalities or requirements relating to the exercise of its company powers or management of its business is not a ground for imposing personal liability on the members or managers for liabilities of the company.

Section 33-44-403 of the South Carolina LLC Act provides that a limited liability company shall reimburse a member or manager for payments made and indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

Section 33-44-409 of the South Carolina LLC Act provides that a member’s fiduciary duty to a member-managed company and its other members is limited to the following: (a) the member-manager’s duty of loyalty to the company (which duty of loyalty is limited to (i) accounting to the company and holding as trustee for the company any property, profit, or benefit derived by the member-manager in the conduct or winding up of the company’s business or derived from a use by the member-manager of the company’s property, including the appropriation of a company’s opportunity, (ii) refraining from dealing with the company in the conduct or winding up of the company’s business as or on behalf of a party having an interest adverse to the company, and (iii) refraining from competing with the company in the conduct of the company’s business before the dissolution of the company), (b) the member-manager’s duty of care to the company and its other members in the conduct of and winding up of the company’s business (which duty of care is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law), and (c) the member-manager’s obligation of good faith and fair dealing in the discharge of the member-manager’s duties to the company and its other members. A member of a member-managed limited liability company does not violate a duty or obligation to the company, either under the South Carolina LLC Act or under the company’s operating agreement, merely because the member’s conduct furthers the member’s own interest.

Organizational Documents of the South Carolina Limited Liability Company

The Amended and Restated Operating Agreement of the South Carolina Limited Liability Company (the “Operating Agreement”) provides that, to the fullest extent permitted by the laws of the State of South Carolina and except in the case of bad faith, gross negligence or willful misconduct, no member or officer of the South Carolina Limited Liability Company shall be liable to the Company or any other member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such member or officer by the Operating Agreement.

Additionally, the Operating Agreement also provides that, except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or officer of the Company, shall be indemnified and held harmless by the Company to the same extent as permitted by the laws of the State of South Carolina for directors and officers of corporations organized under the laws of the State of South Carolina. Any such indemnity shall be provided out of and to the extent of Company assets only, and no member shall have personal liability on account thereof.

(j) Colorado County Sand & Gravel Co., L.L.C., Industrial Asphalt, LLC and SCS Materials, LLC are limited liability companies organized under the laws of the State of Texas (collectively, the “Texas Limited Liability Companies”).

Texas Business Organizations Code

Section 8.002(a) of the Texas Business Organizations Code provides that except as provided by Section 8.002(b), Chapter 8 of the Texas Business Organizations Code does not apply to a (1) general partnership; or (2) limited liability company.

Section 8.002(b) of the Texas Business Organizations Code provides that the governing documents of a general partnership or a limited liability company may adopt provisions of Chapter 8 of the Texas Business

Organizations Code or may contain other provisions, which will be enforceable, relating to: (1) indemnification; (2) advancement of expenses; (3) insurance or another arrangement to indemnify or hold harmless a governing person.

Section 101.402 of the Texas Business Organizations Code provides that a limited liability company may indemnify a person, pay in advance or reimburse expenses incurred by a person, and purchase or procure or establish and maintain insurance or another arrangement to indemnify or hold harmless a person. In Section 101.402 of the Texas Business Organizations Code, a “person” includes a member, manager or officer of a limited liability company or an assignee of a membership interest in the company.

Organizational Documents of Texas Limited Liability Companies

In accordance with the above provisions of the Texas Business Organizations Code, the company agreement of Industrial Asphalt, LLC provides that, to the fullest extent permitted by law, the company shall indemnify and hold harmless each member and manager of the company and its officers, directors, shareholders, managers, members, employees, agents, subsidiaries and assigns from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the indemnitee may be involved, or threatened to be involved, as a party or otherwise, which relates to or arises out of the company or its property, business or affairs; provided, however, that an indemnitee shall not be entitled to indemnification under the indemnification provisions of the company agreement with respect to (a) any claim with respect to which the indemnitee has engaged in fraud, willful misconduct, bad faith or gross negligence or (b) any claim initiated by an indemnitee unless that claim (or any part thereof) was brought to enforce that indemnitee’s rights to indemnification under the company agreement. The company shall pay in advance of the final disposition of any such claim expenses incurred by an indemnitee in defending that claim if, but only if, that indemnitee so requests and delivers to the company of an undertaking by or on behalf of that indemnitee to repay amounts so advanced if it ultimately is determined that the indemnitee is not entitled indemnification under the indemnification provisions of the company agreement.

In accordance with the above provisions of the Texas Business Organizations Code, the company agreement of SCS Materials, LLC provides that the company may indemnify any person who was or is a party defendant or is threatened to be made a party defendant, in any pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the company) by reason of the fact that he or she is or was the member of the company, an employee or agent of the company, or is or was serving at the request of the company, for expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, to the fullest extent provided by law.

In accordance with the above provisions of the Texas Business Organizations Code, the operating agreement of Colorado County Sand & Gravel Co., L.L.C. provides that to the fullest extent permitted by applicable law, the member shall be entitled to indemnification from the company for any loss, damage or claim incurred by the member by reason of any act or omission performed or omitted by the member in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on the member by the operating agreement of the company, except that the member shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the member by reason of the member’s gross negligence or willful misconduct with respect to such acts or omissions.

(k) The following entity is incorporated under the laws of the State of Texas: Troy Vines, Incorporated (the “Texas Corporation”).

Texas Business Organizations Code

Section 8.003(a) of the Texas Business Organizations Code provides that the certificate of formation of an enterprise may restrict the circumstances under which the enterprise must or may indemnify or may advance expenses to a person under Chapter 8 of the Texas Business Organizations Code.

Section 8.004 of the Texas Business Organizations Code provides that except as provided in Section 8.151, a provision for an enterprise to indemnify or advance expenses to a governing person is valid only to the extent it is consistent with Chapter 8 of the Texas Business Organizations Code.

Section 8.051(a) of the Texas Business Organizations Code provides that an enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Section 8.051(b) of the Texas Business Organizations Code provides that a court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under Section 8.051 shall order indemnification and award to the person the expenses incurred in securing the indemnification.

Section 8.052(a) of the Texas Business Organizations Code provides that on application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 8.052(b) of the Texas Business Organizations Code provides that Section 8.052 applies without regard to whether the governing person, former governing person, or delegate applying to the court satisfies the requirements of Section 8.101 or has been found liable (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity.

Section 8.052(c) of the Texas Business Organizations Code provides that the indemnification ordered by the court under Section 8.052 is limited to reasonable expenses if the governing person, former governing person, or delegate is found liable (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity.

Section 8.101(a) of the Texas Business Organizations Code provides that an enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid.

Section 8.101(b) of the Texas Business Organizations Code provides that action taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person’s duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise.

Section 8.101(c) of the Texas Business Organizations Code provides that action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the enterprise.

Section 8.101(d) of the Texas Business Organizations Code provides that a person does not fail to meet the standard under Section 8.101(a)(1) solely because of the termination of a proceeding by: (1) judgment; (2) order; (3) settlement; (4) conviction; or (5) a plea of nolo contendere or its equivalent.

Section 8.102(a) of the Texas Business Organizations Code provides that, subject to Section 8.102(b), an enterprise may indemnify a governing person, former governing person, or delegate against: (1) a judgment; and (2) expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding.

Section 8.102(b) of the Texas Business Organizations Code provides that indemnification under Subchapter C of Chapter 8 of the Texas Business Organizations Code of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan; and (3) may not be made in relation to a proceeding in which the person has been found liable for: (A) willful or intentional misconduct in the performance of the person’s duty to the enterprise; (B) breach of the person’s duty of loyalty owed to the enterprise; or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise.

Section 8.102(c) of the Texas Business Organizations Code provides that a governing person, former governing person, or delegate is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.

Section 8.103(a) of the Texas Business Organizations Code provides that except as provided by Sections 8.103(b) and (c), the determinations required under Section 8.101(a) must be made by: (1) a majority vote of the governing persons who at the time of the vote are disinterested and independent, regardless of whether the governing persons who are disinterested and independent constitute a quorum; (2) a majority vote of a committee of the governing authority of the enterprise if the committee: (A) is designated by a majority vote of the governing persons who at the time of the vote are disinterested and independent, regardless of whether the governing persons who are disinterested and independent constitute a quorum; and (B) is composed solely of one or more governing persons who are disinterested and independent; (3) special legal counsel selected by the governing authority of the enterprise, or selected by a committee of the governing authority, by vote in accordance with Section 8.103(a)(1) or Section 8.103(a)(2); (4) the owners or members of the enterprise in a vote that excludes the ownership or membership interests held by each governing person who is not disinterested and independent; or (5) a unanimous vote of the owners or members of the enterprise.

Section 8.103(b) of the Texas Business Organizations Code provides that if special legal counsel determines under Section 8.103(a)(3) that a person meets the standard under Section 8.101(a)(1), the special legal counsel shall determine whether the amount of expenses other than a judgment is reasonable under Section 8.101(a)(2) but may not determine whether indemnification should be paid under Section 8.101(a)(3). The determination whether indemnification should be paid must be made in a manner specified by Section 8.103(a)(1), (2), (4), or (5).

Section 8.103(c) of the Texas Business Organizations Code provides that a provision contained in the governing documents of the enterprise, a resolution of the owners, members, or governing authority, or an agreement that requires the indemnification of a person who meets the standard under Section 8.101(a)(1) constitutes a determination under Section 8.101(a)(3) that indemnification should be paid even though the provision may not have been adopted or authorized in the same manner as the determinations required under

Section 8.101(a). The determinations required under Sections 8.101(a)(1) and (2) must be made in a manner provided by Section 8.103(a).

Section 8.104(a) of the Texas Business Organizations Code provides that an enterprise may pay or reimburse reasonable expenses incurred by a present governing person or delegate who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding without making the determinations required under Section 8.101(a) after the enterprise receives: (1) a written affirmation by the person of the person’s good faith belief that the person has met the standard of conduct necessary for indemnification under Chapter 8 of the Texas Business Organizations Code; and (2) a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if the final determination is that the person has not met that standard or that indemnification is prohibited by Section 8.102.

Section 8.104(b) of the Texas Business Organizations Code provides that a provision in the governing documents of the enterprise, a resolution of the owners, members, or governing authority, or an agreement that requires the payment or reimbursement permitted under Section 8.104 authorizes that payment or reimbursement after the enterprise receives an affirmation and undertaking described by Section 8.104(a).

Section 8.104(c) of the Texas Business Organizations Code provides that the written undertaking required by Section 8.104(a)(2) must be an unlimited general obligation of the person but need not be secured and may be accepted by the enterprise without regard to the person’s ability to make repayment.

Section 8.105(a) of the Texas Business Organizations Code provides that notwithstanding any other provision of Chapter 8 of the Texas Business Organizations Code but subject to Section 8.003 and to the extent consistent with other law, an enterprise may indemnify and advance expenses to a person who is not a governing person, including an officer, employee, or agent, as provided by: (1) the enterprise’s governing documents; (2) general or specific action of the enterprise’s governing authority; (3) resolution of the enterprise’s owners or members; (4) contract; or (5) common law.

Section 8.105(b) of the Texas Business Organizations Code provides that an enterprise shall indemnify an officer to the same extent that indemnification is required under Chapter 8 of the Texas Business Organizations Code for a governing person.

Section 8.105(c) of the Texas Business Organizations Code provides that a person described by Section 8.105(a) may seek indemnification or advancement of expenses from an enterprise to the same extent that a governing person may seek indemnification or advancement of expenses under Chapter 8 of the Texas Business Organizations.

Section 8.105(d) of the Texas Business Organizations Code provides that notwithstanding any authorization or determination specified in Chapter 8 of the Texas Business Organizations Code, an enterprise may pay or reimburse, in advance of the final disposition of a proceeding and on terms the enterprise considers appropriate, reasonable expenses incurred by: (1) a former governing person or delegate who was, is, or is threatened to be made a respondent in the proceeding; or (2) a present or former employee, agent, or officer who is not a governing person of the enterprise and who was, is, or is threatened to be made a respondent in the proceeding.

Section 8.105(e) of the Texas Business Organizations Code provides that a determination of indemnification for a person who is not a governing person of an enterprise, including an officer, employee, or agent, is not required to be made in accordance with Section 8.103.

Section 8.106 of the Texas Business Organizations Code provides that notwithstanding any other provision of Chapter 8 of the Texas Business Organizations Code, an enterprise may pay or reimburse reasonable expenses incurred by a governing person, officer, employee, agent, delegate, or other person in connection with that person’s appearance as a witness or other participation in a proceeding at a time when the person is not a respondent in the proceeding.

Section 8.151(a) of the Texas Business Organizations Code provides that notwithstanding any other provision of Chapter 8 of the Texas Business Organizations Code, an enterprise may purchase or procure or establish and maintain insurance or another arrangement to indemnify or hold harmless an existing or former governing person, delegate, officer, employee, or agent against any liability: (1) asserted against and incurred by the person in that capacity; or (2) arising out of the person’s status in that capacity.

Section 8.151(b) of the Texas Business Organizations Code provides that the insurance or other arrangement established under Section 8.151(a) may insure or indemnify against the liability described by Section 8.151(a) without regard to whether the enterprise otherwise would have had the power to indemnify the person against that liability under Chapter 8 of the Texas Business Organizations Code.

Section 8.151(c) of the Texas Business Organizations Code provides that insurance or another arrangement that involves self-insurance or an agreement to indemnify made with the enterprise or a person that is not regularly engaged in the business of providing insurance coverage may provide for payment of a liability with respect to which the enterprise does not otherwise have the power to provide indemnification only if the insurance or arrangement is approved by the owners or members of the enterprise.

Section 8.151(d) of the Texas Business Organizations Code provides that for the benefit of persons to be indemnified by the enterprise, an enterprise may, in addition to purchasing or procuring or establishing and maintaining insurance or another arrangement: (1) create a trust fund; (2) establish any form of self-insurance, including a contract to indemnify; (3) secure the enterprise’s indemnity obligation by grant of a security interest or other lien on the assets of the enterprise; or (4) establish a letter of credit, guaranty, or surety arrangement.

Section 8.151(e) of the Texas Business Organizations Code provides that insurance or another arrangement established under Section 8.151 may be purchased or procured or established and maintained: (1) within the enterprise; or (2) with any insurer or other person considered appropriate by the governing authority, regardless of whether all or part of the stock, securities, or other ownership interest in the insurer or other person is owned in whole or in part by the enterprise.

Section 8.151(f) of the Texas Business Organizations Code provides that the governing authority’s decision as to the terms of the insurance or other arrangement and the selection of the insurer or other person participating in an arrangement is conclusive. The insurance or arrangement is not voidable and does not subject the governing persons approving the insurance or arrangement to liability, on any ground, regardless of whether the governing persons participating in approving the insurance or other arrangement are beneficiaries of the insurance or arrangement. Section 8.151(f) does not apply in case of actual fraud.

Section 8.152(a) of the Texas Business Organizations Code provides that an enterprise shall report in writing to the owners or members of the enterprise an indemnification of or advance of expenses to a governing person.

Section 8.152(b) of the Texas Business Organizations Code provides that subject to Section 8.152(c), the report must be made with or before: (1) the notice or waiver of notice of the next meeting of the owners or members of the enterprise; or (2) the next submission to the owners or members of a consent to action without a meeting.

Section 8.152(c) of the Texas Business Organizations Code provides that the report must be made not later than the first anniversary of the date of the indemnification or advance.

Organizational Documents of the Texas Corporation

The bylaws of the Texas Corporation provide that each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Texas Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (for purpose of this provision, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Texas Corporation or while a director or an officer of the Texas Corporation is or was serving at the request of the Texas Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Texas Corporation to the fullest extent authorized by the Texas Business Organizations Code, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith; provided, however, that, except as otherwise required by law or provided in Section 6.3 of the bylaws of the Texas Corporation with respect to proceedings to enforce rights under the indemnification provisions of the bylaws, the Texas Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by (i) such indemnitee, or (ii) the Texas Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the board of directors of the Texas Corporation.

To receive indemnification under the bylaws of the Texas Corporation, an indemnitee shall submit a written request to the secretary of the Texas Corporation. Such request shall include documentation or information that is necessary to determine the entitlement of the indemnitee to indemnification and that is reasonably available to the indemnitee. Upon receipt by the secretary of the Texas Corporation of such a written request, the entitlement of the indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination: (i) the board of directors of the Texas Corporation by a majority vote of the directors who are not parties to such proceeding, whether or not such majority constitutes a quorum, (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the board of directors of the Texas Corporation, a copy of which shall be delivered to the indemnitee, (iv) the stockholders of the Texas Corporation or (v) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the board of directors of the Texas Corporation, a copy of which shall be delivered to the indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Texas Corporation not later than 60 days after receipt by the secretary of the Texas Corporation of a written request for indemnification. For purposes of this provision, a “change of control” will be deemed to have occurred if the individuals who, as of the effective date of the bylaws, constitute the board of directors of the Texas Corporation (the “incumbent board”) cease for any reason to constitute at least a majority of the board of directors of the Texas Corporation; provided, however, that any individual becoming a director subsequent to such effective date whose election, or nomination for election by the stockholders of the Texas Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board of directors of the Texas Corporation.

In addition to the right to indemnification described above, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Texas Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding with respect to which the indemnification is required under the indemnification provisions of the bylaws in advance of its final disposition (an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Texas Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. To receive an advancement of expenses under the bylaws, an indemnitee shall submit a written request to the secretary of the Texas Corporation. Such request shall reasonably evidence the expenses incurred by the indemnitee and shall include or be accompanied by the undertaking required described above. Each such advancement of expenses shall be made within 20 days after the receipt by the secretary of the Texas Corporation of a written request for advancement of expenses.

The Texas Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Texas Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Texas Corporation would have the power to indemnify such person against such expense, liability or loss under the Texas Business Organizations Code.

(l) The following entities are incorporated under the laws of the State of Utah: B&B Resources, Inc. and LeGrand Johnson Construction Co. (collectively, the “Utah Corporations”).

Utah Revised Business Corporation Act

Section 16-10a-902 (“Section 902”) of the Utah Revised Business Corporation Act provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify a director in connection with a Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

Section 16-10a-903 (“Section 903”) of the Utah Revised Business Corporation Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a Party because he is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Utah Revised Business Corporation Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director’s reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court’s determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys’ fees) incurred by the director.

Section 16-10a-904 (“Section 904”) of the Utah Revised Business Corporation Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

Unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification and is entitled to apply for court ordered indemnification, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Organizational Documents of the Utah Corporations

The articles of incorporation and/or bylaws of the B&B Resources, Inc. provide that, to the fullest extent permitted by the Utah Revised Business Corporation Act, B&B Resources, Inc. shall indemnify any current or former director or officer of B&B Resources, Inc. and may, at the discretion of the board of directors, indemnify any current or former employee or agent of B&B Resources, Inc. against all expenses, liabilities and losses reasonably incurred or suffered by him or her in connection with any action, suit or proceeding brought by or in the right of B&B Resources, Inc. or otherwise, to which he or she is a party or is threatened to be made a party by reason of his or her current or former position with B&B Resources, Inc. or by reason of the fact that he or she is or was serving, at the request of B&B Resources, Inc., as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise.

The bylaws of LeGrand Johnson Construction Co. provide that, to the fullest extent permitted by the Utah Revised Business Corporation Act, as amended, LeGrand Johnson Construction Co. shall indemnify each person who was or is a party or threatened to be made a party to any suit or proceeding, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of LeGrand Johnson Construction Co., or is or was serving, or has agreed to serve, at the request of LeGrand Johnson Construction Co., as a director, officer, partner, employee or trustee of, or in a similar capacity with another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an indemnitee in connection with such action, suit or proceeding and any appeal therefrom. LeGrand Johnson Construction Co. may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of LeGrand Johnson Construction Co. or other persons serving LeGrand Johnson Construction Co. and such rights may be equivalent to, or greater or less than, those set forth in LeGrand Johnson Construction Co.’s bylaws.

(m) The following entity is formed under the laws of the State of Utah: Kilgore Partners L.P. ( the “Utah Limited Partnership”).

Utah Uniform Limited Partnership Act

Section 48-2e-408 of the Utah Uniform Limited Partnership Act requires a limited partnership to indemnify and hold harmless a person with respect to any claim or demand against the person and any debt, obligation or other liability incurred by the person by reason of the person’s former or present capacity as a general partners, unless the claim, demand, debt, obligation or other liability arises from the general partners’ breach of its duty to the limited partnership or limited partners or an improper distribution to the general partner.

Organizational Documents of the Utah Limited Partnership

The limited partnership agreement of the Utah Limited Partnership provide that the Utah Limited Partnership shall indemnify each partner for payments reasonably made and personal liabilities reasonably incurred by it (including attorneys’ fees) in the ordinary conduct of the business of the Utah Limited Partnership, consistent with the provisions of the limited partnership agreement.

The following entity is incorporated under the laws of the State of Wyoming: Lewis & Lewis, Inc. (the “Wyoming Corporation”).

Wyoming Business Corporation Act

Section 17-16-851 of the Wyoming Business Corporation Act permits a corporation to indemnify an individual who is a party to a proceeding because he is a director or officer against liability incurred in the proceeding if he conducted himself in good faith and reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation; provided, however, unless otherwise ordered by a court, a corporation may not indemnify a director or officer in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

Section 17-16-852 of the Wyoming Business Corporation Act requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Organizational Documents of the Wyoming Corporation

The bylaws of the Wyoming Corporation provide that that, to the maximum extent permitted by the Wyoming Business Corporation Act, the Wyoming Corporation shall indemnify any director, officer, employee or agent of the Wyoming Corporation and any person serving at the request of the Wyoming Corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding (including an action by or in the right of the Wyoming Corporation), if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Wyoming Corporation and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in respect or any matter as to which the person shall have been held to be liable to the Wyoming Corporation, unless the court in which such action was brought shall determine that the person is reasonably entitled to indemnity for such expenses as the court considers proper.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of April 16, 2015, among Continental Cement Company, L.L.C., Lafarge North America Inc., Summit Materials, LLC and Summit Materials Holdings L.P. (incorporated by reference to Exhibit 2.1 of Summit Materials, LLC’s Current Report on Form 8-K, filed April 17, 2015 (File No. 333-187556)).

2.2	Asset Purchase Agreement, dated as of April 16, 2015, among Continental Cement Company, L.L.C., Lafarge North America Inc., Summit Materials, LLC and Summit Materials Holdings L.P. (incorporated by reference to Exhibit 2.1 of Summit Materials, LLC’s Current Report on Form 8-K, filed April 17, 2015 (File No. 333-187556)).

3.1	Certificate of Formation of Summit Materials, LLC, as amended (incorporated by reference to Exhibit 3.1 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.2	Amended and Restated Limited Liability Company Agreement of Summit Materials, LLC. (incorporated by reference to Exhibit 3.2 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.3	Certificate of Incorporation of Summit Materials Finance Corp. (incorporated by reference to Exhibit 3.3 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.4	By-laws of Summit Materials Finance Corp. (incorporated by reference to Exhibit 3.4 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.5	Amended and Restated Articles of Incorporation of Elam Construction, Inc. (incorporated by reference to Exhibit 3.24 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.6	Amended and Restated By-laws of Elam Construction, Inc. (incorporated by reference to Exhibit 3.25 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.7	Certificate of Formation of Alleyton Resource Company, LLC (incorporated by reference to Exhibit 3.9 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 28, 2014 (File No. 333-187556)).

3.8	Amended and Restated Limited Liability Company Agreement of Alleyton Resource Company, LLC (incorporated by reference to Exhibit 3.10 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 28, 2014 (File No. 333-187556)).

3.9	Certificate of Formation of Alleyton Services Company, LLC (incorporated by reference to Exhibit 3.11 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 28, 2014 (File No. 333-187556)).

3.10	Limited Liability Company Agreement of Alleyton Services Company, LLC (incorporated by reference to Exhibit 3.12 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 28, 2014 (File No. 333-187556)).

3.11	Certificate of Formation of Austin Materials, LLC (incorporated by reference to Exhibit 3.5 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

Exhibit No.	Description

3.12	Limited Liability Company Agreement of Austin Materials, LLC (incorporated by reference to Exhibit 3.6 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.13	Certificate of Formation of Continental Cement Company, L.L.C., as amended (incorporated by reference to Exhibit 3.7 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.14	Amended and Restated Limited Liability Company Agreement of Continental Cement Company, L.L.C. (incorporated by reference to Exhibit 3.8 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.15	First Amendment to Amended and Restated Limited Liability Company Agreement of Continental Cement Company, L.L.C. (incorporated by reference to Exhibit 3.9 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.16	Certificate of Formation of Kilgore Companies, LLC, as amended (incorporated by reference to Exhibit 3.10 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.17	Limited Liability Company Agreement of Kilgore Companies, LLC, as amended (incorporated by reference to Exhibit 3.11 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.18	Certificate of Formation of RK Hall, LLC (incorporated by reference to Exhibit 3.14 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.19	Limited Liability Company Agreement of RK Hall, LLC (incorporated by reference to Exhibit 3.15 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.20	Certificate of Incorporation of Summit Materials Corporations I, Inc. (incorporated by reference to Exhibit 3.18 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.21	By-laws of Summit Materials Corporations I, Inc. (incorporated by reference to Exhibit 3.19 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.22	Certificate of Formation of Summit Materials Holdings II, LLC, as amended (incorporated by reference to Exhibit 3.22 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.23	Limited Liability Company Agreement of Summit Materials Holdings II, LLC (incorporated by reference to Exhibit 3.26 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.24	Certificate of Formation of Summit Materials International, LLC (incorporated by reference to Exhibit 3.27 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.25	Limited Liability Company Agreement of Summit Materials International, LLC (incorporated by reference to Exhibit 3.23 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.26	Articles of Incorporation of Concrete Supply of Topeka, Inc. (incorporated by reference to Exhibit 3.26 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

Exhibit No.	Description

3.27	Amended and Restated Bylaws of Concrete Supply of Topeka, Inc. (incorporated by reference to Exhibit 3.27 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.28	Articles of Organization of Cornejo & Sons, L.L.C., as amended (incorporated by reference to Exhibit 3.26 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.29	Amended and Restated Limited Liability Company Operating Agreement of Cornejo & Sons, L.L.C. (incorporated by reference to Exhibit 3.27 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.30	Articles of Incorporation of Hamm, Inc., as amended (incorporated by reference to Exhibit 3.30 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.31	By-laws of Hamm, Inc. (incorporated by reference to Exhibit 3.31 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.32	Articles of Organization of N.R. Hamm Contractor, LLC (incorporated by reference to Exhibit 3.32 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.33	Limited Liability Company Operating Agreement of N.R. Hamm Contractor, LLC (incorporated by reference to Exhibit 3.33 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.34	Articles of Organization of N.R. Hamm Quarry, LLC (incorporated by reference to Exhibit 3.34 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.35	Limited Liability Company Operating Agreement of N.R. Hamm Quarry, LLC (incorporated by reference to Exhibit 3.35 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.36	Articles of Organization of Penny’s Concrete and Ready Mix, L.L.C. (incorporated by reference to Exhibit 3.36 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.37	Certificate of Amendment to Articles of Organization of Penny’s Concrete and Ready Mix, L.L.C. (incorporated by reference to Exhibit 3.37 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.38	Amended and Restated Operating Agreement of Penny’s Concrete and Ready Mix, L.L.C. (incorporated by reference to Exhibit 3.38 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.39	Articles of Incorporation of Bourbon Limestone Company, as amended (incorporated by reference to Exhibit 3.36 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.40	By-laws of Bourbon Limestone Company (incorporated by reference to Exhibit 3.37 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.41	Articles of Organization of Hinkle Contracting Company, LLC (incorporated by reference to Exhibit 3.40 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

Exhibit No.	Description

3.42	Limited Liability Company Agreement of Hinkle Contracting Company, LLC (incorporated by reference to Exhibit 3.41 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.43	Articles of Organization of Con-Agg of MO, L.L.C., as amended (incorporated by reference to Exhibit 3.46 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.44	Second Amended and Restated Operating Agreement of Con-Agg of MO, L.L.C. (incorporated by reference to Exhibit 3.47 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.45	Articles of Organization of Green America Recycling, LLC (incorporated by reference to Exhibit 3.45 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.46	Amended and Restated Operating Agreement of Green America Recycling, LLC (incorporated by reference to Exhibit 3.46 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.47	Articles of Organization of Buckhorn Materials, LLC, as amended (incorporated by reference to Exhibit 3.42 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.48	Amended and Restated Operating Agreement of Buckhorn Materials, LLC (incorporated by reference to Exhibit 3.43 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.49	Articles of Organization of Colorado County Sand & Gravel Co., L.L.C., as amended (incorporated by reference to Exhibit 3.49 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.50	Amended and Restated Operating Agreement of Colorado County Sand & Gravel Co., L.L.C. (incorporated by reference to Exhibit 3.50 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.51	Certificate of Formation of Industrial Asphalt, LLC (incorporated by reference to Exhibit 3.56 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.52	Company Agreement of Industrial Asphalt, LLC, as amended (incorporated by reference to Exhibit 3.57 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.53	Certificate of Conversion of SCS Materials, LLC (incorporated by reference to Exhibit 3.46 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.54	Company Agreement of SCS Materials, LLC (incorporated by reference to Exhibit 3.47 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.55	Articles of Incorporation of Troy Vines, Incorporated (incorporated by reference to Exhibit 3.48 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.56	Amended and Restated Bylaws of Troy Vines, Incorporated (incorporated by reference to Exhibit 3.49 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

Exhibit No.	Description

3.57	Amended Articles of Incorporation of B&B Resources, Inc. (incorporated by reference to Exhibit 3.66 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.58	By-laws of B&B Resources, Inc. (incorporated by reference to Exhibit 3.64 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.59	Certificate of Limited Partnership of Kilgore Partners L.P. (incorporated by reference to Exhibit 3.59 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.60	Limited Partnership Agreement of Kilgore Partners L.P. (incorporated by reference to Exhibit 3.60 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.61*	Revised Articles of Incorporation and Articles of Amendment of LeGrand Johnson Construction Co.

3.62*	Bylaws of LeGrand Johnson Construction Co.

3.63	Articles of Incorporation of Lewis & Lewis, Inc. (incorporated by reference to Exhibit 3.61 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.64	Articles of Amendment by Shareholders of Lewis & Lewis, Inc. (incorporated by reference to Exhibit 3.62 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.65	Amended and Restated Bylaws of Lewis & Lewis, Inc. (incorporated by reference to Exhibit 3.63 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

4.1	Indenture, dated as of July 8, 2015, among Summit Materials, LLC, Summit Materials Finance Corp., the guarantors named therein and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 filed with Summit Materials, LLC’s Current Report on Form 8-K, filed July 8, 2015 (File No. 333-187556)).

4.2	Form of 6.125% Senior Note due 2023 (included in Exhibit 4.13).

4.3	First Supplemental Indenture, dated as of July 17, 2015, among Kilgore Partners, L.P., Lewis & Lewis, Inc., Summit Materials, LLC and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.14 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed July 27, 2015 (File No. 333-205561)).

4.4*	Second Supplemental Indenture, dated as of October 7, 2015, between LeGrand Johnson Construction Co. and Wilmington Trust, National Association, as trustee.

4.5	Third Supplemental Indenture, dated as of November 19, 2015, among Summit Materials, LLC, Summit Materials Finance Corp., the guarantors named therein and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.3 filed with Summit Materials, LLC’s Current Report on Form 8-K, filed November 19, 2015 (File No. 333-187556)).

4.6	Registration Rights Agreement, dated as of November 19, 2015, among Summit Materials, LLC, Summit Materials Finance Corp., the guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the several other initial purchasers (incorporated by reference to Exhibit 4.4 filed with Summit Materials, LLC’s Current Report on Form 8-K, filed November 19, 2015 (File No. 333-187556)).

Exhibit No.	Description

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

5.2*	Opinion of Holland & Hart LLP.

5.3*	Opinion of Kutak Rock LLP.

5.4*	Opinion of Kutak Rock LLP.

5.5*	Opinion of Stites & Harbison PLLC.

5.6*	Opinion of Kirk Palmer & Thigpen, P.A.

5.7*	Opinion of Winstead PC.

10.1	Restatement Agreement, providing for the Amended and Restated Credit Agreement, dated as of July 17, 2015, among Summit Materials, LLC, Summit Materials Intermediate Holdings, LLC, the subsidiary guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swing line lender (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed on July 20, 2015 (File No. 001-36873)).

10.2	Acquisition Agreement, dated as of December 5, 2013, among Alleyton Resource Corporation, Colorado Gulf, LP, Texas CGC, LLC, Barten Shepard Investments, LP, TBGSI Corp., the individuals signatory thereto and Summit Materials, LLC. (incorporated by reference to Exhibit 10.6 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.3	Amendment dated January 14, 2014, to Acquisition Agreement, dated as of December 5, 2013, among Alleyton Resource Corporation, Colorado Gulf, LP, Texas CGC, LLC, Barten Shepard Investments, LP, TBGSI Corp., the individuals signatory thereto and Summit Materials, LLC. (incorporated by reference to Exhibit 10.7 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.4†	Form of Management Interest Subscription Agreement for executive officers (incorporated by reference to Exhibit 10.8 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.5†	Form of Management Interest Subscription Agreement for directors (incorporated by reference to Exhibit 10.9 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.6†	Employment Agreement, dated July 30, 2009, by and between Summit Materials Holdings L.P. and Thomas W. Hill (incorporated by reference to Exhibit 10.5 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

10.7†	Employment Agreement, dated December 29, 2011, by and between Summit Materials Holdings L.P. and Douglas C. Rauh (incorporated by reference to Exhibit 10.6 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

10.8†	Employment Agreement, dated November 11, 2013, by and between Summit Materials Holdings L.P. and Kevin A. Gill (incorporated by reference to Exhibit 10.12 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.9†	Compensation Arrangement between Summit Materials Holdings L.P. and John Murphy, Interim Chief Financial Officer (incorporated by reference to Exhibit 10.2 of Summit Materials, LLC’s Quarterly Report on Form 10-Q, filed November 6, 2013 (File No. 333-187556)).

10.10†	Employment Agreement, dated as of December 3, 2013, between Summit Materials Holdings L.P. and Brian J. Harris (incorporated by reference to Exhibit 10.1 of Summit Materials, LLC’s Current Report on Form 8-K/A, filed December 4, 2013 (File No. 333-187556)).

Exhibit No.	Description

10.11†	M. Shane Evans Offer Letter (incorporated by reference to Exhibit 10.18 of Summit Materials, LLC’s Annual Report on Form 10-K, filed February 23, 2015 (File No. 333-187556)).

10.12†	Michael Brady Offer Letter (incorporated by reference to Exhibit 10.19 of Summit Materials, LLC’s Annual Report on Form 10-K, filed February 23, 2015 (File No. 333-187556)).

10.13	Fourth Amended and Restated Limited Partnership Agreement of Summit Materials Holdings L.P., dated as of March 11, 2015 (incorporated by reference to Exhibit 10.1 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.14	Tax Receivable Agreement, dated as of March 11, 2015, by and among Summit Materials, Inc. and each of the other persons from time to time party thereto (incorporated by reference to Exhibit 10.3 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.15	Exchange Agreement, dated as of March 11, 2015, among Summit Materials, Inc., Summit Holdings and the holders of LP Units from time to time party thereto (incorporated by reference to Exhibit 10.2 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.16	Stockholders’ Agreement, dated as of March 11, 2015, by and among Summit Materials, Inc. and each of the persons from time to time party thereto (incorporated by reference to Exhibit 10.5 to the Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.17	Form of Amendment No. 1 to Stockholders’ Agreement, by and among Summit Materials, Inc. and each of the other parties identified on the signature pages thereto (incorporated by reference to Exhibit 10.5 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed July 27, 2015 (File No. 333-205561)).

10.18	Registration Rights Agreement, dated as of March 17, 2015, by and among Summit Materials, Inc. and the holders from time to time party thereto (incorporated by reference to Exhibit 10.4 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.19†	Summit Materials, Inc. 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.20†	Form of Restricted LP Unit Agreement (incorporated by reference to Exhibit 10.7 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed January 9, 2015 (File No. 333-201058)).

10.21†	Form of Stock Option Agreement (Leverage Restoration Options) (incorporated by reference to Exhibit 10.8 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed January 9, 2015 (File No. 333-201058)).

10.22†	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.9 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed January 9, 2015 (File No. 333-201058)).

10.23	Contribution and Purchase Agreement, dated December 18, 2014, between Summit Materials, Inc., Summit Materials Holdings L.P., Summit Materials Holdings GP, Ltd., Summit Owner Holdco LLC, Missouri Materials Company, L.L.C., J&J Midwest Group, L.L.C., R. Michael Johnson Family Limited Liability Company, and Thomas A. Beck Family, LLC, as the minority holders and Continental Cement Company, L.L.C. dated December 18, 2014 (incorporated by reference to Exhibit 10.27 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed January 9, 2015 (File No. 333-201058)).

Exhibit No.	Description

10.24†	Form of Warrant to Purchase Class A Common Stock (incorporated by reference to Exhibit 10.28 filed with Summit Materials, Inc.’s Amendment No. 3 to the Registration Statement on Form S-1, filed March 2, 2015 (File No. 333-201058)).

12*	Computation of Ratio of Earnings to Fixed Charges

21	Subsidiaries of Summit Materials, LLC (incorporated by reference to Exhibit 21 of Summit Materials, LLC’s Annual Report on Form 10-K, filed February 23, 2015 (File No. 333-187556)).

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ernst & Young LLP, Independent Auditors.

23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.4*	Consent of Holland & Hart LLP (included as part of its opinion filed as Exhibit 5.2 hereto).

23.5*	Consent of Kutak Rock LLP (included as part of its opinion filed as Exhibit 5.3 hereto).

23.6*	Consent of Kutak Rock LLP (included as part of its opinion filed as Exhibit 5.4 hereto).

23.7*	Consent of Stites & Harbison PLLC (included as part of its opinion filed as Exhibit 5.5 hereto).

23.8*	Consent of Kirk Palmer & Thigpen, P.A. (included as part of its opinion filed as Exhibit 5.6 hereto).

23.9*	Consent of Winstead PC (included as part of its opinion filed as Exhibit 5.7 hereto).

24*	Power of Attorney (included in signature pages of this registration statement).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association as trustee under the Indenture governing the 6.125% Senior Notes due 2023.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients.

99.4*	Form of Notice of Guaranteed Delivery.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definitions Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
**	These interactive data files shall not be deemed filed for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under those sections.
†	Management contract or compensatory plan or arrangement.

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrants in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 11, 2015.

SUMMIT MATERIALS, LLC

By:	Summit Materials Intermediate Holdings, LLC,
its Sole Member

	By:	Summit Materials Holdings, LLC,
its Sole Member

	By:	Summit Materials Holdings L.P.,
its Sole Member

	By:	Summit Materials, Inc.
its General Partner

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Thomas W. Hill Thomas W. Hill	President and Chief Executive Officer (Principal Executive Officer); Director of Summit Materials, Inc.	December 11, 2015

/s/ Brian J. Harris Brian J. Harris	Chief Financial Officer (Principal Financial and Accounting Officer) of Summit Materials, Inc.	December 11, 2015

Signature	Title(s)	Date

/s/ Howard L. Lance Howard L. Lance	Director of Summit Materials, Inc.	December 11, 2015

/s/ Ted A. Gardner Ted A. Gardner	Director of Summit Materials, Inc.	December 11, 2015

/s/ Julia C. Kahr Julia C. Kahr	Director of Summit Materials, Inc.	December 11, 2015

/s/ John R. Murphy John R. Murphy	Director of Summit Materials, Inc.	December 11, 2015

/s/ Neil P. Simpkins Neil P. Simpkins	Director of Summit Materials, Inc.	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 11, 2015.

SUMMIT MATERIALS FINANCE CORP.

By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Hill Thomas W. Hill	President, Chief Executive Officer and Director (Principal Executive Officer)	December 11, 2015

/s/ Brian J. Harris Brian J. Harris	Chief Financial Officer (Principal Financial and Accounting Officer)	December 11, 2015

/s/ Julia C. Kahr Julia C. Kahr	Director	December 11, 2015

/s/ Neil P. Simpkins Neil P. Simpkins	Director	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Junction, State of Colorado, on December 11, 2015.

ELAM CONSTRUCTION, INC.

By:	/s/ Jason T. Kilgore
Name: Jason T. Kilgore
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason T. Kilgore Jason T. Kilgore	President (Principal Executive Officer)	December 11, 2015

/s/ Brian Hall Brian Hall	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

/s/ M. Shane Evans M. Shane Evans	Director	December 11, 2015

/s/ Jason T. Kilgore Jason T. Kilgore	Director	December 11, 2015

/s/ Clint Pulley Clint Pulley	Director	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Texas, on December 11, 2015.

ALLEYTON RESOURCE COMPANY, LLC

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryan Kalbfleisch Bryan Kalbfleisch	President (Principal Executive Officer)	December 11, 2015

/s/ John McKirahan John McKirahan	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Texas, on December 11, 2015.

ALLEYTON SERVICES COMPANY, LLC

By:	Alleyton Resource Company, LLC, its Sole Member

	By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryan Kalbfleisch Bryan Kalbfleisch	President (Principal Executive Officer)	December 11, 2015

/s/ John McKirahan John McKirahan	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 11, 2015.

AUSTIN MATERIALS, LLC

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Dunmire Todd Dunmire	President (Principal Executive Officer)	December 11, 2015

/s/ Steve Hullet Steve Hullet	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on December 11, 2015.

CONTINENTAL CEMENT COMPANY, L.L.C.

By:	Summit Materials Holdings II, LLC,
its Sole Member

	By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas A. Beck Thomas A. Beck	President and Director (Principal Executive Officer)	December 11, 2015

/s/ Mark Strieker Mark Strieker	Vice President of Finance and Administration (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Valley, State of Utah, on December 11, 2015.

KILGORE COMPANIES, LLC

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason T. Kilgore Jason T. Kilgore	President (Principal Executive Officer)	December 11, 2015

/s/ Brian Hall Brian Hall	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, State of Texas, on December 11, 2015.

RK HALL, LLC

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Hall Robert Hall	President (Principal Executive Officer)	December 11, 2015

/s/ Lex Huie Lex Huie	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 11, 2015.

SUMMIT MATERIALS CORPORATIONS I, INC.

By:	/s/ Michael J. Brady
Name: Michael J. Brady
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Brady Michael J. Brady	President and Director (Principal Executive Officer)	December 11, 2015

/s/ Jennifer Bradbury Jennifer Bradbury	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

/s/ Anne Lee Benedict Anne Lee Benedict	Director	December 11, 2015

/s/ Anthony Keenan Anthony Keenan	Director	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 11, 2015.

SUMMIT MATERIALS HOLDINGS II, LLC

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Hill Thomas W. Hill	President (Principal Executive Officer)	December 11, 2015

/s/ Jennifer Bradbury Jennifer Bradbury	Vice President and Corporate Controller (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 11, 2015.

SUMMIT MATERIALS INTERNATIONAL, LLC

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Hill Thomas W. Hill	President (Principal Executive Officer)	December 11, 2015

/s/ Jennifer Bradbury Jennifer Bradbury	Vice President and Corporate Controller (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on December 11, 2015.

CONCRETE SUPPLY OF TOPEKA, INC.

By:	/s/ Gary E. Hamm
Name: Gary E. Hamm
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary E. Hamm Gary E. Hamm	President and Director (Principal Executive Officer)	December 11, 2015

/s/ Amanda Mohr Amanda Mohr	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

/s/ Scott Anderson Scott Anderson	Director	December 11, 2015

/s/ Damian J. Murphy Damian J. Murphy	Director	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on December 11, 2015.

CORNEJO & SONS, L.L.C.

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Georges Ausseil Georges Ausseil	President (Principal Executive Officer)	December 11, 2015

/s/ Amanda Mohr Amanda Mohr	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perry, State of Kansas, on December 11, 2015.

HAMM, INC.

By:	/s/ Gary E. Hamm
Name: Gary E. Hamm
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary E. Hamm Gary E. Hamm	President (Principal Executive Officer)	December 11, 2015

/s/ Amanda Mohr Amanda Mohr	Treasurer and Director (Principal Financial and Accounting Officer)	December 11, 2015

/s/ Thomas W. Hill Thomas W. Hill	Director	December 11, 2015

/s/ Michael J. Brady Michael J. Brady	Director	December 11, 2015

/s/ Damian J. Murphy Damian J. Murphy	Director	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perry, State of Kansas, on December 11, 2015.

N.R. HAMM CONTRACTOR, LLC

By:	Hamm, Inc., its Sole Member

	By:	/s/ Gary E. Hamm
Name: Gary E. Hamm
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary E. Hamm Gary E. Hamm	President (Principal Executive Officer)	December 11, 2015

/s/ Amanda Mohr Amanda Mohr	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perry, State of Kansas, on December 11, 2015.

N.R. HAMM QUARRY, LLC

By:	Hamm, Inc., its Sole Member

	By:	/s/ Gary E. Hamm
Name: Gary E. Hamm
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary E. Hamm Gary E. Hamm	President (Principal Executive Officer)	December 11, 2015

/s/ Amanda Mohr Amanda Mohr	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shawnee Mission, State of Kansas, on December 11, 2015.

PENNY’S CONCRETE AND READY MIX, L.L.C.

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary E. Hamm Gary E. Hamm	President (Principal Executive Officer)	December 11, 2015

/s/ Amanda Mohr Amanda Mohr	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, State of Kentucky, on December 11, 2015.

BOURBON LIMESTONE COMPANY

By:	/s/ Larry Winkleman

	By:	/s/ Larry Winkleman
Name: Larry Winkleman
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry Winkleman Larry Winkleman	President and Director (Principal Executive Officer)	December 11, 2015

/s/ Steve Hullett Steve Hullett	Treasurer and Director (Principal Financial and Accounting Officer)	December 11, 2015

/s/ Douglas C. Rauh Douglas C. Rauh	Director	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, State of Kentucky, on December 11, 2015.

HINKLE CONTRACTING COMPANY, LLC

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry Winkleman Larry Winkleman	President (Principal Executive Officer)	December 11, 2015

/s/ Steve Hullett Steve Hullett	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Missouri, on December 11, 2015.

CON-AGG OF MO, L.L.C.

By:	Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George A. Barnes George A. Barnes	President (Principal Executive Officer)	December 11, 2015

/s/ Amanda Mohr Amanda Mohr	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hannibal, State of Missouri, on December 11, 2015.

GREEN AMERICA RECYCLING, LLC

By:	Continental Cement Company, L.L.C., its Sole Member

By:	Summit Materials Holdings II, LLC, its Sole Member

By: Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas A. Beck Thomas A. Beck	President (Principal Executive Officer)	December 11, 2015

/s/ Mark Strieker Mark Strieker	Vice President of Finance and Administration (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson, State of South Carolina, on December 11, 2015.

BUCKHORN MATERIALS, LLC

By:	Hinkle Contracting Company, LLC, its Sole Member

By: Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry Winkleman Larry Winkleman	President (Principal Executive Officer)	December 11, 2015

/s/ Steve Hullett Steve Hullett	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Texas, on December 11, 2015.

COLORADO COUNTY SAND & GRAVEL CO., L.L.C.

By:	Summit Materials Corporations I, Inc., its Sole Member

By:	/s/ Michael J. Brady
Name: Michael J. Brady
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryan Kalbfleisch Bryan Kalbfleisch	President (Principal Executive Officer)	December 11, 2015

/s/ John McKirahan John McKirahan	Treasurer (Principal Accounting and Financial Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 11, 2015.

INDUSTRIAL ASPHALT, LLC

By:	/s/ Lane Bybee
Name: Lane Bybee
Title: Manager

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Dunmire Todd Dunmire	President (Principal Executive Officer)	December 11, 2015

/s/ Steve Hullet Steve Hullet	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

/s/ Lane Bybee Lane Bybee	Manager	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, State of Texas, on December 11, 2015.

SCS MATERIALS, LLC

By:	RK Hall, LLC, its Sole Member

By: Summit Materials, LLC, its Sole Member

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Hall Robert Hall	President (Principal Executive Officer)	December 11, 2015

/s/ Lex Huie Lex Huie	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on December 11, 2015.

TROY VINES, INCORPORATED

By:	/s/ John Malcolm
Name: John Malcolm
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Malcolm John Malcolm	President (Principal Executive Officer)	December 11, 2015

/s/ Steve Hullet Steve Hullet	Treasurer (Principal Financial and Accounting Officer)	December 11, 2015

/s/ M. Shane Evans M. Shane Evans	Director	December 11, 2015

/s/ Clint Pulley Clint Pulley	Director	December 11, 2015

/s/ Anthony Keenan Anthony Keenan	Director	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Valley, State of Utah, on December 11, 2015.

B&B RESOURCES, INC.

By:	/s/ Jason T. Kilgore
Name: Jason T. Kilgore
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason T. Kilgore Jason T. Kilgore	President (Principal Executive Officer)	December 11, 2015

/s/ Brian Hall Brian Hall	Treasurer (Principal Accounting and Financial Officer)	December 11, 2015

/s/ Michael J. Brady Michael J. Brady	Director	December 11, 2015

/s/ M. Shane Evans M. Shane Evans	Director	December 11, 2015

/s/ Anthony Keenan Anthony Keenan	Director	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Magna, State of Utah, on December 11, 2015.

KILGORE PARTNERS, L.P.

By:	Summit Materials, LLC, its Sole Member

By:	Summit Materials Intermediate Holdings, LLC, its Sole Member

By: Summit Materials Holdings, LLC, its Sole Member

By: Summit Materials Holdings L.P., its Sole Member

	By:	Summit Materials, Inc.
its General Partner

	By:	/s/ Thomas W. Hill
Name: Thomas W. Hill
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Hill Thomas W. Hill	President, Chief Executive Officer and Director of Summit Materials, Inc. (Principal Executive Officer)	December 11, 2015

/s/ Brian J. Harris Brian J. Harris	Chief Financial Officer of Summit Materials, Inc. (Principal Financial and Accounting Officer)	December 11, 2015

Signature	Title	Date

/s/ Howard L. Lance Howard L. Lance	Director of Summit Materials, Inc.	December 11, 2015

/s/ Ted A. Gardner Ted A. Gardner	Director of Summit Materials, Inc.	December 11, 2015

/s/ Julia C. Kahr Julia C. Kahr	Director of Summit Materials, Inc.	December 11, 2015

/s/ John R. Murphy John R. Murphy	Director of Summit Materials, Inc.	December 11, 2015

/s/ Neil P. Simpkins Neil P. Simpkins	Director of Summit Materials, Inc.	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Logan, State of Utah, on December 11, 2015.

LEGRAND JOHNSON CONSTRUCTION CO.

By:	/s/ Jason T. Kilgore
Name: Jason T. Kilgore
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason T. Kilgore Jason T. Kilgore	President (Principal Executive Officer)	December 11, 2015

/s/ Brian Hall Brian Hall	Treasurer (Principal Accounting and Financial Officer)	December 11, 2015

/s/ M. Shane Evans M. Shane Evans	Director	December 11, 2015

/s/ Clint Pulley Clint Pulley	Director	December 11, 2015

/s/ Jason T. Kilgore Jason T. Kilgore	Director	December 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Springs, State of Utah, on December 11, 2015.

LEWIS & LEWIS, INC.

By:	/s/ Jason T. Kilgore
Name: Jason T. Kilgore
Title: President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris, Anne Lee Benedict and Jennifer Bradbury, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason T. Kilgore Jason T. Kilgore	President (Principal Executive Officer)	December 11, 2015

/s/ Brian Hall Brian Hall	Treasurer (Principal Accounting and Financial Officer)	December 11, 2015

/s/ M. Shane Evans M. Shane Evans	Director	December 11, 2015

/s/ Clint Pulley Clint Pulley	Director	December 11, 2015

/s/ Jason T. Kilgore Jason T. Kilgore	Director	December 11, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of April 16, 2015, among Continental Cement Company, L.L.C., Lafarge North America Inc., Summit Materials, LLC and Summit Materials Holdings L.P. (incorporated by reference to Exhibit 2.1 of Summit Materials, LLC’s Current Report on Form 8-K, filed April 17, 2015 (File No. 333-187556)).

2.2	Asset Purchase Agreement, dated as of April 16, 2015, among Continental Cement Company, L.L.C., Lafarge North America Inc., Summit Materials, LLC and Summit Materials Holdings L.P. (incorporated by reference to Exhibit 2.1 of Summit Materials, LLC’s Current Report on Form 8-K, filed April 17, 2015 (File No. 333-187556)).

3.1	Certificate of Formation of Summit Materials, LLC, as amended (incorporated by reference to Exhibit 3.1 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.2	Amended and Restated Limited Liability Company Agreement of Summit Materials, LLC. (incorporated by reference to Exhibit 3.2 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.3	Certificate of Incorporation of Summit Materials Finance Corp. (incorporated by reference to Exhibit 3.3 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.4	By-laws of Summit Materials Finance Corp. (incorporated by reference to Exhibit 3.4 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.5	Amended and Restated Articles of Incorporation of Elam Construction, Inc. (incorporated by reference to Exhibit 3.24 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.6	Amended and Restated By-laws of Elam Construction, Inc. (incorporated by reference to Exhibit 3.25 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.7	Certificate of Formation of Alleyton Resource Company, LLC (incorporated by reference to Exhibit 3.9 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 28, 2014 (File No. 333-187556)).

3.8	Amended and Restated Limited Liability Company Agreement of Alleyton Resource Company, LLC (incorporated by reference to Exhibit 3.10 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 28, 2014 (File No. 333-187556)).

3.9	Certificate of Formation of Alleyton Services Company, LLC (incorporated by reference to Exhibit 3.11 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 28, 2014 (File No. 333-187556)).

3.10	Limited Liability Company Agreement of Alleyton Services Company, LLC (incorporated by reference to Exhibit 3.12 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 28, 2014 (File No. 333-187556)).

3.11	Certificate of Formation of Austin Materials, LLC (incorporated by reference to Exhibit 3.5 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

Exhibit No.	Description

3.12	Limited Liability Company Agreement of Austin Materials, LLC (incorporated by reference to Exhibit 3.6 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.13	Certificate of Formation of Continental Cement Company, L.L.C., as amended (incorporated by reference to Exhibit 3.7 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.14	Amended and Restated Limited Liability Company Agreement of Continental Cement Company, L.L.C. (incorporated by reference to Exhibit 3.8 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.15	First Amendment to Amended and Restated Limited Liability Company Agreement of Continental Cement Company, L.L.C. (incorporated by reference to Exhibit 3.9 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.16	Certificate of Formation of Kilgore Companies, LLC, as amended (incorporated by reference to Exhibit 3.10 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.17	Limited Liability Company Agreement of Kilgore Companies, LLC, as amended (incorporated by reference to Exhibit 3.11 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.18	Certificate of Formation of RK Hall, LLC (incorporated by reference to Exhibit 3.14 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.19	Limited Liability Company Agreement of RK Hall, LLC (incorporated by reference to Exhibit 3.15 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.20	Certificate of Incorporation of Summit Materials Corporations I, Inc. (incorporated by reference to Exhibit 3.18 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.21	By-laws of Summit Materials Corporations I, Inc. (incorporated by reference to Exhibit 3.19 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.22	Certificate of Formation of Summit Materials Holdings II, LLC, as amended (incorporated by reference to Exhibit 3.22 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.23	Limited Liability Company Agreement of Summit Materials Holdings II, LLC (incorporated by reference to Exhibit 3.26 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.24	Certificate of Formation of Summit Materials International, LLC (incorporated by reference to Exhibit 3.27 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.25	Limited Liability Company Agreement of Summit Materials International, LLC (incorporated by reference to Exhibit 3.23 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.26	Articles of Incorporation of Concrete Supply of Topeka, Inc. (incorporated by reference to Exhibit 3.26 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

Exhibit No.	Description

3.27	Amended and Restated Bylaws of Concrete Supply of Topeka, Inc. (incorporated by reference to Exhibit 3.27 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.28	Articles of Organization of Cornejo & Sons, L.L.C., as amended (incorporated by reference to Exhibit 3.26 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.29	Amended and Restated Limited Liability Company Operating Agreement of Cornejo & Sons, L.L.C. (incorporated by reference to Exhibit 3.27 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.30	Articles of Incorporation of Hamm, Inc., as amended (incorporated by reference to Exhibit 3.30 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.31	By-laws of Hamm, Inc. (incorporated by reference to Exhibit 3.31 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.32	Articles of Organization of N.R. Hamm Contractor, LLC (incorporated by reference to Exhibit 3.32 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.33	Limited Liability Company Operating Agreement of N.R. Hamm Contractor, LLC (incorporated by reference to Exhibit 3.33 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.34	Articles of Organization of N.R. Hamm Quarry, LLC (incorporated by reference to Exhibit 3.34 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.35	Limited Liability Company Operating Agreement of N.R. Hamm Quarry, LLC (incorporated by reference to Exhibit 3.35 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.36	Articles of Organization of Penny’s Concrete and Ready Mix, L.L.C. (incorporated by reference to Exhibit 3.36 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.37	Certificate of Amendment to Articles of Organization of Penny’s Concrete and Ready Mix, L.L.C. (incorporated by reference to Exhibit 3.37 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.38	Amended and Restated Operating Agreement of Penny’s Concrete and Ready Mix, L.L.C. (incorporated by reference to Exhibit 3.38 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.39	Articles of Incorporation of Bourbon Limestone Company, as amended (incorporated by reference to Exhibit 3.36 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.40	By-laws of Bourbon Limestone Company (incorporated by reference to Exhibit 3.37 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.41	Articles of Organization of Hinkle Contracting Company, LLC (incorporated by reference to Exhibit 3.40 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

Exhibit No.	Description

3.42	Limited Liability Company Agreement of Hinkle Contracting Company, LLC (incorporated by reference to Exhibit 3.41 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.43	Articles of Organization of Con-Agg of MO, L.L.C., as amended (incorporated by reference to Exhibit 3.46 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.44	Second Amended and Restated Operating Agreement of Con-Agg of MO, L.L.C. (incorporated by reference to Exhibit 3.47 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.45	Articles of Organization of Green America Recycling, LLC (incorporated by reference to Exhibit 3.45 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.46	Amended and Restated Operating Agreement of Green America Recycling, LLC (incorporated by reference to Exhibit 3.46 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.47	Articles of Organization of Buckhorn Materials, LLC, as amended (incorporated by reference to Exhibit 3.42 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.48	Amended and Restated Operating Agreement of Buckhorn Materials, LLC (incorporated by reference to Exhibit 3.43 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.49	Articles of Organization of Colorado County Sand & Gravel Co., L.L.C., as amended (incorporated by reference to Exhibit 3.49 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.50	Amended and Restated Operating Agreement of Colorado County Sand & Gravel Co., L.L.C. (incorporated by reference to Exhibit 3.50 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.51	Certificate of Formation of Industrial Asphalt, LLC (incorporated by reference to Exhibit 3.56 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.52	Company Agreement of Industrial Asphalt, LLC, as amended (incorporated by reference to Exhibit 3.57 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.53	Certificate of Conversion of SCS Materials, LLC (incorporated by reference to Exhibit 3.46 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.54	Company Agreement of SCS Materials, LLC (incorporated by reference to Exhibit 3.47 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.55	Articles of Incorporation of Troy Vines, Incorporated (incorporated by reference to Exhibit 3.48 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

3.56	Amended and Restated Bylaws of Troy Vines, Incorporated (incorporated by reference to Exhibit 3.49 of Summit Materials, LLC’s Registration Statement on Form S-4, filed September 26, 2014 (File No. 333-187556)).

Exhibit No.	Description

3.57	Amended Articles of Incorporation of B&B Resources, Inc. (incorporated by reference to Exhibit 3.66 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.58	By-laws of B&B Resources, Inc. (incorporated by reference to Exhibit 3.64 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

3.59	Certificate of Limited Partnership of Kilgore Partners L.P. (incorporated by reference to Exhibit 3.59 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.60	Limited Partnership Agreement of Kilgore Partners L.P. (incorporated by reference to Exhibit 3.60 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.61*	Revised Articles of Incorporation and Articles of Amendment of LeGrand Johnson Construction Co.

3.62*	Bylaws of LeGrand Johnson Construction Co.

3.63	Articles of Incorporation of Lewis & Lewis, Inc. (incorporated by reference to Exhibit 3.61 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.64	Articles of Amendment by Shareholders of Lewis & Lewis, Inc. (incorporated by reference to Exhibit 3.62 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

3.65	Amended and Restated Bylaws of Lewis & Lewis, Inc. (incorporated by reference to Exhibit 3.63 of Summit Materials, LLC’s Registration Statement on Form S-4, filed August 3, 2015 (File No. 333-206054)).

4.1	Indenture, dated as of July 8, 2015, among Summit Materials, LLC, Summit Materials Finance Corp., the guarantors named therein and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 filed with Summit Materials, LLC’s Current Report on Form 8-K, filed July 8, 2015 (File No. 333-187556)).

4.2	Form of 6.125% Senior Note due 2023 (included in Exhibit 4.13).

4.3	First Supplemental Indenture, dated as of July 17, 2015, among Kilgore Partners, L.P., Lewis & Lewis, Inc., Summit Materials, LLC and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.14 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed July 27, 2015 (File No. 333-205561)).

4.4*	Second Supplemental Indenture, dated as of October 7, 2015, between LeGrand Johnson Construction Co. and Wilmington Trust, National Association, as trustee.

4.5	Third Supplemental Indenture, dated as of November 19, 2015, among Summit Materials, LLC, Summit Materials Finance Corp., the guarantors named therein and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.3 filed with Summit Materials, LLC’s Current Report on Form 8-K, filed November 19, 2015 (File No. 333-187556)).

4.6	Registration Rights Agreement, dated as of November 19, 2015, among Summit Materials, LLC, Summit Materials Finance Corp., the guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the several other initial purchasers (incorporated by reference to Exhibit 4.4 filed with Summit Materials, LLC’s Current Report on Form 8-K, filed November 19, 2015 (File No. 333-187556)).

Exhibit No.	Description

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

5.2*	Opinion of Holland & Hart LLP.

5.3*	Opinion of Kutak Rock LLP.

5.4*	Opinion of Kutak Rock LLP.

5.5*	Opinion of Stites & Harbison PLLC.

5.6*	Opinion of Kirk Palmer & Thigpen, P.A.

5.7*	Opinion of Winstead PC.

10.1	Restatement Agreement, providing for the Amended and Restated Credit Agreement, dated as of July 17, 2015, among Summit Materials, LLC, Summit Materials Intermediate Holdings, LLC, the subsidiary guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swing line lender (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed on July 20, 2015 (File No. 001-36873)).

10.2	Acquisition Agreement, dated as of December 5, 2013, among Alleyton Resource Corporation, Colorado Gulf, LP, Texas CGC, LLC, Barten Shepard Investments, LP, TBGSI Corp., the individuals signatory thereto and Summit Materials, LLC. (incorporated by reference to Exhibit 10.6 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.3	Amendment dated January 14, 2014, to Acquisition Agreement, dated as of December 5, 2013, among Alleyton Resource Corporation, Colorado Gulf, LP, Texas CGC, LLC, Barten Shepard Investments, LP, TBGSI Corp., the individuals signatory thereto and Summit Materials, LLC. (incorporated by reference to Exhibit 10.7 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.4†	Form of Management Interest Subscription Agreement for executive officers (incorporated by reference to Exhibit 10.8 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.5†	Form of Management Interest Subscription Agreement for directors (incorporated by reference to Exhibit 10.9 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.6†	Employment Agreement, dated July 30, 2009, by and between Summit Materials Holdings L.P. and Thomas W. Hill (incorporated by reference to Exhibit 10.5 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

10.7†	Employment Agreement, dated December 29, 2011, by and between Summit Materials Holdings L.P. and Douglas C. Rauh (incorporated by reference to Exhibit 10.6 of Summit Materials, LLC’s Registration Statement on Form S-4, filed March 27, 2013 (File No. 333-187556)).

10.8†	Employment Agreement, dated November 11, 2013, by and between Summit Materials Holdings L.P. and Kevin A. Gill (incorporated by reference to Exhibit 10.12 of Summit Materials, LLC’s Annual Report on Form 10-K, filed March 7, 2014 (File No. 333-187556)).

10.9†	Compensation Arrangement between Summit Materials Holdings L.P. and John Murphy, Interim Chief Financial Officer (incorporated by reference to Exhibit 10.2 of Summit Materials, LLC’s Quarterly Report on Form 10-Q, filed November 6, 2013 (File No. 333-187556)).

10.10†	Employment Agreement, dated as of December 3, 2013, between Summit Materials Holdings L.P. and Brian J. Harris (incorporated by reference to Exhibit 10.1 of Summit Materials, LLC’s Current Report on Form 8-K/A, filed December 4, 2013 (File No. 333-187556)).

Exhibit No.	Description

10.11†	M. Shane Evans Offer Letter (incorporated by reference to Exhibit 10.18 of Summit Materials, LLC’s Annual Report on Form 10-K, filed February 23, 2015 (File No. 333-187556)).

10.12†	Michael Brady Offer Letter (incorporated by reference to Exhibit 10.19 of Summit Materials, LLC’s Annual Report on Form 10-K, filed February 23, 2015 (File No. 333-187556)).

10.13	Fourth Amended and Restated Limited Partnership Agreement of Summit Materials Holdings L.P., dated as of March 11, 2015 (incorporated by reference to Exhibit 10.1 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.14	Tax Receivable Agreement, dated as of March 11, 2015, by and among Summit Materials, Inc. and each of the other persons from time to time party thereto (incorporated by reference to Exhibit 10.3 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.15	Exchange Agreement, dated as of March 11, 2015, among Summit Materials, Inc., Summit Holdings and the holders of LP Units from time to time party thereto (incorporated by reference to Exhibit 10.2 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.16	Stockholders’ Agreement, dated as of March 11, 2015, by and among Summit Materials, Inc. and each of the persons from time to time party thereto (incorporated by reference to Exhibit 10.5 to the Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.17	Form of Amendment No. 1 to Stockholders’ Agreement, by and among Summit Materials, Inc. and each of the other parties identified on the signature pages thereto (incorporated by reference to Exhibit 10.5 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed July 27, 2015 (File No. 333-205561)).

10.18	Registration Rights Agreement, dated as of March 17, 2015, by and among Summit Materials, Inc. and the holders from time to time party thereto (incorporated by reference to Exhibit 10.4 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.19†	Summit Materials, Inc. 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to Summit Materials, Inc.’s Current Report on Form 8-K filed on March 17, 2015 (File No. 001-36873)).

10.20†	Form of Restricted LP Unit Agreement (incorporated by reference to Exhibit 10.7 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed January 9, 2015 (File No. 333-201058)).

10.21†	Form of Stock Option Agreement (Leverage Restoration Options) (incorporated by reference to Exhibit 10.8 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed January 9, 2015 (File No. 333-201058)).

10.22†	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.9 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed January 9, 2015 (File No. 333-201058)).

10.23	Contribution and Purchase Agreement, dated December 18, 2014, between Summit Materials, Inc., Summit Materials Holdings L.P., Summit Materials Holdings GP, Ltd., Summit Owner Holdco LLC, Missouri Materials Company, L.L.C., J&J Midwest Group, L.L.C., R. Michael Johnson Family Limited Liability Company, and Thomas A. Beck Family, LLC, as the minority holders and Continental Cement Company, L.L.C. dated December 18, 2014 (incorporated by reference to Exhibit 10.27 filed with Summit Materials, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1, filed January 9, 2015 (File No. 333-201058)).

Exhibit No.	Description

10.24†	Form of Warrant to Purchase Class A Common Stock (incorporated by reference to Exhibit 10.28 filed with Summit Materials, Inc.’s Amendment No. 3 to the Registration Statement on Form S-1, filed March 2, 2015 (File No. 333-201058)).

12*	Computation of Ratio of Earnings to Fixed Charges

21	Subsidiaries of Summit Materials, LLC (incorporated by reference to Exhibit 21 of Summit Materials, LLC’s Annual Report on Form 10-K, filed February 23, 2015 (File No. 333-187556)).

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ernst & Young LLP, Independent Auditors.

23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.4*	Consent of Holland & Hart LLP (included as part of its opinion filed as Exhibit 5.2 hereto).

23.5*	Consent of Kutak Rock LLP (included as part of its opinion filed as Exhibit 5.3 hereto).

23.6*	Consent of Kutak Rock LLP (included as part of its opinion filed as Exhibit 5.4 hereto).

23.7*	Consent of Stites & Harbison PLLC (included as part of its opinion filed as Exhibit 5.5 hereto).

23.8*	Consent of Kirk Palmer & Thigpen, P.A. (included as part of its opinion filed as Exhibit 5.6 hereto).

23.9*	Consent of Winstead PC (included as part of its opinion filed as Exhibit 5.7 hereto).

24*	Power of Attorney (included in signature pages of this registration statement).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association as trustee under the Indenture governing the 6.125% Senior Notes due 2023.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients.

99.4*	Form of Notice of Guaranteed Delivery.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definitions Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
**	These interactive data files shall not be deemed filed for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under those sections.
†	Management contract or compensatory plan or arrangement.